Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-118748


                            FSP ADDISON CIRCLE CORP.
                           FSP COLLINS CROSSING CORP.
                       FSP MONTAGUE BUSINESS CENTER CORP.
                              FSP ROYAL RIDGE CORP.

                              Consent Solicitation

--------------------------------------------------------------------------------

                        FRANKLIN STREET PROPERTIES CORP.
                                   Prospectus
                         401 Edgewater Place, Suite 200
                         Wakefield, Massachusetts 01880
                                 (781) 557-1300
                                                               February 25, 2005

Dear Stockholders:

      You are the holders of preferred stock in one or more of the following four real estate investment trusts: FSP Addison Circle Corp., FSP Collins Crossing Corp., FSP Montague Business Center Corp. and FSP Royal Ridge Corp., each of which is referred to as a target REIT. The board of directors of each target REIT has approved and adopted an agreement and plan of merger with Franklin Street Properties Corp., which we call FSP Corp., and four wholly-owned subsidiaries of FSP Corp., providing for the acquisition of the target REITs by FSP Corp. by merging each target REIT with and into an acquisition subsidiary.

      The adoption of the merger agreement and the approval of the mergers by the stockholders of the target REITs is necessary to effect the mergers. If the merger agreement is adopted and approved:

      o Each target REIT will merge with and into an acquisition subsidiary created for the sole purpose of effectuating the merger with that target REIT, and

      o FSP Corp. will issue an aggregate of approximately 10,894,994 shares of common stock, $0.0001 par value per share, or the FSP common stock, to you, the holders of preferred stock, or target stock, of the target REITs.

      After careful consideration, each target board unanimously approved and adopted the merger agreement and concluded that the merger agreement is in the best interests of its target REIT and its target REIT stockholders. Your board of directors unanimously recommends that you vote "FOR" adoption of the merger agreement and approval of the mergers contemplated thereby.

      There is no public or other market for the shares of FSP common stock, and although the combined company will have the goal in the future of creating a public market for its securities, there is no certainty that the combined company will be successful or that such a market will develop.

      Please carefully consider all of the information in the accompanying Consent Solicitation/Prospectus for additional information regarding the target REITs, FSP Corp., the acquisition subsidiaries and the mergers, including in particular the discussion in the section called "Risk Factors" starting on page 26.

                                  Very truly yours,

                                  /s/ George J. Carter
                                  ------------------------
                                  George J. Carter
                                  President

This Consent Solicitation/Prospectus is first being mailed on or about February 28, 2005 to target REIT stockholders of record at the close of business on August 13, 2004.

      The date of this Consent Solicitation/Prospectus is February 25, 2005.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Consent Solicitation/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                            FSP ADDISON CIRCLE CORP.
                           FSP COLLINS CROSSING CORP.
                       FSP MONTAGUE BUSINESS CENTER CORP.
                              FSP ROYAL RIDGE CORP.

                              Consent Solicitation

--------------------------------------------------------------------------------

                        FRANKLIN STREET PROPERTIES CORP.

                                   Prospectus

      We are furnishing this Consent Solicitation/Prospectus to holders of preferred stock of the target REITs in connection with the solicitation of votes to adopt that certain Agreement and Plan of Merger, dated August 13, 2004, by and among FSP Corp., the acquisition subsidiaries and the target REITs and approve the mergers contemplated thereby.

      The merger agreement provides for the acquisition by merger of four real estate investment trusts, each referred to as a target REIT and, collectively, the target REITs, by individual wholly-owned acquisition subsidiaries of FSP Corp. The target REITs are FSP Addison Circle Corp., FSP Collins Crossing Corp., FSP Montague Business Center Corp. and FSP Royal Ridge Corp., each a Delaware corporation. The acquisition subsidiaries are Addison Circle Acquisition Corp., Collins Crossing Acquisition Corp., Montague Acquisition Corp. and Royal Ridge Acquisition Corp., each a Delaware corporation. The merger agreement also provides that upon consummation of the mergers, each share of target stock in the target REITs will be converted into that number of shares of FSP common stock set forth below opposite the applicable target REIT.

                                           Shares of FSP     Total Shares of FSP
                                              Common         Common in Exchange
                      Total Number of     Stock Issuable      Stock Issuable
                      Shares of Target    for Each Share      to Target REIT
    Target REIT      Stock Outstanding    of Target Stock    Stockholders (1)(2)
------------------  -------------------  -----------------  --------------------
Addison Circle                 636              5,948.67          3,783,354
Collins Crossing               555              6,167.63          3,423,035
Montague                       334              5,649.72          1,887,007
Royal Ridge                    297.5            6,055.79          1,801,598
           Total                                                 10,894,994

      (1)   Rounded to the nearest whole share.

      (2) This number of shares of FSP common stock is slightly higher than the actual number of shares of FSP common stock anticipated to be issued upon the consummation of the mergers due to the fact that FSP Corp. will pay cash in lieu of issuing fractional shares of FSP common stock.

      FSP Corp. will not issue fractional shares of FSP common stock as merger consideration. Instead, each holder of target stock who would otherwise have been entitled to receive a fraction of a share of FSP common stock will be entitled to receive cash (without interest) in an amount, rounded up to the nearest whole cent, equal to the product of such fractional part of a share of FSP common stock multiplied by $17.70, the value of one share of FSP common stock on August 13, 2004, as determined through negotiations between the parties to the mergers. Moreover, FSP Corp. will not receive any consideration for the one share of common stock it holds in each target REIT.

      We sometimes refer to you as target REIT stockholders and to your shares of preferred stock as target stock. We refer to the boards of directors of the target REITs collectively as the target boards, the board of directors of FSP Corp. as the FSP board and the holders of FSP common stock as the FSP stockholders. We sometimes refer to FSP Corp., its subsidiaries and the target REITs, after giving effect to the consummation of the mergers, as the combined company.

      Consummation of the mergers is subject to a number of conditions and will not occur unless, among other things, holders of a majority of the shares of target stock of each target REIT vote to adopt the merger agreement and approve the mergers contemplated thereby.

      The stockholders of each target REIT are being asked to adopt the merger agreement and approve the mergers contemplated thereby, as described in this Consent Solicitation/Prospectus.

      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 26 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY TARGET REIT STOCKHOLDERS IN EVALUATING THE MATTERS DESCRIBED HEREIN, INCLUDING AMONG OTHERS:

      o As a result of the mergers, the nature of each target REIT stockholder's investment will change from an interest in a corporation owning a specified property for a finite period in which such target REIT stockholder will receive a distribution upon liquidation based upon the net proceeds from the sale of the entity's assets, to an investment in an ongoing fully-integrated real estate company, which has a portfolio of properties that may be changed from time to time and conducts real estate investment banking operations, in which the equity owners are expected to recover their investment from the sale of their FSP common stock, which is currently illiquid, and not from liquidating distributions.

      o As a result of the mergers, based on historical quarterly, non-special dividends received by stockholders of FSP Corp. and the target REIT stockholders, a majority of the target REIT stockholders should expect to receive a lower level of dividends from the combined company than such stockholders have historically received from their target REITs.

      o The properties of the target REITs may appreciate in value and might be able to be liquidated at a later date for a price which would yield target REIT stockholders more consideration than they would receive in the mergers.

      o The terms of the mergers, including the merger consideration, were determined by negotiations between the parties to the mergers. However, R. Scott MacPhee and William W. Gribbell, the two members of the special committees of each target board, also serve as executive vice presidents of FSP Corp. and own shares of FSP common stock. In addition, while the special committees considered independent appraisals of the target REIT properties, the target REITs did not seek acquisition bids from any unaffiliated parties.

      o There is no public or other market for the shares of FSP common stock, and although the combined company will have the goal in the future of creating a public market for its securities, there is no certainty that the combined company will be successful or that such a market will develop. FSP Corp. has filed an application to list the FSP common stock on the American Stock Exchange, or AMEX, and the AMEX has approved the application. There can be no assurance that FSP Corp.'s common stock will be listed for trading or, in the event it is, that a meaningful trading market will develop.

      o Assuming the FSP common stock does become publicly traded, the future price per share of the FSP common stock may be lower than the price per share negotiated between the special committees of the target boards and FSP Corp. for the purpose of determining the merger consideration to be received by you.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS CONSENT SOLICITATION/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Consent Solicitation/Prospectus is first being mailed on or about February 28, 2005 to target REIT stockholders of record at the close of business on August 13, 2004.

            ---------------------------------------------------------

      The date of this Consent Solicitation/Prospectus is February 25, 2005.

                                TABLE OF CONTENTS

                                                                            PAGE

QUESTIONS AND ANSWERS ABOUT THE MERGERS......................................1

SUMMARY......................................................................4

RISK FACTORS................................................................26

TARGET REIT CONSENT SOLICITATION............................................38

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........................40

BACKGROUND ON FSP CORP. AND ITS GROWTH STRATEGY.............................41

THE MERGERS.................................................................47

BENEFITS, BACKGROUND AND REASONS FOR THE MERGERS............................61

FAIRNESS OF THE MERGERS.....................................................81

ADVICE OF FINANCIAL ADVISORS AND APPRAISALS.................................86

MANAGEMENT..................................................................98

SELECTED FINANCIAL INFORMATION OF FSP CORP.................................102

SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA...................103

COMPARATIVE PER SHARE DATA.................................................119

COMPARISON OF THE TARGET REITS AND FSP CORP................................123

CONFLICTS OF INTEREST......................................................125

FIDUCIARY RESPONSIBILITY...................................................127

COMPARISON OF STOCKHOLDER RIGHTS...........................................128

BUSINESS AND PROPERTIES OF THE TARGET REITS................................148

SELECTED FINANCIAL INFORMATION OF ADDISON CIRCLE...........................153

SELECTED FINANCIAL INFORMATION OF COLLINS CROSSING.........................155

SELECTED FINANCIAL INFORMATION OF MONTAGUE.................................157

SELECTED FINANCIAL INFORMATION OF ROYAL RIDGE..............................159

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF THE TARGET REITS..................................161

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS...................169

LEGAL MATTERS..............................................................184

EXPERTS....................................................................184

WHERE YOU CAN FIND MORE INFORMATION........................................184

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................185

INDEX TO FINANCIAL STATEMENTS..............................................F-1

APPENDICES
----------

Appendix A              Merger Agreement

Appendix B              Glossary of Terms

Appendix C-1 to C-4     Fairness Opinion for each Target REIT

Appendix D              Section 262 of Delaware General Corporation Law

Appendix E              Articles of Incorporation of FSP Corp.

      This Consent Solicitation/Prospectus incorporates important business and financial information about Franklin Street Properties Corp. that has been filed with the Securities and Exchange Commission that is neither included in nor delivered with this Consent Solicitation/Prospectus. FSP Corp. will provide you with copies of this information, without charge, upon written or oral request to:

                        Franklin Street Properties Corp.
                         401 Edgewater Place, Suite 200
                         Wakefield, Massachusetts 01880
                                 (781) 557-1300
                            Attn: Corporate Secretary

      In order to obtain delivery of this information prior to the closing of the mergers, you should request such information no later than April 22, 2005.

                     QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q: What is FSP Corp.?

A: FSP Corp. is a real estate investment trust that has been a reporting company under the Securities Exchange Act of 1934 since 2001. As of December 31, 2003, FSP Corp. had approximately $528.5 million in assets, approximately $83.8 million in annual revenue and approximately $516.9 million in stockholders' equity. As of August 20, 2004, FSP Corp. had 49,629,762 shares of common stock outstanding and approximately 1,420 stockholders of record.

Q: What is the proposed transaction?

A: FSP Corp. proposes acquiring the target REITs by merging each target REIT with and into an individual wholly-owned acquisition subsidiary of FSP Corp. Upon consummation of the mergers, each share of target stock in the target REITs will be converted into a certain number of shares of FSP common stock as described elsewhere in this Consent Solicitation/Prospectus.

Q: Will the directors and officers of FSP Corp., the target REITs or their affiliates receive any fees, commissions or other compensation in connection with the merger agreement or the mergers?

A: No, unless they also own shares of target stock. For example, Barry Silverstein and Dennis J. McGillicuddy, each a director of FSP Corp., own an aggregate of 173 and 14 shares of target stock, respectively. Mr. Silverstein owns 102.5 shares in Addison Circle, 23.25 shares in Collins Crossing, 42 shares in Montague and 5.25 shares in Royal Ridge. Mr. McGillicuddy owns 1 share in each of Addison Circle and Royal Ridge, 2 shares in Collins Crossing and 10 shares in Montague. Messrs. Silverstein and McGillicuddy each purchased their shares in the original offerings of target stock and on the same terms as other stockholders of such target REITs. These shares of target stock held by Messrs. Silverstein and McGillicuddy will convert into approximately 1,022,217 and approximately 80,836 shares of FSP common stock, respectively, upon consummation of the mergers. The approximate value of the shares of FSP common stock to be received by Messrs. Silverstein and McGillicuddy is $18,093,241 and $1,430,797, respectively.

Q: What will I receive in the mergers?

A: Upon consummation of the mergers, each share of target stock in the target REITs will be converted into a certain number of shares of FSP common stock as described elsewhere in this Consent Solicitation/Prospectus.

Q: Are there any risks for me in this proposed transaction?

A: Yes, there is a high degree of risk. Some of these risks include the following:

      o As a result of the mergers, the nature of each target REIT stockholder's investment will change from an interest in a corporation owning a specified property for a finite period in which such target REIT stockholder will receive a distribution upon liquidation based upon the net proceeds from the sale of the entity's assets, to an investment in an ongoing fully-integrated real estate company, which has a portfolio of properties that may be changed from time to time and conducts real estate investment banking operations, in which the equity owners are expected to recover their investment from the sale of their FSP common stock, which is currently illiquid, and not from liquidating distributions.

      o As a result of the mergers and based on historical, quarterly, non-special dividends received by stockholders of FSP Corp. and the stockholders of each of the target REITs, a majority of the target REIT stockholders should expect to receive a lower level of dividends from the combined company than such stockholders have historically received from their target REITs.

      o The properties of the target REITs may appreciate in value and might be able to be liquidated at a later date for a price which would yield target REIT stockholders more consideration than they would receive in the mergers.

      o The terms of the mergers, including the merger consideration, were determined by negotiations between the parties to the mergers. However, R. Scott MacPhee and William W. Gribbell, the two members of the special committees of each target board, also serve as executive vice presidents of FSP Corp. and own shares of FSP common stock. In addition, while the special committees considered independent appraisals of the target REIT properties, the target REITs did not seek or obtain acquisition bids from any unaffiliated parties.

These are not, however, the only risks you face. You should carefully read the section of this Consent Solicitation/Prospectus titled "Risk Factors" beginning on page 26 for additional risks you face as a result of the proposed transaction.

Q: How do I know if the price paid for the target stock is fair to me?

A: You should carefully read the information you have received in this Consent Solicitation/Prospectus and make your own determination. Your board of directors believes the mergers are fair to you and recommends you vote in favor of them.
R. Scott MacPhee and William W. Gribbell, the two members of the special committees of each target board, also serve as executive vice presidents of FSP Corp. and own shares of FSP common stock. The special committees of the target boards engaged A.G. Edwards & Sons, Inc., on behalf of the target REITs, to advise them in evaluating and negotiating the terms of the mergers, including the merger consideration, and to deliver a fairness opinion to each target board.

Q: In addition to this consent solicitation/prospectus, I received a supplement. What is the difference between the consent solicitation and the supplement?

A: The purpose of this consent solicitation/prospectus is to describe the mergers generally and to provide you with a summary of the investment considerations generic to all of the target REITs. The purpose of the supplement is to describe the investment considerations particular to your target REIT.

After you read this Consent Solicitation/Prospectus, we urge you to read the supplement. The supplement contains information unique to your target REIT. This information is material in your decision whether to vote "For" or "Against" the mergers.

Q: When do you expect to complete the mergers?

A: We expect to complete the mergers on or about April 30, 2005, or a later date if the conditions to the merger agreement have not been satisfied by April 30, 2005.

Q: Who must adopt the merger agreement and approve the mergers contemplated thereby?

A: In addition to the approvals of the board of directors of FSP Corp. and the boards of directors of the target REITs, which have already been obtained, the target REIT stockholders must adopt the merger agreement and approve the mergers contemplated thereby. If one or more of the target REITs does not obtain the vote required for the consummation of the merger, FSP Corp. will not proceed with the mergers of any other target REIT.

Q: What rights do I have if I think the merger consideration is too low?

A: Under the Delaware general corporation law, which governs the merger, you have the right to seek a judicial determination of the value of your target stock. This is called an appraisal. For more information on what this means, you should read "Appraisal Rights of Dissenting Stockholders of Target REITs" on page 52.

Q: What do I need to do now?

A: We urge you to carefully read this Consent Solicitation/Prospectus, including its appendices, and to consider how the merger will affect you.

Q: Where may I find additional information relating to FSP Corp.?

A: You may find additional information relating to FSP Corp. in the section entitled "Where You Can Find More Information" on page 184 and "Incorporation of Certain Documents by Reference" on page 185.

Q: Whom may I contact with any additional questions?

A: You may call your investment executive at FSP Investments at (800) 950-6288.

                                     SUMMARY

      This Summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the proposal presented in this Consent Solicitation/Prospectus with respect to the adoption of the merger agreement and the approval of the mergers, providing for the issuance of FSP common stock, you should read carefully the entire document, including the appendices, the accompanying supplement relating to your target REIT and the other documents to which we have referred you, including documents incorporated by reference under "Incorporation of Certain Documents By Reference" on page 185. For your convenience, a glossary of terms is included in Appendix B to this Consent Solicitation/Prospectus. We have included page references parenthetically to direct you to a more complete description of the topics of the summary.

FSP Corp. (Pages 41 to 46)

      FSP Corp. is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust for federal income tax purposes. FSP Corp. believes it has qualified as a real estate investment trust for federal income tax purposes since January 2002.

      FSP Corp. operates in two business segments and has two principal sources of revenue:

      o Real estate operations, including real estate leasing, interim acquisition financing and asset/property management, which generate rental income, loan origination fees and management fees, respectively; and

      o Investment banking/investment services, which generate brokerage commissions and other fees related to the organization of single-purpose entities that own real estate and the private placement of equity in those entities.

      On June 1, 2003, FSP Corp. acquired 13 real estate investment trusts by merger. In these mergers, FSP Corp. issued 25,000,091 shares of FSP common stock to holders of preferred stock in the acquired REITs. As a result of these mergers, FSP Corp. now holds all of the assets previously held by these acquired REITs. As part of its growth strategy, FSP Corp. may make similar acquisitions in the future. The proposed acquisition of the target REITs is part of that strategy.

      FSP Corp.'s principal executive offices are located at 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880. The telephone number of its principal executive office is (781) 557-1300. FSP Corp. does not maintain a website.

The Target REITs (Pages 148 to 152)

      FSP Corp. sponsored the syndication of stock in the target REITs. Each target REIT is a privately-held real estate investment trust formed as a corporation under the laws of the State of Delaware for the purpose of acquiring and operating a single real property. Montague owns an office/research and development project in San Jose, California; Addison Circle owns an office building in Addison, Texas; Royal Ridge owns an office building in Alpharetta, Georgia; and Collins Crossing owns an office building in Richardson, Texas. Set forth below for the properties owned by the respective target REITs are the date the property was originally acquired by the target REIT, the number of square feet in the property, the percentage of rentable square feet leased as of September 30, 2004 and the weighted average base rent per net rentable square foot for the nine months ended September 30, 2004 annualized:

                     Date of     Percentage                    Weighted Average
                     Property    of Rentable                      Rent Base
                   Acquisition   Square Feet                    Annualized/Net
                      by the     Leased as of  Rentable Square     Rentable
                   Target REIT     9/30/04         Feet          Square Foot
                   -----------     -------     ---------------   -----------

Addison Circle         9/02          98%          293,787         $22.92/sf
Collins Crossing       3/03         100%          298,766         $22.47/sf
Montague               8/02         100%          145,951         $27.13/sf
Royal Ridge            1/03         100%          161,366         $13.63/sf

      The target REITs' principal executive offices are located at 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880. The telephone number of their principal executive offices is (781) 557-1300. No target REIT maintains a website.

Votes Required (Pages 48 to 49)

      The affirmative vote of the holders of a majority of the target stock in each of the target REITs is required to adopt the merger agreement and approve the respective mergers. If one or more target REITs does not obtain the vote required for the consummation of the merger with such target REIT, FSP Corp. will not proceed with the mergers of any other target REIT. The consent being solicited hereby seeks the adoption of the merger agreement and the approval of the merger agreement and the transactions contemplated thereby. The affirmative vote of a majority of the common stock in each target REIT is also required to effectuate the respective merger. FSP Corp. is the sole stockholder of the common stock of each target REIT, and has agreed to vote those shares in favor of the respective merger. FSP Corp. will not receive any consideration for the one share of common stock it holds in each target REIT.

      Target REIT stockholders as of August 13, 2004 are entitled to receive this Consent Solicitation/Prospectus and are entitled to execute a consent in connection with the adoption of the merger agreement and the approval of the mergers and the transactions contemplated thereby. Each target REIT stockholder has until the later of the approval date, as described in the section entitled "Target REIT Consent Solicitation" on page 37, or 5:00 p.m., Eastern Time, on April 29, 2005 (unless a target REIT is permitted to accelerate such date by applicable law and regulation), the date that is sixty (60) days following the date of mailing of this Consent Solicitation/Prospectus, unless extended by the target boards in their sole discretion, to inform the target boards whether such target REIT stockholder wishes to approve or disapprove of his, her or its target REIT's participation in the mergers. The approval date for a target REIT is the date on which consents have been received from stockholders owning a majority of the target stock of that target REIT approving its merger. Each target REIT will promptly notify its stockholders of the occurrence of its approval date.

      As of the date of this Consent Solicitation/Prospectus there were 334 shares of target stock in Montague held by 331 holders of record; 636 shares of target stock in Addison Circle held by 380 holders of record; 297.5 shares of target stock in Royal Ridge held by 246 holders of record; and 555 shares of target stock in Collins Crossing held by 449 holders of record.

      The executive officers and directors of the target REITs do not beneficially hold any shares of target stock in any of the target REITs. Barry Silverstein and Dennis J. McGillicuddy, each a director of FSP Corp., own an aggregate of 173 and 14 shares of target stock, respectively. Mr. Silverstein owns 102.5 shares in Addison Circle, 23.25 shares in Collins Crossing, 42 shares in Montague and 5.25 shares in Royal Ridge. Mr. McGillicuddy owns 1 share in each of Addison Circle and Royal Ridge, 2 shares in Collins Crossing and 10 shares in Montague. Messrs. Silverstein and McGillicuddy each purchased their shares in the original offerings of target stock and on the same terms as other stockholders of such target REITs. These shares of target stock held by Messrs. Silverstein and McGillicuddy will convert into approximately 1,022,217 and approximately 80,836 shares of FSP common stock, respectively, upon consummation of the mergers. The approximate aggregate value of the shares of FSP common stock to be received by Messrs. Silverstein and McGillicuddy is $18,093,241 and $1,430,797, respectively, based on the value of $17.70 per share of FSP common stock on August 13, 2004, as determined through negotiations between FSP Corp. and the special committees. Messrs. Silverstein and McGillicuddy have indicated that they intend to vote their respective shares of target stock in favor of the adoption of the merger agreement and the approval of the mergers.

The Mergers (Pages 47 to 60)

      Following the satisfaction or waiver of the conditions to closing relating to a target REIT, on the effective date of the mergers, which is expected to be on or about April 30, 2005, FSP Corp. will acquire that target REIT by merger of the target REIT with and into a wholly-owned acquisition subsidiary of FSP Corp. Each share of target stock of that target REIT will be converted into a specified number of shares of FSP common stock. The shares of FSP common stock to be issued in connection with the mergers are referred to as the merger consideration.

      The following chart sets forth the number of shares of FSP common stock to be received as merger consideration by the target REIT stockholders for each share of target stock of the respective target REIT. FSP Corp. will not issue fractional shares of FSP common stock as merger consideration. Instead, each holder of target stock who would otherwise have been entitled to receive a fraction of a share of FSP common stock will be entitled to receive cash (without interest) in an amount, rounded up to the nearest whole cent, equal to the product of such fractional part of FSP common stock multiplied by $17.70, the value of one share of FSP common stock on August 13, 2004, as determined through negotiations between the special committees and FSP Corp. FSP Corp. will pay an aggregate amount of approximately $16,070 in cash to the holders of target stock in lieu of issuing fractional shares of FSP common stock.

                                         Shares of FSP
                                             Common            Total Shares of
                                         Stock Issuable          FSP Common
                    Total Number of      in Exchange for        Stock Issuable
                    Shares of Target      Each Share of         to Target REIT
     Target REIT    Stock Outstanding     Target Stock       Stockholders (1)(2)
     -----------    -----------------     ------------       -------------------

Addison Circle             636                5,948.67             3,783,354

Collins Crossing           555                6,167.63             3,423,035

Montague                   334                5,649.72             1,887,007

Royal Ridge                297.5              6,055.79             1,801,598

      Total                                                       10,894,994

(1)   Round to the nearest whole share.

(2) This number of shares of FSP common stock is slightly higher than the actual number of shares of FSP common stock anticipated to be issued upon the consummation of the mergers due to the fact that FSP Corp. will pay cash in lieu of issuing fractional shares of FSP common stock.

      None of the shares of FSP common stock to be issued as merger consideration to the target REIT stockholders will be placed into escrow or otherwise withheld as a source of potential compensation to FSP Corp. should FSP Corp. discover, after the consummation of the mergers, that any of the target REITs incurred any undisclosed liabilities prior to the consummation of the mergers or that any representations and warranties of the target REITs were inaccurate. Moreover, FSP Corp. will not receive any consideration for the one share of common stock it holds in each target REIT.

      Consummation of the mergers is subject to a number of conditions and will not occur unless, among other things, holders of a majority of the shares of target stock of each target REIT vote to adopt the merger agreement and approve the mergers contemplated thereby.

Background of the Mergers (Pages 62 to 67)

      As a result of inquiries from members of the FSP board, the management of FSP Corp. in late June 2004 instructed its outside legal counsel, Wilmer Cutler Pickering Hale and Dorr LLP, to explore the feasibility of the acquisition of the target REITs. In early July 2004, management of FSP Corp. approached the target boards regarding the possibility of acquiring the target REITs. Each target board then established a special committee consisting of Messrs. MacPhee and Gribbell, the only members of the target boards who were not also members of the FSP board, to, among other things, evaluate and negotiate a potential acquisition by FSP Corp. and recommend that the board of each target REIT accept or reject the FSP Corp. acquisition. The special committees engaged A.G. Edwards & Sons, Inc., referred to as A.G. Edwards, to advise them in evaluating and negotiating the terms of the mergers, including the merger consideration, and to deliver a fairness opinion to each target board. The target REITs also engaged third party appraisers to appraise the real estate held by each target REIT and engaged outside legal counsel to represent the target REITs. After receiving the real estate appraisals, after reaching agreement on the amount of merger consideration to be paid and the terms of the mergers, after receiving a unanimous recommendation to vote to adopt the merger agreement and approve the mergers from its special committee and receiving the fairness opinions delivered by A.G. Edwards, each target board unanimously voted to adopt the merger agreement and approve the mergers contemplated thereby and recommend to its stockholders to vote to adopt the merger agreement and approve the mergers contemplated thereby. On August 13, 2004, based upon the reasons set forth in "Fairness of the Mergers", the target REITs and FSP Corp. executed and delivered the merger agreement.

      The merger consideration payable to the stockholders of each target REIT was determined through negotiations between the special committees of the target boards and FSP Corp. The special committees relied on advice from their financial advisor, A.G. Edwards, in their negotiations with FSP Corp. In agreeing to the fairness of the $17.70 per share negotiated price, the target boards reviewed the analyses presented by A.G. Edwards, financial advisor to the special committees, the target boards and the target REITs to estimate the value of FSP common stock. In agreeing to the merger consideration for each target REIT, the special committees also considered the independent third party appraisals of the target REIT properties, assets and liabilities of their respective target REITs and FSP Corp., the expected cash available for distribution of their respective target REITs, the multiples of cash available for distribution commonly used in valuing REITs and the limited liquidity of FSP common stock. The special committees were also made aware that FSP Corp. intended to file an application to list the FSP common stock with AMEX. Although FSP Corp. has filed the application and the AMEX has approved it, there can be no assurance that FSP Corp's common stock will be listed for trading or that a meaningful trading market will develop.

      In order to determine the maximum aggregate consideration it would be willing to pay for each target REIT, FSP Corp. considered each target REIT separately. FSP Corp. reviewed several factors relating to each target REIT, including:

      o     the target REIT's prior financial performance;

      o the projected future performance of the target REIT as determined by the appraisal the target REIT obtained and shared with FSP Corp.;

      o FSP Corp.'s assessment of the projected future performance of the target REIT given FSP Corp.'s knowledge and experience with certain types of properties and specific local markets; and

      o the potential increase to the overall financial performance of FSP Corp. by the addition of the respective target REIT.

      In determining a value for the FSP common stock, FSP Corp. considered:

      o     historical dividend payments made by FSP Corp.;

      o projected cash available for distribution for holders of FSP Corp. common stock for 2004;

      o the cash on FSP Corp.'s balance sheet and the amount of cash relative to the amount of debt in conjunction with shareholder equity;

      o     comparable REIT industry statistics, specifically the NAREIT Index;
            and

      o     the price paid by FSP Corp. in prior transactions.

      Based on those factors, FSP Corp. considered that using the growth in the NAREIT Index from the date of the last stock valuation by FSP Corp. in June 2003 to July 15, 2004 of approximately 14% would yield a stock value of approximately $18.77 per share. FSP Corp. considered that dividend payments are one of the primary reasons for investment in REITs, and considered FSP Corp.'s historical payment of dividends and the quality of its portfolio and the strength of its balance sheet as indicators of its ability to continue to pay the same level of dividends. FSP Corp. recognized that market conditions could affect the performance of its real estate portfolio or its investment banking business and that the stock market could place different values on different types of REITs. In addition, FSP Corp. considered that, although the $16.45 value per share determined by FSP Corp. in June 2003 included a discount for lack of liquidity, its share price had not been set by the market.

      During the course of negotiations, the special committees and A.G. Edwards presented other factors that they had considered in valuing the common stock of FSP Corp. and initially suggested a per share value of $16.67. FSP Corp. disagreed with the value of $16.67 per share, but recognized that without an active, liquid trading market, there could be a substantial range of opinions as to the value of the FSP common stock. Subsequent negotiations resulted in agreement upon a per share value of $17.70. Each of FSP Corp. and the special committees of the target boards considered a per share value of $17.70 to be reasonable and within a possible range of fair values of the FSP common stock.

      The following table sets forth: (i) the value ascribed to each target REIT for purposes of the merger consideration, (ii) the appraised value of the property held by each target REIT, (iii) the estimated adjusted cash reserve balances as of June 30, 2004, (iv) the percentage (the premium) over appraised value plus adjusted cash reserves that has been ascribed to each target REIT for purposes of the merger consideration and (v) the percentage (premium) over the gross proceeds contributed by investors in the original syndication of each target REIT. The premium is based on an FSP common stock per share price of $17.70. Should the FSP common stock trade on the AMEX, the trading price of the FSP common stock could be significantly lower than $17.70 per share, causing the premium received by target REIT stockholders as a result of the consummation of the mergers to decrease significantly or disappear altogether.

                                                                                      Premium
                                                                                     Over Gross
                                                                                     Proceeds of
                   Value Ascribed to    Appraised      Adjusted Cash                Properties at
    Target REIT      Target REIT          Value        Reserves (1)     Premium     Syndication
    -----------      -----------          -----        ------------     -------     -----------
Addison Circle       $ 66,965,414      $ 54,500,000    $1,676,697        19.2%          5%
Collins Crossing     $ 60,587,756      $ 48,500,000    $1,984,695        20.0%          9%
Montague             $ 33,400,000      $ 20,000,000    $2,034,787        51.6%          0%
Royal Ridge          $ 31,888,293      $ 26,075,000    $  967,500        17.9%          7%
          Total      $192,841,463      $149,075,000    $6,663,679        23.8%          5%

(1) The adjusted cash reserves are lower than the actual cash reserves held by each target REIT because the adjusted cash reserves take into account estimated expenditures that are expected to be made by each target REIT prior to the consummation of the mergers. These expenditures include each target REIT's proportional share of the anticipated costs of the contemplated transaction relating to legal fees and financial advisory fees; the expenses payable by each target REIT for the appraisal of its property; and certain anticipated additional expenditures related to the operations of specific target REITs.

      Each share of target stock was issued at $100,000 per share in the original syndication.

      The value ascribed to a target REIT was determined through negotiations between the special committees and FSP Corp. These aggregate negotiated values exceed the aggregate appraised values of the target REITs by approximately $37,102,784. See "Benefits, Background and Reasons for the Mergers - Background of the Mergers - Negotiation of Economic Terms" and "Fairness of the Mergers - Fairness of the Merger Consideration to Target REIT Stockholders - Allocation of Merger Consideration" for a discussion of how the premiums were determined by the special committees and FSP Corp.

Recommendation of the Special Committees and the Target Boards (Pages 49 to 52)

      The target board of each target REIT recommends that target REIT stockholders of that target REIT vote for adoption of the merger agreement and approval of the mergers and the transactions contemplated thereby.

      This recommendation to the target REIT stockholders is based upon the recommendation by the special committees to the target boards and each target board's belief that:

      o the value of the FSP common stock to be distributed as merger consideration to its target REIT stockholders represented greater value, or a premium, than the sum of the value of the real estate (as determined by an appraisal) and adjusted cash reserves held by its target REIT;

      o the value of the FSP common stock to be distributed as merger consideration to its target REIT stockholders was greater than was likely to be realized upon the continuation of the respective target REIT; and

      o based upon A.G. Edwards' opinion, delivered orally to each special committee and board of each target REIT and subsequently confirmed in writing, as to the fairness from a financial point of view of the merger consideration to the stockholders of each target REIT, the merger consideration is fair from a financial point of view to such stockholders.

The material negative factors, which each special committee viewed as insufficient to outweigh the positive factors, were:

      o that, following the mergers, the target REIT stockholders will cease to participate in the future earnings growth, if any, of their respective target REIT or benefit from the increase, if any, in the future liquidation value of the respective target REIT, other than indirectly through their FSP stock ownership;

      o the possibility that the shares of FSP common stock may in the future trade at a price lower than $17.70 per share;

      o the fact that, based on historical quarterly, non-special dividends received by stockholders of FSP Corp. and the target REIT stockholders, a majority of the target REIT stockholders could expect to receive a lower level of dividends from the combined company than such stockholders have historically received from their target REITs;

      o the possibility that the shares in the target REIT would have appreciated in value more rapidly or at a greater rate than any appreciation in value in the FSP Corp. shares;

      o that the target REITs did not seek third party bids for the acquisition of the target REITs or their respective properties; and

      o the potential conflicts of interests of officers and directors of each target REIT in connection with the mergers.

Expected Benefits from the Mergers

      The following highlights some of the primary benefits the mergers are expected to generate:

      o The combined company's real estate portfolio will be substantially larger and more diverse geographically, by property type and by tenant business, than the portfolio of the target REITs, reducing the dependence of target REIT stockholders on the performance of any one real property; and

      o The combined company's business will generate revenues from real estate investment banking/brokerage and property management activities and from rentals of 32 real properties, constituting a more diverse income stream than that currently received by any of the target REITs.

These benefits may not be realized. There are also potential detriments to the mergers. See "Risk Factors" beginning on page 26.

Alternatives to the Mergers for the Target REITs (Pages 71 to 72)

      The following is a brief discussion of alternatives to the mergers that were considered by the target boards.

      Continuation of each Target REIT. An alternative to the mergers would be to continue each of the target REITs as a separate legal entity in accordance with its original investment strategy. Target REIT stockholders would likely continue to receive regular quarterly distributions, which distributions would likely be greater than those to be received as stockholders of FSP Corp., and would receive a distribution on the sale of the property owned by its respective target REIT, which is expected to occur in a five to ten year time period following syndication of the target REIT. Continuation of the target REITs would avoid those disadvantages which might be inherent in the mergers. See "Risk Factors - Risks Relating to the Mergers."

      Liquidation. Another alternative to the mergers would be liquidating the assets of the target REITs and distributing the net liquidation proceeds to the target REIT stockholders. Liquidating the target REITs would result in concluding the investors' investment in the target REITs earlier than the anticipated liquidation timeframes for the target REITs. The liquidations would result in the marketplace establishing the fair market value of the target REITs' assets.

      Support of Secondary Market. Another alternative would be the creation or support of a secondary market for the target stock through limited cash tender offers or repurchase programs sponsored by the target REITs. Each target board believed that this alternative would not allow it to ensure that all of its target REIT stockholders would be treated equally and that the potential expense associated with the creation of a secondary market would reduce the cash available for distribution to the target REIT stockholders. The target boards also believed that there was a significant risk that no secondary market would develop for the target stock.

Fairness of the Mergers (Pages 81 to 85)

      Each of the target boards believes that the terms of the merger agreement, when considered as a whole, are fair to the stockholders of its target REIT and the merger consideration offered in exchange for the target stock in its target REIT constitutes fair consideration for the interests of the target REIT stockholders. The following provides a summary of the factors upon which the target boards based their respective conclusions as to the fairness of the mergers and the merger consideration to be paid by FSP Corp. The target boards did not find it practicable to, and did not attempt to, quantify or otherwise assign relative weight to these factors in reaching their respective determinations.

      o The target boards compared the potential benefits and detriments of the mergers with the potential benefits and detriments of several alternatives to the mergers, including continuation of the target REITs, liquidation of the target REITs and support of secondary markets for the target stock. Based on these comparisons, the target boards believe the mergers are more attractive than other alternatives.

      o The special committees of the target boards, consisting of Messrs. MacPhee and Gribbell, each a director of the target REITs and an executive vice president of FSP Corp., engaged A.G. Edwards to deliver a fairness opinion to each target board. On August 11, 2004, A.G. Edwards delivered a written opinion to each target board to the effect that the merger consideration was fair, from a financial point of view, to the target REIT stockholders of that target REIT. These fairness opinions are attached hereto as Appendix C.

      o Each target board determined that the value of the FSP common stock to be distributed as merger consideration to its target REIT stockholders represented greater value, or a premium, than the sum of the value of the real estate (as determined by an appraisal) and adjusted cash reserves held by such target REIT. After consultation with A.G. Edwards, the special committees of the target boards determined that, based on the analyses of other selected public companies, the discounted cash flow of FSP Corp. and selected precedent mergers, a reasonable range of value for the FSP common stock was between $16.67 per share and $18.50 per share. The estimated range of values included a discount for the lack of liquidity of FSP common stock. The value ascribed to FSP common stock in connection with the mergers of $17.70 per share is within that range. The target boards determined that even if the actual value of FSP common stock were at the bottom of the range, or $16.67 per share, such value would still constitute a premium to the appraised value of the real estate plus adjusted cash reserves held by each target REIT.

      o The target boards obtained independent third-party appraisals of the real property owned by the target REITs, and considered these appraisals in negotiating the merger consideration.

      o The target REITs will have the right to declare dividends consistent with past practice in respect of the quarters or partial quarters preceding the effective date. The combined company will have the obligation to pay any such dividends that have been declared but not paid as of the effective date.

      o The members of the target boards have conflicts of interest in connection with the mergers. Each target board established a special committee consisting of Messrs. MacPhee and Gribbell, the only members of the target boards who are not also members of the FSP board. Messrs. MacPhee and Gribbell serve as executive vice presidents of FSP Corp. The special committees engaged A.G. Edwards to advise them in evaluating and negotiating the terms of the mergers, including the merger consideration, and to deliver a fairness opinion to each target board. No fees or other compensation will be payable to the members of the target boards (or the special committees) or to FSP Corp. or any of its affiliates in connection with the mergers.

      For a complete list of factors considered by the target boards, see "Fairness of the Mergers - Conclusions of the Target Boards."

Conflicts of Interest (Pages to 125 to 126)

      A number of conflicts of interest are inherent in the relationships among the target REITs, the target boards, FSP Corp., the FSP board and their respective affiliates. These conflicts of interest include the fact that FSP Investments, a subsidiary of FSP Corp., syndicated each target REIT and, among others:

      o George J. Carter, the President and a director of each target REIT, is President, Chief Executive Officer and a director of FSP Corp. and owns an aggregate of 775,531 shares of FSP common stock;

      o R. Scott MacPhee, an Executive Vice President and a director of each target REIT and a member of each special committee, is also an Executive Vice President of FSP Corp. and owns an aggregate of 372,451 shares of FSP common stock;

      o Richard R. Norris, an Executive Vice President and a director of each target REIT, is also a director and an Executive Vice President of FSP Corp. and owns an aggregate of 258,087 shares of FSP common stock;

      o William W. Gribbell, an Executive Vice President and a director of each target REIT and a member of each special committee, is also an Executive Vice President of FSP Corp. and owns an aggregate of 129,761 shares of FSP common stock;

      o Barbara J. Fournier, Vice President, Chief Operating Officer, Treasurer, Secretary and a director of each target REIT, is also Vice President, Chief Operating Officer, Treasurer, Secretary and a director of FSP Corp. and owns an aggregate of 27,934 shares of FSP common stock;

      o Janet P. Notopoulos, Vice President of each target REIT, is also a Vice President and director of FSP Corp. and owns an aggregate of 14,985 shares of FSP common stock; and

      o the target REIT's properties are managed by FSP Property Management, a subsidiary of FSP Corp. pursuant to management services agreements under which FSP Corp. receives certain fees from each target REIT for its management services.

      Each target board established a special committee consisting of Messrs. MacPhee and Gribbell, the only members of the target boards who are not also members of the FSP board. Messrs. MacPhee and Gribbell serve as executive vice presidents of FSP Corp. The special committees engaged A.G. Edwards to advise them in evaluating and negotiating the terms of the mergers, including the merger consideration.

      Each target board considered increasing its board size to include an independent director to perform the function of the special committees. However, each target board concluded that, given the potential liability of a director voting on the mergers, it would be difficult to retain someone with the knowledge and credentials necessary to fulfill the role of an independent director of a REIT who would be willing to take on the role of independent director of any of the target REITs without being substantially compensated and without being covered by director liability insurance. None of the target REITs currently has director and officer liability insurance. Each target board determined that the cost of compensating an independent director and obtaining director and officer liability insurance would be substantial and not in the best interests of its target REIT stockholders. For this reason, none of the target boards appointed an independent director to perform the functions of the special committees.

      If each target REIT had a separate board of directors with executive officers who did not serve in similar capacities for FSP Corp. and directors who did not own FSP common stock, these persons would have had an independent perspective which might have led them to advocate positions during the negotiation and structuring of the merger agreement and the determination of the merger consideration more favorable to the target REIT stockholders than those taken by the target boards.

      Barry Silverstein, Dennis J. McGillicuddy and John N. Burke are the only directors of FSP Corp. who are not also officers or directors of any target REIT. The remainder of the officers and directors of FSP Corp. serve as a director and/or officer, in the positions listed above, of each target REIT. Upon completion of the mergers, Mr. Silverstein's percentage ownership interest of FSP Corp. will decrease from 9.67% to 9.62%, Mr. McGillicuddy's percentage ownership interest of FSP Corp. will decrease from 7.24% to 6.07%, and the percentage ownership of the current directors and executive officers of FSP Corp. as a group will decrease from 19.07% to 17.46%. Mr. Burke does not own any shares of FSP common stock or any shares of target stock.

Third Party Reports (Pages 85 to 97)

      Fairness Opinions. On July 22, 2004, the special committees of the target boards retained A.G. Edwards to act as their financial advisor in connection with the mergers and to render to the target REIT boards A.G. Edwards' opinion as to the fairness, from a financial point of view, of the merger consideration to the target REIT stockholders of each target REIT. On August 11, 2004, A.G. Edwards rendered its oral opinions to each target board, subsequently confirmed in writing, to the effect that based upon and subject to the various considerations described in each opinion, the merger consideration (as described elsewhere in this Consent Solicitation/Prospectus) was fair, from a financial point of view, to the stockholders of each target REIT.

      The full text of A.G. Edwards' opinions, each dated August 11, 2004, which describe the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by A.G. Edwards in rendering its opinions, are attached as Appendices C-1, C-2, C-3 and C-4 to this Consent Solicitation/Prospectus and are incorporated into this summary by reference. A.G. Edwards' opinions are directed only to the fairness, as of the date of the respective opinions, from a financial point of view, of the merger consideration to the stockholders of the target REIT to which each opinion is addressed and does not constitute a recommendation to you as to how you should vote with respect to the merger agreement and the mergers. The summary of A.G. Edwards' opinions set forth below is qualified in its entirety by reference to the full text of the opinions attached as Appendices C-1, C-2, C-3 and C-4 to this Consent Solicitation/Prospectus. You are urged to read the opinions carefully in their entirety.

      In conducting its investigation and analysis and in arriving at its opinions, A.G. Edwards reviewed information, made certain assumptions and took into account financial and economic factors it deemed relevant under the circumstances. A.G. Edwards held discussions with the executive officers of the target REITs and FSP Corp. concerning the respective target REIT's and FSP Corp.'s historical and current financial condition and operating results, as well as the prospects of the target REITs and FSP Corp., respectively. A.G. Edwards also considered other information, financial studies, analyses and investigations and financial, economic and market data that A.G. Edwards deemed relevant for the preparation of its opinions. A.G. Edwards assumed the value of each target REIT to equal the sum of the appraised value of such target REIT's real property plus its adjusted cash reserves. A.G. Edwards was not asked to, and did not, solicit third-party indications of interest in acquiring all or any part of the target REITs. The special committees of the target boards and FSP Corp. determined the merger consideration through negotiations. The target boards did not place any limitation upon A.G. Edwards with respect to the procedures followed or factors considered by A.G. Edwards in rendering its opinions.

      The Appraisals. The respective target boards retained independent third party appraisers to appraise the fair market value of each target REIT's real estate. The dates of the appraisals of Addison Circle and Collins Crossing were July 23, 2004, the date of the appraisal of Montague was July 14, 2004, and the date of the appraisal of Royal Ridge was July 13, 2004.

      In preparing the appraisals, the appraisers collected from the target REITs information regarding the operating history of the properties, conducted site inspections of the properties and interviewed and relied on representations of certain representatives of the target REITs. The appraisers' conclusions are based upon conditions they observed at the properties during their inspection and assumptions, qualifications and limitations deemed reasonable at the time concerning, among other things, legal title, the absence of physical defects, future percentage of leased rentable square feet, income and competition with respect to each property. The appraisals reflect the appraisers' valuation of the real estate of the target REITs as of their respective dates, in the context of the information available on that date. Events occurring subsequent to the dates of the respective appraisals could affect the properties or the assumptions used in preparing the appraisals. The target boards imposed no limitations on the scope of the appraisers' appraisals. The special committees took the appraisals into consideration in negotiating the merger consideration. The target REITs also made the appraisals available to FSP Corp. and have allowed the FSP board to rely on the appraisals.

Organizational Chart Showing Relationship Among FSP Corp., Target REITs, FSP Board, Target Boards and their Respective Affiliates

      [Organizational chart prior to the mergers: Box at the top showing "Franklin Street Properties Corp." with a line to the left showing that it owns 100% of the common stock of sponsored REITs, including the 4 target REITs and 8.2% of the preferred stock of FSP Blue Lagoon Drive Corp., a sponsored REIT that is not a target REIT. From the same box labeled "Franklin Street Properties Corp." there is a line showing the wholly owned subsidiaries of FSP Corp., which are "FSP Property Management LLC," "FSP Investments LLC (a taxable REIT subsidiary)," "28 properties held either directly or through wholly owned subsidiaries," "Royal Ridge Acquisition Corp.," "Montague Acquisition Corp.," "Collins Crossing Acquisition Corp." and "Addison Circle Acquisition Corp."]

      [Organizational chart after the mergers: Box at the top showing "Franklin Street Properties Corp." with a line to the left showing that it owns 100% of the common stock of sponsored REITs and 8.2% of the preferred stock of FSP
Blue Lagoon Drive Corp., a sponsored REIT that is not a target REIT. From the same box labeled "Franklin Street Properties Corp." there is a line showing the wholly owned subsidiaries of FSP Corp., which are "FSP Property Management LLC," "FSP Investments LLC (a taxable REIT subsidiary)," "28 properties held either directly or through wholly owned subsidiaries," "Royal Ridge Acquisition Corp.," "Montague Acquisition Corp.," "Collins Crossing Acquisition Corp." and "Addison Circle Acquisition Corp." Royal Ridge Acquisition Corp. now holds the assets of FSP Royal Ridge Corp., which was merged with and into it. Montague Acquisition Corp. now holds the assets of FSP Montague Business Center Corp., which was merged with and into it. Collins Crossing Acquisition Corp. now holds the assets of FSP Collins Crossing Corp., which was merged with and into it. Addison Circle Acquisition Corp. now holds the assets of FSP Addison Circle Corp., which was merged with and into it.]

Comparison of the Target REITs and FSP Corp. (Pages 123 to 124)

      The summary information below highlights a number of significant differences between the target REITs and FSP Corp.

      Form of Organization. The target REITs and FSP Corp. are each vehicles appropriate for holding real estate investments and afford passive investors, such as target REIT stockholders, certain benefits, including limited liability and the avoidance of double-level taxation. The target REITs are under the control of their respective target boards, while FSP Corp. is governed by the FSP board.

      Length of Investment. Target REIT stockholders in each of the target REITs expect liquidation of their investments when the assets of the target REITs are liquidated within a five to ten year period following the syndication of a target REIT. In contrast, FSP Corp. does not expect to dispose of any of its particular assets within any prescribed periods.

      Properties and Diversification. The real estate portfolio of each target REIT is limited to the assets acquired with its initial equity offering. FSP Corp. holds a real estate portfolio that is substantially larger and more diversified than the portfolio of any of the target REITs. An investment in FSP Corp. should not be viewed as an investment in a specific pool of assets, but instead as an investment in an ongoing real estate investment business, subject to the risks normally attendant to ongoing real estate ownership, to the risks related to the real estate investment banking/brokerage business and to the risks related to acquisitions of additional properties.

      Additional Equity. As the target REITs are not authorized to issue additional shares of target stock or other equity interests without the approval of their respective target REIT stockholders, the target stock is not subject to dilution. In contrast, FSP Corp. will have substantial flexibility to raise equity capital to finance its businesses and affairs through the issuance of equity securities, which may result in dilution to then existing FSP stockholders.

      Percentage Ownership. As a result of the significantly higher number of issued shares in FSP Corp. as compared to the target REITs, the target REIT stockholders will own a much smaller percentage of FSP Corp. relative to their ownership interest in the target REITs and, accordingly, will have less power to control the outcome of matters submitted to a vote of the stockholders and will receive a lesser percentage of any dividends or other distributions.

Dissenters' Rights of Target REIT Stockholders (Pages 52 to 55)

      If you, as a target REIT stockholder, object to the merger, the Delaware general corporation law permits you to seek relief as a dissenting stockholder and have the "fair value" of your target stock determined by a court and paid to you in cash.

      The relevant provisions of the Delaware general corporation law are technical in nature and complex. If you, as a target REIT stockholder, wish to exercise appraisal rights and obtain an appraisal of the fair value of your target stock, you may wish to consult with your legal counsel because the failure to comply strictly with these provisions may result in you waiving or forfeiting your appraisal rights.

      A copy of the relevant section of the Delaware general corporation law governing this process is attached as Appendix D to this Consent
Solicitation/Prospectus.

Material United States Federal Income Tax Considerations (Pages 169 to 183)

     FSP Corp. has received an opinion from its tax counsel that, subject to the assumptions and qualifications set forth therein, the mergers will qualify as reorganizations within the meaning of Section 368(a) of the tax code. If the mergers qualify as reorganizations within the meaning of Section 368(a) of the tax code, a target REIT stockholder will generally:

      o recognize no gain or loss upon the receipt of FSP common stock in exchange for target stock in a merger;

      o have an aggregate tax basis for the FSP common stock received equal to the aggregate basis of the target stock surrendered (other than stock for which cash was received in lieu of a fractional share of FSP common stock); and

      o have a holding period for the FSP common stock received that includes the holding period for the target stock surrendered.

      Following the mergers, FSP Corp. expects to continue to qualify as a "real estate investment trust" under the tax code. FSP Corp. has received an opinion from its tax counsel that, subject to the assumptions and qualifications set forth therein, FSP Corp. was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the tax code for each taxable year beginning with its taxable year ended December 31, 2002, and that FSP Corp.'s current organization and method of operation will enable FSP Corp. to continue to meet the requirements for qualification and taxation as a real estate investment trust. Provided FSP Corp. can maintain such qualification, it generally should be able to avoid entity-level federal income tax to the extent it distributes its taxable income.

      Tax matters are very complicated, and the tax consequences of the mergers to each target REIT stockholder will depend on the facts of its own situation. Each target REIT stockholder is urged to consult its tax advisor for a full understanding of the tax consequences of the merger.

Accounting Treatment

      Each of the mergers will be accounted for as a purchase under generally accepted accounting principles, or GAAP. In accordance with the applicable accounting rules, FSP Corp. will record the value of the target REITs' assets on its books in an amount equal to the aggregate appraised value of the target REITs' properties on the effective date and the target REITs' cash reserves because such amounts are more reliably measurable.

Dividends in Respect of the First and Second Quarter of 2005

      Each target REIT expects to declare in April 2005 and pay to its target REIT stockholders thereafter a dividend with respect to the first and second quarter of 2005 operations. Pursuant to the merger agreement, such dividends will be paid out in an amount consistent with past practice and custom of the relevant target REIT. The cash paid out in this dividend will reduce the amount of cash held by each target REIT and acquired by FSP Corp. upon consummation of the mergers. Pursuant to the merger agreement, FSP Corp. has assumed the obligation to pay any such dividends that have been declared but not paid prior to the effective date. In addition, FSP Corp. expects to declare in the first quarter of 2005 and in April 2005 and pay to FSP stockholders in the first quarter of 2005 and April 2005 dividends in respect of first quarter 2005 and April 2005 operations, respectively. Such dividends will be payable to holders of FSP common stock as of a record date prior to the effective date and, therefore, target REIT stockholders will only receive such dividends to the extent they are also FSP stockholders on the record date and only to the extent of their holdings of FSP common stock. The cash available for this dividend and possibly for future dividends to the FSP stockholders will be reduced by the amount of expenses related to the mergers paid by FSP Corp.

Expenses of the Mergers (Pages 59 to 60)

      The expenses payable by FSP Corp. in connection with the mergers are estimated to be $760,000. The expenses payable by the target REITs in connection with the mergers are estimated to be $475,000 and consist of the appraisals, accounting costs, A.G. Edwards' fee for financial advice to the special committees and delivery of a fairness opinion to each target board and the fees of independent legal counsel.

               Selected Financial Information of the Target REITs

      The following tables summarize the selected financial information of the target REITs for the periods presented. Please see pages 153 to 160 of this Consent Solicitation/Prospectus for additional financial information relating to the target REITs.

Addison Circle

                                                                            For the Period
                                                                            August 21, 2002
                                               For the        For the Year     (date of
                                          Nine Months Ended      Ended       inception) to
                                            September 30,     December 31,    December 31,
                                          -----------------   ------------  ---------------
(In thousands, except share and per
share data)                                2004       2003        2003           2002
                                           ----       ----        ----           ----
Operating Data:
Total revenue                           $  6,892   $  6,448    $  8,554       $  2,102
Net income (loss)                          3,288      3,173       4,005         (2,869)
Net income (loss) attributable to
  preferred shareholders                   3,288      3,173       4,005         (3,182)

Balance Sheet Data
Cash and cash equivalents                  5,492      5,680       5,966          5,402

Total assets                              55,722     56,691      56,667         57,228

Total liabilities                          1,714      2,947       3,355          2,784
Total stockholders' equity                54,008     53,744      53,312         54,444

Per Share Data:
Weighted average preferred shares
  outstanding                                636        636         636            636

Net income (loss) per preferred share   $  5,170   $  4,989    $  6,297       $ (5,003)
Book value per preferred share            84,918     84,503      83,824         85,604

Collins Crossing

                                                                    For the Period
                                               For the              January 16, 2003
                                           Nine Months Ended       (date of inception)
                                             September 30,          to December 31,
                                        --------------------      --------------------
(In thousands, except share and per
share data)                               2004        2003              2003
                                          ----        ----              ----
Operating Data:
Total revenue                           $ 5,205    $  3,976          $  5,672
Net income (loss)                         2,108      (1,611)             (976)
Net income (loss) attributable to
  preferred shareholders                  2,108      (1,981)           (1,349)

Balance Sheet Data
Cash and cash equivalents                 4,634       4,421             5,066

Total assets                             47,472      49,289            49,314

Total liabilities                         1,378       2,192             2,913
Total stockholders' equity               46,094      47,097            46,401

Per Share Data:
Weighted average preferred shares
  outstanding                               555         555               555

Net income (loss) per preferred share   $ 3,798    $ (3,569)         $ (2,431)
Book value per preferred share           83,054      84,859            83,605

Montague

                                                                               For the Period
                                              For the             For the      July 22, 2002
                                         Nine Months Ended      Year Ended   (date of inception)
                                            September 30,       December 31,   to December 31,
                                       --------------------  -----------------------------------
(In thousands, except share and per
share data)                               2004      2003          2003                2002
                                          ----      ----          ----               ------
Operating Data:
Total revenue                           $ 2,592   $ 2,737       $ 3,645           $  1,008
Net income (loss)                         1,861     1,992         2,669             (1,249)
Net income (loss) attributable to
  preferred shareholders                  1,861     1,992         2,669             (1,281)

Balance Sheet Data
Cash and cash equivalents                 3,633     3,574         3,594              3,330

Total assets                             27,412    28,412        28,450             29,111

Total liabilities                           465     1,049         1,371                930
Total stockholders' equity               26,947    27,363        27,079             28,181

Per Share Data:
Weighted average preferred shares
  outstanding                               334       334           334                334

Net income (loss) per preferred share   $ 5,572   $ 5,964       $ 7,991           $ (3,835)
Book value per preferred share           80,680    81,925        81,075             84,374

Royal Ridge

                                                For the             For the
                                           Nine Months Ended      Year Ended
                                             September 30,       December 31,
                                      ------------------------  --------------
(In thousands, except share and per
share data)                                2004       2003             2003
                                           ----       ----             ----

Operating Data:
Total revenue                            $ 2,286   $  1,562        $  2,264
Net income (loss) before
  common distributions                       941     (1,222)           (958)
Net income (loss) attributable to
  preferred shareholders                     941     (1,236)           (972)

Balance Sheet Data
Cash and cash equivalents                  2,510      2,479           2,251

Total assets                              24,732     25,659          25,170

Total liabilities                            475        994             776
Total stockholders' equity                24,257     24,665          24,394

Per Share Data:
Weighted average preferred shares
  outstanding                             297.50     297.50          297.50

Net income (loss) per preferred share    $ 3,166   $ (4,155)       $ (3,267)
Book value per preferred share            81,536     82,908          81,997

                           Comparative Per Share Data

The following table summarizes the comparative per share data of the target REITs for the periods presented. Please see pages 153 to 160 of this Consent Solicitation/Prospectus for additional financial information relating to the target REITs.

                       As of and for the nine months ended
                               September 30, 2004
                                   (unaudited)

                                                         Pro forma     Pro forma
                                          Historical   Consolidated   Equivalent
                                          --------------------------------------
Net income per share
  basic and diluted
     FSP Corp.                              $ 0.54       $    0.53       $    --

     Montague                                5,572              --         2,994
     Addison Circle                          5,170              --         3,153
     Royal Ridge                             3,166              --         3,210
     Collins Crossing                        3,798              --         3,269

Book value per share
     FSP Corp.                              $10.34       $   11.05       $    --

     Montague                               80,680              --        62,429
     Addison Circle                         84,918              --        65,733
     Royal Ridge                            81,536              --        66,916
     Collins Crossing                       83,054              --        68,152

Dividends declared per share
     FSP Corp.                              $ 0.62       $    0.58       $    --

     Montague                                5,967              --         3,277
     Addison Circle                          4,075              --         3,450
     Royal Ridge                             3,624                         3,512
     Collins Crossing                        4,350              --         3,577

                                  RISK FACTORS

      In evaluating the mergers and FSP Corp., you should carefully consider the following factors, in addition to other matters set forth elsewhere in this Consent Solicitation/Prospectus.

Risks Relating to the Mergers

The nature of the target REIT stockholders' investment in their respective target REITs will change upon consummation of the mergers.

      As a result of the mergers, the nature of each target REIT stockholder's investment will change from an interest in a corporation owning a specified property for a finite period in which such target REIT stockholder will receive a distribution upon liquidation based upon the net proceeds from the sale of the entity's assets, to an investment in an ongoing fully-integrated real estate company, which has a portfolio of properties that may be changed from time to time and conducts real estate investment banking operations, and in which the equity owners are expected to recover their investment from the sale of their FSP common stock, which is currently illiquid, and not from liquidating distributions.

The mergers are expected to reduce the level of dividends paid to target REIT stockholders.

      Based on historical quarterly, non-special dividends received by stockholders of FSP Corp. and the target REIT stockholders, the mergers are expected to reduce the level of dividends paid to target REIT stockholders who become stockholders in the combined company. Regardless of the initial level of the combined company's dividends, such dividends could decline in the future.

There may be differences between the merger consideration received by the target REIT stockholders and the amount that would have been realized through their investment in a target REIT either now or in the future.

      The merger consideration was determined through negotiations between the special committees of the target boards and FSP Corp. The special committees relied on advice from their financial advisor, A.G. Edwards, in their negotiations with FSP Corp. The special committees also considered the appraisals received from an independent third-party appraiser, the assets and liabilities of each target REIT and FSP Corp., the expected cash available for distribution of each target REIT, the multiples of cash available for distribution commonly used in valuing REITs and the limited liquidity of FSP common stock. This negotiated price is subject to certain assumptions and may not represent the true worth or realizable value of the target REITs in a sale transaction for cash. The target REITs did not solicit bids from third parties for the sale of the target REITs or their respective properties. Moreover, the properties of the target REITs may appreciate in value and might be able to be liquidated at a later date for a price which would yield target REIT stockholders more consideration than they would receive in the mergers.

Target REIT stockholders will be foregoing the potential appreciation in the real property owned by their respective target REIT.

      The potential appreciation in the real property owned by each target REIT may be greater than the merger consideration being offered by FSP Corp. in connection with the mergers, with the potential effect that some target REIT stockholders may receive less for their investment now than if they were to hold on to their investment in the target REIT and wait for it to be liquidated within a five to ten year period following the syndication of the target REIT in accordance with the original investment strategy of the respective target REIT.

The future price of FSP common stock may be lower than the price per share negotiated for purposes of the merger consideration.

      The future price per share of the FSP common stock may be lower than the price per share negotiated between the special committees of the target boards and FSP Corp. for the purpose of determining the merger consideration to be received by you.

The mergers will require the target REIT stockholders to forgo alternatives to the mergers.

      The target boards considered alternatives to the mergers, such as the continuation of the target REITs as currently structured, the liquidation of the target REITs through sales of their properties, or the creation of a secondary market for the target stock through limited cash tender offers or repurchase programs sponsored by the target REITs. The benefits of these alternatives are avoiding the risks associated with the mergers as set forth in this section. Moreover, retaining the finite-life feature of the target REITs would allow target REIT stockholders eventually to receive liquidation proceeds from the sale of the properties of the target REITs, and a target REIT stockholder may receive more consideration through such sale than the consideration received in the mergers. Target REIT stockholders will forgo all benefits to the alternatives to the mergers in the event the mergers are consummated.

Target REIT stockholders will experience a loss of relative voting power.

      Target REIT stockholders have one vote per one share of target stock. FSP stockholders have one vote per one share of FSP common stock. Immediately following the consummation of the mergers, target REIT stockholders will have one vote per one share of FSP common stock. If the mergers are consummated, the target REIT stockholders will own in the aggregate approximately 18% of all issued and outstanding shares of FSP common stock in respect of their shares of target stock and thus will have a smaller ownership percentage of FSP Corp. than their respective target REITs, and each target REIT stockholder will thus lose relative voting power.

The target REIT stockholders will experience greater risks relating to diversification of portfolios following the mergers.

      The assets and liabilities of the target REITs and of FSP Corp. will be combined in the mergers. None of the target REITs currently has any debt obligations but the target REIT stockholders may become exposed to debt obligations FSP Corp. may incur in the future. As a result of the mergers, the geographic diversity of the properties in which the target REIT stockholders will own an interest will change. However, because the market for real estate may vary widely from one region of the country to another, the change in geographic diversity may expose the target REIT stockholders to different and greater risks than those to which they are currently exposed.

The target REIT stockholders may be unable to bring litigation against A.G. Edwards.

      Because the engagement letters between A.G. Edwards and the target REITs state that only the target boards may rely on the opinions rendered by A.G. Edwards, the target REIT stockholders may be unable to assert or enforce any claims against A.G. Edwards based on its fairness opinions in the transactions contemplated by the merger agreement. Accordingly, if A.G. Edwards were to have damaged the target REIT stockholders, through negligence or otherwise, in the course of issuing its opinions, the target REIT stockholders may not be able to recover such damages from A.G. Edwards.

The officers and directors of the target REITs have conflicts of interest that may have influenced them to support or adopt the merger agreement.

      A number of conflicts of interest are inherent in the relationships among the target REITs, the target Boards, FSP Corp., the FSP board and their respective affiliates. These conflicts of interest include the fact that FSP Investments, a subsidiary of FSP Corp., syndicated each target REIT and, among others:

      o George J. Carter, the President and a director of each target REIT, is President, Chief Executive Officer and a director of FSP Corp. and owns an aggregate of 775,531 shares of FSP common stock;

      o R. Scott MacPhee, an Executive Vice President and a director of each target REIT and a member of each special committee, is also an Executive Vice President of FSP Corp. and owns an aggregate of 372,451 shares of FSP common stock;

      o Richard R. Norris, an Executive Vice President and a director of each target REIT, is also a director and an Executive Vice President of FSP Corp. and owns an aggregate of 258,087 shares of FSP common stock;

      o William W. Gribbell, an Executive Vice President and a director of each target REIT and a member of each special committee, is also an Executive Vice President of FSP Corp. and owns an aggregate of 129,761 shares of FSP common stock;

      o Barbara J. Fournier, Vice President, Chief Operating Officer, Treasurer, Secretary and a director of each target REIT, is also Vice President, Chief Operating Officer, Treasurer, Secretary and a director of FSP Corp. and owns an aggregate of 27,934 shares of FSP common stock;

      o Janet P. Notopoulos, Vice President of each target REIT, is also a Vice President and director of FSP Corp. and owns an aggregate of 14,985 shares of FSP common stock; and

      o The target REITs' properties are managed by FSP Property Management, a subsidiary of FSP Corp., pursuant to management services agreements under which FSP Corp. receives certain fees from each target REIT for its management services.

      The directors of the target REITs may have been more inclined to vote for the mergers as a result of their ownership of FSP common stock since an increase in the real property assets owned by FSP Corp. may result in greater value for FSP Corp. stockholders.

      Each target board established a special committee consisting of Messrs. MacPhee and Gribbell, the only members of the target boards who are not also members of the FSP board. Messrs. MacPhee and Gribbell serve as executive vice presidents of FSP Corp. Under the Delaware general corporation law, the target boards cannot delegate to a third party their fiduciary duties relating to the determination of whether the transactions contemplated by the mergers were or were not fair to the target REIT stockholders.

      If each target REIT had a separate board of directors with executive officers who did not serve in similar capacities for FSP Corp. and directors who did not own FSP common stock, these persons would have had an independent perspective which might have led them to advocate positions during the negotiation and structuring of the merger agreement and the determination of the merger consideration more favorable to the target REIT stockholders than those taken by the target boards.

      The officers and directors of the target REITs who are officers or directors of FSP Corp. have fiduciary duties to manage the target REITs in a manner beneficial to the target REIT stockholders. Similarly, FSP Corp.'s directors and officers, including Mr. Carter, have fiduciary duties to manage FSP Corp. in a manner beneficial to FSP Corp. and FSP stockholders. In some circumstances, including the negotiation of the merger agreement, Mr. Carter's and the other directors' and officers' duties to FSP Corp. and the FSP Corp. stockholders and their ownership of FSP common stock may conflict with their duties, as directors and officers of the target REITs, to the target REITs and target REIT stockholders. A potential conflict between such fiduciary duties may not be resolved, or if resolved, may be resolved in a manner less favorable to the target REITs and target REIT stockholders than would otherwise have been the case if the target REITs were dealing with unaffiliated parties. Specifically, these conflicts may have resulted in the target REIT stockholders receiving an aggregate merger consideration that is less than what they may have received had the merger consideration been negotiated between unaffiliated parties.

The combined company may be liable for contingent or undisclosed liabilities of the target REITs.

      Each of the target REITs has delivered to FSP Corp. its financial statements disclosing all known material liabilities and reserves, if any, set aside for contingent liabilities. Each target REIT has represented and warranted that the financial statements fairly present the financial position of each target REIT, and each target REIT will be required to deliver on the effective date an officer's certificate stating that that there have been no material adverse changes in its financial condition between the date of the financial statements and the effective date of the mergers. The accuracy and completeness of these representations are conditions to the consummation of the mergers and if, on or prior to the effective date, these representations and warranties are known to be inaccurate, FSP Corp. may elect not to consummate the merger with the target REIT that failed to fully and accurately disclose its financial position. As these representations do not survive the effective date, after the effective date the combined company will have no recourse against any target REIT or the respective target REIT stockholders for any contingent or undisclosed liabilities which first became known after the effective date. If any contingent or undisclosed liabilities are discovered after the effective date, the combined company's balance sheet may be adversely affected, causing the value of the target REIT stockholders' interests in the combined company to decrease.

The shares of FSP common stock received by the target REIT stockholders are not tradable on a national stock market or other exchange.

      There is no public or other market for the shares of FSP common stock, and although the combined company will have the goal in the future of creating a public market for its securities, there is no certainty that the combined company will be successful or that such a market will develop. Although AMEX has approved FSP Corp.'s application to list its common stock, the stock may not be listed for trading or a meaningful trading market may not develop, even if the stock is listed for trading. Consequently, the target REIT stockholders may be unable to liquidate their shares of FSP common stock in the event of an emergency or for any other reason.

The target REIT stockholders may experience dilution of their respective holdings in FSP Corp.

      The combined company will have substantial flexibility to raise equity capital. The combined company will also have the ability to issue shares of FSP common stock as incentive compensation to employees of the combined company or its subsidiaries. The issuance of additional shares of FSP common stock by the combined company does not require any approval by the target REIT stockholders except in special circumstances. Any and all additional issuances of FSP common stock will dilute the interests of the target REIT stockholders following the consummation of the mergers.

A majority vote of the target REIT stockholders of a target REIT will bind all the target REIT stockholders of that Target REIT.

      In accordance with the charters of the target REITs and the Delaware general corporation law, if the target REIT stockholders holding a majority of the outstanding shares of preferred stock in a target REIT, and a majority of the outstanding shares of common stock and preferred stock in a target REIT voting together as a class, adopt the merger agreement and approve the mergers contemplated thereby, the merger of that target REIT will be consummated and all target REIT stockholders of that target REIT will participate in the mergers, regardless of whether or not such target REIT stockholders voted to approve the mergers, unless a target REIT stockholder exercises his, her or its appraisal rights under the Delaware general corporation law.

Real Estate and Business Risks of FSP Corp.

If FSP Corp. is not able to collect sufficient rents from each of its owned real properties, FSP Corp. may suffer significant operating losses or a reduction in cash available for future dividends.

      A substantial portion of FSP Corp.'s revenues are generated by the rental income of its real properties. If its properties do not provide FSP Corp. with a steady rental income as a result of FSP Corp.'s inability to re-lease space upon the termination of existing leases or of the inability of existing tenants to meet their obligations under existing leases, FSP Corp.'s revenues will decrease and may cause it to incur operating losses in the future or incur a reduction in cash available for future dividends.

FSP Corp. faces risks in continuing to attract investors for sponsored REITs.

      FSP Corp.'s investment banking/investment services business continues to depend upon its ability to attract purchasers of equity interests in sponsored REITs. FSP Corp.'s success in this area will depend on the propensity and ability of investors who have previously invested in sponsored REITs to continue to invest in future sponsored REITs and on FSP Corp.'s ability to expand the investor pool for the sponsored REITs by identifying new potential investors. Moreover, FSP Corp.'s investment banking/investment services business may be affected to the extent existing sponsored REITs incur losses or have operating results that fail to meet investors' expectations.

If FSP Corp. is unable to fully syndicate a sponsored REIT, it may be required to keep a balance outstanding on its line of credit or use its cash balance to repay the line of credit, which may reduce cash available for distribution to FSP stockholders.

      FSP Corp. typically draws on its line of credit to make an interim mortgage loan to a sponsored REIT, so that the sponsored REIT can acquire real property prior to the consummation of the offering of its equity interests; this interim loan is secured by a first mortgage of the real property acquired by the sponsored REIT. Once the offering has been completed, the sponsored REIT repays the loan from FSP Corp. out of the offering proceeds. If FSP Corp. is unable to fully syndicate a sponsored REIT, the sponsored REIT could be unable to fully repay the loan, and FSP Corp. would have to satisfy its obligation under its line of credit through other means. If FSP Corp. is required to use cash for this purpose, FSP Corp. would have less cash available for distribution to the FSP stockholders.

Failure to renew, replace or extend FSP Corp.'s line of credit could have a material adverse effect on the cash available for distribution to FSP Corp.'s stockholders and would limit FSP Corp.'s growth.

      FSP Corp.'s line of credit matures in August 2005. FSP Corp. typically draws on its line of credit to make an interim mortgage loan to a sponsored REIT, so that the sponsored REIT can acquire real property prior to the consummation of the offering of such sponsored REIT's equity interests. Once the offering has been completed, the sponsored REIT repays the loan out of the offering proceeds. An inability to renew, replace or extend FSP Corp.'s line of credit could result in difficulty financing growth in the investment banking/investment services segment of FSP Corp.'s business. It could also result in a reduction in the cash available for distribution to FSP Corp.'s stockholders because revenue for FSP Corp.'s investment banking/investment services segment is directly related to the amount of equity raised by sponsored REITs which FSP Corp. syndicates. In addition, a significant part of FSP Corp.'s growth strategy is to acquire additional real properties by cash purchase or by acquisition of sponsored REITs, and the loss of the line of credit would make it substantially more difficult to pursue acquisitions by either method. To the extent FSP Corp. has a balance outstanding on the line of credit on the date of its maturity; FSP Corp. would have to satisfy its obligation through other means. If FSP Corp. is required to use cash for this purpose, FSP Corp. would have less cash available for distribution to its stockholders.

FSP Corp. may not be able to find properties that meet its criteria for purchase.

      Growth in FSP Corp.'s investment banking/investment services business and its portfolio of real estate is dependent on the ability of FSP Corp.'s acquisition executives to find properties for sale which meet FSP Corp.'s investment criteria. To the extent they fail to find such properties, FSP Corp. will be unable to syndicate offerings of sponsored REITs to investors or enlarge its portfolio, and its business could have lower revenue, which would reduce the cash available for distribution to the FSP stockholders.

FSP Corp. is dependent on key personnel.

      FSP Corp. depends on the efforts of George J. Carter, its Chief Executive Officer, and its other executive officers. If any of them were to resign, FSP Corp.'s operations could be adversely affected. FSP Corp. does not have employment agreements with Mr. Carter or any other of its executive officers.

FSP Corp.'s level of dividends may fluctuate.

      Because FSP Corp.'s investment banking/investment services business is transactional in nature and real estate occupancy levels and rental rates can fluctuate, FSP Corp. cannot predict its level of revenue from such activities. As a result of this, the amount of cash available for distribution may fluctuate, which may result in FSP Corp. not being able to maintain or grow dividend levels in the future.

The real properties held by FSP Corp. may significantly decrease in value.

      As of November 15, 2004, FSP Corp. owned 28 properties. Some or all of these properties may decline in value. To the extent FSP Corp.'s real properties decline in value, the target REIT stockholders receiving FSP common stock could lose some or all the value of their investments. Although currently there is no public market for the shares of FSP common stock, the value of FSP common stock may still be adversely affected if the real properties held by FSP Corp. decline in value since these real properties represent the majority of the tangible assets held by FSP Corp. Moreover, if either FSP Corp. is forced to sell or lease the real property held by it below its initial purchase price or its carrying costs or if it is forced to lease real property at below market rates because of the condition of the property, FSP Corp.'s results of operations would be adversely affected and such negative results of operations may result in lower dividends being paid to holders of FSP common stock.

FSP Corp. faces risks in owning and operating real property.

      An investment in FSP Corp. is subject to the risks incident to the ownership and operation of real estate-related assets. These risks include the fact that real estate investments are generally illiquid, which may impact FSP Corp.'s ability to vary its portfolio in response to changes in economic and other conditions, as well as the risks normally associated with:

      o     changes in general and local economic conditions;

      o the supply or demand for particular types of properties in particular markets;

      o     changes in market rental rates;

      o     the impact of environmental protection laws; and

      o     changes in tax, real estate and zoning laws.

      Certain significant costs, such as real estate taxes, utilities, insurance and maintenance costs, generally are not reduced even when a property's rental income is reduced. In addition, environmental and tax laws, interest rate levels, the availability of financing and other factors may affect real estate values and property income. Furthermore, the supply of commercial and multi-family residential space fluctuates with market conditions.

FSP Corp. faces risks from tenant defaults or bankruptcies.

      If any of FSP Corp.'s tenants defaults on its lease, FSP Corp. may experience delays in enforcing its rights as a landlord and may incur substantial costs in protecting its investment. In addition, at any time, a tenant of one of FSP Corp.'s properties may seek the protection of bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby cause a reduction in cash available for distribution to the FSP stockholders.

FSP Corp. may encounter significant delays in reletting vacant space, resulting in losses of income.

      When leases expire, FSP Corp. will incur expenses and may not be able to re-lease the space on the same terms. Certain leases provide tenants the right to terminate early if they pay a fee. If FSP Corp. is unable to re-lease space promptly, if the terms of the replacement leases are significantly less favorable than anticipated or if the costs are higher, FSP Corp. may have to reduce distributions to the FSP stockholders. Approximately $11,635,000, or approximately 17.2%, of FSP Corp.'s annualized rental revenue from commercial and residential apartment properties derives from leases which expire during the next twelve months.

FSP Corp. faces risks from geographic concentration.

      The properties in the FSP Corp. portfolio, by aggregate square footage, are distributed geographically as follows: Southwest - 26%, Northeast - 31%, Midwest - 19%, West - 16% and Southeast 8%. However, within certain of those segments, FSP Corp. holds a larger concentration of its properties in Houston, Texas - 18% and Washington, DC - 13%. FSP Corp. is likely to face risks to the extent that any of these areas in which it holds a larger concentration of its properties suffers deteriorating economic conditions.

FSP Corp. competes with national, regional and local real estate operators and developers, which could adversely affect its cash flow.

      Competition exists in every market in which FSP Corp.'s properties are located and in every market in which FSP Corp.'s properties will be located. FSP Corp. competes with, among others, national, regional and numerous local real estate operators and developers. Such competition may adversely affect the percentage of leased space and the rental revenues of its properties, which could adversely affect FSP Corp.'s cash flow from operations and its ability to make expected distributions to the FSP stockholders. Some of FSP Corp.'s competitors may have more resources than FSP Corp. does or other competitive advantages. Competition may be accelerated by any increase in availability of funds for investment in real estate. For example, decreases in interest rates tend to increase the availability of funds and therefore can increase competition. To the extent that FSP Corp.'s properties continue to operate profitably, this will likely stimulate new development of competing properties. The extent to which FSP Corp. is affected by competition will depend in significant part on local market conditions.

There is limited potential for an increase in leased space gains in FSP Corp.'s properties.

      FSP Corp. anticipates that future increases in revenue from its properties will be primarily the result of scheduled rental rate increases or rental rate increases as leases expire. Properties with higher rates of vacancy are generally located in soft economic markets so that it may be difficult to realize increases in revenue when vacant space is re-leased.

FSP Corp. is subject to possible liability relating to environmental matters, and FSP Corp. cannot assure you that it has identified all possible liabilities.

      Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws may impose liability without regard to whether the owner or operator knew of, or caused, the release of such hazardous substances. The presence of hazardous substances on a property may adversely affect the owner's ability to sell such property or to borrow using such property as collateral, and it may cause the owner of the property to incur substantial remediation costs. In addition to claims for cleanup costs, the presence of hazardous substances on a property could result in the owner incurring substantial liabilities as a result of a claim by a private party for personal injury or a claim by an adjacent property owner for property damage.

      In addition:

      o future laws, ordinances or regulations could impose material environmental liability;

      o the current environmental conditions of FSP Corp.'s properties could be affected by the condition of properties in the vicinity of such properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to FSP Corp.;

      o tenants could violate their leases by introducing hazardous or toxic substances into FSP Corp.'s properties that could expose FSP Corp. to liability under federal or state environmental laws; or

      o environmental conditions, such as the growth of bacteria and toxic mold in heating and ventilation systems or on walls, could occur at FSP Corp.'s properties and pose a threat to human health.

FSP Corp. is subject to compliance with the Americans With Disabilities Act and fire and safety regulations which could require FSP Corp. to make significant capital expenditures.

      All of FSP Corp.'s properties are required to comply with the Americans With Disabilities Act, or ADA, and the regulations, rules and orders that may be issued thereunder. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to persons with disabilities. Compliance with ADA requirements might require, among other things, removal of access barriers and noncompliance could result in the imposition of fines by the U.S. government, or an award of damages to private litigants.

      In addition, FSP Corp. is required to operate its properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to FSP Corp.'s properties. Compliance with such requirements may require FSP Corp. to make substantial capital expenditures, which expenditures would reduce cash otherwise available for distribution to the FSP stockholders.

There are significant conditions to FSP Corp.'s obligation to redeem shares of its common stock, and any such redemption will result in the stockholders tendering shares receiving less than their fair market value.

      Under FSP Corp.'s redemption plan, FSP Corp. is only obligated to use its best efforts to redeem shares of FSP common stock from stockholders wishing to have them redeemed. Stockholders wishing to have their shares redeemed must so request on or before July 1 immediately preceding the January 1 date on which the redemption date will be effective, and any such request will be irrevocable. There are significant conditions to FSP Corp.'s obligation to redeem shares of FSP common stock including:

      o FSP Corp. cannot be insolvent or be rendered insolvent by the redemption;

      o     the redemption cannot impair FSP Corp.'s capital or operations;

      o the redemption cannot contravene any provision of federal or state securities laws;

      o the redemption cannot result in FSP Corp. failing to qualify as a REIT; and

      o FSP Corp.'s management must determine that the redemption is in FSP Corp.'s best interests.

      Any redemption effected by FSP Corp. under this plan would result in those stockholders tendering shares of FSP common stock receiving 90% of the fair market value of such shares, as determined by the FSP board in its sole and absolute discretion, and not their full fair market value. If FSP common stock becomes listed for trading on AMEX or any other national securities exchange or the NASDAQ National Market, FSP Corp. will no longer be obligated to, and does not intend to, effect any redemption. FSP Corp. also does not intend to accept any requests for redemption from the time of the mailing of this Consent Solicitation/Prospectus until the effective date of the mergers.

FSP Corp. may lose capital investment or anticipated profits if an uninsured event occurs.

      FSP Corp. carries or its tenants are obligated to carry comprehensive liability, fire and extended coverage with respect to each of FSP Corp.'s properties, with policy specification and insured limits customarily carried for similar properties. There are, however, certain types of losses, such as from wars, terrorist events, pollution or earthquakes, that may be either uninsurable or not economically insurable (although the properties located in California all have earthquake insurance). Should an uninsured material loss occur, FSP Corp. could lose both capital invested in the property and anticipated profits.

Contingent or unknown liabilities acquired in mergers or similar transactions could require FSP Corp. to make substantial payments.

      The properties which FSP Corp. acquired in mergers were acquired subject to liabilities and without any recourse with respect to liabilities, whether known or unknown. As a result, if liabilities were asserted against FSP Corp. based upon any of these properties, FSP Corp. might have to pay substantial sums to settle them, which could adversely affect its results of operations and financial condition and its cash flow and ability to make distributions to the FSP stockholders. Unknown liabilities with respect to properties acquired might include:

      o     liabilities for clean-up or remediation of environmental conditions;

      o claims of tenants, vendors or other persons dealing with the former owners of the properties; and

      o     liabilities incurred in the ordinary course of business.

FSP Corp. would incur adverse tax consequences if FSP Corp. failed to qualify as a REIT.

      The provisions of the tax code governing the taxation of real estate investment trusts are very technical and complex, and although FSP Corp. expects that it will be organized and will operate in a manner that will enable it to meet such requirements, no assurance can be given that FSP Corp. will always succeed in doing so. In addition, as a result of the combination of FSP Corp. with the target REITs pursuant to the mergers, FSP Corp. might no longer qualify as a real estate investment trust. FSP Corp. could lose its ability to so qualify for a variety of reasons relating to the nature of the assets acquired from the target REITs, the identity of the shareholders of the target REITs who become shareholders of FSP Corp. or the failure of one or more of the target REITs to have previously qualified as a real estate investment trust. Moreover, you should note that if one or more of the REITs that FSP Corp. acquired in June 2003 did not qualify as a real estate investment trust immediately prior to the consummation of its acquisition, FSP Corp. could be disqualified as a REIT as a result of such acquisition.

      If in any taxable year FSP Corp. does not qualify as a real estate investment trust, FSP Corp. would be taxed as a corporation and distributions to the FSP stockholders would not be deductible by FSP Corp. in computing its taxable income. In addition, if FSP Corp. were to fail to qualify as a real estate investment trust, FSP Corp. could be disqualified from treatment as a real estate investment trust in the year in which such failure occurred and for the next four taxable years and, consequently, FSP Corp. would be taxed as a regular corporation during such years. Failure to qualify for even one taxable year could result in a significant reduction of FSP Corp.'s cash available for distribution to the FSP stockholders or could require FSP Corp. to incur indebtedness or liquidate investments in order to generate sufficient funds to pay the resulting federal income tax liabilities.

Provisions in FSP Corp.'s organizational documents may prevent changes in control.

      FSP Corp.'s Articles of Incorporation and Bylaws contain provisions, described below, which may have the effect of discouraging a third party from making an acquisition proposal for FSP Corp. and may thereby inhibit a change of control under circumstances that could otherwise give the holders of FSP common stock the opportunity to realize a premium over the then-prevailing market prices.

      Ownership Limits. In order for FSP Corp. to maintain its qualification as a real estate investment trust, the holders of FSP common stock are limited to owning, either directly or under applicable attribution rules of the tax code, no more than 9.8% of the lesser of the value or the number of equity shares of FSP Corp., and no holder of common stock may acquire or transfer shares that pwould result in shares of FSP common stock being beneficially owned by fewer than 100 persons. Such ownership limit may have the effect of preventing an acquisition of control of FSP Corp. without the approval of the FSP board. In addition, FSP Corp.'s Articles of Incorporation give the FSP board the right to refuse to give effect to the acquisition or transfer of shares by a stockholder in violation of these provisions.

      Staggered Board. The FSP board is divided into three classes. The terms of these classes will expire in 2005, 2006 and 2007, respectively. Directors of each class are elected for a three-year term upon the expiration of the initial term of each class. The staggered terms for directors may affect FSP stockholders' ability to effect a change in control even if a change in control were in the FSP stockholders' best interests.

      Preferred Stock. FSP Corp.'s Articles of Incorporation authorize the FSP board to issue up to 20,000,000 shares of preferred stock, par value $.0001 per share, and to establish the preferences and rights of any such shares issued. The issuance of preferred stock could have the effect of delaying or preventing a change in control even if a change in control were in the best interests of the FSP stockholders.

      Increase of Authorized Stock. The FSP board, without any vote or consent of the FSP stockholders, may increase the number of authorized shares of any class or series of stock or the aggregate number of authorized shares FSP Corp. has authority to issue. The ability to increase the number of authorized shares and issue such shares could have the effect of delaying or preventing a change in control even if a change in control were in the best interests of the FSP stockholders.

      Amendment of Bylaws. The FSP board has the sole power to amend FSP Corp.'s Bylaws. This power could have the effect of delaying or preventing a change in control even if a change in control were in the best interests of the FSP stockholders.

      Stockholder Meetings. FSP Corp.'s Bylaws require advance notice for stockholder proposals to be considered at annual meetings of stockholders and for stockholder nominations for election of directors at special meetings of stockholders. FSP Corp.'s Bylaws also provide that stockholders entitled to cast more than 50% of all the votes entitled to be cast at a meeting must join in a request by stockholders to call a special meeting of stockholders. These provisions could have the effect of delaying or preventing a change in control even if a change in control were in the best interests of the FSP stockholders.

      Supermajority Votes Required. FSP Corp.'s Articles of Incorporation require the affirmative vote of the holders of no less than 80% of the shares of capital stock outstanding and entitled to vote in order (i) to amend the provisions of the Articles of Incorporation relating to the classification of directors, removal of directors, limitation of liability of officers and directors or indemnification of officers and directors or (ii) to amend the Articles of Incorporation to impose cumulative voting in the election of directors. These provisions could have the effect of delaying or preventing a change in control even if a change in control were in the best interests of the FSP stockholders.

The listing of FSP common stock on the American Stock Exchange or another national securities exchange and the trading price of FSP common stock following such listing are uncertain. The FSP common stock could trade at a lower price than anticipated.

      Although FSP Corp. has filed an application to list the FSP common stock on the AMEX, and the AMEX has approved the application, there can be no assurances that FSP Corp.'s common stock will be listed for trading. Therefore, a trading market may not develop at all, or if one does, it may not be meaningful. If a trading market does develop, the market prices for the FSP common stock may fluctuate with changes in market and economic conditions, the financial condition of FSP Corp. securities, including the market perception of REITs in general. Such fluctuations may depress the market price of FSP common stock independent of the financial performance of FSP Corp. The market conditions for REIT stocks generally could affect the market price of the FSP common stock.

                        TARGET REIT CONSENT SOLICITATION

      The votes of the target REIT stockholders with respect to the mergers are being solicited by the target boards. Such votes will be tabulated as consents are received. The mergers are being submitted for approval to those persons holding common stock of each target REIT and target stock as of August 13, 2004, also known as the record date. As of August 13, 2004, the following number of shares of target stock were held of record by the number of target REIT stockholders indicated below:

                                                            Number of Shares
                      Number of      Total Number of         of Target Stock
                     Target REIT     Shares of Target     Required for Approval
   Target REIT       Stockholders    Stock Outstanding       of the Mergers

Montague                331               334                      167.25

Addison Circle          380               636                      318.25

Royal Ridge             246               297.5                    149

Collins Crossing        449               555                      277.75

      Each target REIT stockholder is entitled to one vote for each share of target stock held. Accordingly, the number of shares of target stock entitled to vote with respect to the mergers is equivalent to the number of shares of target stock held of record as of August 13, 2004. FSP Corp. will not receive any consideration for the one share of common stock it holds in each target REIT.

      This Consent Solicitation/Prospectus and the form of consent constitute the target boards' notice of the mergers. Each target REIT stockholder has until the later of the approval date, as described below, or 5:00 p.m., Eastern Time, on April 29, 2005 (unless a target REIT is permitted to accelerate such date by applicable law and regulation), the date that is sixty (60) days following the date of mailing of this Consent Solicitation/Prospectus, unless extended by the target boards in their sole discretion, to inform the target boards whether such target REIT stockholder wishes to approve or disapprove of his, her or its target REIT's participation in the mergers. The target boards ask that each target REIT stockholder vote by completing and returning the consent accompanying this Consent Solicitation/Prospectus in the manner described below.

      Target REIT stockholders who wish to vote "YES" for adoption of the merger agreement and approval of the mergers and the transactions contemplated thereby should complete, sign and return the consent or consents relating to their target stock which accompanies this Consent Solicitation/Prospectus. One consent has been prepared for each target REIT stockholder regardless of which target REIT you are a stockholder. Consequently, a target REIT stockholder who holds, for example, target stock in each of the four target REITs will receive only one consent, which must be completed, signed and returned in order to vote "YES" for the mergers relating to each of the four target REITs. A target REIT stockholder owning shares in more than one target REIT does not need to vote in favor of or against all such target REITs but may vote in favor of the merger for one target REIT and vote against the merger of another target REIT. For example, if a target REIT stockholder owns shares in Collins Crossing and Montague, such person could vote to approve the merger involving Collins Crossing while voting against the merger involving Montague. Consents must be delivered by mail or other delivery service to:

                           Franklin Street Properties
                               401 Edgewater Place
                                    Suite 200
                         Wakefield, Massachusetts 01880

      Approval of the mergers by a target REIT requires the vote of target REIT stockholders holding a majority of the outstanding shares of target stock, and a majority of the outstanding shares of common stock of the target REIT and target stock voting together as a class, as of the record date. If one or more target REITs does not obtain the vote required for the consummation of the merger with such target REIT, FSP Corp. will not proceed with the mergers of any other target REIT. The number of shares of target stock that must be voted in favor of the mergers for it to be approved by the respective target REIT is shown in the table above. The failure to return a consent will have the effect of a vote against the mergers. A target REIT stockholder who signs and returns the consent without indicating a vote will be deemed to have voted "YES" in favor of adoption of the merger agreement and approval of the mergers and the transactions contemplated thereby. The date on which consents are received from target REIT stockholders owning a majority of the shares of target stock of a particular target REIT approving its merger is referred to as the "approval date" for that entity. To the extent that the approval date is a date prior to 5:00 p.m., Eastern Time, on April 29, 2005 (unless a target REIT is permitted to accelerate such date by applicable law and regulation), the date that is sixty
(60) days following the date of mailing of this Consent Solicitation/Prospectus, FSP Corp. shall deliver written notice to the target REIT stockholders of the particular target REIT informing them that the merger of such target REIT with and into a wholly owned subsidiary of FSP Corp. has been so approved.

      All questions as to the form of all documents and the validity (including time of receipt) of all approvals and elections will be determined by the target boards, and such determination shall be final and binding. The target boards reserve the absolute right to waive any defects or irregularities in any approval of the mergers or preparation of the form of consent. The target boards' interpretation of the terms and conditions of the mergers will be final and binding. The target boards shall be under no duty to give notification of any defects or irregularities in any approval of the mergers or preparation of the form of consent and shall not bear any liability for failure to give such notification.

      Target REIT stockholders may withhold or revoke their consent at any time prior to the approval date for the entity with respect to which consent is to be withheld or revoked. To be effective, a written, telegraphic or telex notice of revocation or withdrawal of the consent must be received by the applicable target boards no later than the approval date addressed as set forth above. A notice of revocation or withdrawal must specify the target REIT stockholder's name and the name of the target REIT or target REITs to which such revocation or withdrawal relates.

      Votes of target REIT stockholders may be solicited by FSP Investments on behalf of the target boards through the mail or by other means of solicitation. Costs of solicitation will be borne by FSP Corp. No person will receive any compensation contingent upon solicitation of a favorable vote. You have the right to inspect a list of all holders of target stock of record for your target REIT. For a discussion relating to your appraisal rights, see "The Mergers - Appraisal Rights of Dissenting Stockholders of Target REITs."

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      This Consent Solicitation/Prospectus includes forward-looking statements. All statements, other than statements of historical facts, included in this Consent Solicitation/Prospectus regarding the strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management of FSP Corp. and each target REIT are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. FSP Corp. and each target REIT cannot guarantee that it actually will achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements. FSP Corp. has included important factors in the cautionary statements included or incorporated in this Consent Solicitation/Prospectus, particularly under the heading "Risk Factors", that FSP Corp. believes could cause actual results or events to differ materially from the forward-looking statements that it makes. These forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments FSP Corp. may make. Neither FSP Corp. nor any target REIT assumes any obligation to update any forward-looking statements.

                 BACKGROUND ON FSP CORP. AND ITS GROWTH STRATEGY

      FSP Corp. is the successor to Franklin Street Partners Limited Partnership, or the FSP Partnership, which was originally formed as a Massachusetts general partnership in January 1997 as the successor to a Massachusetts general partnership that was formed in 1981. On January 1, 2002, the FSP Partnership converted into FSP Corp. As a result of this conversion, the FSP Partnership ceased to exist and FSP Corp. succeeded to the business of the FSP Partnership. In the conversion, each unit of both general and limited partnership interests in the FSP Partnership was converted into one share of FSP common stock. As a result of the conversion, FSP Corp. holds 100% of the interest in three former subsidiaries of the FSP Partnership: FSP Investments LLC, FSP Property Management LLC, and FSP Holdings LLC.

      FSP Corp. operates in two business segments and has two principal sources of revenue:

      o Real estate operations, including real estate leasing, interim acquisition financing and asset/property management, which generate rental income, loan origination fees and management fees, respectively.

      o Investment banking/investment services, which generate brokerage commissions and other fees related to the organization of single-purpose entities that own real estate and the private placement of equity in those entities. These entities are called sponsored entities.

      The predecessor to FSP Corp. organized the sponsored entities as partnerships, but in 2001 FSP Corp. began to organize them as corporations operated in a manner intended to qualify as real estate investment trusts, or sponsored REITs. The sponsored entities have historically been single asset investment vehicles with an expected five to ten year life cycle, after which time the properties held by the sponsored entity were to be sold. The proceeds of the sale would then be distributed to the investors in the respective sponsored entity.

      Shares issued in a syndication are sold for $100,000 per share. FSP Corp. determines the aggregate number of shares to be issued in the syndication of a syndicated REIT by calculating that the amount of equity raised in any syndication must be sufficient to purchase the real property, pay for the aggregate fees and expenses of FSP Corp. and FSP Investments and provide for a budgeted reserve for operations and capital expenditures. The offering memorandum distributed to potential investors in the private offering of sponsored entities includes a detailed description of the anticipated use of proceeds from the offering.

      FSP Corp.'s investment objective is to increase the cash available for distribution in the form of dividends to its stockholders by increasing revenue from rental income, any net gains from sales of properties and investment banking services. FSP Corp. expects that, through FSP Investments, it will continue to organize and cause the offering of sponsored REITs in the future and that FSP Corp. will continue to derive investment banking/investment services income, including loan origination fees and interest, from such activities. FSP Investments does not perform investment banking services for any client other than FSP Corp. and its affiliates. FSP Corp. may also acquire additional real properties by cash purchase or by acquisition of sponsored REITs. In addition, FSP Corp. may invest in real estate by purchasing shares of preferred stock offered in the syndications of sponsored REITs.

      From time to time, as market conditions warrant, FSP Corp. may sell properties owned by it. In 2003, FSP Corp. sold two properties, Weslayan Oaks and Reata Apartments. When FSP Corp. sells a property, it either distributes the sale proceeds to its stockholders as a dividend or retains some or all of such proceeds for investment in real properties or other corporate activities.

      FSP Corp. may acquire, and has acquired, real properties in any geographic area of the United States and of any property type. Of the 28 properties it owns, four are apartment complexes, 22 are office buildings and two are industrial.

      FSP Corp. relies on the following principles in selecting real properties for acquisition by a sponsored REIT or FSP Corp. and managing them after acquisition:

      o FSP Corp. seeks to buy investment properties at a price which produces value for investors and avoid overpaying for real estate merely to outbid competitors;

      o FSP Corp. seeks to buy properties in excellent locations with substantial infrastructure in place around them and avoid investing in locations where the construction of such infrastructure is speculative;

      o FSP Corp. seeks to buy properties that are well-constructed and designed to appeal to a broad base of users and avoid properties where quality has been sacrificed to cost savings in construction or which appeal only to a narrow group of users;

      o FSP Corp. aggressively manages, maintains and upgrades its properties and refuses to neglect or undercapitalize management, maintenance and capital improvement programs; and

      o FSP Corp. believes that it has the ability to hold properties through down cycles and avoid leveraging properties and placing them at risk of foreclosure; as of October 31, 2004, none of the 28 properties held by FSP Corp. was subject to mortgage debt.

      FPS Corp. acquires and operates its real properties on an unleveraged basis not subject to any mortgage loans. FSP Corp. has a revolving line of credit that provides for borrowings of up to $125,000,000. FSP Corp. has drawn on this line of credit, and intends to draw on this line of credit in the future, only to obtain funds for the purpose of making interim mortgage loans to sponsored REITs. FSP Corp.'s policy is to cause these loans to be secured by a first mortgage of the real property (which may be of any type) owned by the sponsored REIT. FSP Corp. makes these loans to enable a sponsored REIT to acquire real property prior to the consummation of the offering of its equity interests, and the loan is repaid out of the offering proceeds. FSP Corp. has no restriction on the percentage of its assets that may be invested in any single mortgage. FSP Corp. receives revenue from origination fees and interest in connection with such mortgage loans. The interest FSP Corp. charges is at the same rate as the interest payable by FSP Corp. from time to time under its line of credit.

      A significant part of FSP Corp.'s growth strategy is the acquisition of additional real properties by cash purchase or by acquisition of sponsored REITs. Acquisition of additional real estate by acquiring sponsored REITs is an attractive method of acquisition for FSP Corp. because the familiarity with the real property FSP Corp. gains from acting as asset manager allows FSP Corp. better to evaluate the risks of owning the property than is possible in the normal due diligence performed in typical acquisitions. Accordingly, FSP Corp. has previously engaged in transactions similar to the mergers contemplated by the merger agreement. On June 1, 2003, FSP Corp. acquired 13 sponsored REITs by merger. Prior to the conversion, FSP Corp.'s predecessor, FSP Partnership acquired 17 sponsored partnerships by merger. FSP Corp. subsequently sold two of these properties. In fact, all of the 28 properties FSP Corp. currently owns were acquisitions of sponsored partnerships or sponsored REITs. Although there can be no assurance that FSP Corp. will continue to acquire sponsored REITs in the future, such acquisitions are a part of FSP Corp.'s growth strategy.

      The table below sets forth the amount paid by FSP Corp. (or its predecessor, FSP Partnership) for each of the sponsored entities it has acquired, the date of the acquisition, the fair market value of the FSP common stock (or partnership units, in the case of acquisitions prior to January 1, 2001) as determined by the FSP board (or the general partner of the FSP Partnership, in the case of the partnership units) issued as merger consideration, the value per share or unit ascribed to the merger consideration received by investors, the gross proceeds contributed by investors in the original syndication of such sponsored entity, the estimated amount of fees FSP Investments earned upon the original syndication and the estimated amount of fees FSP Property Management earned after the original syndication but prior to the acquisition. The level of syndication fees payable to FSP Investments is based upon a certain percentage of the gross proceeds of the syndication. As gross proceeds increase in value, the amount payable to FSP Corp. increases. Generally, FSP Corp. has been paid between 13%-16% of the gross proceeds of the syndication. The amount payable to FSP Investments has varied, however, if commissions normally payable to FSP Investments were reduced by reductions in such commissions to certain large purchasers in the syndication. In addition, the fees payable to FSP Corp. by the syndicated entity has varied depending on the amount of time necessary to complete the syndication, which is a function of the pace of syndication sales. Following the mergers the investors in the sponsored entities indirectly incurred their pro rata share of FSP Corp.'s general and administrative expenses.

                                                           Per Share
                                                          or Per Unit
                                                          Value of FSP                       Estimated         Estimated
                                            Merger        Common Stock                     Aggregate Fees    Aggregate Fees
                                        Consideration         or         Gross Proceeds    Earned by FSP     Earned by FSP
                           Date of       Received by      Partnership        of the        Corp. and FSP       Property
   Sponsored Entity      Acquisition    Investors (1)        Unit         Syndication       Investments       Management
   ----------------      -----------    -------------        ----         -----------       -----------       ----------

Essex                      1/1/99       $13,931,760         $10.00        $12,300,000              N/A         $ 27,789

Reata(2)                   1/1/99        15,592,920          10.00         13,000,000              N/A           31,144

One Technology Drive       1/1/99        14,730,480          10.00         10,925,000              N/A           60,000

North Andover              1/1/99        12,187,080          10.00         10,000,000              N/A          125,557

Weslayan Oaks(3)           1/1/99         7,077,120          10.00          5,400,000       $  648,000           13,186

Park Seneca                1/1/99        12,441,480          10.00          9,000,000        1,099,500           22,548

Santa Clara                1/1/99         9,753,120          10.00          8,700,000        1,301,204           15,625

Piedmont Center            1/1/99        15,278,400          10.00         13,500,000        1,822,500           14,850

Silverside Plantation      1/1/00        23,150,000          10.00         21,800,000        2,943,000           28,117

Hillview Center            1/1/00         6,450,000          10.00          6,100,000          823,500            3,580

Telecom Business Center    1/1/00        20,400,000          10.00         18,450,000        2,710,480            9,662

Southfield Center         10/1/00        18,998,120          11.50         18,500,000        2,436,292           23,026

Blue Ravine               10/1/00         7,402,000          11.50          7,000,000          908,919           11,855

Bollman Place             10/1/00         7,041,030          11.50          7,000,000          841,243           14,371

Austin, N.W.              10/1/00        13,027,210          11.50         12,300,000        1,707,063           10,765

Gateway Crossing          10/1/00        24,369,185          11.50         24,000,000        3,794,365           18,716

                                                         Per Share
                                                        or Per Unit
                                                        Value of FSP                       Estimated         Estimated
                                            Merger      Common Stock                     Aggregate Fees    Aggregate Fees
                                        Consideration       or         Gross Proceeds    Earned by FSP     Earned by FSP
                           Date of       Received by    Partnership        of the        Corp. and FSP       Property
   Sponsored Entity      Acquisition    Investors (1)      Unit         Syndication       Investments       Management
   ----------------      -----------    -------------      ----         -----------       -----------       ----------

Lyberty Way               10/1/00        12,027,455        11.50         11,125,000        1,519,218            5,016

Forest Park                6/1/03         8,398,178        14.75          7,800,000        1,053,000           27,275

The Gael                   6/1/03        21,864,115        14.75         21,250,000        3,058,410           74,000

Goldentop                  6/1/03        24,935,572        14.75         23,150,000        3,322,974           53,000

Centennial                 6/1/03        16,093,408        14.75         15,800,000        2,317,600           51,328

Meadow Point               6/1/03        26,523,256        14.75         25,750,000        3,743,256           71,000

Timberlake                 6/1/03        51,556,660        14.75         51,500,000        7,512,233          120,000

Federal Way                6/1/03        19,999,997        14.75         20,000,000        2,831,000           29,000

Fair Lakes                 6/1/03        48,181,949        14.75         48,000,000        7,171,517          104,000

Northwest Point            6/1/03        37,249,994        14.75         37,250,000        5,352,931           73,400

Timberlake East            6/1/03        25,188,759        14.75         25,000,000        3,604,372           35,000

Merrywood                  6/1/03        20,827,429        14.75         20,600,000        2,984,148           29,000

Plaza Ridge I              6/1/03        40,249,977        14.75         40,000,000        6,053,859           52,000

Park Ten                   6/1/03        27,682,040        14.75         27,500,000        4,260,087           33,000

      (1) The amount set forth under this column represents the aggregate value of FSP Partnership units or shares of FSP common stock received by the owners of each sponsored entity.

      (2) Property sold on September 2, 2003.

      (3) Property sold on February 7, 2003.

      Of the 380 stockholders in Addison Circle, 244 are also stockholders in FSP Corp. with 236 of these 244 stockholders becoming stockholders in FSP Corp. following FSP Corp.'s acquisition of prior sponsored entities. Of the 449 stockholders in Collins Crossing, 249 are also stockholders in FSP Corp. with 240 of these 249 stockholders becoming stockholders in FSP Corp. following FSP Corp.'s acquisition of prior sponsored entities. Of the 331 stockholders in Montague, 263 are also stockholders in FSP Corp.with 248 of these 263 stockholders becoming stockholders in FSP Corp. following FSP Corp.'s acquisition of prior sponsored entities. Of the 246 stockholders in Royal Ridge, 149 are also stockholders in FSP Corp.with 140 of these 149 stockholders becoming stockholders in FSP Corp. following FSP Corp.'s acquisition of prior sponsored entities.

         Each target REIT was initially formed as a corporation intended to qualify as a REIT. Addison Circle was organized in August 2002. Collins Crossing was organized in January 2003. Montague was organized in July 2002 and Royal Ridge was organized in December 2002.

      As part of its growth strategy FSP Corp. periodically considers acquiring properties, including REITs sponsored by FSP Investments. In June 2004, members of FSP Corp. management met to consider the possibility and feasibility of the acquisition of additional properties by FSP Corp. At that time, members of management identified several acquisition candidates, including the target REITs. After some discussion amongst management over the next several weeks, Mr. George Carter, the Chief Executive Officer of FSP Corp., determined that acquiring the target REITs at this time was the most attractive current acquisition alternative available to FSP Corp. and that the possibility of acquiring the target REITs should be discussed with the FSP board. At a meeting of the FSP board on June 25, 2004, FSP management discussed with its board the possibility of acquiring the target REITs. No formal vote was taken, but the directors supported the decision to begin discussions with the target REITs. On or about July 2, 2004, Mr. Carter, as a representative of FSP Corp., contacted Messrs. Gribbell and MacPhee, as representatives of the target REITs, to discuss a possible business combination among FSP Corp. and the target REITs.

      In identifying the target REITs as possible acquisition candidates, FSP Corp. considered the fact that although the target REITs had not been stand alone entities for a prolonged period of time. FSP Property Management managed each property from the time FSP Corp. acquired the property to the time FSP Investments completed the syndication of such properties. FSP Investments completed the syndication of Addison Circle in December 2002, Collins Crossing in June 2003, Royal Ridge in March 2003 and Montague in September 2002. FSP Corp. has historically paid an amount in stock that was greater than, or a premium over, the appraised value of the real estate and adjusted cash reserves held by each sponsored partnership or sponsored REIT it has acquired. Members of FSP Corp. management believed FSP Corp. could pay as merger consideration for each target REIT an amount in FSP common stock that was greater than, or a premium over, the appraised value and adjusted cash reserves held by such target REIT as it had in similar prior transactions. In order to determine the maximum aggregate consideration it would be willing to pay for each target REIT, FSP Corp. considered each target REIT separately. FSP Corp. reviewed the several factors relating to each target REIT, including:

      o     the target REIT's prior financial performance;

      o the projected future performance of the target REIT as determined by the appraisal the target REIT obtained and shared with FSP Corp.;

      o FSP Corp.'s assessment of the projected future performance of the target REIT given FSP Corp.'s knowledge and experience with certain types of properties and specific local markets; and

x

      o the potential increase to the overall financial performance of FSP Corp. by the addition of the respective target REIT.

      See "Benefits, Background and Reasons for the Mergers - Background of the Mergers - Negotiation of Economic Terms" for a more detailed discussion concerning the negotiations of the merger consideration.

      FSP Corp. is a reporting company under federal securities laws by virtue of the number of stockholders owning FSP common stock. However, there is no public market for FSP common stock. FSP Corp. has filed an application to list the FSP common stock on the American Stock Exchange, or AMEX, and the AMEX has approved the application. However, there can be no assurances that a meaningful trading market will develop or that FSP common stock will trade at prices equal to or above the $17.70 value ascribed to it in connection with the mergers. While there has been no public market for FSP common stock, FSP Corp. does have a redemption plan in its current charter which allows stockholders of FSP Corp. to have their shares redeemed. Stockholders wishing to have their shares redeemed must so request on or before July 1 immediately preceding the January 1 date on which the redemption is to be effective, and any such request will be irrevocable. FSP Corp. will treat all redemption requests in the same manner, meaning that if a stockholder complies with the provision of FSP Corp.'s charter regarding redemption, FSP Corp. will not discriminate among redeeming stockholders based on the timing or amount of the redemption request; however, FSP Corp.'s charter provides that in the event FSP Corp. has insufficient funds or is otherwise prohibited from redeeming all of the shares requested, it will redeem based on the order in which effective offers are received. Under FSP Corp.'s redemption plan, FSP Corp. is only obligated to use its best efforts to redeem shares of FSP common stock from stockholders wishing to have them redeemed. There are significant conditions to FSP Corp.'s obligation to redeem shares of FSP common stock including:

      o FSP Corp. cannot be insolvent or be rendered insolvent by the redemption;

      o     the redemption cannot impair FSP Corp.'s capital or operations;

      o the redemption cannot contravene any provision of federal or state securities laws;

      o the redemption cannot result in FSP Corp. failing to qualify as a REIT; and

      o FSP Corp.'s management must determine that the redemption is in FSP Corp.'s best interests.

      Any redemption effected by FSP Corp. under this plan would result in those stockholders tendering shares of FSP common stock receiving 90% of the fair market value of such shares, as determined by the FSP board in its sole and absolute discretion, and not their full fair market value. If FSP common stock becomes listed for trading on AMEX or any other national securities exchange or the NASDAQ National Market, FSP Corp. will no longer be obligated to, and does not intend to, effect any redemption. FSP Corp. also does not intend to accept any requests for redemption from the time of the mailing of this Consent Solicitation/Prospectus until the effective date of the mergers.

                                   THE MERGERS

      We urge you to read the merger agreement by and among FSP Corp., the acquisition subsidiaries and the target REITs, a copy of which is set forth as Appendix A hereto and incorporated herein by reference.

Overview

      FSP Corp. entered into the merger agreement, dated August 13, 2004, among FSP Corp., four wholly-owned acquisition subsidiaries of FSP Corp. and the target REITs. The merger agreement provides for the merger of each target REIT with and into an acquisition subsidiary, with the acquisition subsidiary being the surviving corporation.

      The merger agreement provides that the mergers will be effected at the time of the filing of the certificates of merger with the secretary of state of the state of Delaware or at another date as may be specified in the certificates of merger. On the effective date, each acquisition subsidiary will acquire by merger a target REIT. The target REIT stockholders will be issued shares of FSP common stock registered with the SEC pursuant to the registration statement of which this Consent Solicitation/Prospectus is a part. FSP Corp. and the target boards expect that the effective date will be on or about April 30, 2005 or as soon as practicable after the conditions to the mergers are satisfied. The mergers will not require any federal or state regulatory approvals.

      Adoption of the merger agreement and approval of the mergers by a majority of the outstanding shares of common stock of the target REIT and target stock voting together as a class constitutes consent to the mergers of the target REIT with and into the respective acquisition subsidiary and the issuance of FSP common stock to the target REIT stockholders, all pursuant to the terms of the merger agreement.

The Parties

      FSP Corp. FSP Corp. is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust for federal income tax purposes.

      FSP Corp. operates in two business segments and has two principal sources of revenue:

      o Real estate operations, including real estate leasing, interim acquisition financing and asset/property management, which generate rental income, loan origination fees and management fees, respectively; and

      o Investment banking/investment services, which generate brokerage commissions and other fees related to the organization of single-purpose entities that own real estate and the private placement of equity in those entities.

      On June 1, 2003, FSP Corp. acquired 13 real estate investment trusts by merger. In these mergers, FSP Corp. issued 25,000,091 shares of FSP common stock to holders of preferred stock in the acquired REITs. As a result of these mergers, FSP Corp. now holds all of the assets previously held by these acquired REITs. As part of its growth strategy, FSP Corp. may make similar acquisitions in the future. The proposed acquisition of the target REITs is part of that strategy.

      The principal executive offices of FSP Corp. are located at 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880, and FSP Corp.'s telephone number is (781) 557-1300. FSP Corp. leases its executive offices.

      The Target REITs. Each Target REIT is a privately-held real estate investment trust formed as a corporation under the laws of the state of Delaware for the purpose of acquiring, developing and operating a single real property.

      Addison Circle    Addison Circle owns an office building in
                        Addison, Texas

      Collins Crossing  Collins Crossing owns an office building in
                        Richardson, Texas

      Montague          Montague owns an office/research and
                        development complex in San Jose, California

      Royal Ridge       Royal Ridge owns an office building in
                        Alpharetta, Georgia

      The principal executive offices of the target REITs are located at 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880, and the telephone number is (781) 557-1300.

      The Acquisition Subsidiaries. Each acquisition subsidiary is a wholly-owned subsidiary of FSP Corp. formed as a corporation under the laws of the State of Delaware for the sole purpose of acquiring a target REIT.

      Addison Circle        - formed for the sole purpose of acquiring
      Acquisition Corp.       Addison Circle

      Collins Crossing      - formed for the sole purpose of acquiring
      Acquisition Corp.       Collins Crossing

      Montague Acquisition - formed for the sole purpose of acquiring Montague Corp.

      Royal Ridge           - formed for the sole purpose of acquiring
      Acquisition Corp.       Royal Ridge

      The principal executive offices of the acquisition subsidiaries are located at 401 Edgewater Place, Suite 200, Wakefield, Massachusetts 01880, and the telephone number is (781) 557-1300.

Votes Required

      The affirmative vote of the holders of a majority of the target stock in each of the target REITs, and a majority of the target stock and common stock in each of the target REITs voting together as a class, is required to effectuate the applicable mergers. If one or more target REITs does not obtain the vote required for the consummation of the merger with such target REIT, FSP Corp. will not proceed with the mergers of any other target REIT. Each target REIT will solicit the vote of its target REIT stockholders separately. FSP Corp. is the sole stockholder of the common stock of each target REIT, and has agreed to vote those shares in favor of the respective mergers.

      Barry Silverstein and Dennis J. McGillicuddy, each a director of FSP Corp., own an aggregate of 173 and 14 shares of target stock, respectively. Mr. Silverstein owns 102.5 shares in Addison Circle, 23.25 shares in Collins Crossing, 42 shares in Montague and 5.25 shares in Royal Ridge. Mr. McGillicuddy owns 1 share in each of Addison Circle and Royal Ridge, 2 shares in Collins Crossing and 10 shares in Montague. Messrs. Silverstein and McGillicuddy each purchased their shares in the original offerings of target stock and on the same terms as other stockholders of such target REITs. These shares of target stock held by Messrs. Silverstein and McGillicuddy will convert into approximately 1,022,217 and approximately 80,836 shares of FSP common stock, respectively, upon consummation of the mergers. The approximate aggregate value of the shares of FSP common stock to be received by Messrs. Silverstein and McGillicuddy is $18,093,241 and $1,430,797, respectively, based on the value of $17.70 per share of FSP common stock on August 13, 2004, as determined through negotiations between FSP Corp. and the special committees. Messrs. Silverstein and McGillicuddy have indicated that they intend to vote their respective shares of target stock in favor of the adoption of the merger agreement and the approval of the mergers. The executive officers and directors of the target REITs do not beneficially hold any shares of target stock in any of the target REITs.

Recommendation of the Special Committees and the Target Boards

      At a joint meeting held on August 11, 2004, each special committee unanimously determined (i) that the terms of the merger agreement and mergers are fair to, and in the best interests of, its target REIT and its target REIT stockholders, and (ii) to recommend to its target board that such target board approve the merger with its target REIT and adopt the merger agreement. At a joint meeting of the target boards held on August 11, 2004, the directors unanimously:

      o determined that the terms of the merger agreement and mergers with its target REIT are fair to, and in the best interests of, that target REIT and its target REIT stockholders;

      o authorized the officers of that target REIT to solicit consents from the target REIT stockholders for purposes of approving the merger relating to the respective target REIT and adopting the merger agreement;

      o determined to recommend to the respective target REIT stockholders that they vote to adopt the merger agreement and approve the merger relating to the respective target REIT; and

      o authorized the President of the respective target REIT to execute the merger agreement and related documents.

      See "Benefits, Background and Reasons for the Mergers - Background of the Mergers."

The Special Committees. In determining to recommend that its target board approve the merger relating to its respective target REIT and adopt the merger agreement, and in determining that the merger relating to its target REIT was fair to, and in the best interests of, such target REIT stockholders, each special committee considered both potential positive and negative factors. The special committees believe that the mergers represent an opportunity for the target REIT stockholders to realize a premium over the current appraised value of the real estate and adjusted cash reserves held by the respective target REITs. Among the positive factors considered were the following factors, each of which, in such special committee's view, supported that special committee's determination to recommend the respective merger:

      o the determination of such special committee that the value of the FSP common stock to be distributed as merger consideration to its target REIT stockholders represented greater value, or a premium, than the sum of the value of the real estate (as determined by an appraisal) and adjusted cash reserves held by such target REIT;

      o the determination of such special committee, based on such special committee's analysis of the factors described in this section, including consideration of the appraisals, that the value of the FSP common stock to be distributed as merger consideration to its target REIT stockholders was greater than the value that was likely to be realized upon the continuation of the such target REIT;

      o the receipt from A.G. Edwards of an opinion, delivered orally to each special committee and board of each target REIT and subsequently confirmed in writing, as to the fairness from a financial point of view of the merger consideration to the stockholders of each target REIT;

      o the independent third-party appraisals of the real property owned by each target REIT;

      o the analysis presented to such special committee by A.G. Edwards (see "Fairness of the Mergers - Fairness of the Merger Consideration to Target REIT Stockholders - Fairness Opinions");

      o the substantial likelihood of the consummation of the mergers because of the limited number and nature of the conditions to FSP Corp.'s and the acquisition subsidiaries' obligations to close;

      o that target REIT stockholders who do not vote in favor of the mergers will have statutory appraisal rights;

      o that each target REIT can pay its customary dividends in respect of the third and fourth quarters of 2004; and

      o the representations and warranties of the merger agreement relating to the target REITs do not survive the closing.

      For a complete list of the factors considered by the target REITs, see "Fairness of the Mergers - Conclusions of the Target Boards."

      The material negative factors, which each special committee viewed as insufficient to outweigh the positive factors, were:

      o that, following the mergers, the target REIT stockholders will cease to participate in the future earnings growth, if any, of their respective target REIT or benefit from the increase, if any, in the future liquidation value of the respective target REIT, other than indirectly through their FSP stock ownership;

      o the possibility that the shares of FSP common stock may in the future trade at a price lower than $17.70 per share;

      o the fact that, based on historical quarterly, non-special dividends received by stockholders of FSP Corp. and the target REIT stockholders, a majority of the target REIT stockholders could expect to receive a lower level of dividends from the combined company than such stockholders have historically received from their target REITs;

      o the possibility that the shares in the target REIT would have appreciated in value more rapidly or at a greater rate than any appreciation in value in the FSP Corp. shares;

      o that the target REITs did not seek third party bids for the acquisition of the target REITs or their respective properties; and

      o the potential conflicts of interests of officers and directors of each target REIT in connection with the mergers.

      Each special committee consulted with A.G. Edwards during the course of the negotiation processes. Although A.G. Edwards provided advice and analyses to the special committees and each special committee accepted the opinion of A.G. Edwards as to the fairness, from a financial point of view, of the consideration to be received in the mergers by the target REIT stockholders, the decision to recommend to the target boards entering into the merger agreement and accepting the consideration to be received in the mergers was solely that of each special committee.

      The special committees believe that the mergers are procedurally fair because:

      o each special committee was appointed to represent the interests of, and to negotiate with, FSP Corp. on behalf of the target REIT stockholders;

      o the special committees retained and were advised by independent legal counsel;

      o each special committee retained and received a report from an independent appraisal firm as to the value of the target REIT's property;

      o the special committees retained and were advised by A.G. Edwards, its independent financial advisor; and

      o the merger consideration and the other terms and conditions of the merger agreement resulted from negotiations between the special committees and FSP Corp.

      Each target board considered increasing its board size to include an independent director to perform the function of the special committees. However, each target board concluded that, given the potential liability of a director voting on the mergers, it would be difficult to retain someone with the knowledge and credentials necessary to fulfill the role of an independent director of a REIT who would be willing to take on the role of independent director of any of the target REITs without being substantially compensated and without being covered by director liability insurance. None of the target REITs currently has director and officer liability insurance. Each target board determined that the cost of compensating an independent director and obtaining director and officer liability insurance would be substantial and not in the best interests of its target REIT stockholders. For this reason, none of the target boards appointed an independent director to perform the functions of the special committees.

      The Board of Directors. The target boards, at a joint meeting held on August 11, 2004, considered the unanimous recommendation of each of the special committees, the opinions of the financial advisor as to the fairness of the merger consideration from a financial point of view to each target REIT, as well as the other factors (enumerated above) considered by each special committee, and determined that the mergers are fair to, and in the best interests of, the target REIT stockholders, adopted the merger agreement and approved the mergers and recommended that the target REIT stockholders vote to adopt the merger agreement and approve the mergers. Each target board considered the recommendation of its special committee but made its own evaluation, based on the factors enumerated above, of the substantive and procedural fairness of the mergers and the merger agreement.

      The foregoing discussion of the information and factors considered by the special committees and the target boards is not intended to be exhaustive but includes all material factors considered by them in making their respective decisions. In view of the variety of factors considered in connection with their evaluation of the mergers, the special committees and the target boards did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their respective determinations. In addition, individual members of the special committees or of the target boards may have given different weight to different factors.

Appraisal Rights of Dissenting Stockholders of Target REITs

      If the mergers are consummated, a target REIT stockholder who does not consent in writing to the mergers and who is the holder of record of target stock on the date of making a demand for appraisal, as described below, will be entitled to have those shares appraised by the Delaware Court of Chancery, or the Delaware Court, under Section 262 of the Delaware general corporation law statute and to receive payment for the "fair value" of those shares instead of the consideration provided for in the merger agreement. In order to be eligible to receive this payment, however, a target REIT stockholder must:

      o continue to hold his, her or its target stock through the time of the mergers, and

      o     strictly comply with the procedures discussed under Section 262.

      The statutory right of appraisal granted by Section 262 requires strict compliance with the procedures in Section 262. Failure to follow any of these procedures may result in a termination or waiver of appraisal rights under
Section 262. The following is a summary of the principal provisions of Section
262. The following summary is not a complete statement of Section 262 of the Delaware general corporation law statute, and is qualified in its entirety by reference to Section 262, which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this Consent Solicitation/Prospectus. A copy of Section 262 is attached as Appendix D to this Consent Solicitation/Prospectus.

      Notice Requirements. Under Section 262, each target REIT before the effective date or acquisition subsidiary within ten days after the effective date, as the surviving corporation, must send a notice of availability appraisal rights, or the appraisal rights notice, as required under Section 262(d)(2) of the Delaware general corporation law, and a copy of Section 262 to each target REIT stockholder of the respective target REIT, or if sent after the effective date, to each stockholder who has not consented in writing to adoption of the merger agreement, approval of the mergers and the transactions contemplated by the merger agreement and who is eligible for appraisal rights. This Consent Solicitation/Prospectus constitutes such notice. Any target REIT stockholder entitled to appraisal rights may, within twenty days after the date of mailing of this Consent Solicitation/Prospectus, demand in writing from the respective target REIT or acquisition subsidiary, as the surviving corporation, an appraisal of his, her or its shares of target stock. Such demand will be sufficient if it reasonably informs the respective target REIT or acquisition subsidiary of the identity of the target REIT stockholder and that the target REIT stockholder intends to demand an appraisal of the fair value of his, her or its shares of target stock. Failure to make such demand on or before the expiration of such twenty day period will foreclose a target REIT stockholder's rights to appraisal. A target REIT stockholder should not expect to receive any additional notice with respect to the deadline for demanding appraisal rights.

      Demand for Appraisal. Only a target REIT stockholder who does not consent in writing to the mergers will be entitled to seek appraisal. Only a record holder of target stock on the date of making a written demand for appraisal who continuously holds those shares through the time of the mergers is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder's name appears on the holder's stock certificates representing shares of the target stock or other evidence of ownership of target stock. If the target stock is owned of record in a fiduciary capacity by a trustee, guardian or custodian, the demand should be made in that capacity. If the target stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record.

      An authorized agent, including an agent for one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares.

      A record holder such as a broker, fiduciary, depository or other nominee who holds shares of the target stock as a nominee for more than one beneficial owner, some of whom desire to demand appraisal, may exercise appraisal rights on behalf of those beneficial owners with respect to the shares of target stock held for those beneficial owners. In that case, the written demand for appraisal should state the number of shares of the target stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of the target stock held in the name of the record owner.

      Failure to make a demand for appraisal on or before March 20, 2005 will foreclose a target REIT stockholder's rights to appraisal. All demands should be delivered to the attention of the respective acquisition subsidiary at 401 Edgewater Place, Wakefield, Massachusetts 01880, Attention: Barbara J. Fournier.

      Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of appraisal rights within twenty days of the date of mailing of the appraisal rights notice.

      Filing of Petition. Within 120 days after the effective date of the mergers, any target REIT stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the respective acquisition subsidiary a statement setting forth the aggregate number of shares of target stock of his, her or its target REIT not voting in favor of the mergers and with respect to which demands for appraisal were received by the respective acquisition subsidiary for his, her or its target REIT and the number of holders of such shares. Each respective acquisition subsidiary must mail this statement within ten days after it receives the written request or within ten days after the expiration of the period for the delivery of demands as described above, whichever is later.

      Within 120 days after the effective date of the mergers, each respective acquisition subsidiary, as the surviving corporation, or any target REIT stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court demanding a determination of the fair value of the shares of target REIT stock held by all target REIT stockholders of a specific target REIT seeking appraisal. A dissenting target REIT stockholder must serve a copy of the petition on the respective acquisition subsidiary. If no petition is filed by either the respective acquisition subsidiary or any dissenting target REIT stockholder within the 120-day period, the rights of all dissenting target REIT stockholders to appraisal will cease, and the stockholders will be entitled to receive the merger consideration that they would have received had they not exercised appraisal rights.

      Target REIT stockholders seeking to exercise appraisal rights should not assume that the respective acquisition subsidiary, as the surviving corporation, will file a petition with respect to the appraisal of the fair value of their target stock or that the respective acquisition subsidiary will initiate any negotiations with respect to the fair value of those shares. The acquisition subsidiaries are under no obligation to, and have no present intention to, take any action in this regard. Accordingly, target REIT stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the target REIT stockholder's right to an appraisal to cease.

      Notice of and Hearing in Chancery Court. Upon the filing of a petition by a target REIT stockholder seeking appraisal, the Delaware Court may order a hearing and deliver notice of the time and place fixed for the hearing on the petition to the respective acquisition subsidiary and all of the dissenting target REIT stockholders. Notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication deemed advisable by the Delaware Court. The costs relating to those notices will be borne by the respective acquisition subsidiary. If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court will determine which target REIT stockholders are entitled to appraisal rights and will appraise the shares of target stock owned by those target REIT stockholders. The Delaware Court may require the target REIT stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of target stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any target REIT stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such target REIT stockholder. The court will determine the fair value of those shares, exclusive of any element of value arising from the consummation or expectation of the mergers, together with a fair rate of interest, to be paid, if any, upon the fair value. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable.

      Although each target board believes that the consideration to be received by its respective target REIT stockholders for their shares of target stock is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the court, and target REIT stockholders should recognize that such an appraisal could result in a determination of a value that is higher or lower than, or the same as, the merger consideration. Moreover, FSP Corp. does not anticipate offering more than the merger consideration to any target REIT stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of target stock is less than the merger consideration.

      Determination of Fair Value. In determining "fair value," the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and the "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on the prospects of the merged corporation.

      Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

      Expenses. Each dissenting target REIT stockholder is responsible for his, her or its attorneys' and expert witness expenses, although upon application of a dissenting target REIT stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting target REIT stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) be charged pro rata against the value of all shares of target stock entitled to appraisal. In the absence of a court determination or assessment, each party bears its own expenses.

      No Right to Vote or Receive Dividends. Any target REIT stockholder who has demanded appraisal in compliance with Section 262 will not, after the mergers, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the target stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the mergers.

      Withdrawal. A target REIT stockholder may withdraw a demand for appraisal and accept the FSP common stock at any time within 60 days after the effective date of the mergers, or thereafter may withdraw a demand for appraisal with the written approval of the respective acquisition subsidiary. Notwithstanding the foregoing, if an appraisal proceeding is properly instituted, it may not be dismissed as to any target REIT stockholder without the approval of the Delaware Court, and any such approval may be conditioned on the Delaware Court deeming the terms to be just. If, after the mergers, a holder of target stock who had demanded appraisal for his, her or its target stock fails to perfect or loses his, her or its right to appraisal, those shares of target stock will be treated as if they were converted into FSP common stock at the time of the mergers.

      In view of the complexity of these provisions of the Delaware corporate law, any target REIT stockholder who is considering exercising appraisal rights should consult a legal advisor.

Conditions Precedent to the Mergers

      The respective obligations of each party to effect the mergers are subject to the fulfillment or waiver on or before the effective date of the following conditions:

      o the adoption of the merger agreement and the approval of the mergers by the affirmative vote of the holders of a majority of the shares of target stock of each target REIT;

      o the parties must receive all necessary consents, waivers, approvals, authorizations or orders required to be obtained and the making of all filings required to be made by any of the parties for the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby on or before (and remaining in effect at) the effective date;

      o FSP Corp. and each of the target REITs shall have received an opinion from Wilmer Cutler Pickering Hale and Dorr LLP or another nationally recognized law firm to the effect that each merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and confirming that, to the extent the matters discussed under the heading "Material United States Federal Income Tax Considerations" in this Consent Solicitation/Prospectus constitute matters of law, they are accurate in all material respects;

      o delivery by the President and Chief Executive Officer of FSP Corp. and the President of each of the target REITs of certificates to the effect that there have been no material adverse changes in the financial condition of such entity prior to the consummation of the mergers;

      o there having been no statute, rule, order, or regulation enacted or issued by the United States or any State thereof, or by a court, which prohibits the consummation of the mergers; and

      o the representations of each of FSP Corp. and the target REITs set forth in the merger agreement shall be true and complete in all material respects as of the closing date (provided that the party whose representation was not correct shall have no right not to proceed with the closing as a result thereof).

      The conditions described in the second bulleted paragraph above may be waived by the FSP board in whole or in part if, in the opinion of the FSP board, such waiver does not materially affect the terms of the transaction, which waiver shall not be unreasonably withheld. Certain of the conditions to the consummation of the mergers are beyond the control of FSP Corp., the target REITs and the target boards. There can be no assurance that the mergers will occur.

Legal Proceedings

      FSP Corp., one or more of the target REITs and the target boards may be involved in litigation incidental to their business, but no material litigation is currently pending or threatened against FSP Corp. or any of the target REITs, their respective properties or the target boards.

Solicitation of Consents by FSP Investments

      FSP Investments, as the soliciting agent, will use its best efforts to solicit the consents of target REIT stockholders to approve the mergers. FSP Investments will not receive any commissions with respect to the mergers; however, all out-of-pocket expenses (including telephone, mailing and other expenses) incurred by FSP Investments will be treated as solicitation expenses and will be reimbursed to FSP Investments as set forth below in "Expenses of the Mergers." FSP Investments is a wholly-owned subsidiary of FSP Corp.

Interests of Certain Persons in the Mergers

      A number of conflicts of interest are inherent in the relationships among the target REITs, the target boards, FSP Corp., the FSP board and their respective affiliates. These conflicts of interest include the fact that FSP Investments, a subsidiary of FSP Corp., syndicated each target REIT and, among others:

      o George J. Carter, the President and a director of each target REIT, is President, Chief Executive Officer and a director of FSP Corp. and owns an aggregate of 775,531 shares of FSP common stock;

      o R. Scott MacPhee, an Executive Vice President and a director of each target REIT and a member of each special committee, is also an Executive Vice President of FSP Corp. and owns an aggregate of 372,451 shares of FSP common stock;

      o Richard R. Norris, an Executive Vice President and a director of each target REIT, is also a director and an Executive Vice President of FSP Corp. and owns an aggregate of 258,087 shares of FSP common stock;

      o William W. Gribbell, an Executive Vice President and a director of each target REIT and a member of each special committee, is also an Executive Vice President of FSP Corp. and owns an aggregate of 129,761 shares of FSP common stock;

      o Barbara J. Fournier, Vice President, Chief Operating Officer, Treasurer, Secretary and a director of each target REIT, is also Vice President, Chief Operating Officer, Treasurer, Secretary and a director of FSP Corp. and owns an aggregate of 27,934 shares of FSP common stock;

      o Janet P. Notopoulos, Vice President of each target REIT, is also a Vice President and director of FSP Corp. and owns an aggregate of 14,985 shares of FSP common stock; and

      o the target REITs' properties are managed by FSP Property Management, a subsidiary of FSP Corp. pursuant to management services agreements under which FSP Corp. receives certain fees from each target REIT for its management services.

      The directors of the target REITs may have been more inclined to vote for the mergers as a result of their ownership of FSP common stock since an increase in the real property assets owned by FSP Corp. may result in greater value for FSP Corp. stockholders.

      Each target board established a special committee consisting of Messrs. MacPhee and Gribbell, the only members of the target boards who are not also members of the FSP board. Messrs. MacPhee and Gribbell serve as executive vice presidents of FSP Corp. Under the Delaware general corporation law, the target boards cannot delegate to a third party their fiduciary duties relating to the determination of whether the transactions contemplated by the mergers were or were not fair to the target REIT stockholders. For this reason, no unaffiliated person(s) was or were retained by any target board to represent the interests of the target REIT stockholders, whether or not such stockholders are or were affiliated with FSP Corp. Each target board considered increasing its board size to include an independent director to perform the function of the special committees. However, each target board concluded that, given the potential liability of a director voting on the mergers, it would be difficult to retain someone with the knowledge and credentials necessary to fulfill the role of an independent director of a REIT who would be willing to take on the role of independent director of any of the target REITs without being substantially compensated and without being covered by director liability insurance. None of the target REITs currently has director and officer liability insurance. Each target board determined that the cost of compensating an independent director and obtaining director and officer liability insurance would be substantial and not in the best interests of its target REIT stockholders. For this reason, none of the target boards appointed an independent director to perform the functions of the special committees.

      If each target REIT had a separate board of directors with executive officers who did not serve in similar capacities for FSP Corp. and directors who did not own FSP common stock, these persons would have had an independent perspective which might have led them to advocate positions during the negotiation and structuring of the merger agreement and the determination of the merger consideration more favorable to the target REIT stockholders than those taken by the target boards.

      The executive officers and directors of the target REITs do not beneficially hold any shares of target stock in any of the target REITs. Barry Silverstein and Dennis J. McGillicuddy, each a director of FSP Corp., own an aggregate of 173 and 14 shares of target stock, respectively. Mr. Silverstein owns 102.5 shares in Addison Circle, 23.25 shares in Collins Crossing, 42 shares in Montague and 5.25 shares in Royal Ridge. Mr. McGillicuddy owns 1 share in each of Addison Circle and Royal Ridge, 2 shares in Collins Crossing and 10 shares in Montague. Messrs. Silverstein and McGillicuddy each purchased their shares in the original offerings of target stock and on the same terms as other stockholders of such target REIT. These shares of target stock held by Messrs. Silverstein and McGillicuddy will convert into approximately 1,022,217 and approximately 80,836 shares of FSP common stock, respectively, upon consummation of the mergers. The approximate aggregate value of the shares of FSP common stock to be received by Messrs. Silverstein and McGillicuddy is $18,093,241 and $1,430,797, respectively, based on the value of $17.70 per share of FSP common stock on August 13, 2004, as determined through negotiations between FSP Corp. and the special committees. Messrs. Silverstein and McGillicuddy have indicated that they intend to vote their respective shares of target stock in favor of the adoption of the merger agreement and the approval of the mergers.

      The following table represents the percentage ownership in each target REIT held by Messrs. Silverstein and McGillicuddy:

                                    Mr. Silverstein            Mr. McGillicuddy
                                    ---------------            ----------------

         Addison Circle                  16.12%                         *

         Collins Crossing                 4.19%                         *

         Montague                        12.57%                         2.99%

         Royal Ridge                      1.76%                         *

* Less than 1%.

      Barry Silverstein, Dennis J. McGillicuddy and John N. Burke are the only directors of FSP Corp. who are not also officers or directors of any target REIT. The remainder of the officers and directors of FSP Corp. serve as a director and/or officer, in the positions listed above, of each target REIT.

      Upon completion of the mergers, Mr. Silverstein's percentage ownership interest of FSP Corp. will decrease from 9.67% to 9.62%, Mr. McGillicuddy's percentage ownership interest of FSP Corp. will decrease from 7.24% to 6.07%, and the percentage ownership of the current directors and executive officers of FSP Corp. as a group will decrease from 19.07% to 17.46%. Mr. Burke does not own any shares of FSP common stock or any shares of target stock.

Material United States Federal Income Tax Considerations

      The mergers are intended to qualify as reorganizations within the meaning of Section 368(a) of the tax code. It is a condition to the closing of the mergers that FSP Corp. and each target REIT shall have received an opinion from Wilmer Cutler Pickering Hale and Dorr LLP or another nationally recognized law firm to the effect that the mergers will be treated for United States federal income tax purposes as reorganizations within the meaning of Section 368(a) of the tax code and confirming in all material respects that, to the extent the matters discussed under the heading "Material United States Federal Income Tax Considerations" in the Consent Solicitation/Prospectus constitute matters of law, they are accurate in all material respects.

Accounting Treatment

      Each of the mergers will be accounted for as a purchase under GAAP. In accordance with the applicable accounting rules, FSP Corp. will record the value of the target REITs' assets on its books in an amount equal to the aggregate appraised value of the target REITs' properties on the effective date and the target REITs' cash reserves because such amounts are more reliably measurable.

Timing and Effectiveness of the Mergers

      The effective date of the mergers is expected to occur on or about April 30, 2005 or such other time as the conditions to the mergers are satisfied.

Market Information

      There is no established public trading market for FSP common stock. FSP Corp. has filed an application to list its common stock on AMEX, and the AMEX has approved the application. There can be no assurance that FSP Corp.'s common stock will be listed for trading, or, in the event that it is, that a meaningful trading market will develop. The value of FSP common stock of $17.70 per share was determined through negotiations between the special committees of the target boards and FSP Corp. of the merger consideration to be received by the target REIT stockholders.

      As of August 20, 2004, there were approximately 1,420 holders of record of FSP common stock. This computation is based upon the number of record holders reflected in the corporate records of FSP Corp.

      FSP Corp. has declared a dividend of $0.31 per share of FSP common stock payable to stockholders of record as of February 7, 2005. Set forth below are the dividends per share of FSP common stock that FSP Corp. made in each quarter since the quarter ended June 30, 2002.

                                                  Distribution Amount
                                                   Per Share of FSP
            Quarter Ended                            Common Stock

               6/30/02                                   $0.31

               9/30/02                                   $0.31

              12/31/02                                   $0.31

               3/31/03                                   $0.31

               6/30/03                                   $0.31

               9/30/03                                   $0.31

              12/31/03                                   $0.31

               3/31/04                                   $0.31

               6/30/04                                   $0.31

               9/30/04                                   $0.31

              12/31/04                                   $0.31

      Moreover, for the quarter ended September 30, 2003, FSP Corp. declared a special dividend of $0.12 per share of FSP common stock.

Expenses of the Mergers

      The expenses payable by FSP Corp. and the target REITs in connection with the mergers are estimated to be as follows:

                                                  By FSP Corp.   By Target REITs
                                                  ------------   ---------------

         Appraisals (including fees and
         expenses)                                $         --   $     20,500

         Fairness Opinions (including fees
         and expenses)                                      --        380,000

         Legal (including fees and
         expenses)                                     500,000         65,000

                                                  By FSP Corp.   By Target REITs
                                                  ------------   ---------------

         Accounting                                    125,000         24,500

         Printing and Postage                           95,000

         Soliciting Agent (Out-of-Pocket
         Expenses)                                       5,000

         Contingency                                    40,000
                                                   -----------   ------------
                           Total                  $    760,000   $    475,000

      The target REITs are only responsible for payment of A.G. Edwards' engagement, including the fairness opinions, the appraisals and the fees of its outside legal counsel and independent accountants. All other fees and expenses will be paid by FSP Corp.

                BENEFITS, BACKGROUND AND REASONS FOR THE MERGERS

History of FSP Corp. and the Target REITs

      FSP Corp. FSP Corp. is a Maryland corporation that operates in a manner intended to qualify as a real estate investment trust for federal income tax purposes.

      FSP Corp. operates in two business segments and has two principal sources of revenue:

      o Real estate operations, including real estate leasing, interim acquisition financing and asset/property management, which generate rental income, loan origination fees and management fees, respectively.

      o Investment banking/investment services, which generate brokerage commissions and other fees related to the organization of single-purpose entities that own real estate and the private placement of equity in those entities.

      On June 1, 2003, FSP Corp. acquired 13 real estate investment trusts by merger. In these mergers, FSP Corp. issued 25,000,091 shares of FSP common stock to holders of preferred stock in the acquired REITs. As a result of these mergers, FSP Corp. now holds all of the assets previously held by these acquired REITs. As part of its growth strategy, FSP Corp. may make similar acquisitions in the future. The proposed acquisition of the target REITs is part of that strategy.

      For more detailed information regarding FSP Corp. and its growth strategy and prior acquisitions see "Background of FSP Corp. and its Growth Strategy." FSP Investments completed the syndication of Addison Circle in December 2002, Collins Crossing in June 2003, Royal Ridge in March 2003 and Montague in September 2002. The following table sets forth the amount to be paid by FSP Corp. for each of the target REITs as negotiated in connection with the mergers, the value per share of the FSP common stock as negotiated in connection with the mergers, the gross proceeds contributed by investors in the original syndication of such sponsored entity, the estimated amount of fees FSP Corp. (including FSP Investments) earned upon the original syndication and the estimated amount of fees FSP Property Management earned after the original syndication but prior to the acquisition. Following the mergers the target REIT stockholders will indirectly incur their pro rata share of FSP Corp.'s general and administrative expenses.

                           Merger                                                                      Estimated
                       Consideration to                                                              Aggregate Fees
                       be Received by     Per Share Value    Gross Proceeds   Estimated Aggregate    Earned by FSP
                        Target REIT        of FSP Common        of the        Fees Earned by FSP       Property
  Target REIT           Stockholders           Stock          Syndication           Corp.             Management
  -----------           ------------      ---------------    --------------   -------------------    --------------

Addison Circle          $66,965,414           $17.70         $63,600,000          $9,818,870           $158,697

Collins Crossing         60,587,756            17.70          55,500,000           8,706,270            118,167

Montague                 33,400,000            17.70          33,400,000           5,009,680             93,026

Royal Ridge              31,888,293            17.70          29,750,000           4,384,860             43,317

Background of the Mergers

      In accordance with FSP Corp.'s strategy of periodically reviewing the possibility of acquiring sponsored REITs, at a meeting of the FSP board on June 25, 2004, FSP management discussed with its board the possibility of acquiring the target REITs. No formal vote was taken, but the directors supported the decision to begin discussions with the target REITs.

      On June 29, 2004, members of FSP Corp. management met with Wilmer Cutler Pickering Hale and Dorr LLP, FSP Corp.'s legal counsel, and Ernst & Young LLP, FSP Corp.'s independent auditors, to discuss the possibility of the mergers and FSP Corp.'s intent to apply to list the FSP common stock on AMEX.

      On or about July 2, 2004, Mr. Carter, as a representative of FSP Corp., contacted Messrs. Gribbell and MacPhee, as representatives of the target REITs, to discuss a possible business combination among FSP Corp. and the target REITs.

      On or about July 5, 2004, the target boards held a telephonic meeting to discuss the possibility of a business combination with FSP Corp. On July 12, 2004, each target board established a special committee to consider the proposed mergers with FSP Corp. Each special committee is comprised of Messrs. MacPhee and Gribbell, the members of the target REIT boards who were not also members of the FSP board.

      On July 13, 2004, the special committees held a telephonic meeting with representatives of A.G. Edwards to discuss the potential engagement of A.G. Edwards.

      On or about July 19, 2004, the special committees engaged Gehrke, Gish & Umana LLP, or GGU, to act as independent legal counsel to the target REITs. On or about July 22, 2004, the special committees engaged A.G. Edwards to advise the special committees in evaluating and negotiating the terms of the mergers, including the merger consideration, and to deliver a fairness opinion to each target board.

      On July 19, 2004, the special committees held a telephonic meeting at which the special committees, representatives of GGU and representatives of A.G. Edwards began reviewing certain financial, strategic and legal considerations relating to a potential acquisition of the target REITs by FSP Corp.

      Negotiation of Non-Economic Terms

      On July 20, 2004, counsel for FSP Corp. distributed a draft of the merger agreement to FSP Corp., the special committees, GGU and A.G. Edwards. This draft did not include a proposed amount of merger consideration. Based on negotiations between the parties, counsel for FSP Corp. distributed a revised draft of the merger agreement on July 27, 2004. The revised draft reflected the addition of representations by FSP Corp. concerning its financial statements, the addition of a representation by FSP Corp. stating that to FSP Corp.'s knowledge there are no breaches by any target REIT of any of its representations contained in the merger agreement, the addition of a covenant by FSP Corp. to vote its shares of the common stock of each target REIT in favor of the mergers, the addition of provisions allowing a target REIT to engage in discussions with other potential buyers and a target REIT board to withdraw or modify its recommendation to stockholders to vote in favor of the merger, in each case to the extent required by the fiduciary duties of such target REIT board, and the deletion of FSP Corp.'s right to terminate the merger agreement in its entirety in the event of a material casualty loss to the property of one target REIT.

      Based on further negotiations between, and further review of the merger agreement by, the parties in late July and early August 2004, counsel for FSP Corp. distributed further revised drafts of the merger agreement on August 6, August 9, August 10 and August 13, 2004. These revised drafts reflected primarily the addition of a provision allowing FSP Corp. or a target REIT to terminate the merger agreement in the event that, following receipt by a target REIT of an acquisition proposal superior to the FSP Corp. proposal, the target REIT board withdraws its recommendation and the stockholders fail to approve the merger, and changes to the required tax opinion and other tax-related provisions.

Negotiation of Economic Terms

      On July 13, 2004, the special committee received the appraisal for Royal Ridge from CB Richard Ellis, legally known as CBRE- Valuation and Advisory Services. On July 14, 2004, the special committee received the appraisal for Montague from Cushman & Wakefield of California, Inc. On July 23, 2004, the special committee received the appraisal for Addison Circle and Collins Crossing from Bryan E. Humphries and Associates.

      On July 26, 2004, the special committees held a telephonic meeting in which the special committees and representatives of A.G. Edwards began reviewing potential valuations and analyses relating to the proposed acquisition of the target REITs by FSP Corp. The special committees then determined, after consultation with A.G. Edwards, to initially propose $16.67 as the per share value of the FSP common stock. This determination and the special committees' negotiations with FSP Corp. and subsequent determination to agree to a price of $17.70 were based upon a number of factors considered by the special committees in consultation with A.G. Edwards, including the following primary factors:

      o     a discounted cash flow analysis of FSP Corp.'s projected cash flows;

      o an analysis of companies deemed comparable to FSP Corp. and their current trading multiples;

      o an analysis of precedent transactions that could be deemed comparable to the proposed transactions between the target REITs and FSP Corp.;

      o     the range of dividend yields for existing publicly traded REITs;

      o     prices previously used by FSP Corp. in its stock repurchases; and

      o     the general economic environment in the REIT industry.

      On July 26, 2004, the special committees held a second telephonic meeting at which a representative of GGU discussed the fiduciary duties of the special committees and the boards of the target REITs in connection with an acquisition of the target REITs by FSP Corp. The special committees and a representative of GGU also discussed the terms of the merger agreement prepared by FSP Corp.'s counsel, and the special committees authorized GGU to continue negotiations concerning the merger agreement with FSP Corp.'s counsel.

      Between July 26, 2004 and July 27, 2004, members of FSP Corp.'s management and the special committees discussed an appropriate price per share to be ascribed to FSP common stock in connection with the potential mergers of the target REITs and the wholly-owned acquisition subsidiaries of FSP Corp. The per share price initially proposed by the special committees was $16.67 and by FSP Corp., $18.50. After several discussions, as detailed below, with FSP Corp. relating to the proposed price and the basis for the price, the target boards presented FSP Corp. with a proposed per share price of $17.70 for the FSP common stock. After additional discussions, also detailed below, FSP Corp. accepted the proposed per share price. A.G. Edwards participated in many of these discussions, serving in its role as financial advisor to the special committees of the target boards of directors by providing services including, but not limited to, guidance regarding an expected valuation range as provided below and advice regarding negotiations with FSP Corp.

      In conducting these negotiations, FSP Corp. believed that target REIT stockholders would view the proposed mergers as an opportunity to exchange their single asset real property investment for an investment in a larger and more diversified portfolio of properties and associated FSP Corp. business at a meaningful premium to the appraised values of their real properties. FSP Corp. believed that investors in syndicated entities would view this opportunity as a way to reduce the risks associated with a single asset real property investment that, by its nature, is likely to be subject to greater potential fluctuations in the local real estate markets and subject to possible loss of rental income in the absence of lease renewals. FSP Corp. also believed that the target REIT stockholders, particularly those who are also FSP Corp. stockholders, were familiar with FSP Corp.'s acquisition history of other sponsored REITs, including the acquisition of 13 sponsored REITs in 2003 in a similar transaction, and would therefore be able to evaluate the potential benefits and potential detriments to the proposed mergers.

      FSP Corp. also recognized that it would need to offer an amount of merger consideration that would represent a certain return on original investment to some or all holders of target REIT stock in order to induce such holders to vote in favor of the mergers. Once FSP Corp. determined the maximum amount it would be willing to pay in total for each target REIT, it negotiated such amount with the special committees and also negotiated a price per share of FSP common stock.

      In order to determine the maximum aggregate consideration it would be willing to pay for each target REIT, FSP Corp. considered each target REIT separately. FSP Corp. reviewed the following factors relating to each target
REIT:

      o     the target REIT's prior financial performance;

      o the projected future performance of the target REIT as determined by the appraisal the target REIT obtained and shared with FSP Corp.;

      o FSP Corp.'s assessment of the projected future performance of the target REIT given FSP Corp.'s knowledge and experience with certain types of properties and specific local markets;

      o FSP Corp.'s assessment of the likely long-term value of each property based on its location compared to the short-term expected cash flow from existing leases; and

      o the potential increase to the overall financial performance of FSP Corp. by the addition of the respective target REIT.

      In considering each of the above-mentioned factors, FSP Corp. determined that the appraisal of Montague did not reflect the value FSP Corp. placed on the short-term benefit of the above-market lease held by Montague or the long-term benefit of positioning capital in a prime location such as Silicon Valley. Due to the volatility in the Silicon Valley market, FSP Corp. believes it is more difficult to predict long-term value for a property in this market at any particular date than in some other markets, but FSP Corp. believes that the Montague location will provide good long-term value for FSP Corp. following the mergers. FSP Corp. also considered the need to offer a price that would be attractive enough to the holders of Montague target stock to induce them to vote for the merger in light of the substantial cash-on-cash return such holders are receiving annually.

      In determining a value for the FSP common stock, FSP Corp. considered

      o     historical dividend payments made by FSP Corp.;

      o projected cash available for distribution for holders of FSP common stock for 2004;

      o the cash on FSP Corp.'s balance sheet and the amount of cash relative to the amount of debt in conjunction with shareholder equity;

      o     comparable REIT industry statistics, specifically the NAREIT Index;
            and

      o     the price paid by FSP Corp. in prior transactions.

      Based on those factors, FSP Corp. considered that using the growth in the NAREIT Index from the date of the last stock valuation by FSP Corp. in June 2003 to July 15, 2004 of approximately 14% would yield a stock value of approximately $18.77 per share. FSP Corp. considered that dividend payments are one of the primary reasons for investment in REITs, and considered FSP Corp.'s historical payment of dividends and the quality of its portfolio and strength of its balance sheet as indicators of its ability to continue to pay the same level of dividends. FSP Corp. recognized that market conditions could affect the performance of its real estate portfolio or its investment banking business and that the stock market could place different values on different types of REITs. In addition, FSP Corp. considered that, although the $16.45 value per share determined by FSP Corp. in June 2003 included a discount for lack of liquidity, its share price has not been set by the market.

      During the course of negotiations, the special committees and A.G. Edwards presented other factors that they had considered in valuing the common stock of FSP Corp. and initially suggested a per share value of $16.67. FSP Corp. disagreed with the value of $16.67 per share, but recognized that without an active, liquid trading market, there could be a substantial range of opinions as to the fair market value of the FSP common stock. FSP Corp. therefore engaged in continued negotiations with the special committees of the target boards as discussed below, eventually agreeing with the special committees on a price of $17.70 per share.

      Between July 26, 2004 and August 3, 2004, representatives of A.G. Edwards engaged in discussions with members of FSP Corp.'s management, on behalf of the target REITs, regarding potential valuations, financial models, business and legal due diligence and other issues relating to a business combination among the target REITs and FSP Corp.

      On July 27, 2004, the special committees held a telephonic meeting at which the special committees and representatives of A.G. Edwards discussed the proposed price per share of FSP common stock that FSP Corp. would issue in the proposed mergers. A.G. Edwards, acting in its role as financial advisor to the special committees of the boards of directors, provided various draft analyses performed as part of its due diligence in connection with the fairness opinions it had been engaged to render to the special committees. See "Advice of Financial Advisors and Appraisers" for a description of these analyses.

      On July 27, 2004, after discussions with the FSP board, Mr. Carter and Ms. Notopoulos discussed with the special committees and representatives of A.G. Edwards the proposed price per share of FSP common stock that FSP Corp. would issue in the proposed mergers.

      On July 27, 2004, the special committees held a second telephonic meeting at which they discussed with representatives of A.G. Edwards FSP Corp.'s proposed price per share of FSP common stock. The special committees determined that they would continue negotiations with FSP Corp. regarding the FSP common stock price.

      On July 27, 2004, Mr. Carter and Ms. Notopoulos, on behalf of FSP Corp., and the members of the special committees and representatives of A.G. Edwards, on behalf of the target REITs, further discussed the proposed price per share of FSP common stock that FSP Corp. would issue in the proposed mergers. No formal vote was taken, but the members of the special committees supported the outcome of the discussions, in which representatives of the parties indicated that they would be willing to agree to a price per share of FSP common stock in the mergers of $17.70, subject to the parties reaching agreement on the value of the target REITs and the other terms of the merger agreement.

      On July 28, 2004, the special committees held a telephonic meeting at which the special committees and representatives of A.G. Edwards discussed the appraisal of each target REIT and the proposed number of shares of FSP common stock that would be issued to the stockholders of each target REIT in the mergers.

      On July 28, 2004, after discussions with certain members of the FSP board, Mr. Carter informed the special committee and representatives of A.G. Edwards of the number of shares of FSP common stock that FSP Corp. was considering offering as merger consideration for each target REIT.

      On July 29, 2004, representatives of A.G. Edwards discussed with the special committees the proposed number of shares of FSP common stock being offered by FSP Corp. as merger consideration. No formal vote was taken, but the members of the special committees supported continued discussions with FSP Corp. regarding the potential mergers.

      On August 3, 2004, the special committees held a telephonic meeting at which the special committees and a representative of GGU discussed the terms of the revised merger agreement prepared by FSP Corp.'s counsel, and the special committees authorized GGU to continue negotiations concerning the merger agreement with FSP Corp.'s counsel.

      Negotiations among management of FSP Corp., the special committees, counsel for the target REITs and counsel for FSP Corp. continued until August 10, 2004. During this period, final agreement on the terms of the merger agreement and other issues was reached over the course of several discussions between management of and counsel for FSP Corp. and members of the special committees and counsel for the target REITs. As noted above, on July 27, 2004, the parties agreed to a price per share of FSP common stock of $17.70. As also noted above, the parties negotiated the value of the target REITs separately. The outcome of the negotiation of the price per share of FSP common stock had no effect on the outcome of the negotiation of the value of each target REIT. The number of shares of FSP common stock to be issued to the holders of each target REIT was determined by dividing the negotiated value of such target REIT by $17.70, the per share price of FSP common stock.

      The negotiations between the parties resulted in agreement on merger consideration for Addison Circle, Collins Crossing and Royal Ridge that produced a premium, based on a value of $17.70 per share of FSP common stock, to the sum of the appraised value of real estate and adjusted cash reserves that ranged from 17.9% to 20.0%. With respect to Montague, FSP Corp. noted that Montague's property is leased to a single tenant through December 31, 2006 at a rate that is currently significantly above market. FSP Corp. further noted that the appraised value of Montague's real estate was $20,000,000. Montague's special committee noted that Montague's stockholders were receiving significant current cash yields as a result of the above-mentioned lease and that, in the absence of a significant premium to appraised value, those stockholders might not be inclined to approve a merger. These negotiations resulted in merger consideration for Montague that produced a premium, based on the value of $17.70 per share of FSP common stock, of 51.6%.

      On August 10, 2004, the parties completed their due diligence reviews and finalized the terms of the merger agreement and related agreements.

      Approval of Merger Agreement

      On August 10, 2004, the special committees held a meeting, and on August 11, 2004 the target boards held a meeting, to review the final terms of the merger agreement and related documents and to consider the approval of the merger agreement. The members of the special committees also considered, discussed and conducted their initial formal qualitative analysis of the various strategic alternatives available to each target REIT. This analysis consisted of reviewing the advantages and disadvantages of each alternative, taking into account the proposed A.G. Edwards opinions, the independent appraisals of the target REIT properties and the information available to the members of the special committees regarding the historical financial results of FSP Corp. and each of the target REITs and the historical and projected dividend rates of FSP Corp. and each of the target REITs. At the full board meeting that followed, the target REIT boards also considered the special committees' analysis of these strategic alternatives. At each meeting, representatives of A.G. Edwards presented an analysis of the financial terms of each merger, including a discussion of financial data and analyses used in evaluating the possible acquisition of such target REIT by FSP Corp. After its presentation at the board meeting, A.G. Edwards provided to each target board an oral opinion, later confirmed in writing, to the effect that, as of August 11, 2004 and based upon and subject to the various considerations set forth in its respective opinions, the merger consideration was fair from a financial point of view to the holders of target stock of each target REIT.

      Additionally, at each of these meetings, a representative of GGU, outside counsel to the target REITs, made a presentation regarding the significant terms of the merger agreement and reviewed with the special committees and target boards their fiduciary duties in connection with the proposed transactions. Each special committee, after considering the terms of the merger agreement and other related documents and the various presentations, unanimously approved the merger agreement and the mergers and recommended that its respective full target board also approve the transactions. Each target board, after considering the terms of the merger agreement and other related documents, the various presentations and its special committee's recommendation, unanimously approved the merger agreement and the mergers, concluding that the consideration to be paid to the target REIT stockholders in the mergers was fair to and in the best interests of that target REIT and its stockholders. The target REIT boards then authorized Mr. Carter to execute the merger agreement and related documents on behalf of the target REITs.

      On August 13, 2004, the FSP board held a special meeting to review the final terms of the merger agreement and related documents and to consider the approval of the merger agreement. Members of FSP Corp.'s management reviewed with the FSP board the terms of the merger and the merger agreement. At the meeting, representatives of Wilmer Cutler Pickering Hale and Dorr LLP, FSP Corp.'s, outside counsel, made a presentation regarding the significant terms of the merger agreement and reviewed with the board its fiduciary duties in connection with the proposed transactions. Mr. John Burke, the only disinterested member of the FSP board, after considering the terms of the merger agreement and other related documents and the various presentations, approved the merger agreement and the related documentation and recommended that the full FSP board also approve the transaction. The other members of the FSP board, after considering the terms of the merger agreement and other related documents, the various presentations and Mr. Burke's recommendation, unanimously approved the merger agreement and the related documentation. The FSP board then authorized Mr. Carter to execute the merger agreement and related agreements.

      On August 13, 2004, FSP Corp., the target REITs and the acquisition subsidiaries executed the merger agreement.

Reasons for the Mergers

      The Target REITs. Each target board unanimously concluded that the merger agreement, providing for the mergers and the issuance of the merger consideration, is fair to, and in the best interests of, its target REIT and target REIT stockholders. Each target board recommends a vote FOR adoption of the merger agreement and approval of the mergers contemplated thereby.

      The special committees believe that the mergers represent an opportunity for the target REIT stockholders to realize a premium over the current appraised value of the real estate (as determined by the appraisal) and adjusted cash reserves held by the respective target REITs. The decision to adopt the merger agreement and approve the mergers contemplated thereby is also based upon:

      o the determination of such special committee that the value of the FSP common stock to be distributed as merger consideration to its target REIT stockholders was greater than the value that was likely to be realized upon the continuation of the such target REIT;

      o the receipt from A.G. Edwards of an opinion, delivered orally to each special committee and board of each target REIT and subsequently confirmed in writing, as to the fairness from a financial point of view of the merger consideration to the stockholders of each target REIT;

      o the independent third-party appraisals of the real property owned by each target REIT;

      o the analysis presented to such special committee by A.G. Edwards (see "Fairness of the Mergers - Fairness of the Merger Consideration to Target REIT Stockholders - Fairness Opinions");

      o the substantial likelihood of the consummation of the mergers because of the limited number and nature of the conditions to FSP Corp.'s and the acquisition subsidiaries' obligations to close;

      o that target REIT stockholders who do not vote in favor of the mergers will have statutory appraisal rights;

      o that each target REIT can pay its customary dividends in respect of the third and fourth quarters of 2004; and

      o the representations and warranties of the merger agreement relating to the target REITs do not survive the closing.

      For a complete list of the factors considered by the target REITs, see "Fairness of the Mergers - Conclusions of the Target Boards."

      The decision of the individual target boards to adopt the merger agreement and approve the mergers contemplated thereby resulted from each target board's consideration of a range of strategic alternatives, including the continuation of its target REIT, the liquidation of its target REIT and the creation or support of a secondary market for the target stock of its target REIT through limited cash tender offers or repurchase programs sponsored by such target REIT. The target boards considered a number of factors in evaluating the mergers, including the following:

      o     the fairness opinions delivered by A.G. Edwards;

      o     the appraisals obtained by each target REIT;

      o the value to be delivered to the target REIT stockholders in the mergers;

      o     the potential for a future market for FSP common stock;

      o     the relative likelihood of completing the mergers;

      o the potential volatility of the respective target REIT's business relative to the more diversified business of FSP Corp.; and

      o a review of the current and prospective business environment for REITs.

      Each target board also considered a number of potentially negative factors in its deliberations concerning the mergers, including the fact that the premium to be received by the target REIT stockholders is based on an FSP common stock per share price of $17.70. Should the FSP common stock trade on the AMEX, the trading price of the FSP common stock could be significantly lower than $17.70 per share, however, causing the premium received by target REIT stockholders as a result of the consummation of the mergers to decrease significantly or disappear altogether. Each target board also considered the following additional potentially negative factors:

      o the fact that, based on historical, quarterly, non-special dividends received by stockholders of FSP Corp. and the target REIT stockholders, a majority of the target REIT stockholders could expect to receive a lower level of dividends from the combined company than such stockholders have historically received from their target REITs. Based on historical distributions paid by FSP Corp. and each of the target REITs, the pro forma dividend payments for the nine months ended September 30, 2004 were as follows:

                                                                                         Increase /
                                              Historical   Equivalent    Pro Forma       (Decrease)
                                  Exchange    Dividends    Dividends     Dividends      in Dividends
              Target REIT          Ratio      Declared     Per Share     Per Share       Per Share
              -----------          -----      --------     ---------     ---------       ---------
              Addison Circle      5,948.67    $   6,022    $    1.01    $     0.90       $   (0.11)

              Collins Crossing    6,167.63        6,689         1.08          0.90           (0.18)

              Montague            5,649.72        8,751         1.55          0.90           (0.65)

              Royal Ridge         6,055.79        5,367         0.89          0.90            0.01
                                 ----------------------------------------------------   -------------
              Total              23,821.81       26,829         1.13          0.90           (0.23)
                                 ====================================================   =============

      o conflicts of interest inherent between the directors and officers of FSP Corp. and the directors and officers of the target REITs;

      o     the risk that the mergers might not be consummated;

      o the change upon consummation of the mergers to the nature of the target REIT stockholders' investment in their respective target REITs;

      o the possibility that FSP Corp. may not file its listing application with AMEX, or in the event FSP Corp. does file such application, the possibility that AMEX may reject the application or that a meaningful trading market may not develop even if AMEX approves the application;

      o the increased risk to the value of the target REIT stockholders' investment given that the combined company's revenues would be derived from a greater number of real properties; and

      o the risk that the benefits sought to be achieved by the mergers would not be realized.

      Each target board concluded, however, that, on balance, the potential benefits of the mergers to its target REIT and its target REIT stockholders outweighed the associated risks. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger consideration, the target boards did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching their respective determinations.

      FSP Corp. The FSP board unanimously determined that the merger agreement, providing for the mergers and the issuance of FSP common stock in exchange for target stock, is fair to, and in the best interests of, FSP Corp. and the FSP stockholders. No director affiliated with the target REITs abstained from voting. FSP Corp. determined that merging the target REITs with and into four wholly-owned acquisition subsidiaries of FSP Corp. would provide the parties to the transaction with favorable tax treatment.

      The FSP board reviewed a number of factors in evaluating the merger agreement, providing for the mergers and the issuance of the merger consideration, including, but not limited to, the following:

      o FSP Corp.'s management's views of the financial condition, results of operations and business of FSP Corp. and each of the target REITs before and after giving effect to the mergers;

      o the differences and similarities between the business and operating strategies of FSP Corp. and each of the target REITs;

      o historical financial information concerning the real properties owned by FSP Corp. and each of the target REITs;

      o     current conditions in the REIT market generally;

      o the consideration the target REIT stockholders would receive in the mergers;

      o     the belief that the terms of the merger agreement are reasonable;

      o the impact of the mergers on the FSP stockholders, potential investors and employees; and

      o     the appraisals obtained by each target REIT.

      The FSP board also identified and considered a number of potentially negative factors in its deliberations concerning the merger agreement, providing for the mergers and the issuance of the merger consideration, including the following:

      o conflicts of interest inherent between the directors and officers of FSP Corp. and the directors and officers of the target REITs;

      o the fact that the representations and warranties of the target REITs do not survive closing;

      o the risks that the benefits sought to be achieved by the mergers may not be realized;

      o the immediate dilution by approximately 20% to the percentage ownership and voting power of the FSP stockholders; and

      o the possibility that the real estate holdings of the target REITs would decline in value.

      The FSP board concluded, however, that, on balance, the potential benefits of the mergers to FSP Corp. and the FSP stockholders outweighed the associated risks. In view of the variety of factors considered in connection with its evaluation of the merger agreement, providing for the mergers and the issuance of the merger consideration, the FSP board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

      The FSP board on an on-going basis evaluates strategic alternatives available to FSP Corp. In seeking to achieve the benefits that the FSP board expects will result from the mergers, the FSP board did not consider any specific alternatives to the mergers.

Alternatives Considered

      Before deciding to recommend the mergers, the target boards considered alternatives to the mergers in an effort to achieve maximum benefits for target REIT stockholders. These alternatives are set forth below.

      Continuation of each Target REIT. An alternative to the mergers would be to continue each of the target REITs as a separate legal entity in accordance with its original investment strategy. Target REIT stockholders would likely continue to receive regular quarterly distributions and would receive a distribution on the sale of the property owned by its respective target REIT, which is expected to occur within a five to ten year time period following syndication of the target REIT. The merger consideration payable to the stockholders of each target REIT represents a premium to the appraised value of each target REIT's real estate. See "Fairness of the Mergers - Conclusions of the Target Boards." Because the appraisals include a valuation based on the discounted cash flow of each real property's income stream, the target boards believe that the appraised values of the real estate represent the accurate value of each target REIT on a going concern basis. Because the real property owned by each target REIT is 100% leased, appreciation in the value of each property will be dependent upon, either general changes in the real estate market or the target REIT's ability to lease space at higher rental rates upon the termination of existing leases. Because such changes could also cause the value of the real property to decline, rental rates could decline or space might remain vacant, the target boards concluded that there were substantial risks that continuation of the target REITs might not result in realizing an amount equal to or in excess of the premium obtained in the mergers. If each target REIT continues its separate existence, the target REIT stockholders may not have an opportunity for liquidity in the near future and there can be no assurance, given that the merger consideration for each target REIT exceeds the appraised value of the real property owned by such target REIT, that any target REIT will be able to sell its assets for consideration as attractive as the merger consideration.

      Liquidation. Another alternative to the mergers would be to liquidate the assets of the target REITs and distribute the net liquidation proceeds to the target REIT stockholders. Liquidating the target REITs would result in concluding the investors' investment in the target REITs earlier than the anticipated liquidation timeframes for the target REITs. While the target REIT boards did not conduct a formal liquidation analysis, the liquidation value of a target REIT would be based in large part on the fair market value of the target REIT's net real property assets, which the target boards believed is reflected in the applicable appraisal, together with its adjusted cash reserves. In a liquidation, the marketplace would determine the value of a target REIT's net assets. The target boards believe that the mergers are a more attractive alternative than liquidation because the merger consideration for each target REIT exceeds the appraised value of that target REIT's real property assets, together with its adjusted cash reserves. In addition, the target boards believe that the mergers permit target REIT stockholders to participate in the combined company's substantially larger, more diversified investment portfolio and to benefit from the potential for FSP Corp. eventually to provide liquidity for target REIT stockholders. The target boards believe that over time target REIT stockholders will benefit from the combined company's growth opportunities.

Support of Secondary Market. Another alternative would be the creation or support of the secondary market for the target stock through limited cash tender offers or repurchase programs sponsored by the target REITs. While the target boards believe that this alternative might provide liquidity for some target REIT stockholders, each target board believes that the benefits of this alternative are not sufficiently broad-based to provide an attractive alternative for a majority of the target REIT stockholders. In addition, the use of the target REITs' cash for this purpose would reduce cash available for distribution to target REIT stockholders. The target boards also believed that there was a significant risk that no secondary market would develop for the target stock. While this alternative was considered by the target boards, no detailed financial analysis was done that would allow the target boards to predict with any degree of certainty the possible impact of this alternative on the value of the target stock.

Consequences if Mergers Not Completed

      If the mergers are not completed, FSP Corp. and the target REITs will continue to operate as separate legal entities with their own assets and liabilities. There will be no change in their investment objectives, policies and restrictions.

                              THE MERGER AGREEMENT

      The following is a summary of certain provisions of the merger agreement, a copy of which is set forth as Appendix A to this Consent
Solicitation/Prospectus and is incorporated herein by reference.

The Mergers

      Subject to the terms and conditions of the merger agreement, on the effective date FSP Corp. will acquire by merger each target REIT. The target boards expect that the effective date will be on or about April 30, 2005.

      The following chart sets forth the number of shares of FSP common stock to be received as merger consideration by the target REIT stockholders for each share of target stock of the respective target REIT. FSP Corp. will not issue fractional shares of FSP common stock as merger consideration. Instead, each holder of target stock who would otherwise have been entitled to receive a fraction of a share of FSP common stock will be entitled to receive cash (without interest) in an amount, rounded up to the nearest whole cent, equal to the product of such fractional part of FSP common stock multiplied by $17.70, the value of one share of FSP common stock on August 13, 2004, as determined through negotiations between the special committees and FSP Corp. FSP Corp. will pay an aggregate amount of approximately $16,070 in cash to the holders of target stock in lieu of issuing fractional shares of FSP common stock.

                                          Shares of FSP        Total Shares of
                                          Common Stock           FSP Common
                    Total Number of    Issuable in Exchange     Stock Issuable
                   Shares of Target      for Each Share         to Target REIT
    Target REIT    Stock Outstanding     of Target Stock      Stockholders(1)(2)
    -----------    -----------------     ---------------      ------------------

Addison Circle            636               5,948.67             3,783,354

Collins Crossing          555               6,167.63             3,423,035

Montague                  334               5,649.72             1,887,007

Royal Ridge              297.5              6,055.79             1,801,598

(1)   Rounded to the nearest whole share.

(2) This number of shares of FSP common stock is slightly higher than the actual number of shares of FSP common stock to be issued upon the consummation of the mergers due to the fact that FSP Corp. will pay cash in lieu of issuing fractional shares of FSP common stock.

      None of the shares of FSP common stock to be issued as merger consideration to the target REIT stockholders will be placed into escrow or otherwise withheld as a source of potential compensation to FSP Corp. should the combined company discover, after the consummation of the mergers, that any of the target REITs incurred any undisclosed liabilities prior to the consummation of the mergers or that any representations and warranties of the target REITs were inaccurate. Moreover, FSP Corp. will not receive any consideration for the one share of common stock it holds in each target REIT.

      Consummation of the mergers is subject to a number of conditions and will not occur unless, among other things, holders of a majority of the shares of target stock of each target REIT vote to adopt the merger agreement and approve the mergers.

      The following table sets forth: (i) the value ascribed to each target REIT for purposes of the merger consideration, (ii) the appraised value of the property held by each target REIT, (iii) the estimated adjusted cash reserve balances as of June 30, 2004, (iv) the percentage (the premium) over appraised value plus adjusted cash reserves that has been ascribed to each target REIT for purposes of the merger consideration and (v) the percentage (premium) over the gross proceeds contributed by investors in the original syndication of each target REIT. The premium is based on an FSP common stock per share price of $17.70. Should the FSP common stock trade on the AMEX, the trading price of the FSP common stock could be significantly lower than $17.70 per share, causing the premium received by target REIT stockholders as a result of the consummation of the mergers to decrease significantly or disappear altogether.

                                                                                   Premium Over
                        Value                        Adjusted                     Gross Proceeds
                      Ascribed to    Appraised        Cash                         of Properties
   Target REIT        Target REIT      Value        Reserves (1)      Premium     at Syndication
   -----------        -----------      -----        ------------      -------     --------------

Addison Circle       $ 66,965,414   $ 54,500,000    $1,676,697         19.2%           5%

Collins Crossing     $ 60,587,756   $ 48,500,000    $1,984,695         20.0%           9%

Montague             $ 33,400,000   $ 20,000,000    $2,034,787         51.6%           0%

Royal Ridge          $ 31,888,293   $ 26,075,000    $  967,500         17.9%           7%

         Total       $192,841,463   $149,075,000    $6,663,679         23.8%           5%

(1) The adjusted cash reserves are lower than the actual cash reserves held by each target REIT because the adjusted cash reserves take into account estimated expenditures that are expected to be made by each target REIT prior to the consummation of the mergers. These expenditures include each target REIT's proportional share of the anticipated costs of the contemplated transaction relating to legal fees and financial advisory fees; the expenses payable by each target REIT for the appraisal of its property; and certain anticipated additional expenditures related to the operations of specific target REITs.

      Each share of target stock was issued at $100,000 per share in the original syndication.

      The dates of the appraisals of Addison Circle and Collins Crossing were July 23, 2004, the date of the appraisal of Montague was July 14, 2004, and the date of the appraisal of Royal Ridge was July 13, 2004.

      The value ascribed to a target REIT was determined through negotiations between the special committees and FSP Corp. These aggregate negotiated values exceed the aggregate appraised values of the target REITs and the adjusted cash reserves by approximately $37,102,784. See "Benefits, Background and Reasons for the Mergers - Background of the Mergers - Negotiation of Economic Terms" and "Fairness of the Mergers - Fairness of the Merger Consideration to Target REIT Stockholders - Allocation of Merger Consideration" for a discussion of how the premiums were determined by the special committees and FSP Corp.

Representations and Warranties

      In the Merger Agreement, FSP Corp. and the acquisition subsidiaries have made various representations and warranties to each target REIT, including that:

      o each of FSP Corp. and each acquisition subsidiary is duly organized and a validly existing corporation under the laws of the state of its jurisdiction, and each has the authority to enter into the merger agreement;

      o other than as specified in the merger agreement, no third-party or governmental consents are required for the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement by FSP Corp.;

      o the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement do not violate any applicable law or material agreement to which FSP Corp. or any of the acquisition subsidiaries is a party;

      o the capitalization of FSP Corp. is as set forth in the merger agreement;

      o the FSP common stock to be issued in the mergers will be duly authorized when so issued;

      o FSP Corp. has delivered or made available the financial statements set forth in the merger agreement and such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior periods (except as otherwise noted therein) and present fairly the financial position and results of operations of FSP Corp. as of their respective dates and for the period presented therein, subject to normal year-end adjustments in the case of unaudited interim financial statements;

      o FSP Corp. has filed or will file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC on or after January 1, 2003 and prior to the closing date on a timely basis;

      o FSP Corp. has paid, caused to be paid or accrued all taxes (as defined in the merger agreement) required to be paid or accrued by it through the date of the merger agreement; FSP Corp. has timely filed or obtained an extension to file all tax returns (as defined in the merger agreement) required to be filed by it through the date of the merger agreement, and all such tax returns completely and accurately set forth the amount of tax; FSP Corp. has withheld and paid all tax required to have been withheld or paid; and neither the IRS nor any other governmental authority is asserting in writing (or threatening to assert) any tax deficiency or claim;

      o FSP Corp. has qualified as a REIT for all periods since its inception;

      o the representations of FSP Corp. in the merger agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make them not misleading, and none of the information supplied by FSP Corp. for inclusion in this Consent Solicitation/Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading; and

      o there is no material litigation pending to which FSP Corp. is a party or bound or, to FSP Corp.'s knowledge, to which any of its directors, officers, employees or agents (in such capacity) is a party or bound.

      In addition, each target REIT has made various representations and warranties to FSP Corp., including that:

      o the target REIT is duly organized and a validly existing corporation under the laws of the state of its jurisdiction, and it (subject to stockholder approval) has the authority to enter into the merger agreement;

      o other than as specified in the merger agreement, no third-party or governmental consents are required for the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement by the target REIT;

      o the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement do not violate any applicable law or material agreement to which the target REIT is a party;

      o the target REIT has delivered or made available the financial statements set forth in the merger agreement and such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior periods (except as otherwise noted therein) and present fairly the financial position and results of operations of the target REIT as of their respective dates and for the period presented therein, subject to normal year-end adjustments in the case of unaudited interim financial statements;

      o the target REIT has paid, caused to be paid or accrued all taxes (as defined in the merger agreement) required to be paid or accrued by it through the date of the merger agreement; the target REIT has timely filed or obtained an extension to file all tax returns (as defined in the merger agreement) required to be filed by it through the date of the merger agreement, and all such tax returns completely and accurately set forth the amount of tax; the target REIT has withheld and paid all tax required to have been withheld or paid; and neither the IRS nor any other governmental authority is asserting in writing (or threatening to assert) any tax deficiency or claim;

      o the target REIT has qualified as a REIT for all periods since its inception;

      o the representations of the target REIT in the merger agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make them not misleading, and none of the information supplied by the target REIT for inclusion in this Consent Solicitation/Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading;

      o neither the target REIT nor, to the knowledge of the target REIT, the other party thereto, has breached or is in default of any material contract, other than breaches or defaults which would not reasonably be expected to be material to the target REIT;

      o the target REIT has good and marketable title to its assets and its property;

      o     the target REIT does not have material environmental liabilities;

      o the target REIT is not engaged in acquisition negotiations or discussions with any third party; and

      o there is no material litigation pending to which the target REIT is a party or bound or, to the target REIT's knowledge, to which any of its directors, officers, employees or agents (in such capacity) is a party or bound.

      None of the representations and warranties of any party shall survive the closing.

Covenants

            Each of the parties has agreed not to omit to take any action that will result in a breach of any representations, warranties, or covenants or a failure to satisfy any closing conditions.

      Each target REIT has agreed:

      o that its board of directors will recommend that its target REIT stockholders vote in favor of the merger agreement and the merger,

      o that it will not solicit or facilitate, or participate in discussions or negotiations or furnish any person any information with respect to, any third party acquisition proposals, and

      o that its board of directors will not withdraw or modify its recommendation to vote in favor of the merger agreement and merger, cause or permit its target REIT to enter into any letter of intent or agreement relating to any third party acquisition proposal, or approve or recommend any third party acquisition proposal.

      However, in the event of an unsolicited third party acquisition proposal that is more favorable to the target REIT than the terms of the merger agreement with FSP Corp., the target REIT may furnish information to and enter into acquisition discussions with the third party, and the target REIT board may withdraw or modify its recommendation to stockholders as to the merger agreement and the merger with FSP Corp., in each case to the extent that the target REIT board determines in good faith that its fiduciary obligations require it to do so. Prior to taking any such action, the target REIT must furnish information to FSP Corp. regarding the possible third party acquisition and allow FSP Corp. five business days to make a counterproposal. The target REIT board may not withdraw or modify its recommendation to stockholders in the event that FSP Corp. has breached a representation, warranty or covenant or has failed to satisfy any closing condition; however, a target REIT's right to terminate the merger agreement, as set forth below under "-- Termination," may apply upon such breach or failure.

Conduct of Business Prior to the Effective Date

      Each target REIT and FSP Corp. has agreed that, prior to the effective date or the earlier termination of the merger agreement, it will carry on its business in the ordinary course in substantially the same manner as previously conducted, will use its reasonable efforts to preserve intact its present business organization and goodwill, maintain permits, licenses and authorizations and preserve its relationship with third parties, and take all actions necessary to continue to qualify as a REIT. The merger agreement permits each target REIT and FSP Corp. to declare prior to the effective date, consistent with past custom and practice, dividends to the pre-merger target REIT stockholders or pre-merger FSP stockholders, as the case may be, in respect of each entity's operating results for periods prior to the effective date. FSP Corp. has assumed the obligation to pay any dividends consistent with past practice declared but not paid by the target REITs prior to the consummation of the mergers.

Conditions Precedent to the Mergers

      The respective obligations of each party to effect the mergers are subject to the fulfillment or waiver on or before the effective date of the following conditions:

      o the adoption of the merger agreement and the approval of the mergers by the affirmative vote of the holders of a majority of the shares of target stock of each target REIT;

      o the parties must receive all necessary consents, waivers, approvals, authorizations or orders required to be obtained and the making of all filings required to be made by any of the parties for the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby on or before (and remaining in effect at) the effective date;

      o FSP Corp. and each of the target REITs shall have received an opinion from Wilmer Cutler Pickering Hale and Dorr LLP or another nationally recognized law firm to the effect that each merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and confirming that, to the extent the matters discussed under the heading "Material United States Federal Income Tax Considerations" in this Consent Solicitation/Prospectus constitute matters of law, they are accurate in all material respects;

      o delivery by the President and Chief Executive Officer of FSP Corp. and the President of each of the target REITs of certificates to the effect that there have been no material adverse changes in the financial condition of such entity prior to the consummation of the mergers;

      o there having been no statute, rule, order, or regulation enacted or issued by the United States or any State thereof, or by a court, which prohibits the consummation of the mergers; and

      o the representations of each of FSP Corp. and the target REITs set forth in the merger agreement shall be true and complete in all material respects as of the closing date (provided that the party whose representation was not correct shall have no right not to proceed with the closing as a result thereof).

      The conditions described in the second bulleted paragraph above may be waived by the FSP board in whole or in part if, in the opinion of the FSP board, such waiver does not materially affect the terms of the transaction, which waiver shall not be unreasonably withheld. Certain of the conditions to the consummation of the mergers are beyond the control of FSP Corp., the target REITs and the target boards. There can be no assurance that the mergers will occur.

Termination

      The merger agreement may be terminated, and the mergers may be abandoned, at any time before the effective date, notwithstanding approval of the merger agreement by the target REIT stockholders:

      o     by the mutual written consent of FSP Corp. and each target REIT;

      o by either FSP Corp. or any target REIT if the mergers have not been consummated by March 30, 2005 (which date may be extended by mutual agreement of the parties);

      o by either FSP Corp. or any target REIT if the conditions to the mergers set forth in the merger agreement are not satisfied or waived (provided that if the condition to closing that is not satisfied is a breach of a representation or warranty, the party in breach shall not have the right to terminate the merger agreement as a result thereof); or

      o by FSP Corp. or a target REIT if the target REIT has received a superior third party acquisition proposal, the board of directors of the target REIT has withdrawn or modified its approval or recommendation with respect to the adoption of the merger agreement and the approval of the mergers, and the target REIT stockholders fail to approve the merger agreement and the mergers within 75 days of mailing this Consent Solicitation/Prospectus.

      In addition, the FSP board has the right to terminate the merger agreement with respect to a particular target REIT and consummate the mergers with the other target REITs if:

      o a target REIT incurs material casualty damage to its property, the target REIT is unable to cure the damage after using commercially reasonably efforts and the parties are unable to agree to an appropriate purchase price reduction;

      o a target REIT board recommends to the stockholders a third party acquisition proposal; or

      o a target REIT board receives a third party acquisition proposal and fails within five business days of the request of FSP Corp. to reconfirm its recommendation of the merger agreement and merger.

Effect of Termination

      If the merger agreement is terminated, there will be no liability or obligation on the part of any party thereto or its respective affiliates, partners, directors or officers, except for payment of expenses each party is liable for and to the extent that such termination results from the willful breach of a party thereto of any of its representations, warranties, covenants or agreements made in or pursuant to the merger agreement.

Material United States Federal Income Tax Considerations

      Each of the mergers is expected to be a "reorganization" as defined in the tax code. As a result, a target REIT stockholder generally will:

      o recognize no gain or loss upon the receipt of FSP common stock in exchange for target stock in the merger;

      o have an aggregate tax basis for the FSP common stock received equal to the aggregate basis of the target stock surrendered (other than stock for which cash was received in lieu of a fractional share of FSP common stock); and

      o have a holding period for the FSP common stock received that includes the holding period for the target stock surrendered.

Timing and Effectiveness of the Mergers

      The effective date of the mergers is expected to occur on or about April 30, 2005, or at such other time as the conditions to the mergers have been satisfied.

Comparison of the Target REITs and FSP Corp.

      The information related to the significant differences between the target REITs and FSP Corp. may be found on pages 123-124.

                             FAIRNESS OF THE MERGERS

Conclusions of the Target Boards

      The target boards believe that the terms of the merger agreement, when considered as a whole, are fair to the target REIT stockholders and the merger consideration offered in exchange for the target stock in the target REITs constitutes fair consideration for the interests of the target REIT stockholders. The target boards believe that the mergers represent an opportunity for the target REIT stockholders to realize a premium over the current appraised value of the real estate (as determined by the appraisal) and adjusted cash reserves held by the respective target REITs. The target boards also considered the fact that the premium to be received by the target REIT stockholders is based on an FSP common stock per share price of $17.70. Should the FSP common stock trade on the AMEX, the trading price of the FSP common stock could be significantly lower than $17.70 per share, however, causing the premium received by target REIT stockholders as a result of the consummation of the mergers to decrease significantly or disappear altogether. The following provides a summary of the additional factors upon which the target boards based their respective conclusions as to the fairness of the mergers and the merger consideration to be paid by FSP Corp. The target boards did not find it practicable to, and did not attempt to, quantify or otherwise assign relative weight to these factors in reaching their respective determination.

      o The target boards compared the potential benefits and detriments of the mergers with the potential benefits and detriments of several alternatives to the mergers, including continuation of the target REITs, liquidation of the target REITs and support of secondary markets for the target stock. Based on these comparisons, the target boards believe the mergers are more attractive than the other alternatives.

      o The special committees of the target boards, consisting of Messrs. MacPhee and Gribbell, each a director of the target REITs and an executive vice president of FSP Corp., engaged A.G. Edwards to deliver a fairness opinion to each target board. On August 11, 2004, A.G. Edwards delivered a written opinion to each target board to the effect that the merger consideration was fair, from a financial point of view, to the target REIT stockholders of that target REIT. These fairness opinions are attached hereto as Appendix C.

      o Each target board determined that the value of the FSP common stock to be distributed as merger consideration to its target REIT stockholders represented greater value, or a premium, than the sum of the value of the real estate (as determined by an appraisal) and adjusted cash reserves held by such target REIT. After consultation with A.G. Edwards, the special committees of the target boards determined that, based on the analyses of other selected public companies, the discounted cash flow of FSP Corp. and selected precedent mergers, a reasonable range of value for the FSP common stock was between $16.67 per share and $18.50 per share. The estimated range of values included a discount for the lack of liquidity of FSP common stock. The value ascribed to FSP common stock in connection with the mergers of $17.70 per share is within that range. The target boards determined that even if the actual value of FSP common stock were at the bottom of the range, or $16.67 per share, such value would still constitute a premium to the appraised value of the real estate plus adjusted cash reserves held by each target REIT.

      o The target boards obtained independent third-party appraisals of the real property owned by the target REITs, and considered these appraisals in negotiating the merger consideration.

      o The target boards considered historical financial information concerning the real properties owned by FSP Corp. and the target REITs and the amount of cash held by FSP Corp. and each of the target REITs.

      o The target REITs will have the right to declare dividends consistent with past practice in respect of the quarters or partial quarters preceding the effective date. The combined company will have the obligation to pay any such dividends that have been declared but not paid as of the effective date.

      o Certain merger expenses are considered individual expenses to be paid by the party incurring the expenses. The costs of A.G. Edwards' engagement and the fees of the target REITs' outside legal counsel and independent accountants will be apportioned among the target REITs based on the relative net proceeds of the original syndication of each target REIT and each appraisal will be paid by the target REIT owning the property that is the subject of the appraisal. All other expenses, including consulting, legal, accounting and administrative, will be paid by FSP Corp.

      o Stockholders of the target REITs that do not vote in favor of the merger and that comply with required procedures will have appraisal rights under the Delaware general corporation law entitling them to receive fair value for their shares.

      o The likelihood that the mergers would be completed in the light of the terms of the merger agreement and the experience and reputation of FSP Corp.

      o The terms of the merger agreement provide that the representations and warranties of the target REITs terminate at closing and that no portion of the purchase price is withheld from the target REIT stockholders in an escrow account or otherwise.

      o The terms of the merger agreement permit the target REIT boards, in the event of an unsolicited third party offer to purchase any of the target REITs prior to the merger, to provide information to and engage in discussions with the third party, to withdraw or modify their recommendation to the target REIT stockholders to vote in favor of the FSP Corp. mergers and to terminate the merger agreement if the stockholders of a target REIT fail to vote in favor of the merger agreement.

      o The members of the target boards have conflicts of interest in connection with the mergers. Each target board established a special committee consisting of Messrs. MacPhee and Gribbell, the only members of the target boards who are not also members of the FSP board. Messrs. MacPhee and Gribbell serve as executive vice presidents of FSP Corp. The special committees engaged A.G. Edwards to advise them in evaluating and negotiating the terms of the mergers, including the merger consideration, and to deliver a fairness opinion to each target board. No fees or other compensation will be payable to the members of the target boards (or the special committees) in connection with the mergers.

Determination of Merger Consideration

      The merger consideration was determined through negotiations among the special committees of the target boards and FSP Corp. See "Benefits, Background and Reasons for the Mergers - Background of the Mergers - Negotiation of Economic Terms" for a discussion of the negotiations between FSP Corp. and the special committees of the target boards.

      The special committees relied on advice from their financial advisor, A.G. Edwards, in their negotiations with FSP Corp. In agreeing to the fairness of the $17.70 per share negotiated price, the target boards reviewed the analyses presented by A.G. Edwards, financial advisor to the special committees, the target boards and the target REITs, including the analysis of CAD multiples and discounted cash flows to estimate the value of FSP common stock. The special committees also considered the assets and liabilities of each target REIT and FSP Corp., the expected cash available for distribution of each target REIT, the multiples of cash available for distribution commonly used in valuing REITs and the limited liquidity of FSP common stock. The special committees noted that each appraisal included a discounted cash flow analysis in arriving at an appraised value of the real property owned by the applicable target REIT. A discounted cash flow analysis calculates the present value of the projected income stream from a property. The special committees believed that this approach, which takes into account leases in place and their future rental rate increases, provided a basis for comparing the value of the offered merger consideration to the present value of the projected future operations of the target REITs and, hence, a basis for determining that accepting the merger consideration was preferable to continuing the target REITs. The special committees relied on the discounted cash flow analysis in the appraisals because this analysis took account of the facts that could be determined at the time the special committees made their decisions and also projected a future sale price of the property. The special committees recognized that if the business of the target REITs were to be continued, one or more of the target REITs might be sold in the future at a price that, on a discounted present value basis, might exceed the merger consideration offered for such target REIT. The special committees concluded, however, that any such hypothetical future sale price would be determined by a number of factors, including the ability of the target REIT to lease space as it became vacant, the capitalization rates at which real property would trade at the time of sale and the conditions in the local real estate market at the time of sale, that could not be known by the special committee at the time it made its decision, and that any such hypothetical sale price would be speculative. The special committees also recognized that the value of real property may decline over time as well as increase. The special committees, therefore, concluded that the certainty of the premium offered by the merger consideration outweighed the risks inherent in seeking to better that premium by continuing the operations of the target REITs.

     The special committees were also made aware that FSP Corp. intended to file an application to list the FSP common stock with AMEX. There was no assurance that FSP Corp. would file such application or, in the event it did, that AMEX would accept the application or that a meaningful trading market would develop even if AMEX approved the application. After considering the foregoing factors, the special committees determined, after consultation with A.G. Edwards, to propose an initial range for the value of the FSP common stock. The low end of the range was $16.67 per share and the high end was $18.50. After several discussions with FSP Corp. relating to the basis for the range, the target boards presented FSP Corp. with a proposed per share price of $17.70 for the FSP common stock. After additional discussions, FSP Corp. accepted the proposed per share price. In concluding that the merger consideration is fair, the target boards relied in part on the fairness opinion delivered by A.G. Edwards for its respective target REIT and the appraisal received by each target board for its respective target REIT.

Fairness of the Merger Consideration to Target REIT Stockholders

      Fairness Opinions. On July 22, 2004, the special committees of the target boards retained A.G. Edwards to act as their financial advisor in connection with the mergers and to render A.G. Edwards' opinion as to the fairness, from a financial point of view, of the merger consideration to the target REIT stockholders of each target REIT. On August 11, 2004, A.G. Edwards rendered its opinion to each target board to the effect that, based upon and subject to the various considerations described in each opinion, the merger consideration (as described elsewhere in this Consent Solicitation/Prospectus) was fair, from a financial point of view, to the stockholders of that target REIT.

      The full text of A.G. Edwards' opinions, each dated August 11, 2004, which describes the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by A.G. Edwards in rendering its opinions, are attached as Appendices C-1, C-2, C-3 and C-4 to this Consent Solicitation/Prospectus and are incorporated into this summary by reference. A.G. Edwards' opinions are directed only to the fairness, as of the date of the opinion and from a financial point of view, of the merger consideration to the stockholders of the target REIT to which each opinion is addressed and does not constitute a recommendation to you as to how you should vote with respect to the merger agreement and the mergers. The summary of A.G. Edwards' opinions set forth below are qualified in their respective entirety by reference to the full text of the opinions attached as Appendices C-1, C-2, C-3 and C-4 to this Consent Solicitation/Prospectus. You are urged to read the opinions carefully in their entirety.

      See "Advice of Financial Advisors and Appraisals - Fairness Opinions."

      The Appraisals. The respective target boards retained independent third party appraisers to appraise the fair market value of each target REIT's real estate. The dates of the appraisals of Addison Circle and Collins Crossing were July 23, 2004, the date of the appraisal of Montague was July 14, 2004, and the date of the appraisal of Royal Ridge was July 13, 2004.

      In preparing the appraisals, the appraisers collected from the target REITs information regarding the operating history of the properties, conducted site inspections of the properties to be appraised in July 2004 and interviewed and relied on representations of certain representatives of the target REITs. The appraisers' conclusions are based upon conditions they observed at the properties during their inspection and assumptions, qualifications and limitations deemed reasonable at the time concerning, among other things, legal title, the absence of physical defects, future percentage of leased rentable square feet, income and competition with respect to each property. The appraisals reflect the appraisers' valuation of the real estate of the target REITs as of their respective dates, in the context of the information available on that date. Events occurring subsequent to the dates of the respective appraisals could affect the properties or assumptions used in preparing the appraisals. The target boards imposed no limitations on the scope of the appraisers' appraisals. The target boards took the appraisals into consideration in negotiating the merger consideration. The target REITs also made the appraisals available to FSP Corp. and have allowed the FSP board to rely on the appraisals.

      Comparison of Certain Benefits and Detriments of Alternatives to The Mergers. Prior to concluding that the mergers should be recommended to the target REIT stockholders, the target boards considered several alternatives to the mergers, including continuation of the target REITs, liquidation of the target REITs and support of the secondary market. See "Benefits, Background and Reasons for the Mergers -- Alternatives Considered." To determine whether the mergers or one of their alternatives would be more attractive to the target REIT stockholders, the target boards compared certain potential benefits and detriments of the mergers with certain potential benefits and detriments of the alternatives. Based upon this comparison, the target boards believe the mergers are more attractive than the alternatives.

      Fairness in View of Conflicts of Interest. The members of the target boards have significant conflicts of interest in connection with the mergers. Each target board established a special committee consisting of Messrs. MacPhee and Gribbell, the only members of the target boards who are not also members of the FSP board. Messrs. MacPhee and Gribbell serve as executive vice presidents of FSP Corp. The special committees engaged A.G. Edwards to advise them in evaluating and negotiating the terms of the mergers, including the merger consideration, and to deliver a fairness opinion to each target board. No fees or other compensation will be payable to the members of the target boards (or the special committees) in connection with the mergers.

      Allocation of Merger Consideration. In allocating the approximately $192,841,463 of merger consideration among the target REITs, FSP Corp.'s management considered the appraised values of each target REIT, the cash flow projected for each target REIT, the adjusted cash reserves held by each target REIT, and the current market conditions for real estate acquisitions in the various locations of the target REITs. The special committees, management of FSP Corp., and A.G. Edwards held a telephonic meeting on July 29, 2004 to discuss the allocation of the merger consideration, including the allocation of the premiums to be paid by FSP Corp. for each target REIT. During that call, after reaffirming with all the parties that the stock price of $17.70 per share was the negotiated price per share to be paid as merger consideration, FSP Corp. stated that it was willing to make an offer to each of the target REITs based, in part, on FSP Corp.'s specific knowledge of the target REITs' properties which it had gained from the operation of such properties by FSP Property Management, a wholly owned subsidiary of the FSP Corp. prior to and following the syndication of the target REITs. FSP Corp. then suggested a separate value for each target REIT based on its knowledge of the real properties held by each target REIT, including among other things, the tenants, the operating costs, current market conditions, FSP Corp.'s view of future market rents, the likelihood of lease renewals, the costs of turnover, and FSP Corp.'s experience with acquisitions for similar properties in the same or similar markets. The negotiations between the parties resulted in agreement on merger consideration for Addison Circle, Collins Crossing and Royal Ridge that produced a premium, based on a value of $17.70 per share of FSP common stock, to the sum of the appraised value of real estate and adjusted cash reserves that ranged from 17.9% to 20.0%. With respect to Montague, FSP Corp. noted that Montague's property is leased to a single tenant through December 31, 2006 at a rate that is currently significantly above market. FSP Corp. further noted that the appraised value of Montague's real estate was $20,000,000. Montague's special committee noted that Montague's stockholders were receiving significant current cash yields as a result of the above-mentioned lease and that, in the absence of a significant premium to appraised value, those stockholders might not be inclined to approve a merger. These negotiations resulted in merger consideration for Montague that produced a premium, based on the value of $17.70 per share of FSP common stock, of 51.6%.

                   ADVICE OF FINANCIAL ADVISORS AND APPRAISALS

Fairness Opinions

      On July 22, 2004, the special committees of the target boards retained A.G. Edwards to act as their financial advisor in connection with the mergers and to render A.G. Edwards' opinion as to the fairness, from a financial point of view, of the merger consideration to the target REIT stockholders of each target REIT. On August 11, 2004, the target boards met to review the proposed mergers. During this meeting, A.G. Edwards presented certain financial analyses as described below. At the meeting A.G. Edwards rendered its oral opinions, subsequently confirmed by delivery of its written opinions, to each target board to the effect that, based upon and subject to the various considerations described in each opinion, the merger consideration (as described elsewhere in this Consent Solicitation/Prospectus) was fair, from a financial point of view, to the stockholders of that target REIT.

      The full text of A.G. Edwards' opinions, each dated August 11, 2004, which describes the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by A.G. Edwards in rendering its opinions, are attached as Appendices C-1, C-2, C-3 and C-4 to this Consent Solicitation/Prospectus and are incorporated into this summary by reference. A.G. Edwards' opinions are directed only to the fairness, as of the date of the opinion and from a financial point of view, of the merger consideration to the stockholders of the target REIT to which each opinion is addressed and does not constitute a recommendation to you as to how you should vote with respect to the merger agreement and the mergers. The summary of A.G. Edwards' opinions set forth below are qualified in their respective entirety by reference to the full text of the opinions attached as Appendices C-1, C-2, C-3 and C-4 to this Consent Solicitation/Prospectus. You are urged to read the opinions carefully in their entirety.

      In conducting its investigation and analysis and in arriving at its opinions, A.G. Edwards reviewed information and took into account financial and economic factors it deemed relevant under the circumstances. In rendering its opinions, A.G. Edwards, among other things:

      o reviewed certain internal information, prepared by the management of each target REIT, primarily financial in nature, including projected adjusted cash reserves and cash after distribution, concerning the business and operations of each target REIT furnished to A.G. Edwards for purposes of its analysis;

      o reviewed certain internal information, primarily financial in nature, including forecasts of 2004 and 2005 financial performance prepared by FSP Corp.'s management concerning the business and operations of FSP Corp. furnished to A.G. Edwards for its analysis, as well as publicly available information including but not limited to FSP Corp.'s recent filings with the Securities and Exchange Commission such as FSP Corp.'s annual reports on Form 10-K and quarterly reports on Form 10-Q;

      o reviewed an appraisal of the property of each target REIT prepared by a professional real estate valuation firm, which A.G. Edwards was advised by the target REIT has real estate valuation expertise in the local market for such property, which appraisals included, among other things, analyses that valued each target REIT's business prospects based on a study of the current marketplace and business fundamentals; and A.G. Edwards also held discussions with each such professional real estate valuation firm;

      o reviewed a draft of the merger agreement and held discussions about the merger agreement and the mergers with the management of each target REIT and legal counsel to the target REITs and their boards;

      o reviewed market data for equity securities of public companies in the same or similar lines of business as those of FSP Corp.;

      o compared the proposed financial terms of the mergers with the financial terms of certain other business combinations A.G. Edwards deemed relevant for analytical purposes; and

      o reviewed the implied valuation range of FSP Corp.'s business based on the discounted present values of its projected cash flows (as estimated by FSP Corp.'s management).

      A.G. Edwards held discussions with the executive officers of the target REITs and FSP Corp. concerning the target REITs' and FSP Corp.'s respective historical and current financial condition and operating results, as well as the prospects of the target REITs and FSP Corp. including the potential impact of the mergers. A.G. Edwards also considered other information, financial studies, analyses and investigations and financial, economic and market data which A.G. Edwards deemed relevant for the preparation of its opinions, including, but not limited to, the current market environment as well as information relating to the industries and the segments in which the target REITs and FSP Corp. operate.

      A.G. Edwards was not engaged to consider, nor did it express any opinion with respect to, any alternative transaction or strategic alternatives that might be available to the target REITs or their stockholders. Further, A.G. Edwards was not engaged to and did not solicit third-party indications of interest in acquiring all or any part of the target REITs. The special committees of the target boards and FSP Corp. determined the merger consideration through negotiations and A.G. Edwards did not express any opinion as to what the value of the target REITs' target stock has been or will be nor did it express any opinion as to what the value of the FSP common stock will be when issued to target REIT stockholders pursuant to the mergers or the prices at which the FSP common stock will trade at any time. The target boards did not place any limitation upon A.G. Edwards with respect to the procedures followed or factors considered by A.G. Edwards in rendering its opinions.

      In arriving at its opinions, A.G. Edwards assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available, provided to or otherwise discussed with A.G. Edwards including financial statements and financial projections, as provided by or on behalf of the target REITs and FSP Corp. A.G. Edwards was not engaged to, and therefore did not, independently verify any of this information nor did it express any opinion with respect to such information. A.G. Edwards assumed, with the target REITs' consent, that:

      o the representations and warranties of each party contained in the merger agreement would be true and correct, that each party would perform all of its covenants and agreements pursuant to the merger agreement and that all conditions to the mergers will be satisfied without modification or waiver;

      o all governmental, regulatory and other necessary consents and approvals would be obtained and that such consents would not impose restrictions or waivers that would have an adverse effect on the mergers; and

      o     the mergers will be accounted for in accordance with U.S. GAAP.

      A.G. Edwards also assumed and was advised by the management of FSP Corp. and each target REIT that the financial projections and other information provided to or otherwise discussed with A.G. Edwards were reasonably prepared on bases reflecting the best available estimates and good faith judgments as to the expected future performance of FSP Corp. and each target REIT, respectively, on a stand-alone basis and after giving effect to the mergers. In conducting its review, A.G. Edwards assumed the accuracy and completeness of the appraisals of each target REIT and did not perform any independent audit of assets or liabilities nor did it conduct any independent appraisal of any of the assets or liabilities, contingent or otherwise, of the target REITs or FSP Corp. A.G. Edwards also did not independently attempt to assess or value any of the intangible assets of FSP Corp. or the target REITs (including goodwill) nor did it make any independent assumptions with respect to the application of intangible assets in the mergers. A.G. Edwards' opinions were necessarily based upon economic, financial and other conditions as they existed and could be evaluated on the date of its opinions, and did not predict or take into account any changes that may occur, or information that may become available, after the date of each opinion. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Subsequent developments may affect the opinions, and A.G. Edwards does not have any obligation to update, revise or reaffirm any of its opinions.

      With the consent of each target board, A.G. Edwards did not attempt to value each target REIT and, instead, has assumed that the value of each target REIT is equal to the sum of the value of the target REIT's property, as reflected in the appraisal provided to A.G. Edwards, plus such target REIT's cash reserves. A.G. Edwards made this assumption and did not make an independent valuation of the target REITs because the value of an entity with one asset consisting of real property at a single location, such as each target REIT, is not determined by standard financial models used to value businesses in general but, instead, is determined by the value of the property owned by the entity. The value of that property is, in turn, determined by local real estate, economic and governmental factors such as commercial lease rates in the area of the property, the values of nearby commercial properties, economic prosperity in the area and applicable zoning laws, all of which are more appropriately assessed by a professional real estate appraiser who is an expert in assessing these local factors.

      The following is a brief summary of the material financial analyses performed by A.G. Edwards and reviewed with each target board in connection with the opinions of A.G. Edwards relating to the mergers and is not a complete description of all analyses performed and factors considered. The preparation of a fairness opinion and related financial analyses are complex analytical processes involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion and related financial analyses are not readily susceptible to summary description. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND A.G. EDWARDS' FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY AND A.G. EDWARDS' FINANCIAL ANALYSIS MUST BE CONSIDERED AS A WHOLE. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, OR SELECTING FOR CONSIDERATION SELECTED PORTIONS OR FACTORS OF THE ANALYSIS COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF A.G. EDWARDS' FINANCIAL ANALYSES.

      Valuation Approach. A.G. Edwards was asked to provide its opinion as to the fairness, from a financial point of view, of the consideration the stockholders of each target REIT (other than FSP Corp. which is not entitled to any merger consideration) are to receive in the mergers. Stockholders in each of the target REITs will receive the number of shares of FSP common stock for each share of preferred stock in their target REIT as described below.

                                      Addison   Collins               Royal
                                      Circle    Crossing   Montague   Ridge
                                      ------    --------   --------   -----

    Shares of FSP common stock        5,949      6,168      5,650     6,056
    to be received for each share
    of target stock in the target
    REIT

      Each target REIT owns one or two real property assets, and thus standard financial models used to value businesses in general are not the most appropriate method to determine their respective values. Instead, the value of each target REIT is derived from the value of the property owned by the entity, and the value of that property is determined primarily by local real estate, economic and governmental factors, all of which are assessed by professional real estate appraisers. Each target REIT had its property appraised in the month of July 2004. Accordingly, A.G. Edwards assumed that the fair market value of each target REIT is equal to the sum of the appraised value of the target REITs' individual property plus its existing cash reserves. The consideration to be received by the stockholders of each target REIT is the number of shares of FSP common stock to be issued to them in the mergers plus cash to be paid by FSP Corp. in lieu of fractional shares. The following table presents the assumed fair market values of each target REIT as well as the cash and number of shares of FSP common stock to be delivered to the stockholders of each target REIT in the mergers:

                                     Addison     Collins                       Royal
                                     Circle      Crossing      Montague        Ridge
                                     ------      --------      --------        -----

    Fair market value of target    $56,176,697  $50,484,695   $22,034,787   $27,042,500
    REIT

    Total cash payable to          $     2,668  $     5,895   $     3,799   $     3,708
    target REIT stockholders
    in lieu of fractional shares

    Shares of FSP common             3,783,206    3,422,704     1,886,791     1,801,389
    stock issuable to target
    REIT stockholders

      The acquisition by the target REIT stockholders of FSP common stock in the mergers in exchange for their shares of target stock can be viewed as a purchase of shares of FSP common stock. Netting the cash to be paid to target REIT stockholders in lieu of fractional shares against the fair market value of each target REIT, the following table describes the effective cost per share to each target REIT's stockholders to acquire the FSP common stock in the mergers:

                                   Addison     Collins                Royal
                                   Circle      Crossing    Montague   Ridge
                                   ------      --------    --------   -----

    Effective cost per share of    $14.85       $14.75      $11.68    $15.01
    FSP common stock to be
    issued

      A.G. Edwards' analysis attempted to determine whether the value of a share of FSP common stock to be received by the target REIT stockholders in the mergers equaled or exceeded this effective cost per share.

      Analysis Of Selected Public Companies. A.G. Edwards compared selected financial information and operating statistics for FSP Corp. with corresponding financial information and operating statistics of four groups of selected publicly held companies. While none of the companies in these groups has an asset mix that is exactly comparable to that of FSP Corp., the combined comparables are, in the judgment of A.G. Edwards, sufficiently comparable to FSP Corp. to warrant comparative analysis. The Apartment REITs consist of REITs whose primary business model is based upon the ownership and rental of geographically diversified multi-family apartment facilities. The Office REITs consist of REITs whose primary business model is based upon the ownership and rental of geographically diversified class "A" office buildings. The Industrial REITs consist of REITs whose primary business model is based upon the ownership and rental of geographically diversified industrial facilities such as manufacturing or distribution facilities. The Office/Industrial REITs consist of REITs whose primary business model is based upon the ownership and rental of geographically diversified office and industrial properties.

    Apartment REITs            Office REITs          Industrial REITs    Office/Industrial REITs
    ---------------            ------------          ----------------    -----------------------

  Archstone-Smith Trust      Boston Properties         AMB Property         Duke Realty Corp.

  AvalonBay Communities     CarrAmerica Realty           ProLogis         Liberty Property Trust
                                  Corp.

   Equity Residential     Equity Office Properties                          PS Business Parks
      Properties

      A.G. Edwards reviewed enterprise values, calculated as the sum of equity market capitalization plus debt, less cash and cash equivalents, as multiples of the following: (i) actual historical and estimated future net operating income, or NOI, for the last twelve month (LTM) period ended June 30, 2004, and for calendar years 2004 and 2005, and (ii) actual historical and estimated future earnings before interest, taxes, depreciation and amortization (EBITDA) for calendar years 2003, 2004 and 2005. A.G. Edwards also reviewed stock prices as a multiple of the (i) actual historical and estimated future funds from operations, or FFO, which typically consists of GAAP Net Income (excluding gains or losses related to the sale of real estate assets) plus depreciation, for the LTM period ended June 30, 2004, and for calendar years 2004 and 2005, and (ii) actual historical and estimated future cash available for distribution (CAD) to stockholders for calendar years 2004 and 2005. In view of the fact that the comparison companies all carried some level of indebtedness while FSP Corp. does not and FSP Corp. derives significant cash flow from its investment banking business, A.G. Edwards concluded that the comparison multiples for NOI, EBITDA and FFO would tend to undervalue FSP Corp. and that CAD multiples would be the most accurate comparison measure.

      Multiples for the selected companies also were based on closing stock prices on August 5, 2004. Financial data for the selected companies and FSP Corp. were based on public filings, company reports, publicly available research analyst estimates and research analyst estimates as reported in the Institutional Brokers' Estimate System. The CAD multiple analyses indicated the following implied mean multiples in each sector and weighted average mean multiples, with weighting based upon FSP Corp.'s mix of revenues from the various real estate sectors in which FSP Corp. operates:

                                                           Office/
                        Apartment   Office   Industrial  Industrial    Overall      Weighted
                          Mean       Mean       Mean        Mean        Mean      Average Mean
                          ----       ----       ----        ----        ----      ------------

Stock Price/2004E CAD     18.6x     16.0x       18.8x       15.7x       17.1x         16.2x
Stock Price/2005E CAD     17.4x     15.3x       16.8x       14.7x       16.0x         15.3x

      A.G. Edwards then applied the weighted average multiple from these real estate sectors to FSP Corp.'s projected CAD for 2004 and 2005, resulting in the implied values shown in the table below. A.G. Edwards then applied discounts to these values ranging from 10% to 20% in recognition of the market illiquidity of FSP Corp.'s common stock.

      In deriving these marketability discounts, A.G. Edwards reviewed a wide range of potential discounts presented in academic literature for similar transactions and made adjustments to account for various qualitative factors concerning FSP Corp. that militated in favor of a lower marketability discount. These characteristics included (i) FSP Corp.'s announcement on May 7, 2004 that it intends to list on the AMEX on or about January 1, 2005, (ii) FSP Corp.'s limited share repurchase program which provides the opportunity for liquidity to shareholders on an annual basis and (iii) the relatively high level of current cash distributions which FSP Corp. has historically paid and is forecasting paying in 2004 and 2005.

                                          2004 Weighted        2005 Weighted
                                           Average Mean        Average Mean
                                             Multiple            Multiple
                                             (16.2x)              (15.3x)
                                             -------              -------

      Before Marketability Discount          $20.71               $19.77
      10% Marketability Discount             $18.63               $17.79
      15% Marketability Discount             $17.60               $16.80
      20% Marketability Discount             $16.57               $15.81

      This analysis results in an implied range of values per share of FSP common stock of $15.81 to $18.63. The effective cost per share to each target REIT's stockholders of FSP common stock in the mergers is below or within this range. Accordingly, A.G. Edwards believes that this comparable company analysis supports its conclusion that the consideration to each target REIT's stockholders is fair, from a financial point of view, to that target REIT's stockholders.

      Discounted Cash Flow Analysis. A.G. Edwards also performed a discounted cash flow analysis to estimate the value of FSP common stock. The discounted cash flow is calculated by taking the sum of the present value of FSP Corp.'s free cash flows (before financing costs) over the forecast period and the present value of the terminal value of FSP Corp. at the end of the forecast period. A.G. Edwards applied this methodology to the projected cash flows of FSP Corp. for the fiscal years ending December 31, 2004 through December 31, 2009. FSP Corp. provided projections through December 31, 2005 and guidance on a projected long-term perpetual growth rate as well as the long-term relationship between depreciation expense and capital expenditures. Based upon FSP Corp.'s projections and guidance, A.G. Edwards utilized a range of discount rates (7.4% to 8.4%), terminal multiples (11.9x to 13.5x) applied to estimated CAD for the fiscal year ending December 31, 2009 and perpetual growth rate for FSP Corp.'s projected CAD beginning in 2005 (1% to 3%) to calculate a range of implied equity values and prices per share for FSP common stock. A.G. Edwards then applied discounts to these values ranging from 10% to 20% in recognition of the market illiquidity of FSP common stock.

      The discounted cash flow analysis yielded an implied equity value range of $12.16 to $22.29 per share. The effective cost per share to each target REIT's stockholders of FSP common stock in the mergers is below or within this range. Accordingly, A.G. Edwards believes that this discounted cash flow analysis supports its conclusion that the consideration to each target REIT's stockholders is fair, from a financial point of view, to that target REIT's stockholders.

      Analysis Of Selected Precedent Mergers. While A.G. Edwards compared selected financial information and operating statistics for FSP Corp. as related to the consideration with corresponding financial information and operating statistics of eleven selected precedent transactions, A.G. Edwards advised the target boards that the precedent transactions offer limited insight into the value of FSP common stock due to the limited number of transactions in a relevant timeframe and/or the unique circumstance surrounding each transaction. Using publicly available information, A.G. Edwards considered the mean LTM NOI and FFO multiples of the three most recent transactions relative to the mean LTM NOI and FFO multiples of the eleven transactions that occurred over the past five years in order to determine the recent trend in transaction multiples. Each of the transactions reviewed involved an entity that operated in one of the real estate sectors within which FSP Corp. operates. In order to compare the transaction multiples to a non-controlling share of FSP common stock, A.G. Edwards adjusted the transaction multiples by a median control premium of 13%, derives from 13 comparable transactions since 1998. These transactions included the following:

Selected Precedent Mergers

                                                                              Transaction
                                                           Equity Price/       Value/LTM       Control
             Target               Acquirer                   LTM FFO             NOI           Premium
             ------               --------                   -------             ---           -------
Keystone Property Trust         ProLogis                     19.6x              19.6x            17.0%

Great Lakes REIT                Transwestern                  8.6x              10.1x            -2.1%
                                Investment Company
                                LLC

Merry Land Properties           Cornerstone Realty           20.7x              12.3x            53.1%
                                Income Trust

Cabot Industrial Trust          CalWest Industrial            9.8x              11.2x            34.5%
                                Properties LLC

Charles E. Smith                Archstone Communities        16.8x              16.8x             3.6%
Residential Realty Inc.         Trust

Spieker Properties              Equity Office Properties     13.3x              12.9x            12.0%
                                Trust

                                                                              Transaction
                                                           Equity Price/       Value/LTM       Control
             Target               Acquirer                   LTM FFO             NOI           Premium
             ------               --------                   -------             ---           -------
Grove Property Trust            Equity Residential           12.0x              12.3x             3.6%
                                Properties Trust

Cornerstone Properties          Equity Office Properties     11.2x              10.6x            21.0%
Inc.                            Trust

Berkshire Realty                Berkshire Realty             10.1x              11.7x            26.0%
Company, Inc.                   Holdings, L.P.

Weeks Corp                      Duke Realty                  10.4x              13.6x            11.5%
                                Investments Inc.

Meridian Industrial             ProLogis Trust               12.4x              14.7x            13.0%
Trust

      A.G. Edwards averaged comparable company trading multiples, discounted the multiples by the chosen control premium and applied the multiples to value FSP Corp. The ensuing fair market value of FSP Corp. common stock was then discounted by the selected range of marketability discounts.

      A.G. Edwards calculated the implied enterprise value of the selected transactions (based on their acquisition prices) as multiples of LTM NOI and FFO. The range of multiples for the three most recent transactions was 9.5x to 18.0x LTM NOI and 7.5x to 18.0x LTM FFO, which resulted in mean multiples of 14.4x LTM NOI and 14.2x LTM FFO, compared to the five year mean multiples of 11.6x LTM NOI and 11.1x LTM FFO. The range values were viewed in the context of marketability discounts ranging from 10% to 20%. Multiples for the selected transactions were based on publicly available information at the time of announcement of the transactions.

      The precedent transaction analysis yielded an implied equity value range of $11.70 to $28.17 per share of FSP common stock. The effective cost per share to each target REIT's stockholders of FSP common stock in the mergers is below or within this range. Accordingly, although A.G. Edwards did not place significant reliance on this methodology, it believes that this analysis also supports its conclusion that the consideration to each target REIT's stockholders is fair, from a financial point of view, to that target REIT's stockholders.

      Miscellaneous. A.G. Edwards is acting as financial advisor to the special committees of the target boards with respect to the mergers and will receive customary fees for its services pursuant to these engagements as well as reimbursement for its reasonable expenses. The target REITs have also agreed to indemnify A.G. Edwards for certain liabilities that may arise out of the rendering of the opinions and any related activities as financial advisor to the special committees of the target boards, including liabilities under the federal securities laws.

      The target REITs selected A.G. Edwards to provide opinions in connection with the mergers because A.G. Edwards is a nationally recognized investment-banking firm with substantial experience in similar transactions and is familiar with the target REITs, FSP Corp. and their businesses. A.G. Edwards, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. In the ordinary course of business, A.G. Edwards may from time to time trade in securities, including the securities of direct competitors of the target REITs or FSP Corp., for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

      A.G. Edwards has in the past provided services to FSP Corp. unrelated to the mergers, and may do so in the future. Such past services have included investment banking services and valuations of FSP Corp.'s common stock. A.G. Edwards receives customary fees in connection with such services.

      The foregoing is a summary of the analyses performed by A.G. Edwards. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. A.G. Edwards believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of those analyses and of the factors considered by A.G. Edwards, without considering all analyses and factors, would create an incomplete view of the processes underlying the respective opinions. A.G. Edwards did not attempt to assign specific weights to particular analyses. Any estimates contained in A.G. Edwards' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in A.G. Edwards' analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold.

      Pursuant to engagement letter agreements dated July 22, 2004 between the special committee of each target REIT and A.G. Edwards, the target boards each agreed to pay A.G. Edwards an aggregate transaction fee of $350,000 comprised of: (1) $122,140 by Addison Circle, (2) $106,584 by Collins Crossing, (3) $57,133 by Montague and (4) $64,143 by Royal Ridge. Each fee is payable to A.G. Edwards regardless of the conclusions reached by A.G. Edwards in its opinions and whether or not the mergers consummated. In the engagement letters, which were negotiated between the special committees and A.G. Edwards, the target REITs also agreed to reimburse A.G. Edwards for its reasonable out-of-pocket expenses.

      The opinions of A.G. Edwards provide that they are solely for the confidential use of the target boards. This limitation was based on the fact that target REIT's engagement letters with A.G. Edwards specifically contemplated that only the target boards and no third party, including the target REIT stockholders, would be entitled to rely on the opinions of A.G. Edwards. If a target REIT stockholder were to attempt to assert a claim against A.G. Edwards based on its opinions, the validity of this limitation would be resolved by a court of competent juridiction. The target boards believe that the resolution of such question by a court of competent jurisdiction would have no effect on the rights and responsibilites of the target boards under applicable state law and no effect on the rights and responsibilities of either A.G. Edwards or the target board under federal securities laws. Neither the target boards nor the FSP board can express a view as to the resolution of the question of the validity of this limitation by a court of competent jurisdiction.

Appraisals of the Target REITs' Properties

      Each of the target boards engaged a third-party independent appraiser set forth in the table below to appraise the real estate owned by its target REIT. Each of the appraisers has delivered a written summary of its analysis, based upon the review, analysis, scope and limitations described therein, as to the fair market value of a particular target REIT's property as of the date set forth in the table below. Each appraiser has a national reputation for providing businesses with appraisals of real properties of the size and type of the property it appraised. The target boards selected the appraisers to provide the appraisals because of their experience and reputation in connection with real estate assets, including in the case of Brian E. Humphries and Associates, over 24 years experience in real property appraisal and concentration on multi-family and office property, in the case of Michael A. Davis of Cushman & Wakefield of California, his position as director of the Valuation Services Advisory Group of Cushman & Wakefield, over 17 years experience and numerous notable appraisals, and in the case of Ronald A. Neyhart and Richard A. Francis of C.B. Richard Ellis, Mr. Neyhart's position as senior managing director of CBRE -- Valuation and Advisory Services and over 23 years experience and Mr. Francis's 12 years of experience. In addition, the target boards in each case selected the appraiser who had provided the appraisal obtained by each target REIT in connection with its acquisition of the property in order to take advantage of the cost efficiencies associated with such selection. The target boards imposed no limitations on the scope of the appraisers' appraisals. The target REITs have made the appraisals available to FSP Corp. and have allowed the FSP board to rely on the appraisals. The appraisals for Addison Circle, Montague and Royal Ridge covered only the single property owned by the respective target REIT. The appraisal for Collins Crossing also covered excess land held by the target REIT.

      Set forth below is certain information regarding the appraisals. Copies of the appraisals are filed as exhibits to the registration statement of which this Consent Solicitation/Prospectus is a part. These appraised values are for the property owned by the respective target REIT as of the date of the appraisal.

                                        Sum of Fair Market Value set
                                          forth in Appraisal and
                                         Estimated Adjusted Cash
                                          Reserve Balances as of      Date of
   Target REIT     Appraiser                 June 30, 2004           Appraisal
   -----------     ---------                 -------------           ---------

Addison Circle     Bryan E. Humphries         $56,176,697          July 23, 2004
                   and Associates

Collins Crossing   Bryan E. Humphries         $50,484,695          July 23, 2004
                   and Associates

Montague           Cushman & Wakefield        $22,034,787          July 14, 2004
                   of California, Inc.

Royal Ridge        CBRE-Valuation and         $27,042,500          July 13, 2004
                   Advisory Services

      The material assumptions, qualifications and limitations to the appraisals are described below.

      Summary of Methodology. At the request of the target boards, the appraisers updated their original appraisals for the purchase of the properties held by the respective target REIT and, where appropriate, revised their assumptions to reflect the changed conditions in the market or property. Appraisers typically use three approaches in valuing real property: the cost approach, the income approach and the sales comparison approach. The type and age of a property, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. The value estimated by the cost approach incorporates separate estimates of the value of the unimproved site and the value of improvements, less observed physical wear and tear and functional or economic obsolescence. The income approach estimates a property's capacity to produce income through an analysis of the rental market, operating expenses and net income. Net income may then be processed into a value through either direct capitalization or discounted cash flow analysis, or a combination of these two methods. The sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. The appraisers considered or used all three of the approaches to value in their original appraisals. In arriving at a value for the property held by Addison

Circle, the appraiser relied on the income approach; in arriving at a value for the property held by Collins Crossing, the appraiser relied on the income approach with respect to the building and the sales comparison approach with respect to the excess land; in arriving at a value for the property held by Montague, the appraiser relied on both the income and the sales comparison approach; and in arriving at a value for the property held by Royal Ridge, the appraiser relied on all three approaches.

      The appraisers analyzed the individual properties of each target REIT. The appraisers' analysis included:

      o     reviewing each property's historical operating statements,

      o reviewing and relying on specific information regarding prospective changes in rents and expenses for each property provided by the applicable target REIT,

      o developing information from a variety of sources about market conditions for each individual property, and

      o     considering the projected cash flow for each property.

      Representatives of the appraisers performed site inspections on all properties during July 2004. In the course of these site visits, the appraisers inspected the physical facilities, obtained current rental and percentage of leased space information, gathered information on competing properties and the local market, visited primary competing properties and interviewed each local property manager or assistant manager concerning performance of the subject property and other factors.

      The appraisers reviewed historical operating statements and 2004 operating budgets for the subject properties.

      In conducting the appraisals, the appraisers also interviewed and relied upon members of the target boards, executive management and property management personnel to:

      o obtain information relating to the condition of each property, including any deferred maintenance, capital budgets, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements; and

      o discuss competitive conditions, area economic and development trends affecting the properties, historical and budgeted operating revenues and expenses and occupancies.

      To define the percentage of leased space, rental rate and expense escalators to be used in developing property operating projections, the appraisers reviewed the acquisition criteria and projection parameters in use in the marketplace by major investors, owners and operators of the applicable property types. Further, the appraisers interviewed various sources in local markets to identify recent sales of similar properties and derive certain valuation indicators. Sources for data concerning such transactions included local appraisers, property owners, real estate brokers, tax assessors and real estate research firms.

      Conclusions as to Value

      Assumptions, Limitations and Qualifications of Property Appraisals. The appraisers utilized certain assumptions to determine the appraised value of the properties under the income approach and the sales comparison approach. The appraisals reflect the appraisers' valuation of the real estate of the target REITs as of their respective dates, in the context of the information available on such date. Events occurring after the date of an appraisal and before the closing of the mergers could affect the properties or assumptions used in preparing the real estate appraisals. The appraisers have no obligation to update the appraisals on the basis of subsequent events.

      Compensation and Material Relationships. The appraisers have been paid fees in the aggregate amount of $20,500 to prepare the appraisals. The fees for the appraisals were negotiated between the target boards and the appraisers and payment thereof are not dependent upon completion of the mergers. The respective appraisers were previously engaged to appraise the properties of the target REITs prior to their acquisition. During the past three years, the appraisers received an aggregate of $32,000 for appraisals obtained by each target REIT in connection with the initial acquisition of such target REIT's property.

                                   MANAGEMENT

      George J. Carter, President and a director of each target REIT, age 55, is responsible for all aspects of the business of FSP Corp., the target REITs and their respective affiliates, with special emphasis on the evaluation, acquisition and structuring of real estate investments. Prior to the conversion, he was President of the general partner of the FSP Partnership, the predecessor to FSP Corp., and was responsible for all aspects of the business of the FSP Partnership and its affiliates. From 1992 through 1996 he was President of Boston Financial Securities, Inc. Prior to joining Boston Financial, Mr. Carter was owner and developer of Gloucester Dry Dock, a commercial shipyard in Gloucester, Massachusetts. From 1979 to 1988, Mr. Carter served as Managing Director in charge of marketing of First Winthrop Corporation, a national real estate and investment banking firm headquartered in Boston, Massachusetts. Prior to that, he held a number of positions in the brokerage industry including positions with Merrill Lynch & Co. and Loeb Rhodes & Co. Mr. Carter is a graduate of the University of Miami (B.S.). Mr. Carter is a NASD General Securities Principal (Series 24) and holds a NASD Series 7 general securities license.

      R. Scott MacPhee, Executive Vice President and director of each target REIT, age 47, has as his primary responsibility the direct equity placement of the sponsored entities. Prior to the conversion, Mr. MacPhee was an Executive Vice President of the general partner of the FSP Partnership. From 1993 through 1996 he was an executive officer of Boston Financial Services, Inc. From 1985 to 1993 Mr. MacPhee worked at Winthrop Financial Associates. Mr. MacPhee attended American International College. Mr. MacPhee holds a NASD Series 7 general securities license.

      Richard R. Norris, Executive Vice President and director of each target REIT, age 61, has as his primary responsibility the direct equity placement of the sponsored entities. Prior to the conversion, Mr. Norris was an Executive Vice President of the general partner of the FSP Partnership. From 1993 through 1996 he was an executive officer of Boston Financial Services, Inc. From 1983 to 1993 Mr. Norris worked at Winthrop Financial Associates. Prior to that, he worked at Arthur Young & Company (subsequently named Ernst & Young through a merger). Mr. Norris is a graduate of Bowdoin College (B.A.) and Northeastern University (M.S.). Mr. Norris holds a NASD Series 7 general securities license.

      William W. Gribbell, Executive Vice President and director of each target REIT, age 44, has as his primary responsibility the direct equity placement of the sponsored entities. Prior to the conversion, Mr. Gribbell was an Executive Vice President of the general partner of FSP Partnership. From 1993 through 1996 he was an executive officer of Boston Financial. From 1989 to 1993 Mr. Gribbell worked at Winthrop Financial Associates. Mr. Gribbell is a graduate of Boston University (B.A.). Mr. Gribbell holds a NASD Series 7 general securities license.

      Barbara J. Fournier, Vice President, Chief Operating Officer, Treasurer and a director of each target REIT, age 48, has as her primary responsibility, together with Mr. Carter, the management of all operating business affairs of FSP Corp., the target REITs and their respective affiliates. Ms. Fournier is also responsible for FSP Corp.'s accounting and financial reporting functions. Prior to the conversion, Ms. Fournier was the Vice President, Chief Operating Officer, Treasurer and Secretary of the general partner of the FSP Partnership. From 1993 through 1996, she was Director of Operations for the private placement division of Boston Financial. Prior to joining Boston Financial, Ms. Fournier served as Director of Operations for Schuparra Securities Corp. and as the Sales Administrator for Weston Financial Group. From 1979 through 1986, Ms. Fournier worked at First Winthrop Corporation in administrative and management capacities; including Office Manager, Securities Operations and Partnership Administration. Ms. Fournier attended Northeastern University and the New York Institute of Finance. Ms. Fournier is a NASD General Securities Principal (Series 24). She also holds other NASD supervisory licenses including Series 4 and Series 53, and a NASD Series 7 general securities license.

      Janet Prier Notopoulos, Vice President of each target REIT, age 57, has as her primary responsibility the oversight of the management of the real estate assets of FSP Corp., the target REITs and their respective affiliates. Prior to the conversion, Ms. Notopoulos was a Vice President of the general partner of the FSP Partnership. Prior to joining FSP Corp. in 1997, Ms. Notopoulos was a real estate and marketing consultant for various clients. From 1975 to 1983, she was Vice President of North Coast Properties, Inc., a Boston real estate investment company. Between 1969 and 1973, she was a real estate paralegal at Goodwin, Procter & Hoar. Ms. Notopoulos is a graduate of Wellesley College (B.A.) and the Harvard School of Business Administration (M.B.A.).

Management Compensation

      The following summary compensation table sets forth certain information concerning the compensation for each of (1) the President of the target REITs and (2) the other executive officers of the target REITs. These amounts are paid by FSP Corp. for services performed by such persons for FSP Corp.

                                                              Annual Compensation(1)
                                                 --------------------------------------------
                                         Fiscal                                Other Annual       All Other
Name and Principal Position               Year    Salary          Bonus       Compensation(2)   Compensation(3)
---------------------------------------  ------  --------      ------------   ---------------   ---------------
George J.  Carter .....................   2003   $225,000      $  400,000(4)            --       $ 12,865(5)
President                                 2002   $120,000      $  255,000(6)            --       $ 16,585(7)
                                          2001   $120,000      $  759,652(8)            --       $815,585(9)

R.  Scott MacPhee .....................   2003         --                --     $1,750,850       $  8,000(10)
Executive Vice President                  2002         --      $   13,640       $1,632,250       $611,100(11)
                                          2001         --      $   11,023       $2,202,483       $232,196(12)

Richard R.  Norris ....................   2003         --                --     $1,077,453       $  9,000(10)
Executive Vice President                  2002         --                --     $2,062,432       $  7,500(10)
                                          2001         --      $   21,428       $2,298,737       $448,436(13)

William W.  Gribbell ..................   2003         --                --     $2,192,258       $  8,000(10)
Executive Vice President                  2002         --                --     $1,331,975       $  7,000(10)
                                          2001         --      $    7,021       $  898,993       $152,274(14)

Barbara J.  Fournier ..................   2003   $175,000      $  190,000(4)            --       $  8,000(10)
Vice President, Chief Operating Officer   2002   $ 75,000      $  285,000(6)            --       $  7,000(10)
and Treasurer                             2001   $ 60,000      $  287,974(15)           --       $ 66,500(16)

                                          2003   $150,000      $  180,000(4)            --       $  9,000(10)
Janet Prier Notopoulos ................   2002   $ 75,000      $  250,000(6)            --       $  7,500(10)
Vice President                            2001   $ 60,000      $  172,726(15)           --       $ 61,500(17)

(1) Amounts reported represent annual compensation paid to the executive officers by the FSP Partnership, FSP Corp.'s predecessor, for the fiscal year 2001.

(2) Consists of brokerage commissions paid by FSP Investments to such executive officer in his capacity as broker as compensation for such executive's officer's efforts in the sale of securities of sponsored REITs and sponsored partnerships in a manner consistent with the payment by FSP Investments of commissions to its brokers.

(3) The FSP Partnership issued units of partnership interest, or FSP units, to all executive officers in July 2001, valued at $11.50 per FSP unit, as part of their annual compensation. The valuations of $11.50 per FSP unit was determined in good faith by the general partner of the FSP Partnership. The value of $11.50 per FSP unit was determined by the general partner based on the value ascribed to each FSP unit in connection with certain mergers that were effective October 1, 2000 in which the FSP Partnership acquired several of the limited partnerships whose offerings FSP Investments had previously sponsored, and no material changes in the financial condition or results of the FSP Partnership had occurred between that date and July 1, 2001.

(4)   Represents a bonus accrued in 2003 and paid in 2004.

(5) Includes a $9,000 contribution to a Simple IRA Plan and $3,865 of life insurance.

(6)   Represents a bonus accrued in 2002 and paid in 2003.

(7) Includes a $7,500 contribution to a Simple IRA Plan and $9,085 of life insurance.

(8)   Includes a bonus of $720,000 accrued in 2001 and paid in 2002.

(9) Includes $800,000 in FSP units, a $6,500 FSP Partnership contribution to a Simple IRA plan and $9,085 of life insurance.

(10)  Represents a contribution to a Simple IRA Plan.

(11) Consists of $604,100 in FSP common stock and a $7,000 contribution to a Simple IRA plan.

(12) Includes $222,400 in FSP units, a $6,500 FSP Partnership contribution to a Simple IRA plan and $3,296 of life insurance.

(13) Includes $423,320 in FSP units, a $6,500 FSP Partnership contribution to a Simple IRA plan and $9,616 of life insurance.

(14) Includes $145,280 in FSP units, a $6,500 FSP Partnership contribution to a Simple IRA plan and $494 of life insurance.

(15)  Represents a bonus accrued in 2001 and paid in 2002.

(16) Includes $60,000 in FSP units and a $6,500 FSP Partnership contribution to a Simple IRA plan.

(17) Includes $55,000 in FSP units and a $6,500 FSP Partnership contribution to a Simple IRA plan.

      No options or stock appreciation rights were granted to any of the executive officers during the fiscal years 2001, 2002 or 2003. FSP Corp. does not have any outstanding stock options or stock appreciation rights, and therefore, there were no stock options or stock appreciation rights exercised by any of the executive officers during 2003.

      No executive officer of any of the target REITs is a party to an employment agreement with the target REITs or with FSP Corp.

      The executive officers and directors of the target REITs receive no compensation from the target REITs. All compensation for such persons is received from FSP Corp. and is solely for services such persons perform for and on behalf of FSP Corp.

                   SELECTED FINANCIAL INFORMATION OF FSP CORP.

      The following selected financial information is derived from the historical consolidated financial statements of the FSP Corp. and it predecessor, the FSP Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" as incorporated by reference from FSP Corp.'s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, filed with the SEC and with FSP Corp.'s consolidated financial statements and related notes thereto.

                                       For the                              For the
                                  Nine Months Ended                       Year Ended
                                     September 30,                        December 31,
(In thousands, except per share  ------------------  --------------------------------------------------
or unit data)
                                    2004     2003      2003       2002       2001      2000       1999
                                    ----     ----      ----       ----       ----      -----      ----
Operating Data:
Total revenue                    $ 72,578  $ 58,892  $ 83,768   $ 53,950   $ 51,955   $32,793  $ 15,534
Income from:
  Continuing operations            33,840    28,215    39,823     26,741     24,621     8,171       406
  Discontinued operations              --       201       195        571        747       743       733
  Gain on sale of properties,
    net of tax                         --     6,335     6,362         --         --        --        --
                                 --------  --------  --------   --------   --------   -------  --------
  Net income                     $ 33,840  $ 34,751  $ 46,380   $ 27,312   $ 25,368   $ 8,914  $  1,139
                                 ========  ========  ========   ========   ========   =======  ========
Basic and diluted income per
share and per limited and
general partnership unit from:

  Continuing operations          $   0.68  $   0.79  $   1.02   $   1.09   $   1.00   $  0.43  $   0.03
  Discontinued operations              --        --        --       0.02       0.03      0.04      0.06
  Gain on sale of properties,
    net of tax                         --      0.18      0.16         --         --        --        --
                                 --------  --------  --------   --------   --------   -------  --------
  Total                          $   0.68  $   0.97  $   1.18   $   1.11   $   1.03   $  0.47  $   0.09
                                 ========  ========  ========   ========   ========   =======  ========

Distributions declared per
unit/share outstanding from:
  Operations                     $   0.93  $   0.93  $   1.24   $   1.24   $   1.18   $  1.02  $   0.86
  Sale of properties                   --        --      0.12         --         --        --        --
                                 --------  --------  --------   --------   --------   -------  --------
  Total                          $   0.93  $   0.93  $   1.36   $   1.24   $   1.18   $  1.02  $   0.86
                                 ========  ========  ========   ========   ========   =======  ========
                                            As of
                                          September                           As of
                                             30,                           December 31,
                                         ----------  -------------------------------------------------
                                             2004      2003      2002      2001      2000      1999
                                             ----      ----      ----      ----      ----     -----
Balance Sheet Data (at period end):
Cash and cash equivalents                  $ 50,630  $ 58,793  $ 22,316  $ 24,357   $13,718  $ 18,519
Total assets                                515,212   528,529   201,936   204,117   219,923   190,486
Long term liabilities                            --        --        --        --        --        --
Total liabilities                            10,663    11,674     4,771     4,354    19,280    28,821
Minority interests in  consolidated              --        --        --        --        63    78,090
  entities
Total shareholders'/partners' capital       504,549   516,855   197,165   199,763   200,580    83,575

            SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

      The following unaudited pro forma financial information has been prepared based upon certain pro forma adjustments to the historical consolidated financial statements of FSP Corp. and the target REITs. The pro forma consolidated balance sheets have been presented as if the mergers occurred as of September 30, 2004. The pro forma consolidated statements of income for the nine months ended September 30, 2004 and for the year ended December 31, 2003 and the consolidated pro forma statements of cash flow for the nine months ended September 30, 2004 and for the year ended December 31, 2003 are presented as if the mergers occurred at the beginning of the period presented.

      The pro forma financial information has been prepared assuming all of the target REITs participate in the mergers. If one or more target REITs does not obtain the vote required for the consummation of the merger with such target REIT, FSP Corp. will not proceed with the mergers of any other target REIT.

      The unaudited pro forma consolidated financial statement data are not necessarily indicative of what the combined company's actual financial position or results of operations would have been as of the date or for the period indicated, nor do they purport to represent the combined company's financial position or results of operations as of or for any future period. The unaudited pro forma consolidated financial statement data should be read in conjunction with all financial statements included elsewhere herein or incorporated herein by reference.

                        Franklin Street Properties Corp.
            Combining Condensed Consolidated Pro Forma Balance Sheets
                               September 30, 2004
                                   (Unaudited)

                                           Historical     Historical      Pro Forma
(in thousands)                              FSP Corp.   Target REITs(k)   Adjustment        Pro Forma
-------------------------------------------------------------------------------------------------------

Assets:

Real estate assets, net                    $ 442,197      $ 122,561       $ 14,064(c)(d)     $ 578,822
Acquired favorable leases, net                    --          8,814            232(d)            9,046
Acquired lease origination costs, net          6,346          3,853            236(d)           10,435
Investment in non-consolidated REITs           4,292             --             --               4,292
Cash and cash equivalents                     50,630         16,269           (685)(c)          65,739
                                                                              (475)(b)
Restricted cash                                1,039            706             --               1,745
Tenant rents receivable, net                     552             36             --                 588
Straight line rents receivable, net            4,980          2,560         (2,560)(p)           4,980
Prepaid expenses                               3,475            181             --               3,656
Deferred leasing commissions, net              1,293            358             --               1,651
Office computers and equipment, net              408             --             --                 408
-------------------------------------------------------------------------------------------------------

Total assets                               $ 515,212      $ 155,338       $ 10,812           $ 681,362
=======================================================================================================

Liabilities and stockholders' equity:

Liabilities:
Accounts payable and accrued expenses      $   8,574      $   3,897       $     --           $  12,471
Accrued compensation                           1,050             --             --               1,050
Distribution payable                              --             --          6,021(o)            6,021
Tenant security deposits                       1,039            135                              1,174
-------------------------------------------------------------------------------------------------------

Total liabilities                             10,663          4,032          6,021              20,716
-------------------------------------------------------------------------------------------------------

Stockholders' Equity:

Preferred stock                                   --             --             --                  --
Common stock                                       5             --              1(i)                6
Additional paid in capital                   512,813        167,412        (11,316)(i)         668,909
Treasury stock                                   (10)            --             --                 (10)
Retained earnings (distributions in
   excess of earnings)                        (8,259)       (16,106)        16,106(q)           (8,259)
-------------------------------------------------------------------------------------------------------

Total stockholders' equity                   504,549         151,306         4,791             660,646
-------------------------------------------------------------------------------------------------------

Total liabilities and stockholders'
   equity                                  $ 515,212      $  155,338      $ 10,812           $ 681,362
=======================================================================================================

See accompanying notes to condensed consolidated pro forma financial statements.

                        Franklin Street Properties Corp.
         Combining Condensed Consolidated Pro Forma Statements of Income
                            For the nine months ended
                               September 30, 2004
                                   (Unaudited)

                                                  Historical    Historical      Pro Forma
(in thousands, except per share amounts)          FSP Corp.    Target REITs(l)  Adjustments   Pro Forma
-------------------------------------------------------------------------------------------------------

Revenue:
     Rental income                                $ 51,411      $  16,975       $     45(d)   $  68,431
     Syndication fees                                8,603             --             --          8,603
     Transaction fees                                9,209             --             --          9,209
     Sponsored REIT income                           2,357             --             --          2,357
     Management fees and interest from loans           803             --           (175)(e)        628
     Equity in earnings of investment in REIT          182             --             --            182
     Other                                              13             --             --             13
-------------------------------------------------------------------------------------------------------

Total revenue                                       72,578         16,975           (130)        89,423
=======================================================================================================

Expenses:
     Rental operating expenses                      10,267          3,917           (175)(e)     14,009
     Real estate taxes and insurance                 6,702          2,220             --          8,922
     Depreciation and amortization                   9,984          2,819            304(d)      13,133
                                                                                      26(d)
     Sponsored REIT expenses                         1,693             --             --          1,693
     Selling, general and administrative             4,920             --            475(b)       5,395
     Commissions                                     4,384             --             --          4,384
     Interest                                          517             --             --            517
-------------------------------------------------------------------------------------------------------

Total expenses                                      38,467          8,956            630         48,053
-------------------------------------------------------------------------------------------------------

Income (loss) before interest, taxes and            34,111          8,019           (760)        41,370
   discontinued operations,
     Interest income                                   489            179             --            668

     Taxes on income (a)                              (760)            --             --           (760)
     Income from discontinued operations                --             --             --             --
-------------------------------------------------------------------------------------------------------

Net income                                        $ 33,840      $   8,198       $   (760)     $  41,278
=======================================================================================================

Weighted average shares outstanding
   basic and diluted                                49,628             --         10,895(i)      60,523
=======================================================================================================

Net income per share basic and diluted            $   0.68      $      --       $     --      $    0.68
=======================================================================================================

See accompanying notes to condensed consolidated pro forma financial statements.

                        Franklin Street Properties Corp.
         Combining Condensed Consolidated Pro Forma Statements of Income
                               For the year ended
                                December 31, 2003
                                   (Unaudited)

                                                            2003
                                                           Merger
                                                          Pro Forma                 Historical  Historical
                                             Historical   Adjustment    Adjusted  Target REITs   Property   Pro Forma
(in thousands, except per share amounts)     FSP Corp.       (j)        FSP Corp.      (m)         (n)     Adjustments     Pro Forma
-----------------------------------------------------------------------------------------------------------------------------------

Revenue:
     Rental income                            $ 49,789     $15,204    $ 64,993     $ 20,135     $1,348    $     61(d)     $  86,537
     Syndication fees                           14,631          --      14,631           --         --      (5,403)(g)        9,228
     Transaction fees                           14,745          --      14,745           --         --      (5,558(g)         9,187
     Sponsored REIT income                       3,452          --       3,452           --         --      (1,595(h)         1,857
     Management fees and interest on             1,129          --       1,129           --         --        (204)(e)          652
                                                                                                              (273)(f)
     Other                                          22          --          22           --         --                           22
-----------------------------------------------------------------------------------------------------------------------------------

     Total revenue                              83,768      15,204      98,972       20,135      1,348     (12,972)         107,483
-----------------------------------------------------------------------------------------------------------------------------------

Expenses:
     Rental operating expenses                  10,425       3,997      14,422        4,242        415        (204)(e)       18,875
     Real estate taxes and insurance             6,264       2,667       8,931        2,708        175          --           11,814
     Depreciation and amortization               9,265       3,298      12,563        3,463         --         405(d)        16,466
                                                                                                                35(d)
     Sponsored REIT expenses                     2,620          --       2,620           --         --      (1,208)(h)        1,412
     Selling, general and administrative         5,711          --       5,711           --         --         475(b)         6,186
     Commissions                                 7,291          --       7,291           --         --          --            7,291
     Interest                                    1,036          --       1,036        5,175         --        (273)(f)          772
                                                                                                              (264)(g)
                                                                                                            (4,902)(g)
-----------------------------------------------------------------------------------------------------------------------------------

     Total expenses                             42,612       9,962      52,574       15,588        590      (5,936)          62,816
-----------------------------------------------------------------------------------------------------------------------------------

Income (loss) before interest, taxes,
   discontinued operations and gain
   on sales of properties                       41,156       5,242      46,398        4,547        758      (7,036)          44,667
     Interest Income                               367         117         484          193         --          --              677
     Taxes on income (a)                        (1,700)         --      (1,700)          --         --          --           (1,700)
     Income from discontinued operations           195          --         195           --         --          --              195
     Gain on sale of properties,
       net of tax                                6,362          --       6,362           --         --          --            6,362
     Dividends to common shareholder                --          --          --         (387)        --         387(h)            --
-----------------------------------------------------------------------------------------------------------------------------------

Net income                                    $ 46,380     $ 5,359    $ 51,739     $  4,353     $  758    $ (6,649)          50,201
===================================================================================================================================

Weighted average shares outstanding,
    basic and diluted                           39,214      10,416      49,630           --         --      10,895(i)        60,525
===================================================================================================================================

Income per share attributable to:
    Continuing operations                     $   1.02     $    --    $     --     $     --     $   --    $     --        $    0.72
    Discontinued operations                         --          --          --           --         --          --               --
    Gain on sale of properties, net           $   0.16          --          --           --         --          --        $    0.11
-----------------------------------------------------------------------------------------------------------------------------------

Basic and diluted net income per share        $   1.18     $    --    $     --     $     --     $   --    $     --        $    0.83
===================================================================================================================================

See accompanying notes to condensed consolidated pro forma financial statements.

                        Franklin Street Properties Corp.
                 Consolidated Pro Forma Statements of Cash Flow
                            For the nine months ended
                               September 30, 2004
                                   (Unaudited)

                                                                     Historical    Historical       Pro Forma
(in thousands)                                                       FSP Corp.   Target REITs (r)  Adjustments        Pro Forma
-------------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
   Net income                                                        $ 33,840       $  8,198       $    (760)         $  41,278
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization expense                             9,984          2,819             330(d)          13,133
      Amortization of above market lease                                  176          1,934             (45)(d)          2,065
      Equity in earnings from non-consolidated REITs                     (182)            --              --               (182)
      Distributions from non-consolidated REITs                           147             --              --                147
      Shares issued as compensation                                       162             --              --                162
  Changes in operating assets and liabilities:
     Restricted cash                                                      (57)            15              --                (42)
     Tenant rent receivables, net                                         329             14              --                343
     Straight-line rents, net                                            (893)          (514)             --             (1,407)
     Prepaid expenses and other assets, net                            (2,669)           (59)             --             (2,728)
     Accounts payable and accrued expenses                              3,534           (276)             --              3,258
     Accrued compensation                                                (485)            --              --               (485)
     Tenant security deposits                                              57            (15)             --                 42
  Payment of deferred leasing commissions                                (548)          (329)             --               (877)
-------------------------------------------------------------------------------------------------------------------------------

        Net cash provided by (used for) operating activities           43,395         11,787            (475)            54,707
-------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
      Purchase of real estate assets and related leases,
         office computers and furniture, capitalized merger costs        (993)          (225)           (685)(c)         (1,903)
      Investment in non-consolidated REITs                             (4,257)            --              --             (4,257)
      Sale of assets held for syndication                               4,117             --              --              4,117
-------------------------------------------------------------------------------------------------------------------------------

      Net cash provided by (used for) investing activities             (1,133)          (225)           (685)            (2,043)
-------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
      Distributions to stockholders                                   (46,152)       (12,170)             --            (58,322)
      Proceeds from (payments to) bank note payable, net               (4,117)            --              --             (4,117)
      Purchase of treasury stock                                         (156)            --              --               (156)
-------------------------------------------------------------------------------------------------------------------------------

      Net cash  provided by (used for) financing activities           (50,425)       (12,170)             --            (62,595)
-------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                   (8,163)          (608)         (1,160)            (9,931)

Cash and cash equivalents, beginning of period                         58,793         16,877              --             75,670
-------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                             $ 50,630        $16,269       $  (1,160)         $  65,739
===============================================================================================================================

Supplemental disclosure of cash flow information:
    Cash paid for:
      Interest                                                       $    517       $     --       $      --          $     517
      Income taxes                                                   $  1,450       $     --       $      --          $   1,450
    Non-cash investing and financing activities:
      Assets acquired through issuance of common stock in merger
        transaction, net                                             $     --       $     --       $ 149,075          $ 149,075

See accompanying notes to condensed consolidated pro forma financial statements.

                         Franklin Street Properties Corp
                 Consolidated Pro Forma Statements of Cash Flow
                               For the year ended
                                December 31, 2003
                                   (Unaudited)

                                                              2003 Merger             Historical
                                                  Historical   Pro Forma   Adjusted     Target    Historical  Pro Forma
(in thousands)                                     FSP Corp.  Adjustment   FSP Corp.   REITs (s)   Property  Adjustments  Pro forma
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
   Net income                                     $  46,380     $5,359    $  51,739    $  4,740    $758    $  (6,649)     $  50,588
   Adjustments to reconcile net income to net
     cash provided by operating activities:
      Depreciation and amortization expense           9,530      3,298       12,828       3,463      --          440(d)      16,731
      Amortization of above market lease                138         --          138       2,381      --          (61)(d)      2,458
      Gain on sale of real estate assets             (6,362)        --       (6,362)         --      --           --         (6,362)
  Changes in operating assets and liabilities:
     Restricted cash                                     (1)        --           (1)       (677)     --           --           (678)
     Tenant rent receivables, net                      (302)        --         (302)        (50)     --           --           (352)
     Straight-line rents, net                        (1,030)        --       (1,030)     (1,817)     --           --         (2,847)
     Prepaid expenses and other assets, net             305         --          305      (2,729)     --           --         (2,424)
     Accounts payable and accrued expenses           (9,053)        --       (9,053)      2,255      --           --         (6,798)
     Accrued compensation                               258         --          258          --      --           --            258
     Tenant security deposits                             1         --            1         106      --           --            107
  Payment of deferred leasing commissions              (487)        --         (487)        (39)     --           --           (526)
-----------------------------------------------------------------------------------------------------------------------------------

      Net cash provided by (used for) operating
         activities                                  39,377      8,657       48,034       7,633     758       (6,270)        50,155
-----------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
      Cash acquired through issuance of common
        stock in merger transaction                  23,524         --       23,524          --      --           --         23,524
      Purchase of real estate assets and
      related leases, office computers and
         furniture capitalized merger costs          (2,388)        --       (2,388)    (68,361)     --         (685)(c)    (71,434)
      Change in deposits on real estate assets          841         --          841          --      --           --            841
      Investment in assets held for syndication      (4,117)        --       (4,117)         --      --           --         (4,117)
      Proceeds received on sales of real
         estate assets                               21,870         --       21,870          --      --           --         21,870
-----------------------------------------------------------------------------------------------------------------------------------

     Net cash provided by (used for) investing
         activities                                  39,730         --       39,730     (68,361)     --         (685)       (29,316)
-----------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
      Proceeds from sale of company stock                --         --           --      78,377      --           --         78,377
      Distributions to stockholders                 (46,747)        --      (46,747)    (12,216)     --           --        (58,963)
      Proceeds from (payments to) bank note
        payable, net                                  4,117         --        4,117          --      --           --          4,117
-----------------------------------------------------------------------------------------------------------------------------------

      Net cash  provided by (used for)
         financing activities                       (42,630)        --      (42,630)     66,161      --           --         23,531
-----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash
  equivalents                                        36,477      8,657       45,134       5,433     758       (6,955)        44,370
Cash and cash equivalents, beginning of year         22,316         --       22,316       3,640      --           --         25,956
-----------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year            $  58,793     $8,657    $  67,450    $  9,073    $758    $  (6,955)     $  70,326
===================================================================================================================================

Supplemental disclosure of cash flow information:
    Cash paid for:
      Interest                                    $   1,036     $   --    $   1,036    $  5,175    $ --    $      --      $   6,211
      Income taxes                                $   1,963     $   --        1,963    $     --    $ --    $      --      $   1,963
    Non-cash investing and financing activities:
      Dividends declared but not paid             $      --     $   --           --    $  4,092    $ --    $      --      $   4,092
      Assets acquired through issuance of
        common stock in merger transaction, net   $ 297,468     $   --    $ 297,468    $     --    $ --    $ 149,075      $ 446,543

See accompanying notes to condensed consolidated pro forma financial statements.

                        FRANKLIN STREET PROPERTIES CORP.
         NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                   (Unaudited)

BASIS OF PRESENTATION

      The following unaudited pro forma condensed consolidated financial statement presentation has been prepared based upon certain pro forma adjustments to the historical consolidated financial statements of FSP Corp. The pro forma balance sheets are presented as if the mergers occurred as of September 30, 2004. The pro forma statements of income and the pro forma statements of cash flow are presented as if the mergers occurred as of the beginning of the periods presented.

      The mergers will be treated as a purchase of assets and each target REIT's assets and liabilities will be recorded on FSP Corp.'s books at their fair value as of the effective date of the mergers. The value ascribed to the net assets of the target REITs is estimated to be $156,424,000, which includes real estate assets of $149,075,000 at their appraised values, cash of $6,664,000 and capitalized merger costs of $685,000. Other assets, net of liabilities, are expected to be immaterial. FSP Corp. will record the mergers based upon the fair value of the assets acquired, not the value of the shares of FSP Corp.'s common stock issued. The value allocated to the assets acquired in the mergers is preliminary: the final value allocated to the assets acquired will be determined as of the actual merger date.

PRO FORMA ADJUSTMENTS

      Certain assumptions regarding the operations of FSP Corp. have been made in connection with the preparation of the pro forma condensed consolidated financial information. These assumptions are as follows:

      (a) FSP Corp. and each of the target REITs have elected to be, and are qualified as, a real estate investment trust for federal income tax purposes. Each entity has met the various required tests; therefore, no provision for federal or state income taxes has been reflected on real estate operations.

            FSP Corp. has subsidiaries which are not in the business of real estate operations. Those subsidiaries are taxable as real estate investment trust subsidiaries, or TRS, and are subject to income taxes at statutory tax rates. The taxes on income shown in the pro forma statements of income are the taxes on income of the TRS. There are no material items that would cause a deferred tax asset or a deferred tax liability.

      (b) Costs of the mergers to the target REITs are estimated at $475,000 and are reflected as paid at September 30, 2004, and are recorded as an administrative expense.

      (c) The costs of the mergers to FSP Corp. are estimated at $685,000 and are reflected as paid as of September 30, 2004 and are capitalized to the assets acquired.

      (d) The following schedule shows the merger consideration for the acquired properties and is reconciled to the purchase price of such properties (which is equal to the appraised value of such property plus capitalized merger costs attributable to such property).

                        FRANKLIN STREET PROPERTIES CORP.
         NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                   (Unaudited)


(in thousands)                    Montague      Addison   Royal Ridge    Collins      Total
----------------------------------------------------------------------------------------------

Merger consideration              $ 33,400     $ 66,965     $31,888     $ 60,588     $192,841
Premium                            (11,365)     (10,788)     (4,846)     (10,103)     (37,102)
Adjusted Cash Reserves              (2,035)      (1,677)       (967)      (1,985)      (6,664)
                                  ------------------------------------------------------------
Purchase price of properties
Appraised value                     20,000       54,500      26,075       48,500      149,075
Capitalized merger costs               125          239         112          209          685
                                  ------------------------------------------------------------
                                  $ 20,125     $ 54,739     $26,187     $ 48,709     $149,760
                                  ============================================================

            The cost of the property held by each target REIT (including capitalized merger costs of $685,000) has been allocated to real estate assets, acquired lease origination costs and acquired favorable leases. Acquired lease origination costs represent the value associated with acquiring an in-place lease (i.e. the market cost to execute a similar lease, including leasing commission, legal, vacancy and other related costs). Acquired favorable leases represents the value associated with a lease which has a rental stream with above market rates. The value assigned to buildings, land and leases approximates their fair value.

            The following schedule shows the difference between historical costs of the properties and their allocated purchase price. The purchase price of the properties is determined based upon the fair value of the assets acquired. Depreciation and amortization for the target REITs is based on a preliminary allocation of the purchase price to real estate investments and to the leases acquired. The allocation is subject to change when final purchase accounting is made or as additional information is obtained. An increase in the allocation to lease origination costs will result in an increase in amortization expense. For each $1,000,000 increase in lease origination costs, the related pro forma amortization expense will increase by approximately $200,000 per year.

                                                                                                        Adjustment to
                                                                                                 Depreciation and Amortization
                                                                                Estimated         for the             for the
                                    Historical     Allocated                      Life       Nine months ended      Year ended
                                       Cost      Purchase Price    Difference    (years)    September 30, 2004   December 31, 2003
                                    ----------   --------------    ----------    -------    ------------------   -----------------
Montague
Land                                $ 10,500           7,878        $ (2,622)      N/A           $     --           $     --
Building                               9,939          10,202             263       39                   5                  7
Acquired favorable leases              2,616           1,874            (742)      3                 (185)              (247)
Acquired lease origination costs         241             171             (70)      3                  (17)               (23)
                                    --------        --------        --------                     --------           --------
Total                               $ 23,296        $ 20,125        $ (3,171)                    $   (197)          $   (263)
                                    ========        ========        ========                     ========           ========

Addison Circle
Land                                $  4,365        $  4,140        $   (225)      N/A           $     --           $     --
Building                              43,706          49,499           5,793       39                 112                149
Acquired favorable leases                 --              --              --       -                   --                 --
Acquired lease origination costs       1,150           1,100             (50)      4                   (9)               (12)
                                    --------        --------        --------                     --------           --------
Total                               $ 49,221        $ 54,739        $  5,518                     $    103           $    137
                                    ========        ========        ========                     ========           ========

Royal Ridge
Land                                $  1,649        $  2,542        $    893       N/A           $     --           $     --
Building                              15,537          19,303           3,766       39                  73                 97
Acquired favorable leases              2,558           3,251             693       6                   87                116
Acquired lease origination costs         858           1,091             233       6                   29                 39
                                    --------        --------        --------                     --------           --------
Total                               $ 20,602        $ 26,187        $  5,585                     $    189           $    252
                                    ========        ========        ========                     ========           ========

                        FRANKLIN STREET PROPERTIES CORP.
         NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                   (Unaudited)


                                                                                                        Adjustment to
                                                                                                 Depreciation and Amortization
                                                                                Estimated         for the             for the
                                    Historical     Allocated                      Life       Nine months ended      Year ended
                                       Cost      Purchase Price    Difference    (years)    September 30, 2004   December 31, 2003
                                    ----------   --------------    ----------    -------    ------------------   -----------------
Collins Crossing
Land                                $  4,022        $  4,308        $    286       N/A           $     --           $     --
Building                              32,843          38,753           5,910       39                 114                152
Acquired favorable leases              3,640           3,921             281       4                   53                 70
Acquired lease origination costs       1,604           1,727             123       4                   23                 31
                                    --------        --------        --------                     --------           --------
Total                               $ 42,109        $ 48,709        $  6,600                     $    190           $    253
                                    ========        ========        ========                     ========           ========

Total
Land                                $ 20,536        $ 18,868        $ (1,668)      N/A           $     --           $     --
Building                             102,025         117,757          15,732       39                 304                405
                                    --------        --------        --------                     --------           --------
Real estate assets, net              122,561         136,625          14,064                          304                405

Acquired favorable leases              8,814           9,046             232       3-6                (45)               (61)
Acquired lease origination costs       3,853           4,089             236       3-6                 26                 35
                                    --------        --------        --------                     --------           --------
Total                               $135,228        $149,760        $ 14,532                     $    285           $    379
                                    ========        ========        ========                     ========           ========

      (e) Management fees charged by FSP Corp. to the target REITs have been eliminated from revenue and expenses as follows.

                Nine Months Ended                   Year Ended
                September 30, 2004              December 31, 2003
            --------------------------------------------------------
                    $ 175,000                       $ 204,000

      (f) Interest of $273,000 charged by FSP Corp. on loans to the two target REITs syndicated in 2003 has been eliminated from revenue and expenses. See footnote (g) for additional interest expense incurred during syndications.

      (g) Income and expenses directly related to the syndication of two target REITs in 2003 have been eliminated in the pro forma Statements of Income.

            Revenue directly related to the syndication of two target REITs in 2003 that is included in FSP Corp.'s financial statements as follows:

              Loan origination fees         $ 4,902,000
              Other organization costs          656,000
                                            ------------
              Total transaction fees                         $ 5,558,000

              Syndication fees, gross         6,820,000
              Syndication fees, rebates      (1,417,000)
                                            ------------
              Total syndication fees, net                      5,403,000
                                                             ------------

              Total revenue adjustment                       $10,961,000
                                                             ============

                        FRANKLIN STREET PROPERTIES CORP.
         NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                   (Unaudited)


            The two target REITs have accounted for these fees in their financial statements as follows:

                   Interest expense                            $4,902,000
                   Real estate acquisition costs                  656,000
                                                               ----------
                                                               $5,558,000
                                                               ==========

                   Gross syndication fees recorded as an
                   offset to additional paid-in capital        $6,820,000
                                                               ==========

            In connection with the syndication of the two target REITs in 2003, FSP Corp. incurred direct expenses of $264,000 relating to interest expense that is eliminated in the pro forma statement of income.

      (h) After a sponsored REIT purchases a real estate asset but prior to the final syndication of the sponsored REIT, FSP Corp. records its pro rata share of the operations of the sponsored REIT into FSP Corp.'s statement of operations as sponsored REIT income and sponsored REIT expenses. Subsequent to the syndication, the sponsored REIT typically declares and pays a dividend to FSP Corp. This adjustment eliminates duplicate revenues and expenses prior to the syndication of the target REITs. A summary of the adjustment is shown below:

                                              Nine Months Ended         Year Ended
            (in thousands)                   September 30, 2004     December 31, 2003
            -------------------------------------------------------------------------
            Sponsored REIT income                 $      --             $   1,595
            Sponsored REIT expenses                      --                 1,208
                                                  ---------             ---------

            Dividends to common shareholder       $      --             $     387
                                                  =========             =========

      (i) Approximately 10,894,994 shares of FSP common stock will be issued in exchange for the 1,822.5 outstanding shares of target REIT preferred stock in connection with the mergers. Stockholders' equity will be adjusted by the net difference between the assets and liabilities acquired in the merger. The following schedule shows a reconciliation detailing the adjustments to additional paid-in-capital.

                                                                 FSP        Target
                                                                Corp          REIT        Total
                                                                ----          ----        -----

            Additional paid-in-capital:
            FSP Corp:
            Total excess of Allocated Purchase
               Price over Historical Cost                    $14,532
            Less Estimated Merger Costs                         (685)
                                                            --------
                                                              13,847                  $ 13,847
            Adjustment to record Par Value                        (1)                       (1)

            Target REITS:
            Adjustments for:
            Estimated Merger Costs                                       $   (475)        (475)
            Straight-line rent receivables                                 (2,560)      (2,560)
            Distribution payable                                           (6,021)      (6,021)
            Distributions in excess of earnings                           (16,106)     (16,106)

                                                            ------------------------------------
                                                             $13,846     $(25,162)    $(11,316)
                                                            ====================================

                        FRANKLIN STREET PROPERTIES CORP.
         NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                   (Unaudited)


      (j) Represents the revenue and expenses of the 13 Sponsored REITs acquired by FSP Corp. from January 1, 2003 to May 31, 2003.

                                                          For the period
            (unaudited)                                   January 1, 2003
            (in thousands)                                to May 31, 2003
                                                        --------------------

            Revenue                                          $  15,204
            Real estate operating expenses                      (3,997)
            Real estate taxes and insurance                     (2,667)
            Depreciation and amortization                       (3,298)
            Interest income                                        117
                                                             ----------
            Net income                                       $   5,359
                                                             ==========

                        FRANKLIN STREET PROPERTIES CORP.
         NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                   (Unaudited)


      (k) The following table combines the historical balance sheets of the target REITs as of September 30, 2004.

(in thousands)
                                                 Montague    Addison Circle   Royal Ridge  Collins Crossing    Total
                                                 --------    --------------   -----------  ----------------    -----
Assets:
Land                                             $  10,500      $   4,365      $   1,649      $   4,022      $  20,536
Building                                            10,499         46,112         16,224         34,232        107,067
                                                 ---------      ---------      ---------      ---------      ---------
Real estate investments, cost                       20,999         50,477         17,873         38,254        127,603
  Less accumulated depreciation                        560          2,406            687          1,389          5,042
                                                 ---------      ---------      ---------      ---------      ---------
Real estate investments, net                        20,439         48,071         17,186         36,865        122,561

Acquired favorable leases, net                       2,616             --          2,558          3,640          8,814
Acquired lease origination costs, net                  241          1,150            858          1,604          3,853
Cash and equivalents                                 3,633          5,492          2,510          4,634         16,269
Restricted cash                                         --             20            571            115            706
Tenant rent receivable, net                             --              1             --             35             36
Step rent receivable, net                              461            531          1,040            528          2,560
Prepaid expenses                                        22             99              9             51            181
Deferred leasing commissions, net                       --            358             --             --            358
                                                 ---------      ---------      ---------      ---------      ---------
      Total assets                               $  27,412      $  55,722      $  24,732      $  47,472      $ 155,338
                                                 =========      =========      =========      =========      =========

Liabilities and stockholders' Equity:
Accounts payable and accrued expenses            $     465      $   1,694      $     475      $   1,263      $   3,897
Tenant security deposits                                --             20             --            115            135
                                                 ---------      ---------      ---------      ---------      ---------
      Total liabilities                                465          1,714            475          1,378          4,032
                                                 ---------      ---------      ---------      ---------      ---------

Stockholders' equity
Preferred stock                                         --             --             --             --             --
Common stock                                            --             --             --             --             --
Additional paid in capital                          30,652         58,383         27,277         51,100        167,412
Retained deficit and distributions in excess
  of earnings                                       (3,705)        (4,375)        (3,020)        (5,006)       (16,106)
                                                 ---------      ---------      ---------      ---------      ---------
      Total stockholders' equity                    26,947         54,008         24,257         46,094        151,306
                                                 ---------      ---------      ---------      ---------      ---------

Total liabilities & stockholders' equity         $  27,412      $  55,722      $  24,732      $  47,472      $ 155,338
                                                 =========      =========      =========      =========      =========

                        FRANKLIN STREET PROPERTIES CORP.
         NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                   (Unaudited)


      (l) The following table combines the historical operations for the target REITs for the nine months ended September 30, 2004.

(in thousands)
                                     Montague   Addison Circle   Royal Ridge  Collins Crossing    Total
                                     --------   --------------   -----------  ----------------    -----

Revenue:
Rental                              $    2,592     $    6,892     $    2,286     $    5,205     $   16,975
                                    ----------     ----------     ----------     ----------     ----------
Total revenue                            2,592          6,892          2,286          5,205         16,975
                                    ----------     ----------     ----------     ----------     ----------

Expenses:
Rental operating expenses                  273          1,490            693          1,461          3,917
Real estate taxes and insurance            210          1,045            250            715          2,220
Depreciation and amortization              282          1,136            429            972          2,819
                                    ----------     ----------     ----------     ----------     ----------
Total expenses                             765          3,671          1,372          3,148          8,956
                                    ----------     ----------     ----------     ----------     ----------

Income before interest                   1,827          3,221            914          2,057          8,019
Interest income                             34             67             27             51            179
                                    ----------     ----------     ----------     ----------     ----------
Net income                          $    1,861     $    3,288     $      941     $    2,108     $    8,198
                                    ==========     ==========     ==========     ==========     ==========

      (m) The following table combines the historical operations of the target REITs for the periods ended December 31, 2003.

                                                                                For the Period

                                          For the Year Ended        January 30, 2003 to   March 13, 2003 to
                                           December 31, 2003         December 31, 2003    December 31, 2003
                                       --------------------------    -----------------    -----------------
(in thousands)
                                       Montague    Addison Circle       Royal Ridge        Collins Crossing         Total
                                       --------    --------------       -----------        ----------------         -----

Revenue:
Rental                                $    3,645     $    8,554         $    2,264            $    5,672          $   20,135
                                      ----------     ----------         ----------            ----------          ----------
Total revenue                              3,645          8,554              2,264                 5,672              20,135
                                      ----------     ----------         ----------            ----------          ----------

Expenses:
Rental operating expenses                    314          1,783                746                 1,399               4,242
Real estate taxes and insurance              339          1,354                255                   760               2,708
Depreciation and amortization                368          1,497                518                 1,080               3,463
Interest                                      --             --              1,731                 3,444               5,175
                                      ----------     ----------         ----------            ----------          ----------
Total expenses                             1,021          4,634              3,250                 6,683              15,588
                                      ----------     ----------         ----------            ----------          ----------

Income (loss) before interest              2,624          3,920               (986)               (1,011)              4,547

Interest income                               45             85                 28                    35                 193
Dividends to common shareholders              --             --                (14)                 (373)               (387)
                                      ----------     ----------         ----------            ----------          ----------
Net income (loss) attributable to
  preferred shareholders              $    2,669     $    4,005         $     (972)           $   (1,349)         $    4,353
                                      ==========     ==========         ==========            ==========          ==========

                        FRANKLIN STREET PROPERTIES CORP.
         NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                   (Unaudited)


      (n) The following information represents the historical revenues over certain operating expenses for two properties from January 1, 2003 through the date of acquisition by a target REIT. Royal Ridge was purchased January 30, 2003 by FSP Royal Ridge Corp. and Collins Crossing was purchased March 3, 2003 by FSP Collins Crossing Corp.

                                                    For the Period

                                        January 1, 2003 to    January 1, 2003 to
(in thousands)                           January 29, 2003        March 2, 2003
                                           Royal Ridge         Collins Crossing        Total
                                           -----------         ----------------        -----

Revenue:
Rental                                      $        1            $    1,347         $    1,348
                                            ----------            ----------         ----------
Total revenue                                        1                 1,347         $    1,348
                                            ----------            ----------         ----------

Expenses:
Rental operating expenses                           95                   320                415
Real estate taxes and insurance                     19                   156                175
                                            ----------            ----------         ----------
Total expenses                                     114                   476                590
                                            ----------            ----------         ----------

Revenue over certain operating expenses     $     (113)           $      871         $      758
                                            ==========            ==========         ==========

      (o) FSP Corp. is purchasing the real estate assets and a stated amount of cash (the adjusted cash reserves) from each target REIT in exchange for a fixed number of shares of FSP common stock. The final dividend to the shareholders of the target REITs represents the estimated fair value of the net assets not purchased by FSP Corp. as of the date of the pro forma balance sheet. The estimated final dividend as of the date of the pro forma balance sheet for the target REITs is shown in the following table. The actual final dividend will be based upon the fair market value of the net assets not purchased as of the actual merger date.

            Montague                         $1,065
            Addison                           2,058
            Royal Ridge                       1,569
            Collins                           1,329
                                         -----------
                Total                        $6,021
                                         ===========

      (p) The cumulative unbilled straight-line rents of the target REITs will be eliminated at acquisition.

      (q) The cumulative deficit of the target REITs will be eliminated at acquisition.

                        FRANKLIN STREET PROPERTIES CORP.
         NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                   (Unaudited)

      (r) The following table combines the historical cash flows for the target REITs for the nine months ended September 30, 2004.

(in thousands)                                                    Montague      Addison        Royal        Collins        Total
----------------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
   Net income                                                     $  1,861      $  3,288      $    941      $  2,108      $  8,198

   Adjustments to reconcile net income (loss) to net cash
     provided by (used for) operating activities:
      Depreciation and amortization expense                            282         1,136           429           972         2,819
      Amortization of favorable leases                                 872            --           349           713         1,934
  Changes in operating assets and liabilities:
     Restricted cash                                                    --            15            --            --            15
     Tenant rent receivables                                            --            24            --           (10)           14
     Step rent receivable                                              (69)         (110)          (86)         (249)         (514)
     Prepaid expenses and other assets                                  (8)          (48)            5            (8)          (59)
     Accounts payable and accrued expenses                              54          (361)          235          (204)         (276)
     Tenant security deposits                                           --           (15)           --            --           (15)
  Payment of deferred leasing commissions                               --          (329)           --            --          (329)
----------------------------------------------------------------------------------------------------------------------------------

        Net cash provided by (used for) operating activities         2,992         3,600         1,873         3,322        11,787
----------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
      Purchase of real estate assets and related leases, office
        computers and furniture, capitalized merger costs               --          (217)           --            (8)         (225)
----------------------------------------------------------------------------------------------------------------------------------

        Net cash provided by (used for) investing activities            --          (217)           --            (8)         (225)
----------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
      Distributions to stockholders                                 (2,953)       (3,857)       (1,614)       (3,746)      (12,170)
----------------------------------------------------------------------------------------------------------------------------------

        Net cash  provided by (used for) financing activities       (2,953)       (3,857)       (1,614)       (3,746)      (12,170)
----------------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                    39          (474)          259          (432)         (608)
Cash and cash equivalents, beginning of period                       3,594         5,966         2,251         5,066        16,877
----------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                          $  3,633      $  5,492      $  2,510      $  4,634      $ 16,269
==================================================================================================================================

                        FRANKLIN STREET PROPERTIES CORP.
         NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
                                   (Unaudited)

      (s) The following table combines the historical cash flows for the target REITs for the year ended December 31, 2003.

(in thousands)                                                     Montague    Addison       Royal       Collins       Total
-----------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
   Net income  (loss)                                              $ 2,669     $ 4,005     $   (958)    $   (976)    $  4,740

   Adjustments to reconcile net income (loss) to net cash
     provided by (used for) operating activities:
      Depreciation and amortization expense                            368       1,497          518        1,080        3,463
      Amortization of above market lease                             1,164          --          426          791        2,381
  Changes in operating assets and liabilities:
     Restricted cash                                                    --           9         (571)        (115)        (677)
     Tenant rent receivables, net                                       --         (25)          --          (25)         (50)
     Straight-line rents, net                                         (262)       (322)        (954)        (279)      (1,817)
     Prepaid expenses and other assets, net                            377         112       (1,051)      (2,167)      (2,729)
     Accounts payable and accrued expenses                             383         165          240        1,467        2,255
     Tenant security deposits                                           --          (9)          --          115          106
  Payment of deferred leasing commissions                               --         (39)          --           --          (39)
-----------------------------------------------------------------------------------------------------------------------------

        Net cash provided by (used for) operating activities         4,699       5,393       (2,350)        (109)       7,633
-----------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
      Purchase of real estate assets and related leases, office
        computers and furniture, capitalized merger costs             (355)        (25)     (22,324)     (45,657)     (68,361)
-----------------------------------------------------------------------------------------------------------------------------

        Net cash provided by (used for) investing activities          (355)        (25)     (22,324)     (45,657)     (68,361)
-----------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
      Proceeds from sale of company stock, net                          --          --       27,277       51,100       78,377
      Distributions to stockholders                                 (3,714)     (4,721)      (1,389)      (2,392)     (12,216)
-----------------------------------------------------------------------------------------------------------------------------

        Net cash  provided by (used for) financing activities       (3,714)     (4,721)      25,888       48,708       66,161
-----------------------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                              630         647        1,214        2,942        5,433
Cash and cash equivalents, beginning of period                         957       2,683           --           --        3,640
-----------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                           $ 1,587     $ 3,330     $  1,214     $  2,942     $  9,073
=============================================================================================================================

Supplemental disclosure of cash flow information:
    Cash paid for:
      Interest                                                     $    --     $    --     $  1,731     $  3,444     $  5,175
    Non-cash investing and financing activities:
      Dividends declared but not paid                              $   960     $ 1,265     $    536     $  1,331     $  4,092

                           COMPARATIVE PER SHARE DATA

      The following tables present on a per share basis:

      (a) Basic and diluted net income book value, and dividends declared for FSP Corp. and each of the target REITs on a historical basis.

      (b) Consolidated pro forma basic and diluted net income per share, book value per share and dividends per share for FSP Corp. This table shows the effect of the mergers from the perspective of an owner of one share of FSP common stock.

      (c) Equivalent pro forma basic and diluted net income per share, equivalent pro forma book value per share and equivalent pro forma dividends per share for each of the target REITs. This table shows the effect of the mergers from the perspective of an owner of one share of stock of a target REIT. The consolidated pro forma data are multiplied by the number of shares of FSP common stock issuable in exchange for each share of target stock, also known as the exchange ratio, as shown in the following table:

       Target REIT                            Exchange Ratio
       -----------                            --------------
       Addison                                   5,948.67
       Collins Crossing                          6,167.63
       Montague                                  5,649.72
       Royal Ridge                               6,055.79

      The pro forma financial data and equivalent pro forma data are unaudited and are not necessarily indicative of the operating results that would have been achieved had the mergers occurred as of the beginning of the period and should not be construed as representative of future operations.

      FSP Corp. calculates historical book value per share by dividing stockholders' equity by the number of shares of common stock (or preferred stock, in the case of the target REITs) outstanding at the end of each period.

      FSP Corp. calculates consolidated pro forma net income per share data for FSP Corp. as if the mergers occurred on January 1, 2003 and 2004 and resulted in weighted average shares of 60,523,000 and 60,525,000 for the nine months ended September 30, 2004 and for the year ended December 31, 2003, respectively.

      FSP Corp. calculates consolidated pro forma book value per share data for FSP Corp. as if the mergers occurred on September 30, 2004 and resulted in an ending number of shares of 60,525,000.

      FSP Corp. calculates consolidated pro forma dividends per share by adding the total dividends declared by FSP Corp. plus dividends declared by the target REITs and dividing this sum by 60,525,000 shares, as shown in the following table:

                                      Dividends Declared
                                         For the Nine           For the Year
                                         Months Ended              Ended
       (in thousands)                 September 30, 2004     December 31, 2003
       ------------------------------------------------------------------------

       FSP Corp.                          $  46,152             $   46,747
       Addison Circle                         2,592                  5,137
       Collins Crossing                       2,414                  3,350
       Montague                               1,993                  3,771
       Royal Ridge                            1,078                  1,911
                                         ----------------------------------

           Total                          $  54,229             $   60,916
                                         ==================================

      FSP Corp. calculates equivalent pro forma net income per share for each target REIT by multiplying the consolidated pro forma net income per share by the exchange ratio.

      FSP Corp. calculates equivalent pro forma book value per share for each target REIT by multiplying the consolidated pro forma book value per share by the exchange ratio.

      FSP Corp. calculates equivalent pro forma dividends per share for each target REIT by multiplying the consolidated pro forma dividends per share by the exchange ratio.

      For the purposes of the consolidated pro forma net income per share and book value per share data, FSP Corp.'s historical financial data have been consolidated with the target REITs' financial data.

                           Franklin Street Properties
                           Comparative Per Share Data
                       As of and for the nine months ended
                               September 30, 2004
                                   (unaudited)

                                                       Pro forma     Pro forma
                                        Historical    Consolidated   Equivalent
                                        ----------------------------------------
Net income (loss) per share
  basic and diluted
      FSP Corp.                         $    0.68      $    0.68     $      --

      Montague                              5,572             --         3,842
      Addison Circle                        5,170             --         4,045
      Royal Ridge                           3,166             --         4,118
      Collins Crossing                      3,798             --         4,194

Book value per share
      FSP Corp.                         $   10.17      $   10.92            --

      Montague                             80,680             --        61,695
      Addison Circle                       84,918             --        64,959
      Royal Ridge                          81,536             --        66,129
      Collins Crossing                     83,054             --        67,351

Dividends declared per share
      FSP Corp.                         $    0.93      $    0.90            --

      Montague                              5,967             --         5,085
      Addison Circle                        4,077             --         5,354
      Royal Ridge                           5,554                        5,450
      Collins Crossing                      4,350             --         5,551

                        Franklin Street Properties Corp.
                           Comparative Per Share Data
                          As of and for the year ended
                                December 31, 2003
                                   (unaudited)

                                                       Pro forma     Pro forma
                                        Historical    Consolidated   Equivalent
                                        ----------------------------------------
Net income (loss) per share
  basic and diluted
      FSP Corp.                           $  1.18        $  0.83     $    --

      Montague                              7,991             --       4,689
      Addison Circle                        6,297             --       4,937
      Royal Ridge                          (3,267)            --       5,026
      Collins Crossing                     (2,431)            --       5,119

Book value per share
      FSP Corp.                           $ 10.41        $    --     $    --

      Montague                             81,075             --          --
      Addison Circle                       83,824             --          --
      Royal Ridge                          81,997             --          --
      Collins Crossing                     83,605             --          --

Dividends declared per share
      FSP Corp.                           $  1.36        $  1.01     $    --

      Montague                             11,290             --       5,706
      Addison Circle                        8,077             --       6,008
      Royal Ridge                           6,424             --       6,116
      Collins Crossing                      6,036             --       6,229

                  COMPARISON OF THE TARGET REITS AND FSP CORP.

      The information below highlights a number of the significant differences among the target REITs and FSP Corp. relating to, among other things, forms of organization, investment objectives, asset diversification and capitalization. These comparisons are intended to assist target REIT stockholders in understanding how their investments will be changed as a result of the mergers.

      Form of Organization. The target REITs and FSP Corp. are each vehicles appropriate for holding real estate investments and afford passive investors, such as target REIT stockholders, certain benefits, including limited liability and the avoidance of double-level taxation. The target REITs are under the control of their respective target boards, while FSP Corp. will continue to be governed by the FSP board. The target REITs are organized as Delaware corporations, and FSP Corp. is a Maryland corporation.

      Length of Investment. Target REIT stockholders in each of the target REITs expect liquidation of their investments when the assets of the target REITs are liquidated within a five to ten year period following the syndication of a target REIT. In contrast, FSP Corp. does not expect to dispose of its assets within any prescribed periods.

      Properties and Diversification. The real estate portfolio of each target REIT is limited to the assets acquired with its initial equity offering. FSP Corp. will hold a real estate portfolio that is substantially larger and more diversified than the portfolio of any of the target REITs. An investment in FSP Corp. should not be viewed as an investment in a specific pool of assets, but instead as an investment in an ongoing real estate investment business, subject to the risks normally attendant to ongoing real estate ownership, to the risks related to the real estate investment banking/brokerage business and to the risks related to acquisitions of additional properties.

      Additional Equity. As the target REITs are not authorized to issue additional shares of target stock or other equity interests without the approval of their respective target REIT stockholders, the target stock is not subject to dilution. In contrast, FSP Corp. has substantial flexibility to raise equity capital to finance its businesses and affairs through the issuance of equity securities. Any and all issuances of equity securities by FSP Corp. would be dilutive to current holders of FSP common stock.

      Voting Rights. Target REIT stockholders have one vote in respect of each share of target stock held on matters to which the target REIT stockholders have the right to vote. These matters generally consist of:

      o any amendment to or repeal of any provision of the Certificate of Incorporation of the respective target REIT;

      o any merger or consolidation by the respective target REIT into or with any other corporation or other entity or any sale of all or substantially all of the respective target REIT's assets; and

      o any authorization or issuance of a new class or series of capital stock or an increase of the number of authorized shares of any existing class or classes or series of capital stock.

      A stockholder in FSP Corp. will have one vote in respect of each share of FSP common stock of record on all matters to be voted upon by the stockholders. Matters submitted to the stockholders generally require the affirmative vote of stockholders holding a majority of the then outstanding capital stock present in person or by proxy entitled to vote thereon at a duly convened meeting of stockholders, except for the election of a director, which requires a plurality of all the votes cast at such a meeting. The Articles allow the FSP board to increase or decrease the number of shares of stock of any class that FSP Corp. has authority to issue without submitting the matter to the stockholders. The Articles require the approval of a specified super-majority (80%) of the shares of capital stock of FSP Corp. issued and outstanding and entitled to vote on the matter is required to amend the provisions of the Articles relating to the classification of directors, removal of directors, limitation of liability of officers and directors or indemnification of officers and directors or to amend the Articles to impose cumulative voting in the election of directors.

      Compensation to FSP Corp. FSP Corp. will receive no fees or other compensation in connection with the mergers. FSP Property Management, a wholly owned subsidiary of FSP Corp., currently receives asset management fees from the target REITs ranging from $34,000 to $81,000 per annum. As a result of the mergers, fee income received by FSP Property Management from the four target REITs will be eliminated on the consolidated financial statements of the combined company for accounting purposes. The executive officers and directors of the target REITs receive no compensation from the target REITs. Such persons will, however, continue to receive compensation from FSP Corp. See "Management - Management Compensation".

      Percentage Ownership. As a result of the significantly higher number of issued shares in FSP Corp. as compared to the target REITs, the target REIT stockholders will own a much smaller percentage of FSP Corp. relative to their ownership interest in the target REITs and, accordingly, will have less power to control the outcome of matters submitted to a vote of the stockholders and will receive a lesser percentage of any dividends or other distributions.

                              CONFLICTS OF INTEREST

      A number of conflicts of interest are inherent in the relationships among the target REITs, the target boards, FSP Corp. and the FSP board. Certain of these conflicts of interest are summarized below.

      FSP Investments, a subsidiary of FSP Corp., syndicated each target REIT. Moreover, each executive officer and/or director of each target REIT are directors and executive officers of FSP Corp. Each target board and the FSP board have independent obligations to ensure that such target REIT's or FSP Corp.'s participation, respectively, in the merger agreement and the determination of the merger consideration is fair and equitable, without regard to whether the merger agreement and the determination of the merger consideration are fair and equitable to the other participants (including the other target REITs). The FSP board and each target board have sought to discharge faithfully their respective obligations to FSP Corp. and the applicable target REIT; however, target REIT stockholders should consider that the executive officers and directors of each target REIT serve in a similar capacity with respect to FSP Corp. The special committees of the target boards, consisting of Messrs. MacPhee and Gribbell, each a director of the target REITs and an executive vice president of FSP Corp., engaged in negotiations of the terms of the merger agreement and the amount of the merger consideration, but each special committee member was subject to a conflict of interest. If each target REIT had a separate board of directors with executive officers who did not serve in similar capacities for FSP Corp. and directors who did not own FSP common stock, these persons would have had an independent perspective which might have led them to advocate positions during the negotiation and structuring of the merger agreement and the determination of the merger consideration more favorable to the target REIT stockholders than those taken by the target boards.

      The conflicts of interest inherent in the relationships among the target REITs, the target boards, FSP Corp., the FSP board and their respective affiliates are as follows:

      o George J. Carter, the President and a director of each target REIT, is President, Chief Executive Officer and a director of FSP Corp. and owns an aggregate of 775,531 shares of FSP common stock;

      o R. Scott MacPhee, an Executive Vice President and a director of each target REIT and a member of each special committee, is also an Executive Vice President of FSP Corp. and owns an aggregate of 372,451 shares of FSP common stock;

      o Richard R. Norris, an Executive Vice President and a director of each target REIT, is also a director and an Executive Vice President of FSP Corp. and owns an aggregate of 258,087 shares of FSP common stock;

      o William W. Gribbell, an Executive Vice President and a director of each target REIT and a member of each special committee, is also an Executive Vice President of FSP Corp. and owns an aggregate of 129,761 shares of FSP common stock;

      o Barbara J. Fournier, Vice President, Chief Operating Officer, Treasurer, Secretary and a director of each target REIT, is also Vice President, Chief Operating Officer, Treasurer, Secretary and a director of FSP Corp. and owns an aggregate of 27,934 shares of FSP common stock; and

      o Janet P. Notopoulos, Vice President of each target REIT, is also a Vice President and director of FSP Corp. and owns an aggregate of 14,985 shares of FSP common stock.

      The directors of the target REITs may have been more inclined to vote for the mergers as a result of their ownership of FSP common stock since an increase in the real property assets owned by FSP Corp. may result in greater value for FSP Corp. stockholders.

      Each target board established a special committee consisting of Messrs. MacPhee and Gribbell, the only members of the target boards who are not also members of the FSP board. Messrs. MacPhee and Gribbell serve as executive vice presidents of FSP Corp. Under the Delaware general corporation law, the target boards cannot delegate to a third party their fiduciary duties relating to the determination of whether the transactions contemplated by the mergers were or were not fair to the target REIT stockholders.

      Each target board considered increasing its board size to include an independent director to perform the function of the special committees. However, each target board concluded that, given the potential liability of a director voting on the mergers, it would be difficult to retain someone with the knowledge and credentials necessary to fulfill the role of an independent director of a REIT who would be willing to take on the role of independent director of any of the target REITs without being substantially compensated and without being covered by director liability insurance. None of the target REITs currently has director and officer liability insurance. Each target board determined that the cost of compensating an independent director and obtaining director and officer liability insurance would be substantial and not in the best interests of its target REIT stockholders. For this reason, none of the target boards appointed an independent director to perform the functions of the special committees.

      Messrs. MacPhee and Gribbell, the members of the special committees, both served as directors on boards of other sponsored entities which engaged in similar transactions with FSP Corp., including the 13 sponsored REITs acquired by FSP Corp. in June 2003. The sponsored REITs involved in those transactions did not appoint independent directors to serve as special committees and, in fact, did not designate any of their members to serve on a special committee. Moreover, no stockholder of any of the 13 sponsored REITs acquired by FSP Corp. in June 2003 availed himself of appraisal rights. Based on their experience in voting on prior transactions, Messrs. MacPhee and Gribbell believed that they could and did faithfully execute their duties to the target REIT stockholders. Moreover, George J. Carter, the chief executive officer of FSP Corp., instructed Messrs. MacPhee and Gribbell to execute their duties on behalf of the target REITs and their stockholders vigorously and assured Messrs. MacPhee and Gribbell that there would be no adverse consequences to their employment by FSP Corp. as a result of their vigorously executing their duties.

      Barry Silverstein, Dennis J. McGillicuddy and John N. Burke are the only directors of FSP Corp. who are not also officers or directors of any target REIT. The remainder of the officers and directors of FSP Corp. serve as a director and/or officer, in the positions listed above, of each target REIT. Upon completion of the mergers, Mr. Silverstein's percentage ownership interest of FSP Corp. will decrease from 9.67% to 9.62%, Mr. McGillicuddy's percentage ownership interest of FSP Corp. will decrease from 7.24% to 6.07%, and the percentage ownership of the current directors and executive officers of FSP Corp. as a group will decrease from 19.07% to 17.46%. Mr. Burke does not own any shares of FSP common stock or any shares of target stock.

                            FIDUCIARY RESPONSIBILITY

      The standard of conduct for directors of a Maryland corporation is governed by Section 2-405.1 of the Maryland General Corporation Law, which requires that a director of a Maryland corporation perform his duties (i) in good faith, (ii) in a manner he reasonably believes to be in the best interests of the corporation, and (iii) with the care an ordinarily prudent person in a like position would use under similar circumstances.

      The Delaware general corporation law is silent as to the nature of the duties of directors of a Delaware corporation. The standard of conduct for directors has instead developed through written opinions of the Delaware courts in cases decided by those courts. A director of a Delaware corporation is subject to both a duty of loyalty and a duty of care. The duty of loyalty requires a director to refrain from self-dealing, and to act in good faith and in what he believes to be the best interests of the corporation and its stockholders. When the interests of a director with respect to a transaction conflict with those of the corporation, the transaction must be fair to the corporation. The duty of care requires a director to exercise an informed business judgment, meaning that he must inform himself of all material information reasonably available. Having become so informed, a director then must use that amount of care which an ordinarily careful and prudent person would use in similar circumstances.

                        COMPARISON OF STOCKHOLDER RIGHTS

      The rights of stockholders in each target REIT are governed by the charter and bylaws of that REIT and by the laws of the State of Delaware. The rights of FSP stockholders are governed by FSP Corp.'s charter and bylaws, each as amended, and by the laws of the State of Maryland. As a result of the mergers, the target REIT stockholders will become FSP stockholders and their rights will thereafter be governed by FSP Corp.'s charter and bylaws and by the laws of the State of Maryland.

      The following summary outlines the material differences between the Delaware general corporation law and the Maryland general corporation law, between the charter of each target REIT and the FSP Corp. charter, and between the bylaws of each target REIT and the FSP Corp. bylaws. Each target REIT stockholder is encouraged to review the full text of each of the charter and bylaws of each target REIT in which said stockholder owns stock, the FSP Corp. charter, the FSP Corp. bylaws, the Delaware General Corporation Law, the Maryland General Corporation Law and other corporation-related laws of Delaware and Maryland insofar as they relate to corporations organized in such states. The FSP Corp. charter and the FSP Corp. bylaws have been filed as exhibits to the material filed by FSP Corp. with the Securities and Exchange Commission. For information as to how these documents may be obtained, see "Where You Can Find More Information."

                      Target REIT (Delaware)        FSP Corp. (Maryland)

Authorized and        Each target REIT is           FSP Corp. is authorized to
outstanding common    authorized to issue 1 share   issue 180,000,000 shares of
stock                 of common stock.  On August   common stock.  On August 20,
                      13, 2004, 1 share of common   2004, 49,629,762 shares of
                      stock was issued and          common stock were issued and
                      outstanding in each target    outstanding in FSP Corp.
                      REIT and held by FSP Corp.

Description of        The holders of common stock   FSP stockholders are
common stock          in each target REIT are       entitled to one vote for
                      entitled to one vote for      each share held of record on
                      each share held at all        all matters submitted to a
                      meetings of stockholders      vote of stockholders.
                      (and written actions in lieu  Shares of FSP common stock
                      of meetings).  The voting,    have equal dividend,
                      dividend and liquidation      distribution, and
                      rights of the holders of the  liquidation rights and have
                      common stock are subject to   no preference or exchange
                      and qualified by the rights   rights.  In addition, shares
                      of the holders of the         of FSP common stock have no
                      preferred stock.              conversion, sinking fund, or
                                                    preemptive rights.

Authorized and        FSP Addison Circle Corp. is   FSP Corp. is authorized to
outstanding           authorized to issue 636       issue 20,000,000 shares of
preferred stock       shares of preferred stock.    preferred stock in one or
                      On August 13, 2004, 636       more separately designated
                      shares of preferred stock     classes.  On August 13,
                      were issued and outstanding.  2004, no shares of preferred stock were outstanding.
                      FSP Collins Crossing Corp.
                      is authorized to issue 555
                      shares of preferred stock.
                      On August 13, 2004, 555
                      shares of preferred stock
                      were issued and outstanding.

                      Target REIT (Delaware)        FSP Corp. (Maryland)

                      FSP Montague Business Center
                      Corp. is authorized to issue
                      334 shares of preferred
                      stock. On August 13, 2004,
                      334 shares of preferred
                      stock were issued and
                      outstanding.

                      FSP Royal Ridge Corp. is
                      authorized to issue 297.5
                      shares of preferred stock.
                      On August 13, 2004, 297.5
                      shares of preferred stock
                      were issued and outstanding.

Description of        Under the bylaws of each      Under FSP Corp.'s charter,
preferred stock       target REIT, each target      the FSP board has the
                      board has the authority,      authority, without further
                      subject to the provisions of  action by the FSP
                      the charter or a vote by the  stockholders, to issue up to target REIT stockholders, to  20,000,000 shares of
                      issue, sell, transfer, or     preferred stock in one or
                      otherwise dispose of the      more separately designated
                      whole or any part of any      classes.  The FSP board may
                      unissued balance of the       authorize the issuance of
                      authorized capital stock,     shares of preferred stock
                      including preferred stock,    with terms and conditions
                      of the target REIT for such   which could have the effect
                      lawful consideration and on   of discouraging a takeover
                      such terms as such target     or other transaction in
                      board may determine.  Any     which holders of some, or a
                      issuance of any new class or  majority of, shares of FSP
                      classes or series of capital  common stock might receive a stock or any increase in the  premium for their shares of
                      number of authorized shares   FSP common stock over the
                      of any existing class or      then-prevailing market price
                      classes or series of capital  of those shares of FSP
                      stock requires the            common stock.
                      affirmative vote or written
                      consent of the holders of
                      not less than 66.67% of the
                      then outstanding shares of
                      preferred stock.

                      Except as provided by law,
                      the holders of preferred
                      stock have no voting rights
                      on any matter presented to
                      the target REIT stockholders
                      for their action or
                      consideration at any meeting
                      (or by written action of
                      stockholders in lieu of a
                      meeting), with the exception
                      of (1) any amendment of or
                      the repeal or addition of

                      Target REIT (Delaware)        FSP Corp. (Maryland)

                      any provision to the target
                      REIT's charter, (2) any
                      merger or consolidation into
                      or with any other
                      corporation or other entity
                      or sale of all of
                      substantially all of the
                      target REIT's assets, (3)
                      the removal of one or more
                      members of the target REIT
                      board pursuant to a class
                      vote provision contained in
                      the charter (see "Removal of
                      directors," below), and (4)
                      the election of directors to
                      fill a vacancy created by
                      any such removal.

Ownership limits      The charter of each target    FSP Corp.'s charter provides
related to status as  REIT provides that any        that an FSP stockholder may
a real estate         purported transfer or         be limited to owning, either
investment trust      acquisition of preferred      directly or under applicable
                      stock that would result in    attribution rules of the tax
                      the disqualification of the   code, no more than 9.8% of
                      corporation as a real estate  the lesser of the value or
                      investment trust is void.     the number of equity shares
                                                    of FSP Corp., which we call
                                                    the ownership limit.  No FSP
                                                    stockholder may acquire or
                                                    transfer shares that would
                                                    result in shares of FSP
                                                    common stock being
                                                    beneficially owned by fewer
                                                    than 100 persons and any
                                                    such purported acquisition
                                                    or transfer will be void.
                                                    Any transfer that would
                                                    cause a stockholder to
                                                    beneficially or
                                                    constructively own shares of
                                                    FSP Corp. in excess of the
                                                    ownership limit will result
                                                    in the excess number of
                                                    shares automatically being
                                                    transferred to a trust
                                                    created for the purpose of
                                                    holding such shares for the
                                                    benefit of  one or more
                                                    non-profit organizations.
                                                    The FSP board has the right
                                                    to refuse to give effect to
                                                    the acquisition or transfer
                                                    of shares by an FSP
                                                    stockholder in violation of
                                                    these provisions.

                      Target REIT (Delaware)        FSP Corp. (Maryland)

Rights of             The target REIT stockholders  FSP Corp.'s charter provides
stockholders to       have no redemption rights     that on an annual basis FSP
redeem shares         for the target stock.         Corp. will use its best
                                                    efforts to redeem any shares
                                                    of FSP common stock from FSP
                                                    stockholders desiring to
                                                    sell shares.  Any FSP
                                                    stockholder wishing to take
                                                    advantage of this
                                                    opportunity must so request
                                                    no later than July 1 of any
                                                    year for a redemption that
                                                    would be effective the
                                                    following January 1. Any
                                                    such request will be
                                                    irrevocable.  The purchase
                                                    price paid by FSP Corp. will
                                                    be 90% of the fair market
                                                    value of the shares
                                                    purchased, as determined by
                                                    the FSP board in its sole
                                                    and absolute discretion
                                                    after consultation with an
                                                    adviser selected by the FSP
                                                    board.  FSP Corp. will treat
                                                    all redemption requests in
                                                    the same manner, meaning
                                                    that if a stockholder
                                                    complies with the provision
                                                    of FSP Corp.'s charter
                                                    regarding redemption, FSP
                                                    Corp. will not discriminate
                                                    among redeeming stockholders
                                                    based on the timing or
                                                    amount of the redemption
                                                    request; however, FSP
                                                    Corp.'s charter provides
                                                    that in the event FSP Corp.
                                                    has insufficient funds or is
                                                    otherwise prohibited from
                                                    redeeming all of the shares
                                                    requested, it will redeem
                                                    based on the order in which
                                                    effective offers are
                                                    received.

                                                    FSP Corp. will not redeem
                                                    any shares of FSP common
                                                    stock pursuant to this
                                                    provision if: FSP Corp. is
                                                    insolvent or the redemption
                                                    would render FSP Corp.
                                                    insolvent; the redemption
                                                    would impair the capital or
                                                    operations of FSP Corp.; the
                                                    redemption would contravene

                      Target REIT (Delaware)        FSP Corp. (Maryland)

                                                    any provision of federal or
                                                    state securities laws; the
                                                    redemption would result in
                                                    FSP Corp.'s failing to
                                                    qualify as a real estate
                                                    investment trust; or the FSP
                                                    board determines that the
                                                    redemption would otherwise
                                                    not be in the best interests
                                                    of FSP Corp.

                                                    If FSP Corp. is unable to
                                                    purchase any shares of FSP
                                                    common stock offered for
                                                    redemption, FSP Corp. will
                                                    use its best efforts to
                                                    arrange for a purchase by a
                                                    third party or parties, each
                                                    of whom must be an
                                                    accredited investor within
                                                    the meaning of Regulation D
                                                    and must have a pre-existing
                                                    relationship with FSP Corp.
                                                    In addition, FSP Corp. will
                                                    have the right to satisfy
                                                    its obligation to effect
                                                    redemption by arranging for
                                                    a purchase by such a third
                                                    party or parties at the
                                                    redemption price.

                                                    FSP Corp. has no obligations
                                                    to, and does not intend
                                                    to, redeem shares of FSP
                                                    common stock during any
                                                    period that the FSP common
                                                    stock is listed for trading
                                                    on a national securities
                                                    exchange, such as the AMEX,
                                                    or the NASDAQ National
                                                    Market System. FSP Corp.
                                                    also does not intend to
                                                    accept any requests for
                                                    redemption from the time of
                                                    the mailing of this Consent
                                                    Solicitation/Prospectus
                                                    until the effective date of
                                                    the mergers.

Special meetings of   Under the Delaware general    Under Maryland law, a
stockholders          corporation law, a special    special meeting of
                      meeting of stockholders may   stockholders may be called
                      be called by the board of     by the president, the board
                      directors or by any persons   of directors, or any other
                      as may be authorized by a     person as may be authorized
                      corporation's charter or      by a corporation's charter
                      bylaws.                       or bylaws.  A special
                                                    meeting of stockholders may

                      Target REIT (Delaware)        FSP Corp. (Maryland)

                      The bylaws of each target     also be called by the
                      REIT provide that the         written request of
                      President, the Chairman of    stockholders entitled to
                      the Board (for Addison        cast at least 25 percent of
                      Circle and Royal Ridge        all the votes entitled to be
                      only), or the target REIT     cast at the meeting, subject
                      board may call a special      to certain statutory
                      meeting of the stockholders   provisions.
                      at any time.
                                                    FSP Corp.'s bylaws provide
                                                    that the President, Chief
                                                    Executive Officer or a
                                                    majority of the FSP board
                                                    may call a special meeting
                                                    of the stockholders.
                                                    Special meetings shall also
                                                    be called by the Secretary
                                                    of FSP Corp. upon the
                                                    written request of the
                                                    holders of shares entitled
                                                    to cast more than 50% of the
                                                    votes entitled to be cast at
                                                    such a meeting.

Action by written     Under the Delaware general    Under Maryland law, any
consent in lieu of a  corporation law, any action   action required or permitted
stockholder meeting   required or permitted to be   to be taken at a meeting of
                      taken at a meeting of the     the FSP stockholders may be
                      stockholders may be taken     taken without a meeting if a
                      without a meeting by written  unanimous consent which sets
                      consent of the holders of     forth the action is given in
                      outstanding shares having     writing or by electronic
                      not less than the minimum     transmission by each
                      number of votes that would    stockholder entitled to vote
                      be necessary to authorize or  on the matter, and filed in
                      take such action at a         paper or electronic form
                      meeting at which all shares   with the records of meetings
                      entitled to vote thereon      of stockholders.  In actions
                      were present and voted.       concerning the election of
                                                    directors, unless the
                      The bylaws of each target     charter requires otherwise,
                      REIT provide that the target  the holders of any class of
                      REIT stockholders may take    stock other than common
                      action by written consent     stock entitled to vote
                      without a meeting and         generally in the election of
                      without prior notice,         directors may take action or
                      provided that a consent in    consent to any action by
                      writing, setting forth the    delivering a consent in
                      action so taken, is signed    writing or by electronic
                      by the holders of             transmission of the
                      outstanding shares having     stockholders entitled to
                      not less than the minimum     cast not less than the
                      number of votes that would    minimum number of votes that
                      be necessary to authorize or  would be necessary to
                      take such action at a         authorize or take the action
                      meeting at which all shares   at a meeting of stockholders
                      entitled to vote on such      if the corporation gives
                      action were present and       notice of the action to each
                      voted.                        stockholder not later than


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                      Target REIT (Delaware)        FSP Corp. (Maryland)

                                                    ten days after the effective
                                                    time of the action.

                                                    FSP Corp.'s bylaws provide
                                                    that any action required or
                                                    permitted to be taken at a
                                                    meeting of stockholders may
                                                    be taken without such a
                                                    meeting by unanimous written
                                                    consent of the stockholders
                                                    entitled to vote on the
                                                    matter provided that any
                                                    stockholder entitled to
                                                    receive notice (but not
                                                    vote) has provided a written
                                                    waiver of any right to
                                                    dissent from such action.

Record date           Under the Delaware general    Under Maryland law, the
                      corporation law, the board    board of directors has the
                      of directors may fix a        sole power to fix the record
                      record date for determining   date for determining
                      the stockholders entitled to  stockholders entitled to
                      vote at any meeting of the    request a special meeting of
                      stockholders, provided that   the stockholders and the
                      the record date does not      record date for determining
                      precede the date of the       stockholders entitled to
                      resolution fixing the record  notice of and to vote at the
                      date nor fall more than 60    special meeting.
                      nor less than ten days
                      before the date of such       FSP Corp.'s bylaws provide
                      meeting.  If no record date   that the FSP board may set a
                      is fixed by the board of      record date for the
                      directors, the record date    determination of the
                      will be the close of          stockholders entitled to
                      business on the day next      notice of or to vote at any
                      preceding the day on which    meeting of stockholders, or
                      notice is given, or if        stockholders entitled to
                      notice is waived, at the      receive payment of any
                      close of business on the day  dividend or the allotment of
                      next preceding the day on     any other rights, or in
                      which the meeting is held.    order to make determination
                                                    of stockholders for any
                      The bylaws of each target     other proper purpose;
                      REIT provide that such        provided that the date is
                      target REIT board may fix a   not more than 90 days and,
                      date as a record date for     in the case of a meeting of
                      the determination of the      stockholders, not less than
                      stockholders entitled to      ten days, before the date on
                      notice of or to vote at any   which the meeting or
                      meeting of stockholders, or   particular action requiring
                      to express consent or         such determination of
                      dissent to action in writing  stockholders is to be held
                      without a meeting, or         or taken.  If no record date
                      entitled to receive payment   is fixed, the record date


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                      Target REIT (Delaware)        FSP Corp. (Maryland)

                      of any dividend or other      for the determination of
                      distribution or allotment of  stockholders entitled to
                      any rights, or for the        notice of or to vote at a
                      purpose of any other lawful   meeting of stockholders
                      action; provided that that    shall be at the close of
                      date is not more than 60      business on the day on which
                      days nor less than ten days   the notice of meeting is
                      before the date of such       mailed or the 30th date
                      meeting, nor more than ten    before the meeting,
                      days after the date of        whichever is the closer date
                      adoption of a record date     to the meeting; and the
                      for a written consent         record date for the
                      without a meeting, nor more   determination of
                      than 60 days prior to any     stockholders entitled to
                      other action to which such    receive payment of a
                      record date relates.  If no   dividend or an allotment of
                      record date is fixed, the     any other rights shall be
                      record date for determining   the close of business on the
                      stockholders entitled to      day on which the resolution
                      notice of or to vote at a     of the directors declaring
                      meeting of stockholders       the dividend or allotment of
                      shall be the close of         rights is adopted, but the
                      business on the day before    payment or allotment may not
                      the meeting.  The record      be made more than 60 days
                      date for determining          following the date on which
                      stockholders entitled to      such resolution is adopted.
                      express written consent
                      without a meeting shall be
                      the day on which the first
                      written consent is properly
                      delivered to the
                      corporation.  The record
                      date for any other purpose
                      shall be the close of the
                      business day on which the
                      target REIT board adopts the
                      resolution relating to such
                      purpose.

Notice requirement    Under the Delaware general    Under Maryland law, written
for stockholder       corporation law, written      or electronic notice of any
meetings              notice of any meeting of the  meeting of the stockholders
                      stockholders must be given    must be given not less than
                      not less than ten nor more    ten nor more than 90 days
                      than 60 days before the date  before the date of the
                      of the meeting to each        meeting to each stockholder
                      stockholder entitled to vote  entitled to vote at such
                      at such meeting.              meeting or otherwise
                                                    entitled to notice of such
                      The bylaws of each target     meeting.
                      REIT provide that except as
                      otherwise provided by law,    FSP Corp.'s bylaws provide
                      written notice of any         that not less than ten nor
                      meeting of the stockholders   more than 90 days before
                      shall be given not less than  each meeting of
                      ten nor more than 60 days     stockholders, the secretary
                      before the date of the        shall give to each
                      meeting to each stockholder   stockholder entitled to vote
                      entitled to vote at such      at such meeting and to each
                      meeting.                      stockholder not entitled to


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                      Target REIT (Delaware)        FSP Corp. (Maryland)

                                                    vote, who is nevertheless
                                                    entitled to notice of the
                                                    meeting, written or printed
                                                    notice stating the time and
                                                    place of the meeting and, in
                                                    the case of a special
                                                    meeting or as otherwise may
                                                    be required by statute, the
                                                    purpose for which the
                                                    meeting is called.

Advance notice        The Delaware general          Under Maryland law, the
provisions for board  corporation law does not      charter or bylaws of a
nomination and other  contain any specific advance  corporation may require any
stockholder           notice provisions for notice  stockholder proposing a
business-annual       of stockholder nominations    nominee for election as a
meetings              of directors or stockholder   director or any other matter
                      proposals of business.        for consideration at a
                                                    meeting of the stockholders
                      The charters and bylaws of    to provide advance notice of
                      the target REITs do not       the nomination or proposal
                      contain any specific advance  to the corporation of (1)
                      notice provisions for notice  not more than 90 days before
                      of stockholder nominations    the date of the meeting; or,
                      of directors or stockholder   (2) in the case of an annual
                      proposals of business for an  meeting, 90 days before
                      annual meeting.               either (a) the first
                                                    anniversary of the mailing
                                                    date of the notice of the
                                                    preceding year's annual
                                                    meeting or (b) the preceding
                                                    year's annual meeting;
                                                    or (3) another time
                                                    specified in the charter or
                                                    bylaws.

                                                    FSP Corp.'s bylaws provide
                                                    that nominations of
                                                    directors or stockholder
                                                    proposals of business may be
                                                    made at an annual meeting by
                                                    any stockholder entitled to
                                                    vote at that meeting if (1)
                                                    that stockholder has
                                                    delivered notice of such
                                                    nominations or other
                                                    business to the Secretary of
                                                    FSP Corp. not less than 90
                                                    days nor more than 120 days
                                                    prior to the first
                                                    anniversary of the mailing
                                                    date of the notice of the
                                                    preceding year's annual
                                                    meeting, and (2) such
                                                    stockholder was a
                                                    stockholder of record at the
                                                    time of giving notice.

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                      Target REIT (Delaware)        FSP Corp. (Maryland)

Advance notice        The Delaware general          Under Maryland law, the
provisions for board  corporation law does not      charter or bylaws of a
nomination and other  contain any specific advance  corporation may require any
stockholder           notice provisions for notice  stockholder proposing a
business-special      of stockholder nominations    nominee for election as a
meetings              of directors or stockholder   director or any other matter
                      proposals of business.        for consideration at a
                                                    meeting of the stockholders
                      The target REITs' bylaws      to provide advance notice of
                      provide that business         the nomination or proposal
                      transacted at any special     to the corporation of not
                      meeting of stockholders       more than 90 days before the
                      shall be limited to matters   date of the meeting or
                      relating to the purpose or    another time that may be
                      purposes stated in the        specified in the
                      notice of the meeting.        corporation's charter or
                                                    bylaws.
                      The charters and bylaws of
                      the target REITs do not       FSP Corp.'s bylaws provide
                      contain any specific advance  that business shall be
                      notice provisions for notice  conducted at a special
                      of stockholder nominations    meeting of stockholders and
                      of directors or stockholder   shall be limited to matters
                      proposals of business for     relating to the purpose or
                      special meetings.             purposes stated in the
                                                    notice of the meeting.

                                                    Stockholder nominations of
                                                    directors may be made at a
                                                    special meeting at which
                                                    directors are to be elected,
                                                    by any stockholder entitled
                                                    to vote at that meeting if
                                                    (1) that stockholder has
                                                    delivered notice of such
                                                    nominations to the Secretary
                                                    of FSP Corp. not earlier
                                                    than the 120th day prior to
                                                    such special meeting and not
                                                    later than the close of
                                                    business on the later of the
                                                    90th day prior to such
                                                    special meeting or the tenth
                                                    day following the day on
                                                    which public announcement is
                                                    first made of the date of
                                                    the special meeting and of
                                                    the nominees proposed by the
                                                    FSP board, and (2) such
                                                    stockholder was a
                                                    stockholder of record at the
                                                    time of giving notice.

Number of directors   The Delaware general          Maryland law requires that
                      corporation law requires      there be a board of
                      that there be a board of      directors of the corporation
                      directors of the corporation  with at least one director.
                      with at least one director.
                                                    FSP Corp.'s charter and
                      The bylaws of each target     bylaws provide that the

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                      Target REIT (Delaware)        FSP Corp. (Maryland)

                      REIT provide that the number  number of directors never be
                      of directors be determined    reduced to less than the
                      by resolution of the          minimum number required by
                      stockholders or the target    Maryland law.  The number of
                      REIT board, but in no event   directors may be increased
                      shall it be less than one.    or decreased by the vote of
                      The number of directors may   a majority of the entire
                      be decreased by the           Board of Directors at any
                      stockholders or by a          regular meeting or any
                      majority of the directors in  special meeting called for
                      office, but only to           that purpose, provided that
                      eliminate vacancies existing  the tenure of office of a
                      by reason of the death,       director cannot be affected
                      resignation, removal or       by any decrease in the
                      expiration of the term of     number of directors.
                      one or more directors.  The
                      number of directors may be    FSP Corp.'s board of
                      increased at any time by the  directors currently consists
                      stockholders or by a          of seven directors.
                      majority of the directors
                      then in office.

                      Addison Circle's board of
                      directors currently consists
                      of six directors.

                      Collins Crossing's board of
                      directors currently consists
                      of six directors.

                      Montague's board of
                      directors currently consists
                      of six directors.

                      Royal Ridge's board of
                      directors currently consists
                      of six directors.

Election of directors Directors are elected by a    Directors are elected by a
                      plurality of the votes cast   plurality of the votes cast
                      on the election by            at a meeting of stockholders
                      stockholders entitled to      at which a quorum is
                      vote on such election.        present. Stockholders do
                      Stockholders do not have      not have cumulative voting
                      cumulative voting rights in   rights in the election of
                      the election of directors.    directors.

Classified board of   The Delaware general          Maryland law provides that a
directors             corporation law provides      corporation may divide its
                      that a corporation's board    board into classes with
                      of directors may be divided   terms of office provided by
                      into one, two or three        the bylaws so long as (1) no
                      classes with staggered terms  term of office is longer
                      of office.                    than five years, (2) no term
                                                    of office is shorter than
                      Each of the Target REITs'     the period between annual
                      directors currently holds     meetings, and (3) the term
                      office until the next annual  of office of at least one
                      meeting of stockholders.      class expires each year.

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                      Target REIT (Delaware)        FSP Corp. (Maryland)

                                                    FSP Corp. directors are
                                                    divided into three classes
                                                    and are elected to a term of
                                                    three years and hold office
                                                    until the third annual
                                                    stockholder meeting after
                                                    their election.

Removal of directors  Under the Delaware general    Under Maryland law, unless
                      corporation law, a director   otherwise provided by a
                      may be removed from office,   corporation's charter, a
                      with or without cause, by     director may be removed from
                      the affirmative vote of a     office, with or without
                      majority of the shares then   cause, by the affirmative
                      entitled to vote at an        vote of a majority of the
                      election of directors,        shares then entitled to vote
                      except (1) unless a           at an election of directors,
                      corporation's charter         except (1) a director
                      provides otherwise, a         sitting on a classified
                      director sitting on a         board of directors may only
                      classified board may only be  be removed for cause, (2) if
                      removed for cause, (2) if a   a corporation has cumulative
                      corporation has cumulative    voting and less than the
                      voting and less than the      entire board is to be
                      entire board is to be         removed, a director cannot
                      removed a director cannot be  be removed without cause if
                      removed without cause if the  the votes cast against his
                      votes cast against his        removal would be sufficient
                      removal would be sufficient   to elect him if then
                      to elect him if then          cumulatively voted at an
                      cumulatively voted at an      election of the entire board
                      election of the entire board  of directors, and (3) if the of directors, and (3) if the  stockholders of any class or stockholders of any class or  series are entitled
                      series are entitled           separately to elect one or
                      separately to elect one or    more directors, a director
                      more directors, a director    elected by a class or series
                      elected by a class or series  may not be removed without
                      may not be removed without    cause except by the
                      cause except by the           affirmative vote of a
                      affirmative vote of a         majority of all the votes of
                      majority of all the votes of  that class or series.
                      that class or series.
                                                    FSP Corp.'s charter provides
                      The target REITs' charters    that a director may be
                      and bylaws provide that       removed from office only for
                      except as otherwise provided  cause based on a material
                      by the General Corporation    breach of his duties or
                      Law of Delaware, any          obligations to FSP Corp.,
                      director may be removed,      and then only by the
                      with or without cause, by     affirmative vote of the
                      the holders of a majority of  holders of at least
                      the shares then entitled to   two-thirds of the votes
                      vote at an election of        entitled to be cast in the
                      directors, except that the    election of directors.
                      directors elected by the
                      holders of a particular

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                      Target REIT (Delaware)        FSP Corp. (Maryland)

                      class or series of stock may
                      be removed without cause
                      only by vote of the holders
                      of a majority of the
                      outstanding shares of such
                      class or series.  A meeting
                      for the purpose of removing
                      one or more directors may be
                      called by the holders of 35%
                      or more of the outstanding
                      shares of preferred stock
                      and at such a meeting any
                      director may be removed with
                      or without cause by a vote
                      of greater than 50% of the
                      outstanding shares of
                      preferred stock.

Board of director     Under the Delaware general    Under Maryland law, the
vacancies             corporation law, any vacancy  stockholders may elect a
                      is to be filled as the        successor to fill a vacancy
                      bylaws of the corporation     on the board of directors
                      provide.                      which results from the
                                                    removal of a director,
                      The target REITs' bylaws      except that if the
                      provide that any vacancy,     stockholders of any class or
                      unless and until filled by    series are entitled
                      the stockholders, including   separately to elect one or
                      a vacancy resulting from an   more directors, the
                      increase in the number of     stockholders of that class
                      directors, may be filled by   or series may elect a
                      vote of a majority of the     successor to fill a vacancy
                      directors then in office,     on the board of directors
                      although less than a quorum,  which results from the
                      or by a sole remaining        removal of a director
                      director.                     elected by that class or
                                                    series.  Also, unless
                                                    otherwise provided by the
                                                    corporation's charter, a
                                                    majority of the sitting
                                                    directors may fill a vacancy
                                                    on the board except that if
                                                    the stockholders of any
                                                    class or series are entitled
                                                    separately to elect one or
                                                    more directors, a majority
                                                    of the remaining directors
                                                    elected by that class or
                                                    series or the sole remaining
                                                    director elected by that
                                                    class or series may fill any
                                                    vacancy among the number of
                                                    directors elected by that
                                                    class or series.

                                                    FSP Corp.'s charter provides
                                                    that any vacancy, other than

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                      Target REIT (Delaware)        FSP Corp. (Maryland)

                                                    that resulting from an
                                                    increase in the number of
                                                    authorized directors, shall
                                                    be filled by the vote of a
                                                    majority of the directors
                                                    then in office.  A vacancy
                                                    created by an increase in
                                                    the number of authorized
                                                    directors shall be filled by
                                                    the vote of a majority of
                                                    the entire Board of
                                                    Directors.

Special meetings of   The target REITs' bylaws      FSP Corp.'s bylaws provide
the board of          provide that special          that special meetings of the
directors             meetings of the Board of      board of directors may be
                      Directors may be held at any  called by the Chairman of
                      time and place designated in  the Board, the President, or
                      a call by the Chairman of     a majority of the directors
                      the Board (in the case of     then in office.
                      Royal Ridge and Addison
                      Circle alone), the
                      President, two or more
                      directors, or by one
                      director in the event that
                      there is only a single
                      director in office.

Indemnification       Under the Delaware general    Under Maryland law, a
                      corporation law, a            corporation may indemnify
                      corporation has the power to  any director, officer,
                      indemnify any officer,        employee, or agent made a
                      director, employee or agent   party to any proceeding by
                      made a party to any           reason of service in that
                      proceeding by reason of       capacity unless it is
                      service in that capacity if   established that the act or
                      the party acted in good       omission of the party was
                      faith and in a manner the     material to the matter
                      party reasonably believed to  giving rise to the
                      be in or not opposed to the   proceeding, and (1) was
                      best interests of the         committed in bad faith; (2)
                      corporation, and, with        was the result of active and
                      respect to any criminal       deliberate dishonesty; (3)
                      action or proceeding, had no  the party actually received
                      reasonable cause to believe   an improper personal benefit
                      the conduct in question was   in money, property, or
                      unlawful.  However,           services; or (4) in the case
                      indemnification for           of any criminal proceeding,
                      liability to the corporation  the party had reasonable
                      itself may only be given if   cause to believe that the
                      the Court of Chancery or the  act or omission was
                      court in which such action    unlawful.
                      or suit was brought
                      determines that such person   Before indemnification can
                      is fairly and reasonably      be granted, there must be an
                      entitled to indemnity.        authorization by the board
                                                    of directors, special legal
                      Any such indemnification can counsel appointed by the only be made once authorized board of directors, or the

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                      Target REIT (Delaware)        FSP Corp. (Maryland)

                      by (1) a majority vote of     stockholders, that the
                      the directors who are not     conduct of the director,
                      parties to such action, suit  officer, employee or agent
                      or proceeding, even though    seeking indemnification
                      less than a quorum, (2) a     meets the standard given
                      committee of such directors   above.
                      designated by majority vote
                      of such directors, even       Unless limited by the
                      though less than a quorum,    corporation's charter, a
                      (3) if there are no such      director, officer, employee,
                      directors, or if such         or agent who has been
                      directors so direct, by       successful, on the merits or
                      independent legal counsel in  otherwise, in the defense of
                      a written opinion, or (4)     any proceeding referred to
                      the stockholders.             above shall be indemnified
                                                    against reasonable expenses
                      Notwithstanding any of the    incurred by that party in
                      provisions above, the         connection with the
                      Delaware general corporation  proceeding.
                      law dictates that to the
                      extent that a present or      Any indemnification of, or
                      former director or officer    advance of expenses to, a
                      of a corporation has been     director, officer, employee,
                      successful on the merits or   or agent must be reported in
                      otherwise in defense of any   writing to the stockholders
                      action arising out of his     with the notice of the next
                      service, that director or     stockholders' meeting or
                      officer shall be indemnified prior to the meeting. against expenses (including
                      attorneys' fees) actually     FSP Corp.'s charter and
                      and reasonably incurred in    bylaws provide that FSP
                      the defense.                  Corp. will indemnify its
                                                    directors and officers to
                      The target REITs' charters    the full extent permitted by
                      provide for indemnification   Maryland law, subject to the
                      of directors and officers of  conditions that (1) no
                      the corporation to the full   indemnification will be
                      extent permitted by the       given if the director or
                      Delaware general corporation  officer is held liable to
                      law, subject to the           the corporation itself and
                      conditions that (1) the       (2) the termination of any
                      target REIT shall not         proceeding by conviction, or
                      indemnify any party in        a plea of nolo contendere or
                      connection with a proceeding  an entry of probation prior
                      (or part thereof) initiated   to judgment each creates a
                      by that same party unless     rebuttable presumption that
                      the initiation was approved   the officer or director did
                      by the Board of Directors     not meet the requisite
                      and (2) the target REIT       standard of conduct for
                      shall not indemnify any       indemnification.  FSP Corp.
                      party to the extent such      will not indemnify in any
                      party is reimbursed from the  suit where the potential
                      proceeds of insurance.        indemnitee is found to be
                                                    liable for receiving
                                                    improper benefit and will
                                                    not indemnify any party to
                                                    the extent that such party
                                                    is reimbursed from the
                                                    proceeds of insurance.

                      Target REIT (Delaware)        FSP Corp. (Maryland)

                                                    Notwithstanding any of the
                                                    provisions above, FSP Corp.
                                                    will indemnify any director
                                                    or officer that is
                                                    successful in defense of any
                                                    action arising out of his
                                                    position with FSP Corp. or
                                                    his service at the request
                                                    of FSP Corp.

Charter amendment,    Under the Delaware general    Under Maryland law, any
merger, sale of       corporation law, any          charter amendment, merger,
assets, share         amendment to a corporation's  sale of assets, share
exchange and          charter requires the          exchange or consolidation
consolidation         affirmative vote of a         requires the affirmative
                      majority of the outstanding   vote of two-thirds of the
                      stock entitled to vote on     shares of stock entitled to
                      the matter, and a majority    vote on the matter, unless a
                      of the outstanding stock of   lesser percentage (but not
                      each class entitled to vote   less than a majority of all
                      on the matter as a class.     the votes to be cast on the
                      The holders of the            matter) is set forth in the
                      outstanding shares of a       corporation's charter.
                      class are entitled to vote
                      as a class if the amendment   FSP Corp.'s charter provides
                      would increase or decrease    that, in addition to a
                      the aggregate number of       majority of the shares of
                      authorized shares of such     outstanding capital stock,
                      class, increase or decrease   as required by law, the
                      the par value of the shares   affirmative vote of a
                      of such class, or alter or    majority of shares of
                      change the powers,            preferred stock is required
                      preferences, or special       to amend the charter, merge
                      rights of the shares of such  or consolidate into or with
                      class so as to affect them    any other corporation or
                      adversely.                    other entity, sell all or
                                                    substantially all of its
                      Under the Delaware general    assets, or engage in a share
                      corporation law, any merger,  exchange.
                      consolidation, or sale of
                      substantially all assets
                      requires the affirmative
                      vote of a majority of the
                      outstanding stock of the
                      corporation entitled to vote
                      on the matter.

                      The target REITs' charters
                      provide that, in addition to
                      a majority of the shares of
                      outstanding capital stock,
                      as required by law, the
                      affirmative vote of a
                      majority of shares of
                      preferred stock is required
                      to amend or repeal any

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                      Target REIT (Delaware)        FSP Corp. (Maryland)

                      provision of, or add any
                      provision to the charter,
                      merge or consolidate into or
                      with any other corporation
                      or other entity, or sell all
                      or substantially all of its
                      assets.

Amendment of bylaws   Under the Delaware general    Under Maryland law, the
                      corporation law, the power    power to adopt, alter, and
                      to adopt, amend or repeal     repeal the bylaws of the
                      bylaws is vested in the       corporation is vested in the
                      stockholders.  The fact that  stockholders except to the
                      such power may be conferred   extent that the charter or
                      upon the directors or         bylaws vest it in the board
                      governing body does not       of directors.
                      divest the stockholders of
                      their power to adopt, amend   FSP Corp.'s bylaws provide
                      or repeal bylaws.             that the Board of Directors
                                                    shall have the power to
                      The target REITs' bylaws      adopt, alter or repeal any
                      provide that the bylaws may   provision of the bylaws and
                      be amended or repealed by     to make new bylaws.
                      the affirmative vote of a
                      majority of the directors
                      present at any regular or
                      special meeting of the
                      target REIT board at which a
                      quorum is present.
                      Furthermore, the bylaws may
                      be amended or repealed by
                      the affirmative vote of the
                      holders of a majority of the
                      shares of the capital stock
                      of the corporation issued
                      and outstanding and entitled
                      to vote at any regular
                      meeting of stockholders, or
                      at any special meeting of
                      stockholders, provided
                      notice of such amendment or
                      repeal has been stated in
                      the notice of such special
                      meeting.

Anti-takeover         The target REITs' charters    Under Maryland law, a
statutes              provide that Delaware's       corporation may not engage
                      anti-takeover statute does    in any business combination
                      not apply to each target      with any stockholder who
                      REIT.                         owns, directly or
                                                    indirectly, 10% or more of
                                                    the outstanding voting stock
                                                    of the corporation (an
                                                    "interested stockholder") or
                                                    any affiliate of the
                                                    interested stockholder for a
                                                    period of 5 years following
                                                    the most recent date on

                      Target REIT (Delaware)        FSP Corp. (Maryland)

                                                    which the interested
                                                    stockholder became an
                                                    interested stockholder
                                                    unless the Board of
                                                    Directors of the corporation
                                                    approves and exempts the
                                                    business combination from
                                                    such requirement or there
                                                    are fewer than 100
                                                    beneficial owners of stock
                                                    in the corporation or
                                                    certain other conditions are
                                                    met.

Par value,            The Delaware general          Maryland law permits a
dividends, and        corporation law permits a     corporation to declare and
repurchases of shares corporation to declare and    pay dividends and make other
                      pay dividends out of its      distributions to
                      surplus (usually net assets   shareholders, unless after
                      minus aggregate par value of  giving effect to the
                      outstanding shares) or out    distribution (1) the
                      of its net profits for the    corporation would not be
                      fiscal year in which the      able to pay indebtedness of
                      dividend is declared and/or   the corporation as it
                      the preceding fiscal year.    becomes due in the usual
                      If the capital of the         course of business, or (2)
                      corporation is diminished by  the corporation's total
                      depreciation of losses to an  assets would be less than
                      amount less than the          the sum of its total
                      aggregate amount of the       liabilities plus, unless the
                      capital represented by the    charter permits otherwise,
                      issued and outstanding stock  the amount that would be
                      of all classes having a       needed if the corporation
                      preference upon the           were to be dissolved at the
                      distribution of assets, then  time of the distribution, to the directors cannot declare  satisfy the preferential
                      and pay dividends out of net  rights upon dissolution of
                      profits until the deficiency  stockholders whose
                      of capital has been repaired. preferential rights on
                                                    dissolution are superior to
                      While Delaware grants no      those receiving the
                      explicit statutory authority  distribution.
                      to repurchase shares, there
                      is also no law supporting     In addition, Maryland law
                      the proposition that          provides that a corporation
                      directors of a company        may acquire its own shares
                      cannot approve efforts to     and that shares so acquired
                      repurchase shares for the     constitute authorized but
                      benefit of the company.       unissued shares.

Dissenters' or        Under the Delaware general    Under Maryland law, a
appraisal rights      corporation law, appraisal    stockholder of a Maryland
                      rights are generally          corporation has the right to
                      available for holders of any  demand and receive payment
                      class or series of stock of   of the fair value of his
                      a constituent corporation in  stock in the event of (1)
                      a merger or consolidation     any merger or consolidation
                      who do not vote in favor of   of the corporation, (2) any

                      Target REIT (Delaware)        FSP Corp. (Maryland)

                      or otherwise consent to the   transfer of assets requiring
                      merger or consolidation and   stockholder approval, (3)
                      who continue to hold stock    any charter amendment which
                      through the effective date    alters the contract rights,
                      of the merger or              as expressly set forth in
                      consolidation.  However, no   the charter, of any
                      appraisal rights are          outstanding stock and
                      available for the shares of   substantially adversely
                      any class or series of stock  affects the stockholder's
                      that, at the record date      rights, unless the right to
                      fixed to determine the        do so is reserved by the
                      stockholders entitled to      charter of the corporation,
                      receive notice of and to      or (4) any business
                      vote upon merger or           combination covered by the
                      consolidation, were either    Maryland Business
                      (1) listed on a national      Combination Act, unless (a)
                      securities exchange or        the stock received is listed
                      designated as a national      on a national securities
                      market system security on an exchange or (b) the stock interdealer quotation system received is that of the
                      by the National Association   surviving corporation in a
                      of Securities Dealers, Inc.   merger that meets certain
                      or (2) held of record by      requirements including that
                      more than 2,000 holders; and  the survivor's charter does
                      no appraisal rights are       not alter the contract
                      available for any shares of   rights of the stockholders
                      stock of the constituent      or reserve the right to do
                      corporation surviving a       so.
                      merger if the merger did not
                      require for its approval the
                      vote of the stockholders of
                      the surviving corporation.

                      Notwithstanding the
                      provisions above, appraisal
                      rights are available under
                      the Delaware general
                      corporation law where the
                      consideration received in a
                      merger or consolidation is
                      anything other than (1)
                      shares of stock of the
                      surviving corporation, (2)
                      shares of stock of any other
                      corporation, which at the
                      effective date of the merger
                      or consolidation will be
                      either listed on a national
                      securities exchange or
                      designated as a national
                      market system security on an
                      interdealer quotation system
                      by the National Association
                      of Securities Dealers, Inc.
                      or held of record by more
                      than 2,000 holders, (3) cash

                      Target REIT (Delaware)        FSP Corp. (Maryland)

                      in lieu of fractional
                      shares, or (4) any
                      combination of the above.

                      Dissenters' rights of target
                      REIT stockholders are
                      discussed in greater detail
                      in the section of this
                      prospectus entitled "The
                      Mergers - Appraisal Rights
                      of Dissenting Stockholders
                      of Target REITs."

Inspection rights     Under the Delaware general    Under Maryland law, any
                      corporation law, any          stockholder may inspect and
                      stockholder has the right to  copy that corporation's
                      inspect for any proper        bylaws, the minutes of the
                      purpose and to make copies    proceedings of its
                      and extracts from the         stockholders, its annual
                      corporation's stock ledger,   statements of affairs and
                      a list of its stockholders,   voting trust agreements on
                      its other books and records   file at the corporation's
                      and a subsidiary's books and  principal office.  Any
                      records, to the extent that   stockholder may present to
                      the corporation has actual    any officer or resident
                      possession and control of     agent of the corporation a
                      such records of such          written request for a
                      subsidiary or the             statement showing all stock
                      corporation could obtain      and securities issued by the
                      such records through the      corporation during a
                      exercise of control over      specified period of not more
                      such subsidiary without       than 12 months before the
                      violating its contractual     date of the request.
                      obligations to the
                      subsidiary or the             Furthermore, one or more
                      subsidiary's legal rights.    persons who together are and
                                                    for at least six months have
                                                    been stockholders of record
                                                    of at least 5 percent of the
                                                    outstanding stock of any
                                                    class of a corporation may
                                                    inspect and copy during
                                                    usual business hours the
                                                    corporation's books of
                                                    account and its stock
                                                    ledger; present to any
                                                    officer or resident agent of
                                                    the corporation a written
                                                    request for a statement of
                                                    its affairs; and in the case
                                                    of any corporation which
                                                    does not maintain the
                                                    original or a duplicate
                                                    stock ledger at its
                                                    principal office, present to
                                                    any officer or resident
                                                    agent of the corporation a
                                                    written request for a list
                                                    of its stockholders.

                   BUSINESS AND PROPERTIES OF THE TARGET REITs

      Each target REIT was formed for the purpose of acquiring, developing and operating its property. The principal investment objectives of the target REITs are to provide their target REIT stockholders with regular quarterly cash distributions; to obtain long-term appreciation in the value of their property; and to preserve and protect their target REIT stockholders' capital. The target REITs share executive offices with FSP Corp. Each target board believes the property owned by its related target REIT is adequately covered by insurance.

      There is no established public trading market for the preferred stock of any of the target REITs.

      The following table indicates the number of holders of record of preferred stock in each of the target REITs as of August 13, 2004, based upon the number of record holders reflected in the corporate records of that target REIT.

                 Target REIT             Number of Record Holders
                 -----------             ------------------------

           Addison Circle                           380

           Collins Crossing                         449

           Montague                                 331

           Royal Ridge                              246

      Set forth below are the distributions per share of preferred stock that each target REIT has made in each quarter since the quarter ended December 31, 2002 or since such target REIT was syndicated, if such syndication occurred after December 31, 2002.

                                                                           Target REIT
                                                                           -----------

                                                     Dividends Distributed per Share of Preferred Stock (in $)

   Target REIT                                                            Quarter Ended
   -----------                                                            -------------
                                                                                                                            3/31/05
                        12/31/02    3/31/03    6/30/03    9/30/03   12/31/03    3/31/04    6/30/04    9/30/04   12/31/04       (1)
                        --------    -------    -------    -------   --------    -------    -------    -------   --------    -------

Addison Circle               N/A   1,189.22   2,050.00   2,031.00   2,008.00   1,989.00   2,025.00    2050.00    2144.00    2027.00

Collins Crossing             N/A        N/A      97.78   1,471.64   2,067.00   2,399.00   2,223.00    2127.00    2120.00    2133.00

Montague                  860.75   2,702.00   2,737.00   2,817.00   2,863.00   2,873.00   2,934.50    3034.00    3000.00    3054.00

Royal Ridge                  N/A        N/A   1,073.50   1,783.00   1,766.00   1,802.00   1,799.00    1825.00    1787.00    1822.00

(1) Dividends in these amounts were declared by the applicable target REITs on 12/31/04 to be payable on 2/15/05.

      Each target REIT expects to declare in April 2005 and pay to its target REIT stockholders thereafter a dividend with respect to its first and second quarter 2005 operations. Pursuant to the merger agreement, such dividends will be paid in an amount consistent with past practice and custom of the relevant target REIT. The cash paid out in these dividends will reduce the amount of cash held by each target REIT and acquired by FSP Corp. upon consummation of the mergers. Because the target REITs have not yet declared these cash dividends, FSP Corp. cannot estimate the aggregate amount of such dividends. As the target REITs will cease to exist upon consummation of the mergers, FSP Corp. does not expect that they will continue to pay quarterly dividends after such consummation.

      The following table sets forth the percentage of leased space and weighted annual average base rent per square foot for each property owned by the target REITs for the years ended December 31, 2001, 2002 and 2003 (to the extent applicable).

                                                        Weighted Annual Average
                                                        Base Rent/Net Rentable
        Target REIT         Percentage of Leased Space       Square Foot*
        -----------         --------------------------       ------------

      Addison Circle
December 31, 2002                     100%                      $22.74
December 31, 2003                     100%                      $23.08

     Collins Crossing
December 31, 2003                     100%                      $22.34

         Montague
December 31, 2002                     100%                      $24.99
December 31, 2003                     100%                      $25.96

       Royal Ridge**
December 31, 2003                     100%                      $13.32

      * All rents are base rent only without step rents or operating expense recoveries. Montague and Royal Ridge are net leases and Addison Circle and Collins Crossing are gross rent leases.

      ** Royal Ridge rents for 2003 included a credit from the seller of the property for free rental periods.

      The following table sets forth for each property owned by the target REITs, the number of tenants leasing 10% or more of the rentable square feet, the principal nature of the business of such tenant and the principal businesses, occupations and professions carried on in the property:

                      Number of
                   Tenants Leasing                                          Principal Businesses Carried
                    10% or More of       Principal Nature of                  on in the Property as of
                     Space as of          Tenant's Business                           9/30/04
                     -----------          -----------------                           -------

Addison Circle          Three          Provider of integrated               None; tenant has partially
                                       communications and                   subleased space to general office
                                       telecommunications services          tenants

                                       Real estate services company         General office use

                                       Software developer                   General office use

Collins Crossing         Two           Provider of communications           General office use
                                       software solutions

                                       Software provider                    None; tenant has partially
                                                                            subleased space to general office
                                                                            tenants

Montague                 One           Provider of sophisticated            General office use
                                       manufacturing systems used to
                                       create advanced integrated circuits

Royal Ridge             Three          Insurance company                    General office use

                                       Distributor of electrical materials  General office use

                                       Real estate developer                General office use

      The following table sets forth, for each tenant leasing 10% or more of the rentable square feet in the properties owned by the target REITs, the principal provisions of their leases:

                                                Current Base Rent as of
                                                9/30/04 Annualized and
                                                Percentage of Square
                                                Feet Leased as of
Target REIT             Tenant                  9/30/04                     Expiration Date         Renewal Options
-----------             ------                  -------                     ---------------         ---------------

Addison Circle          McLeod                  $2,312,952                  March 31, 2007          Two 5-year options to
                                                31%                                                 renew at fair market rent

                        Staubach                $1,907,356                  April 30, 2009          Two 5-year options to
                                                30%                                                 renew at fair market rent

                        Peoplesoft              $1,442,559                  February 28, 2005       Tenant has exercised
                                                20%                                                 early termination option.

Collins Crossing        Tektronix               $5,367,284                  June 30, 2010           Two 5-year options to
                                                80%                                                 renew at fair market rent

                        Macromedia              $1,378,956                  February 28, 2006       One 5-year option to
                                                18%                                                 renew at fair market
                                                                                                    rent or last month's rent

Montague                Novellus                $4,045,755                  December 31, 2006       None
                                                100%

Royal Ridge             Combined Specialty      $1,183,688                  November 30, 2012       Two 3-year options to
                        Insurance Company       51%                                                 renew at 95% of fair
                                                                                                    market rent

                        Hagemeyer North         $778,193                    October 31, 2012        Two 5-year options to
                        America                 38%                                                 renew at fair market
                                                                                                    rent or last month's rent

                        CK Royal LLC            $232,444                    January 29, 2005        None
                                                11%

      The following table sets forth for each property owned by the target REITs a schedule of lease expirations for each of the ten years beginning with 2004, the number of tenants whose leases will expire, the total area in square feet covered by such leases, the annual rental represented by such leases and the percentage of gross annual rental represented by such leases:

--------------------------------------------------------------------------------
                                                  Total Annual
                    Number of                     Contract Rent   Percentage of
                      Lease       Total Square    as of 9/30/04   Annual Gross
  Target REIT      Expirations        Feet         annualized         Rent
--------------------------------------------------------------------------------
 Addison Circle
--------------------------------------------------------------------------------
      2004             One             9,139     $  182,780              3%
      2005             Two            64,076     $1,574,600             23%
      2006              --                --           --               --
      2007             Two           112,474     $2,849,446             41%
      2008             One             4,508     $   76,636              1%
      2009             Two            89,470     $2,089,390             30%
      2010             One             8,868     $  212,832              3%
      2011              --                --           --               --
      2012              --                --           --               --
      2013              --                --           --               --
      2014              --                --           --               --
--------------------------------------------------------------------------------
Collins Crossing
--------------------------------------------------------------------------------
      2004              --                --           --               --
      2005              --                --           --               --
      2006             One           55,394      $1,378,956             20%
      2007              --                --           --               --
      2008              --                --           --               --
      2009             One             2,000     $   16,800             0%
      2010             One           241,372     $5,367,284             79%
      2011              --                --           --               --
      2012              --                --           --               --
      2013              --                --           --               --
      2014              --                --           --               --
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                  Total Annual
                    Number of                     Contract Rent   Percentage of
                      Lease       Total Square    as of 9/30/04   Annual Gross
  Target REIT      Expirations        Feet         annualized         Rent
--------------------------------------------------------------------------------
    Montague
--------------------------------------------------------------------------------
      2004              --                --           --               --
      2005              --                --           --               --
      2006             One           145,951     $4,045,755            100%
      2007              --                --           --               --
      2008              --                --           --               --
      2009              --                --           --               --
      2010              --                --           --               --
      2011              --                --           --               --
      2012              --                --           --               --
      2013              --                --           --               --
      2014              --                --           --               --
--------------------------------------------------------------------------------
  Royal Ridge
--------------------------------------------------------------------------------
      2004              --                --           --               --
      2005             One            18,142     $  232,444             11%
      2006              --                --           --               --
      2007              --                --           --               --
      2008              --                --           --               --
      2009              --                --           --               --
      2010              --                --           --               --
      2011              --                --           --               --
      2011              --                --           --               --
      2012              --                --           --               --
      2013              --                --           --               --
      2014             Two           143,224     $1,981,328             89%
--------------------------------------------------------------------------------

                SELECTED FINANCIAL INFORMATION OF ADDISON CIRCLE

      The following selected financial information is derived from the historical financial statements of Addison Circle. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 161 to 168 of this Consent Solicitation/Prospectus.

      Addison Circle was organized on August 21, 2002 and purchased the property on September 30, 2002. No information is presented prior to the date the target REIT was organized.

      Total assets at merger value represent the sum of the real estate being acquired at its appraised value plus the amount of adjusted cash reserves. See page 10 for the values ascribed for each Target REIT.

                                                                                                  For the Period
                                                            For the                For the        August 21, 2002
                                                        Nine Months Ended         Year Ended    (date of inception)
                                                          September 30,          December 31,      to December 31,
                                                     -----------------------     ------------    ------------------
(In thousands, except share and per share data)         2004           2003          2003               2002

Operating Data:
Total revenue                                        $  6,892       $  6,448      $  8,554            $  2,102
Net income (loss)                                       3,288          3,073         4,005              (2,869)
Net income (loss) attributable to
  preferred shareholders                                3,288          3,073         4,005              (3,182)

Ratio of earnings to fixed charges                        N/A            N/A           N/A                 N/A
  (Addison Circle has no permanent debt)

Net (decrease) increase in cash and
  cash equivalents                                       (474)           278           647               2,683

Net cash provided by (used for)
  operating activities                                  3,929          3,724         5,393              (3,507)
Net cash used for distributions                         3,857          3,446         4,721                 220

Balance Sheet Data
Cash and cash equivalents                               5,492          5,680         5,966               5,402

Total assets at book value                             55,722         56,611        56,667              57,228
Total assets at merger value                           56,117             --            --                  --
Long term liabilities                                      --             --

Total liabilities                                       1,714          2,947         3,355               2,784
Total stockholders' equity                             54,008         53,664        53,312              54,444

Per Share Data:
Weighted average preferred shares
  outstanding                                             636            636           636                 636

Net income (loss) per preferred share                $  5,170       $  4,832      $  6,297            $ (5,003)
Book value per preferred share                         84,918         84,377        83,824              85,604
Merger value per preferred share                       88,329             --            --                  --
Distributions paid per preferred share                  6,064          5,270         7,275                  --
Distributions paid per preferred share
  (return of capital)                                      --             --         1,154                  --

Selected unaudited quarterly financial data for Addison Circle

(in thousands, except shares and per share data)

                                                            2004
                                             -----------------------------------
                                              First        Second         Third
                                             Quarter       Quarter       Quarter
                                             -------       -------       -------

Revenue                                      $ 2,503       $ 2,218       $92,171

Net income                                   $ 1,380       $ 1,135       $   773

Income to preferred shareholders             $ 1,380       $ 1,135       $   773

Income per preferred share                   $ 2,169       $ 1,786       $ 1,215

Shares                                           636           636           636


                                                          2003
                                         ---------------------------------------
                                          First    Second     Third       Fourth
                                         Quarter   Quarter   Quarter     Quarter
                                         -------   -------   -------     -------

Revenue                                  $2,107     $2,226     $2,098     $2,106

Net income                               $1,066     $1,070     $  957     $  912

Income to preferred shareholders         $1,066     $1,070     $  957     $  912

Income per preferred share               $1,676     $1,682     $1,505     $1,436

Shares                                      636        636        636        636


                                                          2002
                                          -------------------------------------
                                           First    Second    Third      Fourth
                                          Quarter   Quarter  Quarter    Quarter
                                          -------   -------  -------    -------

Revenue                                      N/A      N/A      N/A      $ 2,102

Net income                                   N/A      N/A      N/A      $(2,869)

Distributions to common shareholders         N/A      N/A      N/A      $   313

Loss to preferred shareholders               N/A      N/A      N/A      $(3,182)

Loss per preferred share                     N/A      N/A      N/A      $(5,003)

Shares                                       N/A      N/A      N/A          636

               SELECTED FINANCIAL INFORMATION OF COLLINS CROSSING

      The following selected financial information is derived from the historical financial statements of Collins Crossing. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 161 to 168 of this Consent Solicitation/Prospectus.

      Collins Crossing was organized on January 16, 2003 and purchased the property on March 3, 2003. No information is presented prior to the date the target REIT was organized.

      Total assets at merger value represent the sum of the real estate being acquired at its appraised value plus the amount of adjusted cash reserves. See page 10 for the values ascribed for each Target REIT.

                                                                                              For the Period
                                                       For the           For the Period      Jaunary 16, 2003
                                                   Nine Months Ended          Ended        (date of inception)
                                                     September 30,        September 30,       to December 31,
                                                     -------------        -------------       ---------------
(In thousands, except share and per share data)          2004                  2003                2002

Operating Data:
Total revenue                                           $  5,205            $  3,976              $  5,672
Net income (loss)                                          2,108              (1,611)                 (976)
Net income (loss) attributable to
  preferred shareholders                                   2,108              (1,981)               (1,349)

Ratio of earnings to fixed charges                           N/A                 N/A                   N/A
  (Royal Ridge has no permanent debt)

Net increase in cash and
  cash equivalents                                          (432)              4,421                 2,942

Net cash provided by (used for)
  operating activities                                     3,322                 222                  (109)
Net cash used for distributions                            3,746               1,245                 2,392

Balance Sheet Data
Cash and cash equivalents                                  4,634               4,421                 5,066

Total assets at book value                                47,472              49,289                49,314
Total assets at merger value                              50,485                  --                    --
Long term liabilities                                         --                  --

Total liabilities                                          1,377               2,192                 2,913
Total stockholders' equity                                46,095              47,097                46,401

Per Share Data:
Weighted average preferred shares
   outstanding                                               555                 555                   555

Net income (loss) per preferred share                   $  3,798            $ (3,569)             $ (2,431)
Book value per preferred share                            83,054              86,926                83,605
Merger value per share                                    90,964                  --                    --
Distributions paid per preferred share                     6,750               1,569                 3,638
Distributions paid per preferred share
  (return of capital)                                         --                  --                 3,205

Selected unaudited quarterly financial data for Collins Crossing

(in thousands, except shares and per share data)

                                                            2004
                                             -----------------------------------
                                              First        Second         Third
                                             Quarter       Quarter       Quarter
                                             -------       -------       -------

Revenue                                       $1,702       $1,747         1,756

Income to preferred shareholders              $  753       $  700           655

Income per preferred share                    $1,357       $1,261        $1,180

Shares                                           555          555           555


                                                          2003
                                         ---------------------------------------
                                          First    Second     Third       Fourth
                                         Quarter   Quarter   Quarter     Quarter
                                         -------   -------   -------     -------

Revenue                                    $574    $ 1,678    $1,724     $1,696

Income (loss) to preferred shareholder     $163    $(2,698)   $  554     $  634

Income (loss) to preferred share           $294    $(4,861)   $  998     $1,140

Shares                                      555        555       555        555

                   SELECTED FINANCIAL INFORMATION OF MONTAGUE

      The following selected financial information is derived from the historical financial statements of Montague. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 161 to 168 of this Consent
Solicitation/Prospectus.

      Montague was organized on July 22, 2002 and purchased the property on August 27, 2002. No information is presented prior to the date the target REIT was organized.

      Total assets at merger value represent the sum of the real estate being acquired at its appraised value plus the amount of adjusted cash reserves. See page 10 for the values ascribed for each Target REIT.

                                                                                                     For the Period
                                                               For the               For the         July 22, 2002
                                                          Nine Months Ended        Year Ended     (date of inception)
                                                             September 30,         December 31,      to December 31,
                                                       -----------------------     ------------   -------------------
(In thousands, except share and per share data)          2004           2003           2003               2002

Operating Data:
Total revenue                                          $ 2,592        $ 2,737        $ 3,645              1,088
Net income (loss)                                        1,861          1,992          2,669             (1,249)
Net income (loss) attributable to
  preferred shareholders                                 1,861          1,992          2,669             (1,281)

Ratio of earnings to fixed charges                         N/A            N/A            N/A                N/A
  (Royal Ridge has no permanent debt)

Net increase in cash and
  cash equivalents                                          39            244            630                957

Net cash provided by (used for)
  operating activities                                   2,992          3,002          4,699             (3,034)
Net cash used for distributions                          2,953          2,758          3,714                320

Balance Sheet Data
Cash and cash equivalents                                3,633          3,574          3,594              3,330

Total assets at book value                              27,412         28,412         28,450             29,111
Total assets at merger value                            22,035             --             --                 --
Long term liabilities                                       --             --             --                 --

Total liabilities                                          465          1,049          1,371                930
Total stockholders' equity                              26,947         27,363         27,079             28,181

Per Share Data:
Weighted average preferred shares
  outstanding                                              334            334            334                334

Net income (loss) per preferred share                  $ 5,572        $ 5,964        $ 7,991             (3,835)
Book value per preferred share                          80,680         81,925         81,075             84,374
Merger value per share                                  65,973             --             --                 --
Distributions paid per preferred share                   7,763          8,257         11,120                862
Distributions paid per preferred share
  (return of capital)                                       --             --             --                 --

Selected unaudited quarterly financial data for Montague

(in thousands, except shares and per share data)

                                                            2004
                                             -----------------------------------
                                              First        Second         Third
                                             Quarter       Quarter       Quarter
                                             -------       -------       -------

Revenue                                       $  865       $  849           878

Income to preferred shareholders              $  660       $  624           577

Income per preferred share                    $1,976       $1,868        $1,728

Shares                                           334          334           334


                                                          2003
                                         ---------------------------------------
                                          First    Second     Third       Fourth
                                         Quarter   Quarter   Quarter     Quarter
                                         -------   -------   -------     -------

Revenue                                  $1,186    $  662    $  889      $  908

Net Income                               $  915    $  421    $  656      $  677

Income per preferred share               $2,740    $1,260    $1,964      $2,027

Shares                                      334       334       298         334


                                                          2002
                                          -------------------------------------
                                           First    Second    Third      Fourth
                                          Quarter   Quarter  Quarter    Quarter
                                          -------   -------  -------    -------

Revenue                                    N/A        N/A     $   211    $ 797

Net Income (loss)                          N/A        N/A     $(1,480)   $ 231

Distributions to common shareholders       N/A        N/A     $    --    $  32

Income (loss) to preferred shareholders    N/A        N/A     $(1,480)   $ 199

Income (loss) per preferred share          N/A        N/A     $(4,431)   $ 596

Shares                                     N/A        N/A         334      334

                  SELECTED FINANCIAL INFORMATION OF ROYAL RIDGE

      The following selected financial information is derived from the historical financial statements of Royal Ridge. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 161 to 168 of this Consent
Solicitation/Prospectus.

      Royal Ridge was organized on December 20, 2002 and purchased the property on January 30, 2003. No information is presented prior to the date the target REIT was organized. No information is presented prior to the date the target REIT was organized.

      Total assets at merger value represent the sum of the real estate being acquired at its appraised value plus the amount of adjusted cash reserves. See page 10 for the values ascribed for each Target REIT.

                                                             For the                 For the
                                                        Nine Months Ended          Year Ended
                                                          September 30,           December 31,
                                                   ------------------------      -------------
(In thousands, except share and per share data)       2004         2003               2003

Operating Data:
Total revenue                                      $  2,286      $  1,562           $  2,264
Net income (loss)                                       942        (1,222)              (958)
Net income (loss) attributable to
  preferred shareholders                                942        (1,236)              (972)

Ratio of earnings to fixed charges                      N/A           N/A                N/A
  (Royal Ridge has no permanent debt)

Net increase in cash and
  cash equivalents                                      259         2,479              1,214

Net cash provided by (used for)
  operating activities                                1,873        (1,610)            (2,350)
Net cash used for distributions                       1,614           864              1,389

Balance Sheet Data
Cash and cash equivalents                             2,510         2,479              2,251

Total assets at book value                           24,732        25,659             25,170
Total assets at merger value                         27,042            --                 --
Long term liabilities                                    --

Total liabilities                                       475           994                776
Total stockholders' equity                           24,257        24,665             24,394

Per Share Data:
Weighted average preferred shares
  outstanding                                        297.50        297.50             297.50

Net income (loss) per preferred share              $  3,166      $ (4,155)          $ (3,267)
Book value per preferred share                       81,536        82,908             81,997
Merger value per share                               90,897            --                 --
Distributions paid per preferred share                5,426         2,857              4,623
Distributions paid per preferred share
  (return of capital)                                    --         2,857              4,623

Selected unaudited quarterly financial data for Royal Ridge

(in thousands, except shares and per share data)

                                                            2004
                                             -----------------------------------
                                              First        Second         Third
                                             Quarter       Quarter       Quarter
                                             -------       -------       -------

Revenue                                       $  762        $  755        $  769

Income to preferred shareholders              $  344        $  333        $  264

Income per preferred share                    $1,157        $1,119        $  887

Shares                                         297.5         297.5         297.5


                                                           2003
                                          -------------------------------------
                                           First    Second     Third     Fourth
                                          Quarter   Quarter   Quarter   Quarter
                                          -------   -------   -------   -------

Revenue                                   $   343    $  491   $  728    $  702

Net Income (loss)                         $(1,650)   $  101   $  327    $  264

Distributions to common shareholders      $    --    $   14   $   --    $   --

Income (loss) to preferred shareholders   $(1,650)   $   87   $  327    $  264

Income (loss) per preferred share         $(5,546)   $  292   $1,099    $  888

Shares                                      297.5     297.5    297.5     297.5

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                    RESULTS OF OPERATIONS OF THE TARGET REITS

      The following discussion should be read in conjunction with the financial statements of Addison Circle, Collins Crossing, Montague and Royal Ridge and notes thereto appearing elsewhere in this consent solicitation/prospectus. Historical results and percentage relationships set forth in the respective target REIT financial statements should not be taken as necessarily indicative of future operations.

      Trends and Uncertainties

      Real Estate Operations

      It is difficult for management to predict what will happen to occupancy or rents during the remainder of 2004 and beyond because the need for space and the price tenants are willing to pay are tied to both the local economy and to the larger trends in the economy, such as job growth, interest rates, and corporate earnings, which in turn are tied to even larger macroeconomic and political factors, such as the risk of war and terrorism. In addition to the difficulty of predicting macroeconomic factors, it is difficult to predict how local markets, projects, or tenants will suffer or benefit from changes in the larger economy. Because each property is in a single geographical market and each property's tenants are in diverse industries, these macroeconomic trends may have a different effect on a property and on its tenants.

      Addison Circle

      Addison Circle is located in Dallas, Texas. The vacancy rate was approximately 17% for the third quarter of 2004 for Class A space in the Far North Dallas Market. The Far North Dallas market has been outperforming the overall Dallas/Fort Worth market, and management currently expects that trend to continue in the fourth quarter of 2004.

      Collins Crossing

      Collins Crossing is located in Plano, Texas. The vacancy rate was approximately 30% for the third quarter of 2004 for Class A space in the Richardson/Plano submarket, which is an increase in the vacancy rate from the second quarter of 2004. However, since 80% of Collins Crossing is leased until 2010, and the remaining 20% is leased until 2006, management cannot project what impact current market conditions will have on leasing terms and rates when Collins Crossing's leases expire.

      Montague

      Montague is located in San Jose, California. The San Jose, California market continues to see positive absorption combined with declining rental rates. If the positive absorption and current general economic trends continue, then management expects this trend of declining rental rates to continue. Management cannot predict whether these trends will continue or what the market will be at December 31, 2006, when the lease expires for Montague's single tenant, Novellus.

      Royal Ridge

      The Alpharetta/Roswell, Georgia market, where Royal Ridge is located, had a slight decline in vacancy rate in the third quarter of 2004, and a continuing decline in rental rates for Class A space. Management does not know how much longer this trend will continue or when it might reverse. In 2005, one lease for approximately 11% of Royal Ridge will expire; the rest of the leases do not expire until 2012. Management expects that the space becoming vacant in 2005 may lease for $0.50 to $1.00 per square foot less if it is leased in the fourth quarter of 2004, but management cannot predict when the space will be leased.

      Results of Operations of Addison Circle

      The Addison Circle property consists of a ten-story Class "A" suburban office tower that contains approximately 293,787 square feet of space situated on approximately 3.61 acres of land. Addison Circle acquired the property on September 30, 2002.

      The property is leased to three major tenants that provide approximately 79% of the revenue. Bankruptcy or a material adverse change in financial condition of any of these tenants may cause a material adverse affect to Addison Circle. Peoplesoft, a tenant contributing approximately 21% of the revenues, exercised its termination option and notified Addison Circle of its intent to terminate its lease as of March 1, 2005. The expiring base rent for Peoplesoft is approximately $25 per square foot, and current market rents are $1 to $5 per square foot below that rate. Peoplesoft leased approximately 58,741 square feet of rentable space in the Addison Circle office tower. As of December 20, 2004, 27,955 rentable square feet previously leased to Peoplesoft have been leased to a new tenant for three years at $19.00 per square foot for the first year with an increase to $19.50 in the second year and to $20.00 per square foot in the third year. FSP Corp. has signed a non-binding letter of intent with another new tenant regarding the remaining 30,786 square feet of space. Management currently expects that the remaining space will be leased at current market rents before the expiration of the term in March 2005 or shortly thereafter.

Comparison of the nine months ended September 30, 2004 to the nine months ended September 30, 2003

Revenue

      Total revenue increased $0.4 million, to $6.8 million for the nine months ended September 30, 2004, as compared to $6.4 million for the nine months ended September 30, 2003. This increase is primarily due to a termination fee paid by a tenant that exercised a termination option on its lease.

Expenses

      Total expenses were $3.6 million for the nine months ended September 30, 2004, and were consistent with the comparable period in 2003.

Comparison of the year ended December 31, 2003 to the period ended December 31, 2002

      As discussed above, Addison Circle acquired the property on September 30, 2002; accordingly, there were twelve months of operations in 2003 compared to three months of operations in 2002.

Revenue

      Total revenue increased $6.5 million, to $8.6 million for the year ended December 31, 2003, as compared to $2.1 million for the period ended December 31, 2002.

      The increase in rental income of $6.5 million, as compared to the period ended December 31, 2002, is primarily attributable to the twelve months of operations in 2003 compared to three months of operations in 2002.

Expenses

      Total expenses decreased $0.3 million for the year ended December 31, 2003, as compared to the period ended December 31, 2002. This decrease is primarily attributable to a decrease in interest expense of $3.9 million due to a loan payable being paid in full in 2002.

      The decrease was offset by an increase of taxes and insurance of $1.0 million, an increase in operating expenses of $1.4 million and an increase in depreciation and amortization of $1.1 million as a result of a full year of operations in 2003 compared to three months of operations for the period ended December 31, 2002.

      Liquidity and Capital Resources

      Cash and cash equivalents were $5.5 million and $6.0 million at September 30, 2004 and December 31, 2003, respectively. This decrease of $0.5 million is attributable to $3.6 million provided by operating activities, offset by $0.2 million used for investing activities and $3.9 million used for financing activities. Management believes that existing cash and cash anticipated to be generated internally by operations will be sufficient to meet working capital requirements and anticipated capital expenditures for at least the next 12 months.

      Operating Activities

      The cash provided by our operating activities of $3.6 million is primarily attributable to net income of $3.3 million plus the add-back of $1.1 million of non-cash activity, principally depreciation and amortization. This was offset by a decrease in operating assets of $0.8 million primarily related to accounts payable and accrued expenses and payments of deferred leasing costs.

      Investing Activities

      Cash used for investing activities of $0.2 million is attributable to the purchase and/or improvement of real estate assets, including tenant improvements.

      Financing Activities

      Cash used by financing activities of $3.9 million is attributable to distributions to shareholders.

Sources and Uses of Funds

      Addison Circle's principal demands on liquidity are cash for operations and dividends to equity holders. As of September 30, 2004 Addison Circle had approximately $1.7 million in liabilities and no long-term debt. In the near term, liquidity is generated from funds from operations.

      Results of Operations of Collins Crossing

      The Collins Crossing property consists of an eleven story Class "A" suburban office tower that contains approximately 298,766 square feet of space situated on approximately ten acres of land (including an undeveloped parcel containing approximately 3.5 acres). Collins Crossing acquired the property on March 3, 2003.

      The major tenant at Collins Crossing provides approximately 80% of the revenue and a second tenant provides approximately the remaining 20% of the revenue. Inet Technologies, Inc., the major tenant at Collins Crossing, held a special meeting of stockholders on September 30, 2004 and approved its acquisition by Textronix, Inc. The lease to which Inet is a party specifies that any successor shall remain liable for Inet's obligations under the lease. Pursuant to its terms, the lease expires in June 2010. Bankruptcy or a material adverse change in financial condition of these tenants may cause a material adverse affect to Collins Crossing.

Comparison of the nine months ended September 30, 2004 to the nine months ended September 30, 2003

      As discussed above, Collins Crossing acquired its property on March 3, 2003; accordingly, there are nine and seven months of operations for the nine months ended September 30, 2004 and 2003, respectively.

Revenue

      Total revenue increased $1.2 million, to $5.2 million for the nine months ended September 30, 2004, as compared to $4.0 million for the nine months ended September 30, 2003. This increase is primarily due to a full six months of revenue in 2004 offset by the amortization of favorable leases acquired at purchase as compared to four months of operations in 2003.

Expenses

      Total expenses decreased $2.5 million to $3.1 million for the nine months ended September 30, 2004, as compared to $5.6 million at September 30, 2003. This decrease is primarily attributable to a $3.4 million decrease in interest expense offset by nine months of operations in 2004 compared to seven months in 2003.

Comparison of the year ended December 31, 2003 to the year ended
December 31, 2002

      Because the property was purchased in 2003, there are no comparable amounts for prior years.

Revenue

      Total revenue was $5.6 million for the year ended December 31, 2003.

      This is comprised of $5.6 million in rental income, $0.6 million of recoverable expenses, $0.2 million of straight-line rents offset by $0.8 million of amortization of acquired favorable leases.

Expenses

      Total expenses were $6.7 million for the year ended December 31, 2003. The expenses consist of:

      o     operating and maintenance expenses of $1.4 million;

      o     real estate taxes and insurance of $0.8 million;

      o     interest expense and commitment fees of $3.5 million; and

      o     depreciation and amortization of $1.0 million.

      Liquidity and Capital Resources

      Cash and cash equivalents were $4.6 million and $5.0 million at September 30, 2004 and December 31, 2003, respectively. This decrease of $0.4 million is attributable to $3.7 million used for financing activities, offset by $3.3 million provided by operating activities. Management believes that existing cash and cash anticipated to be generated internally by operations will be sufficient to meet working capital requirements and anticipated capital expenditures for at least the next 12 months.

      Operating Activities

      The cash provided by operating activities of $3.3 million is primarily attributable to net income of $2.1 million plus the add-back of $1.7 million of non-cash activity. This was offset by a decrease in operating assets of $0.5 million, primarily related to approximately $0.2 million of step rent receivable and $0.2 million of accounts payable and accrued expenses.

      Investing Activities

      No cash was provided by or used for investing activities.

      Financing Activities

      Cash used by financing activities of $3.7 million is attributable to distributions to shareholders.

Sources and Uses of Funds

      Collins Crossing's principal demands on liquidity are cash for operations and dividends to equity holders. As of September 30, 2004 Collins Crossing had approximately $1.4 million in liabilities and no long-term debt. In the near term, liquidity is generated from funds from operations.

      Results of Operations of Montague

      The Montague property contains approximately 145,951 square feet of space situated on approximately 9.95 acres of land. Montague acquired the property on August 27, 2002.

      The property is leased to a single tenant, Novellus, which provides 100% of the revenue. Bankruptcy or a material adverse change in financial condition of this tenant may cause a material adverse affect to Montague. Moreover, Montague's property is leased to a single tenant through December 31, 2006 at a rate that is currently significantly above market. Following the termination of this lease, the property may only be able to release the space at a rate that is significantly lower than the current rate, possibly causing a material adverse effect to Montague.

Comparison of the nine months ended September 30, 2004 to the nine months ended September 30, 2003

Revenue

      Total revenue decreased $0.2 million, to $2.6 million for the nine months ended September 30, 2004, as compared to $2.7 million for the nine months ended September 30, 2003. This decrease is primarily due to a slight reduction in reimbursable operating expenses, real estate taxes and insurance which resulted in lower billings to the tenant.

Expenses

      Total expenses decreased less than $0.1 million and remained at $0.8 million for the nine months ended September 30, 2004 and for the nine months ended September 30, 2003. This decrease is primarily due to a minor cost savings in various operating expenses and a small decrease in real estate taxes as a result of a lower tax assessment.

Comparison of the year ended December 31, 2003 to the period ended December 31, 2002.

      As discussed above, Montague acquired the property on August 27, 2002; accordingly, there are twelve months of operations in 2003 compared to approximately four months of operations in 2002.

Revenue

      Total revenue increased $2.6 million, to $3.6 million for the year ended December 31, 2003, as compared to $1.0 million for the period ended December 31, 2002.

      The increase in rental income of $2.6 million, as compared to the year ended December 31, 2002, is attributable to twelve months of operations in 2003 compared to four months of operations in 2002.

Expenses

      Total expenses decreased $1.2 million to $1.0 million for the year ended December 31, 2003, as compared to the period ended December 31, 2002.

      The decrease is primarily attributable to a decrease in interest expense of $1.9 million due to a loan payable being paid in full in 2002, which was offset by:

      o an increase of $0.3 million in taxes and insurance of which $0.1 million is a result of rate increases and $0.2 million is a result of twelve months of operations in 2004 compared to four months in 2003;

      o a combined increase in management fee and operating and maintenance expenses of $0.2 million; and

      o an increase in depreciation and amortization of $0.2 million as a result of twelve months of operations in 2003 compared to four months of operations in 2002.

Liquidity and Capital Resources

      Cash and cash equivalents were $3.6 million at September 30, 2004 and at December 31, 2003. This is attributable to $3.0 million provided by operating activities, offset by $3.0 million used for financing activities. Management believes that existing cash and cash anticipated to be generated internally by operations will be sufficient to meet working capital requirements and anticipated capital expenditures for at least the next 12 months.

      Operating Activities

      The cash provided by operating activities of $3.0 million is primarily attributable to net income of $1.9 million plus the add-back of $1.2 million of non-cash activity, principally depreciation and amortization. This was offset by a decrease in operating assets of less than $0.1 million primarily related to accounts payable and accrued expenses.

      Investing Activities

      No cash was provided by or used for investing activities.

      Financing Activities

      Cash used by financing activities of $3.0 million is attributable to distributions to shareholders.

Sources and Uses of Funds

      Montague's principal demands on liquidity are cash for operations and dividends to equity holders. As of September 30, 2004 Montague had approximately $0.4 million in liabilities. There is no long-term debt. In the near term, liquidity is generated from funds from operations.

      Results of Operations of Royal Ridge

      Royal Ridge owns and operates a six-story Class "A" suburban office building containing approximately 161,366 rental square feet of space located on approximately 13.2 acres of land in Alpharetta, Georgia. Royal Ridge acquired the property on January 30, 2003.

      The property is leased to two major tenants, Combined Speciality Insurance and Hagemeyer North America, which together provide approximately 90% of the revenue. Bankruptcy or a material adverse change in financial condition to either of these tenants may cause a material adverse affect to Royal Ridge.

      On January 30, 2003, Royal Ridge purchased a building for which the construction was completed in December 2001. The two major tenants executed their respective leases between May and June 2002.

      Because Royal Ridge purchased the property on January 30, 2003; there were nine and eight months of operations for the nine months ended September 30, 2004 and 2003, respectively.

Comparison of the nine months ended September 30, 2004 to the nine months ended September 30, 2003

Revenue

      Total revenue was $2.3 million for the nine months ended September 30, 2004, as compared to $1.6 million for the nine months ended September 30, 2003.

      The increase in rental income of $0.7 million is primarily attributable to nine months of operations in 2004 compared to eight months of operations in 2003 and billing of recoverable operating expenses.

Expenses

      Total expenses decreased $1.4 million, to $1.4 million for the nine months ended September 30, 2004, as compared to $2.8 million for the nine months ended September 30, 2003. This decrease is primarily attributable to decreased interest expense of $1.7 million offset by an additional month of operations in 2004.

Comparison of the year ended December 31, 2003 to the year ended
December 31, 2002

      Royal Ridge had no operations in 2002.

Revenue

      Total revenue was $2.2 million for the year ended December 31, 2003. The revenue includes rental income of $1.2 million, recoverable expenses of $0.5 million, and step rents of $0.9 million offset by amortization of favorable leases of $0.4 million.

Expenses

      Total expenses were $3.3 million for the year ended December 31, 2003. The expenses include:

      o     rental operating expenses of $0.7 million;

      o     real estate taxes and insurance of $0.2 million;

      o     interest and commitment fees of $1.7 million; and

      o     depreciation and amortization of $0.5 million.

Liquidity and Capital Resources

      Cash and cash equivalents were approximately $2.5 million and $2.3 million at September 30, 2004 and December 31, 2003, respectively. This is attributable to $1.3 million provided by operating activities, offset by $1.1 million used for financing activities. Management believes that existing cash and cash anticipated to be generated internally by operations will be sufficient to meet working capital requirements and anticipated capital expenditures for at least the next 12 months.

      Operating Activities

      The cash provided by operating activities of $1.9 million is primarily attributable to net income of $0.9 million plus the add-back of $0.8 million of non-cash activity, principally depreciation and amortization.

      Investing Activities

      No cash was provided by or used for investing activities.

      Financing Activities

      Cash used by financing activities of $1.6 million is attributable to distributions to shareholders.

Sources and Uses of Funds

      Royal Ridge's principal demands on liquidity are cash for operations and dividends to equity holders. As of September 30, 2004 Royal Ridge had approximately $0.5 million in liabilities and no long-term debt. In the near term, liquidity is generated from funds from operations.

Contractual Obligations and Off Balance Sheet Arrangements

      None of the target REITs has any long term contractual obligations or is a party to any off balance sheet arrangements. Moreover, no target REIT has a proposed program for the renovation, improvement or development of any of their real properties other than normal tenant improvements or replacements of equipment in the ordinary course of ongoing operations.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general summary of the material United States federal income tax considerations associated with the mergers and with the acquisition, ownership and disposition of FSP common stock pursuant to the mergers. The following summary is not exhaustive of all possible tax considerations. Moreover, the summary contained herein does not address all aspects of taxation that may be relevant to particular target REIT stockholders in light of their personal tax circumstances, or to certain types of stockholders subject to special treatment under federal income tax laws, including insurance companies, tax-exempt organizations (except to the extent discussed below under the heading "Taxation of Tax-Exempt Shareholders"), financial institutions, broker-dealers, and foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed below under the heading "Taxation of Non-U.S. Shareholders"). For purposes of this summary, references to the "combined company" exclude any taxable REIT subsidiaries (as described below) of FSP Corp.

      Assuming no material changes in the applicable federal income tax laws prior to the effective date of the mergers, Wilmer Cutler Pickering Hale and Dorr LLP will issue an opinion to FSP Corp. and each target REIT based upon certain factual representations made by FSP Corp. and the target REITs that (i) the mergers will constitute reorganizations within the meaning of Section 368(a) of the tax code, and (ii) to the extent that the matters discussed under this heading "Material United States Federal Income Tax Considerations" constitute matters of law, they are accurate in all material respects. In addition, Wilmer Cutler Pickering Hale and Dorr LLP has rendered its opinion, based upon various assumptions specified therein and upon FSP Corp.'s representations, FSP Corp. has been organized and operated in conformity with the requirements for qualification as a real estate investment trust for each taxable year beginning with its taxable year ending December 31, 2002 and that FSP Corp.'s current organization and method of operation (as described in this (Consent solicitation/Prospectus) will enable FSP Corp. to continue to meet the requirements for qualification and taxation as a real estate investment trust.

      The statements in this summary are, and the opinions of Wilmer Cutler Pickering Hale and Dorr LLP will be, based on the provisions of the Internal Revenue Code, or the tax code, applicable United States Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings all as in effect on the date rendered. Neither the statements below nor the opinions are binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, possibly adversely.

      EACH TARGET REIT STOCKHOLDER IS URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO THE TARGET REIT STOCKHOLDER OF THE MERGERS AND OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES, AS WELL AS POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

Tax Consequences of the Mergers

      In the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, each merger will be treated as a "reorganization" within the meaning of Section 368(a) of the tax code. Accordingly, subject to the limitations and qualifications referred to herein, the following tax consequences will result:


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      o     No gain or loss will be recognized by the target REIT stockholders upon the receipt of FSP common stock in exchange for target stock in the merger, except with respect to any cash received in lieu of a fractional share of FSP common stock.

      o The aggregate tax basis of the FSP common stock received by a target REIT stockholder in the merger will be the same as the aggregate basis of the target stock surrendered by the stockholder in the exchange, reduced by any the portion of such basis attributable to the shares of target stock exchanged for cash in lieu of a fractional share of FSP Corp. common stock.

      o The holding period of the FSP common stock received by each target REIT stockholder in the merger will include the holding period for the target stock surrendered by the stockholder in the exchange.

      A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in each target REIT stockholder recognizing gain or loss with respect to each share of target stock surrendered in the applicable merger equal to the difference between the stockholder's basis in his target stock and the fair market value, as of the completion of the merger, of the FSP common stock received in exchange therefor. In the event of a successful challenge, the total tax basis in the FSP common stock so received would equal its fair market value, as of the completion of the merger, and the holding period for the FSP common stock would begin the day after the merger.

      Each target REIT stockholder who receives shares of FSP common stock in a merger will be required to file a statement with his, her or its federal income tax return setting forth the stockholder's basis in the shares of target stock surrendered and the fair market value of FSP common stock received in the merger. The target REIT stockholder will be required to retain permanent records of these facts relating to the transaction.

Certain Tax Risks Relating to the Mergers

      The mergers entail certain tax risks which, if realized, may cause the combined company to fail to qualify as a REIT in the year of the mergers or in any subsequent year, or may result in substantial penalties (excise taxes) being imposed upon the combined company. As a result of the mergers, for example:

      o The combined company may, directly or indirectly, improperly own 10% or more of a tenant from which the combined company collects rent, causing the rent received from such tenant to fail to qualify as rents from real property, as described below under "Requirements for Taxation as a Real Estate Investment Trust - Income Tests".

      o The combined company may improperly own (i) more than 10% of the outstanding voting securities of any issuer, or (ii) more than 10% of the value of the securities of any issuer, causing the combined company to fail to satisfy the asset tests, as described below under "Requirements for Taxation as a Real Estate Investment Trust - Asset Tests".

      o The combined company would be disqualified as a REIT if any of the target REITs did not qualify as a REIT and, as a result, had any undistributed "earnings and profits" at the time of the mergers.


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      If the combined company fails to qualify as a REIT, the combined company could be disqualified from treatment as a REIT in the year in which such failure occurred and for the next four taxable years and, consequently, would be taxed as a regular corporation during such years. Other tax costs that could result if one or more of the mergers caused the combined company to acquire impermissible assets or income are described below under "Tax Consequences of REIT Election - Taxation of the combined company - General."

Tax Consequences of REIT Election

      Introduction. FSP Corp. has elected under Section 856 of the tax code to be taxed as a real estate investment trust. Following the mergers, subject to the risks described above, the combined company intends to continue to be taxed as a REIT. Generally, companies that meet the eligibility requirements for treatment as a real estate investment trust and that elect to be so treated are not subject to federal income tax on the income they distribute to their stockholders. FSP Corp. believes that it is organized and has operated in a manner so as to meet these eligibility requirements. In addition, FSP Corp.'s counsel, Wilmer Cutler Pickering Hale and Dorr LLP, has rendered its opinion, based upon various assumptions specified therein and upon FSP Corp.'s representations, that FSP Corp. has been organized and operated in conformity with the requirements for qualification as a real estate investment trust for each taxable year beginning with its taxable year ending December 31, 2002 and that FSP Corp.'s current organization and method of operation (as described in this prospectus) will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust. Qualification as a REIT, however, depends upon FSP Corp.'s ability to meet, through actual annual (or in some cases quarterly) operating results, requirements (discussed in greater detail below) relating to, among other things, the sources of FSP Corp.'s income, the nature of its assets, the level of its distributions and the diversity of our share ownership. Wilmer Cutler Pickering Hale and Dorr LLP has not reviewed and will not review these results on an independent basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, there can be no assurance that FSP Corp.'s actual operating results will satisfy the requirements for taxation as a REIT under the tax code for any particular taxable year.

Taxation of the combined company

      General. If the combined company continues to qualify as a real estate investment trust, it generally will not be subject to federal corporate income taxes on its net income to the extent that the income is currently distributed to its shareholders. The benefit of this tax treatment is that it substantially eliminates the "double taxation" resulting from the taxation at both the corporate and shareholder levels that generally results from owning stock in a corporation. Accordingly, income generated by the combined company generally will be subject to taxation solely at the shareholder level upon a distribution from the combined company. The combined company will, however, be required to pay certain federal income taxes, including in the following circumstances:

      o The combined company will be subject to federal income tax at regular corporate rates on taxable income, including net capital gain, that the combined company does not distribute to shareholders during, or within a specified time period after, the calendar year in which such income is earned.

      o The combined company will be subject to the "alternative minimum tax" with respect to its undistributed alternative minimum taxable income.

      o The combined company will be subject to a 100% tax on net income from certain sales or other dispositions of property that it holds primarily for sale to customers in the ordinary course of business, also known as "prohibited transactions".


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      o     If the combined company fails to satisfy the 75% gross income test or the 95% gross income test, both described below, but nevertheless qualifies as a real estate investment trust, the combined company will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which the combined company fails the 75% or 95% gross income test multiplied by (ii) a fraction intended to reflect the combined company's profitability.

      o If the combined company fails to satisfy the securities asset test, described below, and such failure exceeds a de minimis threshold, then the combined company must dispose of the non-qualifying securities and will be subject to a tax equal to the greater of $50,000 and the highest corporate tax rate multiplied by the income generated by the non-qualifying securities for the period beginning with the first date of the failure and ending on the date that the combined company disposed of the securities.

      o If the combined company fails to distribute during the calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the combined company will pay a 4% excise tax on the excess of such required distribution over the amount actually distributed to its shareholders.

      o The combined company may elect to retain and pay income tax on some or all of its long-term capital gain, as described below.

      o The combined company may be subject to a 100% excise tax on transactions with any of its taxable REIT subsidiaries that are not conducted on an arm's-length basis.

      o If the combined company fails to satisfy one or more of the other requirements for real estate investment trust qualification for reasonable cause and not due to willful neglect, then in order to avoid disqualification as a real estate investment trust, the combined company would be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification as a Real Estate Investment Trust

      Introduction. In order to qualify as a real estate investment trust for federal income tax purposes a REIT must elect (or have elected, and have not revoked its election) to be treated as a REIT and must satisfy certain statutory tests relating to, among other things, (i) the sources of its income, (ii) the nature of its assets, (iii) the amount of its distributions, and (iv) the ownership of its stock. FSP Corp. has elected to be treated as a REIT and has endeavored, and the combined company will endeavor, to satisfy the tests for REIT qualification.

      A real estate investment trust may own a "qualified REIT subsidiary." A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by a real estate investment trust, and for which subsidiary no election has been made to treat it as a "taxable REIT subsidiary" (as discussed below). A corporation that is a qualified REIT subsidiary is not treated as a corporation separate from its parent real estate investment trust for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction and credit of the parent real estate investment trust. Thus, in applying the requirements described herein, any qualified REIT subsidiary of the combined company will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as the assets, liabilities, and items of income deduction and credit of the combined company.

      In the event that the combined company becomes a partner in a partnership, the combined company will be deemed to own its proportionate share (based upon its share of the capital of the partnership) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and income of the partnership so attributed to the combined company will retain their same character as in the hands of the partnership for purposes of determining whether the combined company satisfies the income and asset tests described below.


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      A real estate investment trust may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income, as described below, if earned directly by the parent real estate investment trust. Both the subsidiary and the parent real estate investment trust must jointly elect to treat the subsidiary as a taxable REIT subsidiary. Overall, not more than 20% of the value of a REIT's assets may consist of securities of one or more taxable REIT subsidiaries. A taxable REIT subsidiary will pay tax at regular corporate rates on any income that it earns. There is a 100% excise tax imposed on certain transactions involving a taxable REIT subsidiary and its parent real estate investment trust that are not conducted on an arm's-length basis. An election has been made to treat FSP Investments as a taxable REIT subsidiary. FSP Investments pays corporate income tax on its taxable income and its after-tax net income will be available for distribution to the combined company, generally as a dividend.

      Income Tests - General. The combined company must satisfy annually two tests regarding the sources of its gross income in order to maintain its real estate investment trust status. First, at least 75% of the combined company's gross income, excluding gross income from certain "dealer" sales, for each taxable year generally must consist of defined types of income that the combined company derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income, also known as the "75% gross income test". Qualifying income for purposes of the 75% gross income test generally includes:

      o     "rents from real property" (as described below);

      o interest from debt secured by mortgages on real property or on interests in real property;

      o dividends or other distributions on, and gain from the sale of, shares in other real estate investment trusts;

      o gain from the sale or other disposition of real property or mortgages on real property;

      o amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received as consideration for entering into agreements to make loans secured by mortgages on real property or on interests in real property or agreements to purchase or lease real property; and

      o certain investment income attributable to temporary investment of capital raised by the combined company.

      Second, at least 95% of the combined company's gross income, excluding gross income from certain "dealer" sales, for each taxable year generally must consist of income that is qualifying income for purposes of the 75% gross income test, as well as dividends, other types of interest, and gain from the sale or disposition of stock or securities, also known as the "95% gross income test".

      Income Tests - Rents from Real Property. Rent that the combined company receives from real property that it owns and leases to tenants will qualify as "rents from real property" if the following conditions are satisfied:


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      o     First, the rent must not be based, in whole or in part, on the income or profits of any person. An amount will not fail to qualify as rent from real property solely by reason of its being based on a fixed percentage (or percentages) of sales or receipts.

      o Second, neither the combined company nor any direct or indirect owner of 10% or more of its stock may own, actually or constructively, 10% (by vote or value) or more of the tenant from which the combined company collects the rent.

      o Third, all of the rent received under a lease will not qualify as rents from real property unless the rent attributable to the personal property leased in connection with the real property constitutes no more than 15% of the total rent received under the lease.

      o Finally, the combined company generally must not operate or manage its real property or furnish or render services to its tenants, other than through an "independent contractor" who is adequately compensated and from whom the combined company does not derive revenue. The combined company may provide services directly, however, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered "primarily for the occupant's convenience." In addition, the combined company may render, other than through an independent contractor, a de minimis amount of "non-customary" services to the tenants of a property as long as the combined company's income from such services does not exceed 1% of its gross income from the property.

      Although no assurances can be given that either of the gross income tests will be satisfied in any given year, the combined company anticipates that its operations will allow it to meet each of the 75% gross income test and the 95% gross income test. Such belief is premised in large part on the combined company's expectation that substantially all of the amounts received by the company with respect to its properties will qualify as "rents from real property." Shareholders should be aware, however, that there are a variety of circumstances, as described above, in which rent received from a tenant will not be treated as rents from real property.

      Income Tests - Failure to Satisfy Gross Income Tests. If the combined company fails to satisfy either or both of the 75% or 95% gross income tests for taxable years beginning before October 22, 2004, the combined company may nevertheless qualify as a real estate investment trust for that year if it is eligible for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

      o the combined company's failure to meet the gross income test was due to reasonable cause and not due to willful neglect;

      o the combined company attaches a schedule of the sources of its income to its federal income tax return; and

      o any incorrect information on the schedule is not due to fraud with intent to evade tax.

      Pursuant to the American Jobs Creation Act of 2004 (the "2004 Tax Act"), if the combined company fails to satisfy either or both of the 75% or 95% gross income tests for any taxable year beginning after October 22, 2004, the relief provisions generally will be available if:


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      o     following the combined company's identification of the failure to meet the gross income test for any taxable year, a description of each item of its gross income included in the 75% and 95% gross income tests is set forth in a schedule for such taxable year filed in accordance with regulations to be prescribed by the Treasury Secretary; and

      o the combined company's failure to meet the gross income test was due to reasonable cause and not due to willful neglect.

      It is not possible to state whether the combined company would be entitled to the benefit of the above relief provisions in a particular circumstance that might arise in the future. Furthermore, as discussed above under "Taxation of the combined company - General," even if the relief provisions apply, the combined company would incur a 100% tax on the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by a fraction that reflects the combined company's profitability.

      Asset Tests. The combined company also must satisfy the following four tests relating to the nature of its assets at the close of each quarter of its taxable year.

      o First, at least 75% of the value of the combined company's total assets must consist of cash or cash items (including receivables), government securities, "real estate assets," or qualifying temporary investments, also known as the "75% asset test";

      o Second, no more than 25% of the value of the combined company's total assets may be represented by securities other than those that are qualifying assets for purposes of the 75% asset test or of certain entities that qualify as taxable REIT subsidiaries, also known as the "25% asset test";

      o Third, of the investments included in the 25% asset test, the value of any one issuer's securities that the combined company owns may not exceed 5% of the value of the combined company's total assets, and the combined company may not own 10% or more of the total combined voting power or 10% or more of the total value of the securities of any issuer, unless such issuer and the combined company make an election to treat the issuer as a taxable REIT subsidiary or the issuer is a "disregarded entity" for federal income tax purposes or is itself a REIT (the "securities asset test"); and

      o Fourth, while the combined company may own up to 100% of the stock of a corporation that elects to be treated as a taxable REIT subsidiary for federal income tax purposes, the total value of the combined company's stock ownership in one or more taxable REIT subsidiaries may not exceed 20% of the value of the combined company's gross assets.

      The combined company intends to operate so that it will not acquire any assets that would cause it to violate any of the asset tests. If, however, the combined company should fail to satisfy any of the asset tests at the end of a calendar quarter, it would not lose its real estate investment trust status if
(i) the combined company satisfied the asset tests at the end of the close of the preceding calendar quarter, and (ii) the discrepancy between the value of the combined company's assets and the asset test requirements arose from changes in the market values of the combined company's assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If the combined company did not satisfy the condition described in clause (ii) of the preceding sentence, it could still avoid disqualification as a real estate investment trust by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

      Pursuant to the 2004 Tax Act, for taxable years beginning after October 22, 2004, the combined company may also be able to avoid disqualification as a real estate investment trust as a result of a failure of the securities asset test if:


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      o     such failure is due to the ownership of assets the total value of which does not exceed the lesser of $10 million and 1% of the total value of the combined company's assets at the end of the quarter (the "de minimis threshold") and the combined company disposes of the assets in order to satisfy the securities asset test within six months after the last day of the quarter in which the combined company identified the failure or such other time period prescribed by the Treasury Secretary and in the manner prescribed by the Treasury Secretary; or

      o in the case of a failure that involves the ownership of assets the total value of which exceeds the de minimis threshold, (i) the combined company prepares a schedule that sets forth each asset that causes it to fail the securities asset test and files such schedule in accordance with regulations to be prescribed by the Treasury Secretary, (ii) the failure to satisfy the securities asset test is due to reasonable cause and is not due to willful neglect, and (ii) the combined company pays a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset for the period beginning on the first date of the failure and ending on the date that the combined company disposed of the asset.

      Distribution Requirements. Each taxable year, the combined company must distribute dividends to its shareholders in an amount at least equal to:

      o 90% of the combined company's "real estate investment trust taxable income," computed without regard to the dividends paid deduction and the combined company's net capital gain or loss; and

      o     certain items of noncash income.

      The combined company must make such distributions in the taxable year to which they relate, or in the following taxable year if the combined company declares the distribution before it timely files its federal income tax return for such year and pays the distribution on or before the first regular distribution date after such declaration. Further, if the combined company fails to meet the 90% distribution requirement as a result of an adjustment to its tax returns by the Internal Revenue Service, the combined company may, if the deficiency is not due to fraud with intent to evade tax or a willful failure to file a timely tax return, and if certain other conditions are met, retroactively cure the failure by paying a deficiency dividend (plus interest) to its shareholders.

      The combined company will be subject to federal income tax on its taxable income, including net capital gain that it does not distribute to its shareholders. Furthermore, if the combined company fails to distribute during a calendar year, or, in the case of distributions with declaration and record dates falling within the last three months of the calendar year, by the end of the January following such calendar year, at least the sum of:

      o 85% of the combined company's real estate investment trust ordinary income for such year;

      o 95% of the combined company's real estate investment trust capital gain income for such year; and

      o any of the combined company's undistributed taxable income from prior periods,

the combined company will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amount actually distributed. If the combined company elects to retain and pay income tax on the net capital gain that it receives in a taxable year, the combined company will be deemed to have distributed any such amount for the purposes of the 4% excise tax described in the preceding sentence.


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      The combined company intends to make distributions to holders of FSP common stock in a manner that will allow it to satisfy the distribution requirements described above. It is possible that, from time to time, the combined company's pre-distribution taxable income may exceed its cash flow and that the combined company may have difficulty satisfying the distribution requirements. The combined company intends to monitor closely the relationship between its pre-distribution taxable income and its cash flow and intends to borrow funds or liquidate assets in order to overcome any cash flow shortfalls if necessary to satisfy the distribution requirements imposed by the tax code. It is possible, although unlikely, that the combined company may decide to terminate its real estate investment trust status as a result of any such cash shortfall. Such a termination would have adverse tax consequences to the combined company's stockholders. See "Taxation of the combined company - General".

      Recordkeeping Requirements. The combined company must maintain records of information specified in applicable Treasury Regulations in order to maintain its qualification as a real estate investment trust. In addition, in order to avoid monetary penalties, the combined company must request on an annual basis certain information from its shareholders designed to disclose the actual ownership of the combined company's outstanding stock. The combined company intends to comply with these recordkeeping requirements.

      Ownership Requirements. For the combined company to qualify as a real estate investment trust, shares of the combined company must be held by a minimum of 100 persons for at least 335 days in each taxable year. Further, at no time during the second half of any taxable year may more than 50% of the combined company's shares be owned, actually or constructively, by five or fewer "individuals" (which term is defined for this purpose to include certain tax-exempt entities including pension trusts). The FSP common stock will be held by 100 or more persons. The combined company intends to continue to comply with these ownership requirements. Also, the combined company's charter contains ownership and transfer restrictions designed to prevent violation of these requirements.

      Failure to Qualify. If the combined company failed to satisfy all of the above requirements for any taxable year beginning before October 22, 2004 and no relief provisions in effect for such years applied, then the combined company would fail to qualify as a real estate investment trust. If the combined company failed to satisfy all of the above requirements for any taxable year beginning after October 22, 2004 and no relief provisions in effect for such years applied, then the combined company could nevertheless qualify as a real estate investment trust if:

      o such failures are due to reasonable cause and not due to willful neglect, and

      o the combined company pays (in the manner prescribed by the Treasury Secretary in regulations) a penalty of $50,000 for each such failure.

      It is not possible to state whether the combined company would be entitled to the benefit of the relief provisions in a particular circumstance. If such relief is not available, the combined company would fail to qualify as a real estate investment trust.

      If the combined company does fail to qualify as a real estate investment trust in any taxable year, the combined company would be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. In calculating the combined company's taxable income in a year in which it did not qualify as a real estate investment trust, the combined company would not be able to deduct amounts paid out to its shareholders. The combined company would not be required to distribute any amounts to its shareholders in such taxable year. In such event, to the extent of the combined company's current and accumulated earnings and profits, all distributions to shareholders would be characterized as dividends and would be taxable as ordinary income. Non-corporate shareholders, however, could qualify for a lower maximum tax rate on such dividends in most circumstances. Moreover,


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subject to certain limitations under the tax code, corporate shareholders might be eligible for the dividends received deduction. Unless the combined company qualified for relief under specific statutory provisions, the combined company would be disqualified from taxation as a real estate investment trust for the four taxable years following the year in which it ceased to qualify as a real estate investment trust. The combined company cannot predict whether it would qualify for such statutory relief in a particular circumstance that might arise in the future.

Taxation of Taxable U.S. Shareholders

      As used herein, the term "taxable U.S. shareholder" means a shareholder that, for United States federal income tax purposes, is:

      o     a citizen or resident of the United States;

      o a corporation, partnership, or other entity created or organized in or under the laws of the United States or any state or political subdivision thereof;

      o an estate the income of which is includible in gross income for United States federal income tax purposes regardless of such estate's connection with the conduct of a trade or business within the United States; or

      o any trust with respect to which (i) a United States court is able to exercise primary supervision over the administration of such trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

      For any taxable year in which the combined company qualifies as a real estate investment trust, amounts distributed to taxable U.S. shareholders will be taxed as follows.

      Distributions Generally. Distributions made to the combined company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as a capital gain dividend) will be taken into account by such shareholder as ordinary income and will not, in the case of a corporate taxable U.S. shareholder, be eligible for the dividends received deduction. In addition, such dividends will not qualify for the lower maximum tax rate applicable to dividends received by non-corporate taxpayers except to the extent that they were attributable to income previously taxed to the combined company. To the extent that the combined company makes a distribution with respect to the FSP common stock that is in excess of its current or accumulated earnings and profits, the distribution will be treated by a taxable U.S. shareholder first as a tax-free return of capital, reducing the taxable U.S. shareholder's tax basis in the FSP common stock, and any portion of the distribution in excess of the shareholder's tax basis in the FSP common stock will then be treated as gain from the sale of such stock. Dividends declared by the combined company in October, November, or December of any year payable to a taxable U.S. shareholder of record on a specified date in any such month shall be treated as both paid by the combined company and received by shareholders on December 31 of such year, provided that the dividend is actually paid by the combined company during January of the following calendar year. Taxable U.S. shareholders may not include on their federal income tax returns any of the combined company's tax losses.

      Capital Gain Dividends. Dividends to taxable U.S. shareholders that properly are designated by the combined company as capital gain dividends will be treated by such shareholders as long-term capital gain, to the extent that such dividends do not exceed the combined company's actual net capital gain, without regard to the period for which the taxable U.S. shareholders have held the FSP common stock. Taxable U.S. shareholders that are corporations may be required, however, to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends, like regular dividends from a real estate investment trust, are not eligible for the dividends received deduction for corporations.

      For taxable U.S. shareholders who are taxable at the rates applicable to individuals, the combined company will classify portions of any capital gain dividend as either (i) a "regular" capital gain dividend taxable to the taxable U.S. shareholder at a maximum rate of 15% or (ii) an "unrecaptured Section 1250 gain" dividend taxable to the taxable U.S. shareholder at a maximum rate of 25%.

      Retained Capital Gains. The combined company may elect to retain, rather than distribute, its net long-term capital gain received during the tax year. If the combined company so elects, it will be required to pay tax on the retained amounts. To the extent designated in a notice to the taxable U.S. shareholders, the taxable U.S. shareholders will be required to include their proportionate shares of the undistributed net long-term capital gain so designated in their income for the tax year, but will be permitted a credit or refund, as the case may be, for their respective shares of any tax paid on such gains by the combined company. In addition, each taxable U.S. shareholder will be entitled to increase the tax basis in his or her shares of FSP common stock by an amount equal to the amount of net long-term capital gain the taxable U.S. shareholder was required to include in income, reduced by the amount of any tax paid by the combined company for which the taxable U.S. shareholder was entitled to receive a credit or refund.

      Passive Activity Loss and Investment Interest Limitations. Distributions, including deemed distributions of undistributed net long-term capital gain, from the combined company and gain from the disposition of FSP common stock will not be treated as passive activity income, and therefore taxable U.S. shareholders will not be able to apply any passive activity losses against such income. Distributions from the combined company, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of the investment income limitation on deductibility of investment interest. However, dividends attributable to income that was subject to tax at the combined company level as well as net capital gain from the disposition of FSP common stock or capital gain dividends, including deemed distributions of undistributed net long-term capital gains, generally will be excluded from investment income.

      Sale of FSP Common Stock. Upon the sale of FSP common stock, a taxable U.S. shareholder generally will recognize gain or loss equal to the difference between the amount realized on such sale and the holder's tax basis in the stock sold. To the extent that the FSP common stock is held as a capital asset by the taxable U.S. shareholder, the gain or loss will be a long-term capital gain or loss if the stock has been held for more than a year, and will be a short-term capital gain or loss if the stock has been held for a shorter period. In general, however, any loss upon a sale of the FSP common stock by a taxable U.S. shareholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent that distributions from the combined company were required to be treated as long-term capital gain by that holder.

Taxation of Tax-Exempt Shareholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, collectively known as "exempt organizations", generally are exempt from federal income taxation. Exempt organizations are subject to tax, however, on their unrelated business taxable income, or "UBTI". UBTI is defined as the gross income derived by an exempt organization from an unrelated trade or business, less the deductions directly connected with that trade or business, subject to certain exceptions. While many investments in real estate generate UBTI, the Internal Revenue Service has issued a ruling that dividend distributions from a real estate investment trust to an exempt employee pension trust do not constitute UBTI, provided that the shares of the real estate investment trust are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed to exempt organizations generally should not constitute UBTI. However, if an exempt organization finances its acquisition of FSP common stock with debt, a portion of its income from the combined company will constitute UBTI pursuant to the "debt-financed property" rules.

      In addition, in certain circumstances, a pension trust that owns more than 10% of the stock of the combined company will be required to treat a percentage of the dividends paid by the combined company as UBTI based upon the percentage of the combined company's income that would constitute UBTI to the shareholder if received directly by it. This rule applies to a pension trust holding more than 10% (by value) of the FSP common stock only if (i) the percentage of the income from the combined company that is UBTI (determined as if the combined company were a pension trust) is at least 5% and (ii) the combined company is treated as a "pension-held REIT." The combined company does not expect to receive significant amounts of income that would be considered UBTI if received directly by a pension trust and does not expect to qualify as a "pension-held REIT."

Taxation of Non-U.S. Shareholders

      General. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts and certain other foreign stockholders, collectively known as "non-U.S. shareholders," are complex and no attempt is made herein to provide more than a general summary of such rules. This discussion does not consider the tax rules applicable to all non-U.S. shareholders and, in particular, does not consider the special rules applicable to U.S. branches of foreign banks or insurance companies or certain intermediaries. NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO THE MERGERS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF FSP COMMON STOCK, INCLUDING ANY REPORTING AND WITHHOLDING REQUIREMENTS.

      Ordinary Dividends - General. Distributions to non-U.S. shareholders that are not attributable to gain from sales or exchanges by the combined company of United States real property interests and are not designated by the combined company as capital gain dividends (or deemed distributions of retained capital gains) will be treated as ordinary dividends to the extent that they are made out of current or accumulated earnings and profits of the combined company. Any portion of a distribution in excess of current and accumulated earnings and profits of the combined company will not be taxable to a non-U.S. shareholder to the extent that such distribution does not exceed the adjusted basis of the shareholder in the FSP common stock, but rather will reduce the adjusted basis of such stock. To the extent that the portion of the distribution in excess of current and accumulated earnings and profits exceeds the adjusted basis of a non-U.S. shareholder for the FSP common stock, such excess generally will be treated as gain from the sale or disposition of the stock and will be taxed as described below.

      Ordinary Dividends - Withholding. Dividends paid to non-U.S. shareholders may be subject to U.S. withholding tax. If an income tax treaty does not apply and the non-U.S. shareholder's investment in the FSP common stock is not effectively connected with a trade or business conducted by the non-U.S. shareholder in the United States (or if a tax treaty does apply and the investment in the FSP common stock is not attributable to a United States permanent establishment maintained by the non-U.S. shareholder), ordinary dividends (i.e., distributions out of current and accumulated earnings and profits) will be subject to a U.S. withholding tax at a 30% rate, or, if an income tax treaty applies, at a lower treaty rate. Because the combined company generally cannot determine at the time that a distribution is made whether or not such a distribution will be in excess of earnings and profits, the combined company intends to withhold on the gross amount of each distribution at the 30% rate (or lower treaty rate) (other than distributions subject to the 35% FIRPTA withholding rules described below). To receive a reduced treaty rate, a non-U.S. shareholder must furnish the combined company or its paying agent with a duly completed Form W-8BEN (or authorized substitute form) certifying such holder's qualification for the reduced rate. Generally, a non-U.S. shareholder will be entitled to a refund from the Internal Revenue Service to the extent the amount withheld by the combined company from a distribution exceeds the amount of United States tax owed by such shareholder.

      In the case of a non-U.S. shareholder that is a partnership or a trust, the withholding rules for a distribution to such a partnership or trust will be dependent on numerous factors, including (i) the classification of the type of partnership or trust, (ii) the status of the partner or beneficiary, and (iii) the activities of the partnership or trust. Non-U.S. shareholders that are partnerships or trusts are urged to consult their tax advisors regarding the withholding rules applicable to them based on their particular circumstances.

      If an income tax treaty does not apply, ordinary dividends that are effectively connected with the conduct of a trade or business within the U.S. by a non-U.S. shareholder (and, if a tax treaty applies, ordinary dividends that are attributable to a United States permanent establishment maintained by the non-U.S. shareholder) are exempt from U.S. withholding tax. In order to claim such exemption, a non-U.S. shareholder must provide the combined company or its paying agent with a duly completed Form 4224 or FormW-8ECI (or authorized substitute form) certifying such holder's exemption. However, ordinary dividends exempt from U.S. withholding tax because they are effectively connected or are attributable to a United States permanent establishment maintained by the non-U.S. shareholder generally are subject to U.S. federal income tax on a net income basis at regular graduated rates. In the case of non-U.S. shareholders that are corporations, any effectively connected ordinary dividends or ordinary dividends attributable to a United States permanent establishment maintained by the non-U.S. shareholder may, in certain circumstances, be subject to branch profits tax at a 30% rate, or at such lower rate as may be provided in an applicable income tax treaty.

      Capital Gain Dividends - General. For any year in which the combined company qualifies as a real estate investment trust, distributions that are attributable to gain from sales or exchanges by the combined company of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, also known as "FIRPTA". Under FIRPTA, except as described below, distributions attributable to gain from sales of United States real property are taxed to a non-U.S. shareholder as if such gain were effectively connected with a United States trade or business. Non-U.S. shareholders thus would be taxed at the regular capital gain rates applicable to taxable U.S. shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not otherwise entitled to treaty relief or exemption.

      Pursuant to the 2004 Tax Act, for taxable years beginning after October 22, 2004, a distribution attributable to gain from sales of United States real property is not treated as effectively connected with a United States trade or business provided that (i) the distribution is received with respect to stock that is publicly traded on an established securities market in the United States and (ii) the non-U.S. shareholder does not own more than five percent of the stock at any time during the taxable year in which the distribution is received. If these requirements are satisfied, the distribution is treated in the manner described above for ordinary dividends rather than being treated as a capital gain dividend, and the distribution is not subject to the branch profits tax.

      Capital Gain Dividends - Withholding. Under FIRPTA, the combined company is required to withhold 35% of any distribution that is designated as a capital gain dividend or which could be designated as a capital gain dividend. Moreover, if the combined company designates previously made distributions as capital gain dividends, subsequent distributions (up to the amount of the prior distributions so designated) will be treated as capital gain dividends for purposes of FIRPTA withholding. If a distribution is treated as an ordinary dividend rather than a capital gain dividend pursuant to the terms of the 2004 Tax Act, the FIRPTA withholding rules would not apply, however the withholding rules applicable to ordinary dividends, described above, would apply.

      Sale of FSP Common Stock. A non-U.S shareholder generally will not be subject to United States federal income tax under FIRPTA with respect to gain recognized upon a sale of FSP common stock, provided that the combined company is a "domestically-controlled REIT." A domestically-controlled REIT generally is defined as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. Although currently it is anticipated that the combined company will be a domestically-controlled REIT, and, therefore, that the sale of FSP common stock will not be subject to taxation under FIRPTA, there can be no assurance that the combined company will, at all relevant times, be a domestically-controlled REIT. If the gain on the sale of FSP common stock were subject to taxation under FIRPTA, a non-U.S. shareholder would be subject to the same treatment as taxable U.S. shareholders with respect to such gain (subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, a purchaser of FSP common stock from a non U.S. shareholder subject to taxation under FIRPTA generally would be required to deduct and withhold a tax equal to 10% of the amount realized by a non-U.S. shareholder on the disposition. Any amount withheld would be creditable against the non-U.S. shareholder's FIRPTA tax liability.

      Even if gain recognized by a non-U.S. shareholder upon the sale of FSP common stock is not subject to FIRPTA, such gain generally will subject such shareholder to U.S. tax if:

      o an income tax treaty does not apply and the gain is effectively connected with a trade or business conducted by the non-U.S. shareholder in the United States (or, if an income tax treaty applies and the gain is attributable to a United States permanent establishment maintained by the non-U.S. shareholder), in which case, unless an applicable treaty provides otherwise, a non-U.S. shareholder will be taxed on his or her net gain from the sale at regular graduated U.S. federal income tax rates. In the case of a non-U.S. shareholder that is a corporation, such shareholder may be subject to a branch profits tax at a 30% rate, unless an applicable income tax treaty provides for a lower rate and the shareholder demonstrates its qualification for such rate; or

      o the non-U.S. shareholder is a nonresident alien individual who holds the FSP common stock as a capital asset and was present in the United States for 183 days or more during the taxable year (as determined under the tax code) and certain other conditions apply, in which case the non-U.S. shareholder will be subject to a 30% tax on capital gains.

      Estate Tax Considerations. The value of FSP common stock owned, or treated as owned, by a non-U.S. shareholder who is a nonresident alien individual at the time of his or her death will be included in the individual's gross estate for United States federal estate tax purposes, unless otherwise provided in an applicable estate tax treaty.

Information Reporting and Backup Withholding

      The combined company is required to report to its shareholders and to the Internal Revenue Service the amount of distributions paid during each tax year, and the amount of tax withheld, if any. These requirements apply even if withholding was not required with respect to payments made to a shareholder. In the case of non-U.S. shareholders, the information reported may also be made available to the tax authorities of the non-U.S. shareholder's country of residence, if an applicable income tax treaty so provides.

      Backup withholding generally may be imposed on certain payments to a shareholder unless the shareholder (i) furnishes certain information, or (ii) is otherwise exempt from backup withholding.

      A shareholder who does not provide the combined company with his or her correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. In addition, the combined company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the combined company.

      Shareholders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedure for obtaining an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a distribution to a shareholder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

      In general, backup withholding and information reporting will not apply to a payment of the proceeds of the sale of FSP common stock by a non-U.S. shareholder by or through a foreign office of a foreign broker effected outside of the United States; provided, however, that foreign brokers having certain connections with the United States may be obligated to comply with the backup withholding and information reporting rules. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of FSP common stock by foreign offices of certain brokers, including foreign offices of a broker that:

      o     is a United States person;

      o derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; or

      o is a "controlled foreign corporation" for United States tax purposes.

      Information reporting will not apply in the above cases if the broker has documentary evidence in its records that the holder is a non-U.S. shareholder and certain conditions are met, or the non-U.S. shareholder otherwise establishes an exemption.

      Payment to or through a United States office of a broker of the proceeds of a sale of FSP common stock is subject to both backup withholding and information reporting unless the shareholder certifies in the manner required that he or she is a non-U.S. shareholder and satisfies certain other qualifications under penalties of perjury or otherwise establishes an exemption.

State and Local Tax

      The discussion herein concerns only the United States federal income tax treatment likely to be accorded to the combined company and its shareholders. No consideration has been given to the state and local tax treatment of such parties. The state and local tax treatment may not conform to the federal treatment described above. As a result, a shareholder should consult his or her own tax advisor regarding the specific state and local tax consequences of the mergers and acquisition, ownership, and disposition of FSP common stock in the combined company.

                                  LEGAL MATTERS

      Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts, will deliver opinions to the effect that (i) upon consummation of the mergers, the shares of FSP common stock in the combined company offered pursuant to the merger agreement will be validly issued, fully paid and nonassessable and (ii) the mergers will be treated for federal income tax purposes as tax-free transactions and the discussion under "Material United States Federal Income Tax Considerations," to the extent it involves matters of law, is accurate in all material respects. Certain partners of Wilmer Cutler Pickering Hale and Dorr LLP own an aggregate of 725,162 shares of FSP common stock.

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this Prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Franklin Street Properties Corp. as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of Montague, Addison Circle, Royal Ridge and Collins Crossing for the years ended December 31, 2003, December 31, 2002, December 31, 2001 (as applicable) included herein have been examined and reported on by Braver and Company, P.C., independent auditors, and have been included in reliance upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      FSP Corp. files reports, proxy statements and other documents with the SEC. You may read and copy any document FSP Corp. files at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. FSP Corp.'s SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

      This Consent Solicitation/Prospectus is part of a registration statement that FSP Corp. filed with the SEC. The registration statement contains more information than this Consent Solicitation/Prospectus regarding FSP Corp. and the FSP common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      FSP Corp. is incorporating by reference certain documents it files with the SEC, which means that FSP Corp. can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in documents that FSP Corp. files with the SEC after the date of this prospectus will automatically update and supersede information in this Consent Solicitation/Prospectus. FSP Corp. incorporates by reference the documents listed below and any future filings it may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the later of the approval date or 5:00 p.m., Eastern Time, on April 29, 2005
(unless a target REIT is permitted to accelerate such date by applicable law and regulation).

      o FSP Corp.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 15, 2004, as amended by a Form 10-K/A filed with the SEC on April 1, 2004;

      o FSP Corp.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed with the SEC on May 6, 2004, as amended by a Form 10-Q/A filed with the SEC on July 29, 2004;

      o FSP Corp.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed with the SEC on July 30, 2004;

      o FSP Corp.'s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, filed with the SEC on November 8, 2004;

      o FSP Corp.'s Current Report on Form 8-K, filed with the SEC on February 6, 2004;

      o     FSP Corp.'s Current Report on Form 8-K, filed with the SEC on May 7,
            2004;

      o FSP Corp.'s Current Report on Form 8-K, filed with the SEC on June 1, 2004;

      o FSP Corp.'s Current Report on Form 8-K, filed with the SEC on August 3, 2004;

      o FSP Corp.'s Current Report on Form 8-K, filed with the SEC on August 13, 2004;

      o FSP Corp.'s Current Report on Form 8-K, filed with the SEC on August 30, 2004;

      o FSP Corp.'s Current Report on Form 8-K, filed with the SEC on August 31, 2004;

      o FSP Corp.'s Current Report on Form 8-K, filed with the SEC on September 28, 2004;

      o FSP Corp.'s Current Report on Form 8-K, filed with the SEC on November 18, 2004; and

      o FSP Corp.'s Current Report on Form 8-K, filed with the SEC on January 20, 2005;

      o FSP Corp.'s Current Report on Form 8-K, filed with the SEC on January 28, 2005; and

      o All of FSP Corp.'s filings pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to its effectiveness.

      A statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this Consent Solicitation/Prospectus to the extent that a statement contained in this Consent Solicitation/Prospectus, any subsequently filed document which is also incorporated in this Consent Solicitation/Prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation/Prospectus.

      You may request a free copy of any of the documents incorporated by reference in this Consent Solicitation/Prospectus by writing or telephoning FSP Corp. at the following address:

                        Franklin Street Properties Corp.
                         401 Edgewater Place, Suite 200
                               Wakefield, MA 01880
                                 (781) 557-1300
                          Attention: Investor Relations

                          INDEX TO FINANCIAL STATEMENTS

Addison Circle

Index to financial statements as of June 30, 2004 (unaudited)                F-2
Index to financial statements as of December 31, 2003                        F-8
Index to statements of revenue over certain operating expenses for the period January 1, 2002 to September 29, 2002 and for the
      year ended December 31, 2001                                          F-24

Collins Crossing

Index to financial statements as of June 30, 2004 (unaudited)               F-29
Index to financial statements as of December 31, 2003                       F-35
Index to statements of revenue over certain operating expenses for the period January 1, 2003 to March 2, 2003 and for the
     years ended December 31, 2002 and 2001                                 F-51

Montague Business Center

Index to financial statements as of June 30, 2004 (unaudited)               F-56
Index to financial statements as of December 31, 2003                       F-62
Index to statements of revenue over certain operating expenses for Exhibits the period January 1, 2002 to August 26, 2002 and
     for the year ended December 31, 2001                                   F-77

Royal Ridge

Index to financial statements as of June 30, 2004 (unaudited)               F-82
Index to financial statements as of December 31, 2003                       F-88
Index to statements of revenue over certain operating expenses for the period January 1, 2003 to January 29, 2003 and for the
     year ended December 31, 2002                                          F-104

                            FSP Addison Circle Corp.
                              Financial Statements
                               September 30, 2004

                                Table of Contents
                                                                            Page
Financial Statements

Balance Sheets as of September 30, 2004 and December 31, 2003.............   F-3

Statements of Income for the three and nine months ended
      September 30, 2004 and 2003.........................................   F-4

Statements of Cash Flows for the nine months ended
      September 30, 2004 and 2003.........................................   F-5

Notes to Financial Statements.............................................   F-6

                            FSP Addison Circle Corp.
                                 Balance Sheets
                                   (unaudited)

                                                                     September 30,     December 31,
(in thousands, except shares and par value amounts)                       2004             2003
===================================================================================================

Assets:

Real estate investments, at cost:
     Land                                                              $  4,365            $  4,365
     Buildings and improvements                                          46,112              45,895
---------------------------------------------------------------------------------------------------
                                                                         50,477              50,260

     Less accumulated depreciation                                        2,406               1,519
---------------------------------------------------------------------------------------------------

Real estate investments, net                                             48,071              48,741

Acquired real estate leases, net of accumulated
     amortization of $588 and $349                                        1,150               1,389
Cash and cash equivalents                                                 5,492               5,966
Restricted cash                                                              20                  35
Tenant rents receivable                                                       1                  25
Step rent receivable                                                        531                 421
Deferred leasing costs, net of accumulated
     amortization of $10 and $0                                             358                  39
Prepaid expenses and other assets                                            99                  51
---------------------------------------------------------------------------------------------------

      Total assets                                                     $ 55,722            $ 56,667
===================================================================================================

Liabilities and stockholders' equity:

Liabilities:
Accounts payable and accrued expenses                                  $  1,694            $  2,055
Distributions payable                                                        --               1,265
Tenant security deposits                                                     20                  35
---------------------------------------------------------------------------------------------------

     Total liabilities                                                    1,714               3,355
---------------------------------------------------------------------------------------------------

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $.01 par value, 636 shares
       authorized, issued and outstanding                                    --                  --
     Common stock, $.01 par value, 1 share
       authorized, issued and outstanding                                    --                  --
     Additional paid-in capital                                          58,383              58,383
     Retained deficit and distributions in excess of earnings            (4,375)             (5,071)
---------------------------------------------------------------------------------------------------

     Total stockholders' equity                                          54,008              53,312
---------------------------------------------------------------------------------------------------

     Total liabilities and stockholders' equity                        $ 55,722            $ 56,667
===================================================================================================

                                 See accompanying notes to financial statements.

                            FSP Addison Circle Corp.
                               Statement of Income
                                   (unaudited)

                                                                      For the                 For the
                                                                   Three Months             Nine Months
                                                                       Ended                   Ended
                                                                   September 30,           September 30,
                                                              ---------------------    ---------------------
(in thousands, except shares and per share amounts)            2004           2003      2004          2003
============================================================================================================

Revenues:
     Rental                                                   $2,171         $2,115    $6,892         $6,448
------------------------------------------------------------------------------------------------------------
Expenses:

     Rental operating expenses                                   684            487     1,490          1,355
     Real estate taxes and insurance                             361            300     1,045            926
     Depreciation and amortization                               378            381     1,136          1,126
============================================================================================================

       Total expenses                                          1,423          1,168     3,671          3,407
------------------------------------------------------------------------------------------------------------

Income before interest                                           748            947     3,221          3,041

Interest income                                                   25             10        67             32
------------------------------------------------------------------------------------------------------------

Net income attributable to preferred stockholders             $  773         $  957    $3,288         $3,073
============================================================================================================

Weighted average number of preferred shares outstanding,
     basic and diluted                                           636            636       636            636
============================================================================================================

Net income per preferred share, basic and diluted             $1,215         $1,505    $5,170         $4,832
============================================================================================================

                                 See accompanying notes to financial statements.

                     FSP Addison Circle Corp.
                     Statements of Cash Flows

                                                                          For the Nine Months Ended
(in thousands)                                                    September 30, 2004    September 30, 2003
==========================================================================================================
Cash flows from operating activities:
     Net Income                                                        $ 3,288                     $ 3,073
     Adjustments to reconcile net income to net cash provided by
       (used for) operating activities:
     Depreciation and amortization                                       1,136                       1,126
Changes in operating assets and liabilities:
     Restricted cash                                                        15                           9
     Tenant rent receivables                                                24                          50
     Step rent receivable                                                 (110)                       (241)
     Prepaid expenses and other assets                                     (48)                        (28)
     Accounts payable and accrued expenses                                (361)                       (256)
     Tenant security deposits                                              (15)                         (9)
     Payment of deferred leasing costs                                    (329)                         --
----------------------------------------------------------------------------------------------------------

       Net cash provided by operating activities                       $ 3,600                     $ 3,724
----------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
     Purchase of real estate assets                                       (217)                         --
----------------------------------------------------------------------------------------------------------

       Net cash used for investing activities                             (217)                         --
----------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
     Distributions to stockholders                                      (3,857)                     (3,446)
----------------------------------------------------------------------------------------------------------

       Net cash used for financing activities                           (3,857)                     (3,446)
----------------------------------------------------------------------------------------------------------

Net (decrease) increase in cash and cash equivalents                      (474)                        278

Cash and cash equivalents, beginning of period                           5,966                       5,402
----------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                               $ 5,492                     $ 5,680
==========================================================================================================

Supplemental disclosure of cash flow information:
   Disclosure of non-cash financing activities:
      Distributions declared but not paid                              $    --                     $ 1,277

                                 See accompanying notes to financial statements.

                            FSP Addison Circle Corp.
                          Notes to Financial Statements
                                   (unaudited)

1. Organization and Basis of Presentation

FSP Addison Circle Corp. (the "Company") was organized on August 21, 2002 as a Corporation under the laws of the State of Delaware to purchase, own and operate a commercial office building located in Addison, TX (the "Property"). The Property consists of a recently constructed, ten-story Class "A" suburban office tower that contains approximately 293,787 square feet of space situated on approximately 3.62 acres of land. The Company acquired the Property on September 30, 2002.

BASIS OF PRESENTATION

The accompanying interim financial statements are unaudited; however, the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for these interim periods have been included.

Certain balances in the 2003 financial statements have been reclassified to conform to the 2004 presentation.

These financial statements should be read in conjunction with the Company's financial statements and notes thereto for its fiscal year ended December 31, 2003.

ESTIMATES AND ASSUMPTIONS

The Company prepares its financial statements and related notes in conformity with accounting principles generally accepted in the United States of America ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2. Net Income Per Share

Basic net income per preferred share is computed by dividing net income attributed to preferred shareholders by the weighted average number of preferred shares outstanding during the period. Diluted net income per preferred share reflects the potential dilution that could occur if securities or other contracts to issue shares were convertible into shares. There were no potential dilutive shares outstanding at September 30, 2004 and 2003. Subsequent to the completion of the offering of preferred shares, the holders of common stock are not entitled to share in any income nor in any related distribution.

3. Income Taxes

The Company has elected to be taxed as a Real Estate Investment Trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986, as amended. In order to qualify as a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and to meet certain asset and income tests as well as certain other requirements. The Company will generally not be liable for federal income taxes, provided it satisfies these requirements. Even as a qualified REIT, the Company is subject to certain state and local taxes on its income and property.

                            FSP Addison Circle Corp.
                          Notes to Financial Statements
                                   (unaudited)

4. Related Party Transactions

The Company executed a management agreement with FSP Property Management LLC, an affiliate of FSP, that provides for a management fee equal to 1% of collected revenues and is cancelable with 30 days notice by either party. Fees incurred under the agreement were $20,000 and $19,000 for the three months ended September 30, 2004 and 2003, respectively and $61,000 and $60,000 for the nine months ended September 30, 2004 and 2003, respectively.

5. Subsequent Events

On October 1, 2004 the Company declared a distribution of $2,144.00 per share of preferred stock payable to holders of record as of October 1, 2004.

                            FSP Addison Circle Corp.
                              Financial Statements
                           December 31, 2003 and 2002

                                Table of Contents
                                                                            Page
                                                                            ----
Financial Statements

Independent Auditor's Report...............................................  F-9

Balance Sheets as of December 31, 2003 and 2002............................ F-10

Statements of Operations for the year ended December 31, 2003 and for the period August 21, 2002 (date of inception) to
     December 31, 2002....................................................  F-11

Statements of Changes in Stockholders' Equity for the year ended
     December 31, 2003 and for the period August 21, 2002
     (date of inception) to December 31, 2002.............................  F-12

Statements of Cash Flows for the year ended December 31, 2003 and for the period August 21, 2002 (date of inception) to
     December 31, 2002....................................................  F-13

Notes to the Financial Statements.........................................  F-14

                    [LETTERHEAD OF BRAVER AND COMPANY, P.C.]

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
FSP Addison Circle Corp.

We have audited the accompanying balance sheets of FSP Addison Circle Corp. as of December 31, 2003 and 2002 and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2003 and for the period from August 21, 2002 (date of inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FSP Addison Circle Corp. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the year ended December 31, 2003 and for the initial period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ Braver and Company, P.C.
Newton, Massachusetts
January 23, 2004

                            FSP Addison Circle Corp.
                                 Balance Sheets

                                                                December 31,         December 31,
(in thousands, except shares and par value amounts)                2003                 2002
==================================================================================================

Assets:

Real estate investments, at cost:
  Land                                                           $  4,365                $  4,365
  Buildings and improvements                                       45,895                  45,870
-------------------------------------------------------------------------------------------------
                                                                   50,260                  50,235

  Less accumulated depreciation                                     1,519                     343
-------------------------------------------------------------------------------------------------

Real estate investments, net                                       48,741                  49,892

Acquired real estate leases, net of accumulated
  amortization of $349 and $27                                      1,389                   1,711
Cash and cash equivalents                                           3,330                   2,683
Cash-funded reserves                                                2,636                   2,719
Restricted cash                                                        35                      44
Tenant rents receivable                                                25                      --
Step rent receivable                                                  421                      99
Deferred leasing costs                                                 39                      --
Prepaid expenses and other assets                                      51                      80
-------------------------------------------------------------------------------------------------

    Total assets                                                 $ 56,667                $ 57,228
=================================================================================================

Liabilities and stockholders' Equity:

Liabilities:
Accounts payable and accrued expenses                            $  2,055                $  1,890
Distributions payable                                               1,265                     850
Tenant security deposits                                               35                      44
-------------------------------------------------------------------------------------------------

    Total liabilities                                               3,355                   2,784
-------------------------------------------------------------------------------------------------

Commitments and contingencies:

Stockholders' equity:
  Preferred stock, $.01 par value, 636 shares
    authorized, issued and outstanding                                 --                      --
  Common stock, $.01 par value, 1 share
    authorized, issued and outstanding                                 --                      --
  Additional paid-in capital                                       58,383                  58,383
  Retained deficit and distributions in excess of earnings         (5,071)                 (3,939)
-------------------------------------------------------------------------------------------------

    Total stockholders' equity                                     53,312                  54,444
-------------------------------------------------------------------------------------------------

    Total liabilities and stockholders' equity                   $ 56,667                $ 57,228
=================================================================================================

                                 See accompanying notes to financial statements.

                            FSP Addison Circle Corp.
                            Statements of Operations

                                                                                         For the Period
                                                                                         August 21, 2002
                                                                For the Year Ended   (date of inception) to
(in thousands, except per share amounts)                         December 31, 2003      December 31, 2002
===========================================================================================================
Revenue:
  Rental                                                            $8,554                      $ 2,102
----------------------------------------------------------------------------------------------------------

Expenses:
  Rental operating expenses                                          1,783                          391
  Real estate taxes and insurance                                    1,354                          327
  Depreciation and amortization                                      1,497                          370
  Interest                                                              --                        3,897
----------------------------------------------------------------------------------------------------------

    Total expenses                                                   4,634                        4,985
----------------------------------------------------------------------------------------------------------

Income (loss) before interest income                                 3,920                       (2,883)

Interest income                                                         85                           14
----------------------------------------------------------------------------------------------------------

Net income (loss) before common distributions                        4,005                       (2,869)

Distributions paid to common shareholders                               --                          313
----------------------------------------------------------------------------------------------------------

Net income (loss) attributable to preferred shareholders            $4,005                      $(3,182)
===========================================================================================================

Weighted average number of preferred shares outstanding,
    basic and diluted                                                  636                          636

===========================================================================================================

Net income (loss) per preferred share, basic and diluted            $6,297                      $(5,003)
===========================================================================================================

                                 See accompanying notes to financial statements.

                            FSP Addison Circle Corp.
                  Statements of Changes in Stockholders' Equity
    For the year ended December 31, 2003 and for the Period August 21, 2002
                    (date of inception) to December 31, 2002

                                                                              Retained Deficit
                                                                 Additional  and Distributions      Total
                                       Preferred       Common     Paid in      in Excess of     Stockholders'
(in thousands, except shares)            Stock         Stock      Capital         Earnings         Equity
=============================================================================================================

Private offering of 636 shares, net     $     --      $     --    $58,383        $    --           $ 58,383

Net loss                                      --            --         --         (2,869)            (2,869)

Distributions to stockholders                 --            --         --         (1,070)            (1,070)
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                    --            --     58,383         (3,939)            54,444

Net income                                    --            --         --          4,005              4,005

Distributions to stockholders                 --            --         --         (5,137)            (5,137)
-------------------------------------------------------------------------------------------------------------

Balance, December 31, 2003              $     --      $     --    $58,383        $(5,071)          $ 53,312
=============================================================================================================

                                 See accompanying notes to financial statements.

                            FSP Addison Circle Corp.
                            Statements of Cash Flows

                                                                                         For the Period
                                                                                         August 21, 2002
                                                                For the Year Ended   (date of inception) to
(in thousands)                                                   December 31, 2003      December 31, 2002
============================================================================================================

Cash flows from operating activities:
  Net income (loss)                                                   $ 4,005                 $ (2,869)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used for) operating activities:
    Depreciation and amortization                                       1,497                      370
Changes in operating assets and liabilities:
      Cash-funded reserve                                                  83                   (2,719)
      Restricted cash                                                       9                      (44)
      Tenant rent receivables                                             (25)                      --
      Step rent receivable                                               (322)                     (99)
      Prepaid expenses and other assets                                    29                      (80)
      Accounts payable and accrued expenses                               165                    1,890
      Tenant security deposits                                             (9)                      44
      Payment of deferred leasing costs                                   (39)                      --
------------------------------------------------------------------------------------------------------------

        Net cash provided by (used for) operating activities            5,393                   (3,507)
------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchase of real estate assets                                          (25)                 (50,235)
  Purchase of acquired real estate leases                                  --                   (1,738)
------------------------------------------------------------------------------------------------------------

        Net cash used for investing activities                            (25)                 (51,973)
------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from sale of company stock                                      --                   63,610
  Syndication costs                                                        --                   (5,227)
  Distributions to stockholders                                        (4,721)                    (220)
  Proceeds from long-term debt                                             --                   51,500
  Principal payments on long-term debt                                     --                  (51,500)
------------------------------------------------------------------------------------------------------------

        Net cash (used for) provided by financing activities           (4,721)                  58,163
------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                 647                    2,683

Cash and cash equivalents, beginning of period                          2,683                       --
------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                              $ 3,330                 $  2,683
============================================================================================================

Supplemental disclosure of cash flow information:

  Cash paid for:
    Interest                                                          $    --                 $  3,897

  Disclosure of non-cash financing activities:
    Distributions declared but not paid                               $ 1,265                 $    850

                                 See accompanying notes to financial statements.

                            FSP Addison Circle Corp.
                          Notes to Financial Statements

1. Organization

FSP Addison Circle Corp. (the "Company") was organized on August 21, 2002 as a Corporation under the laws of the State of Delaware to purchase, own and operate a commercial office building located in Addison, TX (the "Property"). The Property consists of a recently constructed, ten-story Class "A" suburban office tower that contains approximately 293,787 square feet of space situated on approximately 3.62 acres of land. The Company acquired the Property on September 30, 2002.

2. Summary of Significant Accounting Policies

BASIS OF PRESENTATION

The results of operations from inception to December 31, 2002 are not necessarily indicative of the results to be obtained for other interim periods or for the full fiscal year.

ESTIMATES AND ASSUMPTIONS

The Company prepares its financial statements and related notes in conformity with accounting principles generally accepted in the United States of America ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REAL ESTATE AND DEPRECIATION

Real estate assets are stated at the lower of cost or fair value, as appropriate, less accumulated depreciation.

Costs related to property acquisition and improvements are capitalized. Typical capital items include new roofs, site improvements, various exterior building improvements and major interior renovations. Funding for capital improvements typically is provided by cash set aside at the time the Property was purchased.

Routine replacements and ordinary maintenance and repairs that do not extend the life of the assets are expensed as incurred. Typical expense items include interior painting, landscaping and minor carpet replacements. Funding for repairs and maintenance items typically is provided by cash flows from operating activities.

Depreciation is computed using the straight-line method over the assets' estimated useful lives as follows:

        Category                    Years
        --------                    -----
        Building - Commercial         39
        Building Improvements        15-39
        Furniture and equipment       5-7

                            FSP Addison Circle Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

REAL ESTATE AND DEPRECIATION (continued)

The following schedule reconciles the cost of the Property as shown in the Offering Memorandum as to the amounts shown on the Company's Balance Sheets:

                  (in thousands)

                  Price per Offering Memorandum         $   51,500
                  Plus: Acquisition fees                       318
                        Other acquisition costs                155
                  --------------------------------------------------
                    Total Acquisition Costs             $   51,973
                  ==================================================

These costs are reported in the Company's Balance Sheets as follows:

                  Land                                     $  4,365
                  Building                                   45,870
                  Acquired real estate leases                 1,738
                  --------------------------------------------------
                    Total reported on Balance Sheets       $ 51,973
                  ==================================================

The Company evaluates its assets used in operations by identifying indicators of impairment and by comparing the sum of the estimated undiscounted future cash flows for each asset to the asset's carrying value. When indicators of impairment are present and the sum of the undiscounted future cash flows is less than the carrying value of such asset, an impairment loss is recorded equal to the difference between the asset's current carrying value and its fair value based on discounting its estimated future cash flows. At December 31, 2003 and 2002, no such indicators of impairment were identified.

ACQUIRED REAL ESTATE LEASES

Acquired real estate leases are the estimated value of legal and leasing costs related to acquired leases that were included in the purchase price when the Company acquired the Property. Under SFAS No. 141 "Business Combinations" ("SFAS 141"), which was approved by the Financial Accounting Standards Board ("FASB") in June 2001, the Company is required to segregate these costs from its investment in real estate. The Company subsequently amortizes these costs on a straight-line basis over the remaining life of the related leases. Amortization expense of $322,000 and $27,000 is included in depreciation and amortization in the Company's Statements of Operations for the year ended December 31, 2003 and the period ended December 31, 2002, respectively.

Acquired real estate lease costs included in the purchase price of the property were $1,738,000 and are being amortized over the weighted-average period of six years in respect of the leases assumed.

The estimated annual amortization expense for the five years succeeding December 31, 2003 are as follows:

                  (in thousands)
                  2004                             $  321
                  2005                             $  321
                  2006                             $  321
                  2007                             $  321
                  2008                             $  105

                            FSP Addison Circle Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.

CASH-FUNDED RESERVES

The Company has set aside funds in anticipation of future capital needs of the Property. These funds typically are used for the payment of real estate assets and deferred leasing commissions; however, there is no legal restriction on their use and they may be used for any Company purpose.

RESTRICTED CASH

Restricted cash consists of tenant security deposits.

MARKETABLE SECURITIES

The Company accounts for investments in debt securities under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company typically classifies its debt securities as available-for-sale.

There were no investments in marketable securities at December 31, 2003 and 2002.

CONCENTRATION OF CREDIT RISKS

Cash, cash equivalents and short-term investments are financial instruments that potentially subject the Company to a concentration of credit risk. The Company maintains its cash balances and short-term investments principally in one bank which the Company believes to be creditworthy. The Company periodically assesses the financial condition of the bank and believes that the risk of loss is minimal. Cash balances held with various financial institutions frequently exceed the insurance limit of $100,000 provided by the Federal Deposit Insurance Corporation.

For the periods ended December 31, 2003 and 2002, rental income was derived from various tenants. As such, future receipts are dependent upon the financial strength of the lessees and their ability to perform under the lease agreements.

The following tenants represent greater than 10% of total revenue:

                                                       Year          Period
                                                      Ended          Ended
                                                   December 31,   December, 31
                                                       2003           2002
     McLeod USA Telecommunications Services, Inc.      31%            31%
     The Staubach Company                              28%            28%
     J.D. Edwards World Solutions Company              20%            20%

FINANCIAL INSTRUMENTS

The Company estimates that the carrying value of cash and cash equivalents, cash-funded reserves, and restricted cash approximate their fair values based on their short-term maturity and prevailing interest rates.

                            FSP Addison Circle Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

STEP RENT RECEIVABLE

Certain leases provide for fixed increases over the life of the lease. Rental revenue is recognized on the straight-line basis over the related lease term; however, billings by the Company are based on required minimum rentals in accordance with the lease agreements. Step rent receivable, which is the cumulative revenue recognized in excess of amounts billed by the Company, was $421,000 and $99,000 at December 31, 2003 and 2002, respectively.

TENANT RENTS RECEIVABLE

Tenant rents receivable are reported at the amount the Company expects to collect on balances outstanding at year-end. Management monitors outstanding balances and tenant relationships and concluded that any realization losses would be immaterial.

SYNDICATION FEES

Syndication fees are selling commissions and other costs associated with the initial offering of the Company's preferred shares. Such costs, in the amount of $5,227,000 have been reported as a reduction in Stockholders' Equity in the Company's Balance Sheets.

REVENUE RECOGNITION

The Company has retained substantially all of the risks and benefits of ownership of the Company's commercial property and accounts for its leases as operating leases. Rental income from leases, which may include rent concession (including free rent and tenant improvement allowances) and scheduled increases in rental rates during the lease term, is recognized on a straight-line basis. The Company does not have any percentage rent arrangements with its commercial property tenants. Reimbursable costs are included in rental income in the period earned. A schedule showing the components of rental revenue is shown below.

                                             Year Ended    Period Ended
                                            December 31,   December, 31
                  (in thousands)                2003           2002
                  =======================================================
                  Income from leases          $  7,153       $  1,823
                  Straight-line rent
                    adjustment                     322             99
                  Reimbursable expenses          1,079            180
                  -------------------------------------------------------

                       Total                  $  8,554       $  2,102
                  =======================================================

INTEREST INCOME

Interest income is recognized when the related services are performed and the earnings process is complete.

INCOME TAXES

The Company has elected to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally is entitled to a tax deduction for dividends paid to its shareholders, thereby effectively subjecting the distributed net income of the Company to taxation at the shareholder level only. The Company must comply with a variety of restrictions to maintain its status as a REIT. These restrictions include the type of income it can earn, the type of assets it can hold, the number of shareholders it can have and the concentration of their ownership, and the amount of the Company's taxable income that must be distributed annually.

                            FSP Addison Circle Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

NET INCOME PER SHARE

The Company follows Statement of Financial Accounting Standards No. 128 "Earnings per Share", which specifies the computation, presentation and disclosure requirements for the Company's net income per share. Basic net income per preferred share is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted net income per preferred share reflects the potential dilution that could occur if securities or other contracts to issue shares were convertible into shares. There were no potential dilutive shares outstanding at December 31, 2003 and 2002. Subsequent to the completion of the offering of preferred shares, the holders of common stock are not entitled to share in any income nor in any related distribution.

3. Recent Accounting Standards

In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". This statement was effective January 1, 2003. SFAS No. 146 replaces current accounting literature and requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The adoption of this statement did not have a material effect on the Company's financial position, results of operations and cash flows.

4. Income Taxes

The Company files as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended. In order to qualify as a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and to meet certain asset and income tests as well as certain other requirements. The Company will generally not be liable for federal income taxes, provided it satisfies these requirements. Even as a qualified REIT, the Company is subject to certain state and local taxes on its income and property.

For the period ended December 31, 2002, the Company incurred a net operating loss for income tax purposes of approximately $2,932,000 that can be carried forward until it expires in the year 2022.

At December 31, 2003, the Company's net tax basis of its real estate assets was $50,421,000.

The following schedule reconciles net income (loss) to taxable income subject to dividend requirements:

                                                    Year Ended      Period Ended
                                                    December 31,    December 31,
     (in thousands)                                    2003            2002
     ==========================================================================

     GAAP net income (loss)                         $    4,005     $   (2,869)

       Add:  Book depreciation and amortization          1,497            370
       Less: Tax depreciation and amortization          (1,193)          (323)
             Straight-line rents                          (322)           (99)
     --------------------------------------------------------------------------
     Taxable income (loss)(1)                       $    3,987     $   (2,921)
     ==========================================================================

     (1) A tax loss is not subject to a dividend requirement.

The following schedule reconciles cash distributions paid to the dividends paid deduction:

                                                       Year Ended                           Year Ended
                                                    December 31, 2003                    December 31, 2002
                                                     Per Preferred  Per Common            Per Preferred   Per Common
(in thousands, except per share data)        Total       Share         Share      Total       Share          Share
---------------------------------------------------------------------------------------------------------------------
Cash distributions paid                     $ 4,721     $ 7,278      $ 93,807     $ 220       $  --        $ 220,000
   Less: Return of captial                     (734)     (1,133)      (14,605)     (220)         --         (220,000)
---------------------------------------------------------------------------------------------------------------------
Dividends paid deduction                    $ 3,987     $ 6,145      $ 79,202     $  --       $  --         $     --
=====================================================================================================================

                            FSP Addison Circle Corp.
                          Notes to Financial Statements

5. Capital Stock

PREFERRED STOCK

Generally, each holder of Shares of Preferred Stock is entitled to receive ratably all distributions, if any, declared by the Board of Directors out of funds legally available. The right to receive distributions shall be non-cumulative, and no right to distributions shall accrue by reason of the fact that no distribution has been declared in any prior year. Each holder of Shares will be entitled to receive, to the extent that funds are available therefore, $100,000 per Share, before any payment to the holder of Common Stock, out of distributions to stockholders upon liquidation, dissolution or the winding up of the Company; the balance of any such funds available for distribution will be distributed among the holders of Shares and the holder of Common Stock, pro rata based on the number of shares held by each; provided, however, that for these purposes, one share of Common Stock will be deemed to equal one-tenth of a share of Preferred Stock.

In addition to certain voting rights provided in the corporate agreements, the holder of Shares, acting by consent of at least 51%, shall have the further right to approve or disapprove a proposed sale of the Property, the merger of the Company with any other entity and amendments to the corporate charter. A vote of the holders of 66.67% of the Shares is required for the issue of any additional shares of capital stock. Holders of Shares have no redemption or conversion rights.

COMMON STOCK

Franklin Street Properties Corp. ("FSP"), is the sole holder of the Company's Common Stock. FSP has the right, as one class together with the holders of Preferred Stock, to vote to elect the directors of the Company and to vote on all matters except those voted by the holders of Shares of Preferred Stock. Subsequent to the completion of the offering of the preferred shares the holders of common shares are not entitled to share in any income, nor in any related distribution.

6. Related Party Transactions

The Company executed a management agreement with FSP Property Management LLC, an affiliate of FSP, that provides for a management fee equal to 1% of collected revenues and is cancelable with 30 days notice by either party. For the period ended December 31, 2003 and 2002, fees incurred under the agreement were $79,000 and $19,000, respectively.

An acquisition fee of $318,000 and other costs of $67,000 were paid in 2002 to an affiliate of the Common Shareholder. Such fees were included in the cost of the real estate.

Syndication fees of $5,227,000 were paid in 2002 to an affiliate of the Common Shareholder for services related to syndication of the Company's preferred stock.

During 2002, the Company borrowed and repaid in full a note payable to FSP, principal of $51,500,000, with interest equal to the Citizens Bank base rate. Interest paid to FSP was $240,000. The average interest rate during the time the loan was outstanding was 4.44%.

A commitment fee of $3,657,000 was paid to FSP for obtaining the first mortgage loan. Such amount is included in interest expense on the Statement of Operations.

The Company paid a distribution of $313,000 to the common shareholder relating to operating activities of the Company prior to the completion of the offering of preferred shares.

                            FSP Addison Circle Corp.
                          Notes to Financial Statements

7. Commitments and Contingencies

The Company, as lessor, has minimum future rentals due under non-cancelable operating leases as follows:

                               Year Ending
     (in thousands)            December 31,         Amount
                             ----------------   -------------

                                  2004              $  6,684
                                  2005                 6,636
                                  2006                 5,698
                                  2007                 3,101
                                  2008                 2,369
                               Thereafter                943
                                                -------------

                                                    $ 25,431
                                                =============

In addition, the lessees are liable for real estate taxes and certain operating expenses of the Property.

Upon acquiring the commercial rental property in September, 2002, the Company was assigned the lease agreements between the seller of the Property and the existing tenants. The original lease periods range from five to ten years with renewal options.

                                  SCHEDULE III

                                 ADDISON CIRCLE
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                December 31, 2003

                                                              Initial Cost
                                                  ---------------------------------
                                                                          Costs
                                                                       Capitalized
                                                           Buildings   (Disposals)
                                                         Improvements   Subsequent
                                                              and           to
Description                     Encumbrances (1)  Land    Equipment    Acquisition
                                ----------------  ----    ---------    ------------
                                            (in thousands)
  Addison Circle, Addison, TX                     4,365     45,870          25

                                                    Historical Costs
                                  --------------------------------------------------------------------------------------


                                         Buildings                              Total Costs,
                                        Improvements                               Net of      Depreciable
                                            and                  Accumulated    Accumulated       Life         Date of
Description                       Land   Equipment    Total (2)  Depreciation  Depreciation       Years      Acquisition
                                  ----   ---------    ---------  ------------  ------------       -----      -----------
                                                                (in thousands)
  Addison Circle, Addison, TX     4,365    45,895     50,260        1,519          48,741          39           2002

(1)   There are no encumbrances on the above properties.
(2)   The aggregate cost for Federal Income Tax purposes is $50,421.

                                 Addison Circle

The following table summarizes the changes in the Company's real estate investments and accumulated depreciation:

                                                               December 31,
                                                          ----------------------
      (in thousands)                                       2003           2002
      ==========================================================================

      Real estate investments, at cost:
        Balance, beginning of period                      $50,235        $    --
          Acquisitions                                         --         50,235
          Improvements                                         25             --
          Dispositions                                         --             --
      --------------------------------------------------------------------------

        Balance, end of period                            $50,260        $50,235
      ==========================================================================

      Accumulated depreciation:
        Balance, beginning of period                      $   343        $    --
          Depreciation                                      1,176            343
          Dispositions                                         --             --
      --------------------------------------------------------------------------

        Balance, end of period                            $ 1,519        $   343
      ==========================================================================

                                 ADDISON CIRCLE
              FOR THE PERIOD JANUARY 1, 2002 TO SEPTEMBER 29, 2002
                    AND FOR THE YEAR ENDED DECEMBER 31, 2001

                                    CONTENTS

                                                                            PAGE

Independent auditors' report                                                F-25

Statements of revenue over certain operating expenses                       F-26

Notes accompanying the statements of revenue over certain
     operating expenses                                                     F-27

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders
FSP Addison Circle Corp.

We have audited the accompanying statements of revenue over certain operating expenses (the "Statements") of Addison Circle for the period January 1, 2002 to September 29, 2002 and for the year ended December 31, 2001. These Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these Statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statements' presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared to comply with the requirements of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, and exclude certain expenses described in Note 2, and therefore, are not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, these Statements referred to above present fairly, in all material respects, the revenue over certain operating expenses (as described in Note 2), of Addison Circle for the period January 1, 2002 to September 29, 2002 and for the year ended December 31, 2001, in conformity with the basis of accounting described in Note 2.


/s/ Braver and Company, P.C.
Newton, Massachusetts
February 28, 2004

                                 ADDISON CIRCLE
              STATEMENTS OF REVENUE OVER CERTAIN OPERATING EXPENSES
            FOR THE PERIOD JANUARY 1, 2002 TO SEPTEMBER 29, 2002 AND
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                           2002         2001
                                                        ----------   ----------
REVENUE

  Rental income                                         $6,577,352   $8,353,790
                                                        ----------   ----------

CERTAIN OPERATING EXPENSES (Note 2):

  Taxes and insurance                                      930,968    1,195,547
  Management fees                                          105,094      135,923
  Administrative                                           512,993      446,024
  Operating and maintenance                                649,685      905,373
                                                        ----------   ----------

                                                         2,198,740    2,682,867
                                                        ----------   ----------

Excess of revenue over certain operating expenses       $4,378,612   $5,670,923
                                                        ==========   ==========

      The accompanying notes are an integral part of these financial statements.

                                 ADDISON CIRCLE
  NOTES ACCOMPANYING THE STATEMENTS OF REVENUE OVER CERTAIN OPERATING EXPENSES

1.    DESCRIPTION OF THE PROPERTY:

      The accompanying statements of revenue over certain operating expenses (the "Statements") include the operations of a commercial building located in Addison, Dallas County, Texas (the "Property"). These statements are the results of operations of the Property under the basis of accounting described in Note 2 for the period and year described prior to the acquisition of the Property by FSP Addison Circle Corp. The Property consists of a ten-story Class A suburban office tower containing approximately 293,787 square feet located on approximately 3.62 acres of land. The Property was sold to FSP Addison Circle Corp. on September 30, 2002.

2.    BASIS OF ACCOUNTING:

      The accompanying Statements have been prepared on the accrual basis of accounting. The Statements have been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for real estate properties acquired or to be acquired. Accordingly, these Statements exclude certain historical expenses not comparable to the operations of the Property after acquisition such as amortization, depreciation, interest, corporate expenses and certain other costs not directly related to the future operations of the Property.

3.    REVENUE RECOGNITION:

      Rental revenue includes income from leases, certain reimbursable expenses, straight-line rent adjustments and other income associated with renting the property. A summary of rental revenue is shown in the following table:

                                                 For the period
                                                January 1, 2002     Year Ended
                                                 to September 29,  December 31,
                                                       2002            2001
                                                ----------------   ------------

             Income from leases                     $ 5,407,615     $7,168,574
             Straight-line rent adjustment              258,696        293,420
             Reimbursable expenses                      909,682        887,543
             Other income                                 1,359          4,253
                                                ----------------   ------------

                   Total                            $ 6,577,352     $8,353,790
                                                ================   ============

      Addison Circle has retained substantially all of the risks and benefits of the property and accounts for its leases as operating leases. Rental income from leases, which include rent concessions (including free rent and tenant improvement allowances) and scheduled increases in rental rates during the lease term, is recognized on a straight-line basis. The Company does not have any percentage rent arrangements with its tenants. Reimbursable costs are included in rental income in the period earned.

4.    USE OF ESTIMATES:

      The preparation of the Statements in conformity with the basis of accounting described in Note 2 requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                                 ADDISON CIRCLE
  NOTES ACCOMPANYING THE STATEMENTS OF REVENUE OVER CERTAIN OPERATING EXPENSES

5.    CONCENTRATIONS OF RISKS:

      For the period January 1, 2002 to September 29, 2002, and for the year ended December 31, 2001, rental income was received from various lessees. As such, future receipts are dependent upon the financial strength of the lessees and their ability to perform under the lease agreements.

6.    LEASES:

      The Company, as lessor, has minimum future rentals due under noncancellable operating leases as follows:

                     Year Ending
                     December 31,               Amount
                  -----------------         --------------

                        2002                $  1,704,000
                        2003                   6,677,000
                        2004                   6,684,000
                        2005                   6,636,000
                        2006                   5,698,000
                     Thereafter                6,413,000
                                            --------------

                                            $ 33,812,000
                                            ==============

      In addition, the lessees are liable for real estate taxes and operating expenses as direct expenses to them.

                           FSP Collins Crossing Corp.
                              Financial Statements
                               September 30, 2004

                                Table of Contents
                                                                            Page
                                                                            ----
Financial Statements

Balance Sheet as of September 30, 2004 and December 31, 2003..............  F-30

Statement of Income for the three and nine months ended
     September 30, 2004 and 2003..........................................  F-31

Statement of Cash Flows for the nine months ended
     September 30, 2004 and 2003..........................................  F-32

Notes to Financial Statements.............................................  F-33

                           FSP Collins Crossing Corp.
                                  Balance Sheet
                                   (unaudited)

                                                                            September 30,       December 31,
(in thousands,except shares and par value amounts)                              2004               2003
============================================================================================================

Assets:

Real estate investments, at cost:
     Land                                                                    $  4,022              $  4,022
     Buildings and improvements                                                34,232                34,224
------------------------------------------------------------------------------------------------------------
                                                                               38,254                38,246

     Less accumulated depreciation                                              1,389                   731
------------------------------------------------------------------------------------------------------------

Real estate investments, net                                                   36,865                37,515

Acquired real estate leases, net of accumulated amortization
      of $663 and $349, respectively                                            1,604                 1,918
Acquired favorable real estate lease, net of accumulated
      amortization of $1,504 and $791, respectively                             3,640                 4,353
Cash and cash equivalents                                                       4,634                 5,066
Restricted cash                                                                   115                   115
Tenant rents receivable                                                            35                    25
Step rent receivable                                                              528                   279
Prepaid expenses and other assets                                                  51                    43
------------------------------------------------------------------------------------------------------------

     Total assets                                                            $ 47,472              $ 49,314
============================================================================================================

Liabilities and stockholders' equity:

Liabilities:
Accounts payable and accrued expenses                                        $  1,263              $  1,467
Distributions payable                                                              --                 1,331
Tenant security deposits                                                          115                   115
------------------------------------------------------------------------------------------------------------

     Total liabilities                                                          1,378                 2,913
------------------------------------------------------------------------------------------------------------

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $.01 par value, 555 shares
        authorized, issued and outstanding                                         --                    --
     Common stock, $.01 par value, 1 share
        authorized, issued and outstanding                                         --                    --
     Additional paid-in capital                                                51,100                51,100
     Retained deficit and distributions in excess of earnings                  (5,006)               (4,699)
------------------------------------------------------------------------------------------------------------

     Total stockholders' equity                                                46,094                46,401
------------------------------------------------------------------------------------------------------------

     Total liabilities and stockholders' equity                              $ 47,472              $ 49,314
============================================================================================================

                                 See accompanying notes to financial statements.

                           FSP Collins Crossing Corp.
                               Statement of Income

                                                                      For the                 For the
                                                                    Three Months            Nine Months
                                                                       Ended                  Ended
                                                                   September 30,           September 30,
                                                               --------------------  ----------------------
(in thousands, except shares and per share amounts)             2004        2003        2004        2003
===========================================================================================================

Revenues:
     Rental                                                    $1,756     $1,724       $5,205     $ 3,976
-----------------------------------------------------------------------------------------------------------

Expenses:

     Rental operating expenses                                    552        418        1,461         922
     Real estate taxes and insurance                              237        273          715         614
     Depreciation and amortization                                324        265          972         619
     Interest                                                      --          4           --       3,444
===========================================================================================================

       Total expenses                                           1,113        960        3,148       5,599
-----------------------------------------------------------------------------------------------------------

Income (loss) before interest income                              643        764        2,057      (1,623)

Interest income                                                    12          7           51          12
-----------------------------------------------------------------------------------------------------------

Net income (loss) before common distibutions                      655        771        2,108      (1,611)

Distributions paid to common stockholders                          --        217           --         370
-----------------------------------------------------------------------------------------------------------

Net income (loss) attributable to preferred stockholders       $  655     $  554       $2,108     $(1,981)
===========================================================================================================

Weighted average number of preferred shares outstanding,
     basic and diluted                                            555        555          555         555
===========================================================================================================

Net income (loss) per preferred share, basic and diluted       $1,180     $  998       $3,798     $(3,569)
===========================================================================================================

                                  See accompanying notes to financial statements

                           FSP Collins Crossing Corp.
                            Statements of Cash Flows
                                   (unaudited)

                                                                                 For the Nine Months Ended
(in thousands)                                                            September 30, 2004  September 30, 2003
================================================================================================================
Cash flows from operating activities:
     Net Income (loss)                                                     $ 2,108                  $ (1,611)
     Adjustments to reconcile net income (loss) to net cash provided by
       (used for) operating activities:
     Depreciation and amortization                                             972                       619
     Amortization of favorable lease                                           713                       554
Changes in operating assets and liabilities:
     Restricted cash                                                            --                      (115)
     Tenant rent receivables                                                   (10)                       (7)
     Step rent receivable                                                     (249)                     (194)
     Prepaid expenses and other assets                                          (8)                      (66)
     Accounts payable and accrued expenses                                    (204)                      927
     Tenant security deposits                                                   --                       115
----------------------------------------------------------------------------------------------------------------

       Net cash provided by (used for) operating activities                  3,322                       222
----------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
     Purchase of real estate assets                                             (8)                  (38,246)
     Purchase of acquired real estate leases                                    --                    (2,267)
     Purchase of acquired favorable real estate lease                           --                    (5,144)
----------------------------------------------------------------------------------------------------------------

       Net cash used for investing activities                                   (8)                  (45,657)
----------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
     Proceeds from sale of company stock                                        --                    55,839
     Syndication costs                                                          --                    (4,738)
     Distributions to stockholders                                          (3,746)                   (1,245)
     Proceeds from long-term debt                                               --                    45,175
     Principal payments on long-term debt                                       --                   (45,175)
----------------------------------------------------------------------------------------------------------------

       Net cash (used for) provided by financing activities                 (3,746)                   49,856
----------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                          (432)                    4,421

Cash and cash equivalents, beginning of period                               5,066                        --
----------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                                   $ 4,634                  $  4,421
================================================================================================================

Supplemental disclosure of cash flow information:

Cash paid for:
     Interest                                                              $    --                  $  3,444

Disclosure of non-cash financing activites:
     Distributions declared but not paid                                   $    --                  $  1,147

                                 See accompanying notes to financial statements.

                           FSP Collins Crossing Corp.
                          Notes to Financial Statements
                                   (unaudited)

1. Organization and Basis of Presentation

FSP Collins Crossing Corp. (the "Company") was organized on January 16, 2003 as a Corporation under the laws of the State of Delaware to purchase, own and operate a commercial office building located in Richardson, TX (the "Property"). Completed in 1999, the Property consists of an eleven story Class "A" suburban office tower that contains approximately 298,766 square feet of space situated on approximately ten acres of land (including an undeveloped parcel containing approximately 3.5 acres). The company acquired the Property on March 3, 2003.

BASIS OF PRESENTATION

The accompanying interim financial statements are unaudited; however, the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for these interim periods have been included.

Certain prior-year balances have been reclassified in order to conform to the current-year presentation.

These financial statements should be read in conjunction with the Company's financial statements and notes thereto for its fiscal year ended December 31, 2003

ESTIMATES AND ASSUMPTIONS

The Company prepares its financial statements and related notes in conformity with accounting principles generally accepted in the United States of America ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2. Net Income Per Share

Basic net income per preferred share is computed by dividing net income attributed to preferred shareholders by the weighted average number of preferred shares outstanding during the period. Diluted net income per preferred share reflects the potential dilution that could occur if securities or other contracts to issue shares were convertible into shares. There were no potential dilutive shares outstanding at September 30, 2004 and 2003. Subsequent to the completion of the offering of preferred shares, the holders of common stock are not entitled to share in any income nor in any related distribution.

3. Income Taxes

The Company has elected to be taxed as a Real Estate Investment Trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986, as amended. In order to qualify as a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and to meet certain asset and income tests as well as certain other requirements. The Company will generally not be liable for federal income taxes, provided it satisfies these requirements. Even as a qualified REIT, the Company is subject to certain state and local taxes on its income and property.

                           FSP Collins Crossing Corp.
                          Notes to Financial Statements
                                   (unaudited)

4. Related Party Transactions

The Company executed a management agreement with FSP Property Management LLC, an affiliate of FSP, that provides for a management fee equal to 1% of collected revenues and is cancelable with 30 days notice by either party. Fees incurred under the agreement were $19,000 and $19,000 for the three months ended September 30, 2004 and 2003, respectively and $56,000 and $44,000 for the nine months ended September 30, 2004 and 2003, respectively.

An acquisition fee of $277,000 and other costs of $206,000 were paid in the nine months ended September 30, 2003 to an affiliate of the common shareholder. Such fees were included in the cost of real estate.

Syndication fees of $4,410,000 were paid in the nine months ended September 30, 2003 to an affiliate of the common shareholder for services related to syndication of the Company's preferred stock.

During the nine months ended September 30, 2003, the Company borrowed and repaid in full a note payable to FSP, principal of $45,175,000 with interest equal to the Citizens Bank base rate. Interest paid to FSP was $253,000. The average interest rate during the time the loan was outstanding was 4.44%.

A commitment fee of $3,191,000 was paid to FSP during the nine months ended September 30, 2003 for obtaining the first mortgage loan. Such amount is included in interest expense on the Statement of Operations.

The Company paid a distribution of $370,000 during the nine months ended September 30, 2003 to the common shareholder relating to operating activities of the Company prior to the completion of the offering of preferred shares.

5. Subsequent Events

On October 1, 2004, the Company declared a distribution of $2,120.00 per share of preferred stock payable to holders of record as of October 1, 2004.

                           FSP Collins Crossing Corp.
                              Financial Statements
                                December 31, 2003

                                Table of Contents
                                                                            Page
                                                                            ----
Financial Statements

Independent Auditor's Report............................................... F-36

Balance Sheet as of December 31, 2003...................................... F-37

Statement of Operations for the period January 16, 2003 (date of inception) to December 31, 2003....................................... F-38

Statement of Changes in Stockholders' Equity for the period January
     16, 2003 (date of inception) to December 31, 2003..................... F-39

Statement of Cash Flows for the period January 16, 2003 (date of inception) to December 31, 2003....................................... F-40

Notes to the Financial Statements.......................................... F-41

                    [LETTERHEAD OF BRAVER AND COMPANY, P.C.]

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
FSP Collins Crossing Corp.

We have audited the accompanying balance sheet of FSP Collins Crossing Corp. as of December 31, 2003, and the related statements of operations, changes in stockholders' equity and cash flows for the period from January 16, 2003 (date of inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FSP Collins Crossing Corp. as of December 31, 2003, and the results of its operations and its cash flows for the initial period then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Braver and Company, P.C.
Newton, Massachusetts
January 23, 2004

                           FSP Collins Crossing Corp.
                                  Balance Sheet

                                                                    December 31,
(in thousands, except shares and par value amounts)                     2003
================================================================================

Assets:

Real estate investments, at cost:
  Land                                                                 $  4,022
  Buildings and improvements                                             34,224
--------------------------------------------------------------------------------
                                                                         38,246

  Less accumulated depreciation                                             731
--------------------------------------------------------------------------------

    Real estate investments, net                                         37,515

Acquired real estate leases, net of accumulated
  amortization of $349                                                    1,918
Acquired favorable real estate lease, net of
  accumulated amortization of $791                                        4,353
Cash and cash equivalents                                                 2,942
Cash-funded reserves                                                      2,124
Restricted cash                                                             115
Tenant rents receivable                                                      25
Step rent receivable                                                        279
Prepaid expenses and other assets                                            43
--------------------------------------------------------------------------------

  Total assets                                                         $ 49,314
================================================================================

Liabilities and stockholders' equity:

Liabilities:
Accounts payable and accrued expenses                                  $  1,467
Distributions payable to stockholders                                     1,331
Tenant security deposits                                                    115
--------------------------------------------------------------------------------

  Total liabilities                                                       2,913
--------------------------------------------------------------------------------

Commitments and contingencies:

Stockholders' equity:
  Preferred Stock, $.01 par value, 555 shares
    authorized, issued and outstanding                                       --
  Common Stock, $.01 par value, 1 share
    authorized, issued and outstanding                                       --
  Additional paid-in capital                                             51,100
  Retained deficit and distributions in excess of earnings               (4,699)
--------------------------------------------------------------------------------

    Total stockholders' equity                                           46,401
--------------------------------------------------------------------------------

    Total liabilities and stockholders' equity                         $ 49,314
================================================================================

                                 See accompanying notes to financial statements.

                           FSP Collins Crossing Corp.
                             Statement of Operations

                                                               For the Period
                                                              January 16, 2003
                                                          (date of inception) to
(in thousands, except shares and per share amounts)          December 31, 2003
================================================================================

Revenue:
  Rental                                                                $ 5,672
--------------------------------------------------------------------------------

    Total revenue                                                         5,672
--------------------------------------------------------------------------------

Expenses:
  Rental operating expenses                                               1,399
  Real estate taxes and insurance                                           760
  Depreciation and amortization                                           1,080
  Interest                                                                3,444
--------------------------------------------------------------------------------

    Total expenses                                                        6,683
--------------------------------------------------------------------------------

Net loss before interest income                                          (1,011)

Interest income                                                              35
--------------------------------------------------------------------------------

Net loss before distributions to common stockholder                        (976)

Distributions paid to common stockholder                                    373
--------------------------------------------------------------------------------

Net loss attributable to preferred stockholders                         $(1,349)
================================================================================

Weighted average number of preferred shares outstanding,
    basic and diluted                                                       555
================================================================================

Net loss per preferred share, basic and diluted                         $(2,431)
================================================================================

                                 See accompanying notes to financial statements.

                           FSP Collins Crossing Corp.
                  Statement of Changes in Stockholders' Equity
                         For the Period January 16, 2003
                    (date of inception) to December 31, 2003

                                                                               Retained Deficit
                                                                  Additional  and Distributions     Total
                                        Preferred       Common     Paid in      in Excess of     Stockholders'
(in thousands, except shares)             Stock         Stock      Capital         Earnings         Equity
===============================================================================================================

Private offering of 555 shares, net     $      --     $     --    $  51,100      $       --       $     51,100

Distributions                                  --           --           --          (3,723)            (3,723)

Net loss                                       --           --           --            (976)              (976)
---------------------------------------------------------------------------------------------------------------

Balance, December 31, 2003              $      --     $     --    $  51,100      $   (4,699)      $     46,401
===============================================================================================================

                                 See accompanying notes to financial statements.

                           FSP Collins Crossing Corp.
                             Statement of Cash Flows

                                                               For the Period
                                                              January 16, 2003
                                                          (date of inception) to
(in thousands)                                               December 31, 2003
================================================================================

Cash flows from operating activities:
  Net loss                                                       $   (976)
  Adjustments to reconcile net loss to net cash
    used for operating activities:
    Depreciation and amortization                                   1,080
    Amortization of favorable lease                                   791
Changes in operating assets and liabilities:
      Cash-funded reserve                                          (2,124)
      Restricted cash                                                (115)
      Tenant rents receivable                                         (25)
      Step rent receivable                                           (279)
      Prepaid expenses and other assets                               (43)
      Accounts payable and accrued expenses                         1,467
      Tenant security deposits                                        115
--------------------------------------------------------------------------------

        Net cash used for operating activities                       (109)
--------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchase of real estate assets                                  (38,246)
  Purchase of acquired real estate lease                           (2,267)
  Purchase of acquired favorable real estate lease                 (5,144)
--------------------------------------------------------------------------------

        Net cash used for investing activities                    (45,657)
--------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from sale of company stock                              55,510
  Syndication costs                                                (4,410)
  Distributions to stockholders                                    (2,392)
  Proceeds from long-term debt                                     45,175
  Principal payments on long-term debt                            (45,175)
--------------------------------------------------------------------------------

        Net cash provided by financing activities                  48,708
--------------------------------------------------------------------------------

Net increase in cash and cash equivalents                           2,942

Cash and cash equivalents, beginning of period                         --
--------------------------------------------------------------------------------

Cash and cash equivalents, end of period                         $  2,942
================================================================================

Supplemental disclosure of cash flow information:

  Cash paid for:
    Interest                                                     $  3,444

  Disclosure of non-cash financing activities:
    Distributions declared but not paid                          $  1,331


                                 See accompanying notes to financial statements.

                           FSP Collins Crossing Corp.
                          Notes to Financial Statements

1. Organization

FSP Collins Crossing Corp. (the "Company") was organized on January 16, 2003 as a Corporation under the laws of the State of Delaware to purchase, own and operate a commercial office building located in Richardson, TX (the "Property"). Completed in 1999, the Property consists of an eleven story Class "A" suburban office tower that contains approximately 298,766 square feet of space situated on approximately ten acres of land (including an undeveloped parcel containing approximately 3.5 acres). The company acquired the Property on March 3, 2003.

2. Summary of Significant Accounting Policies

BASIS OF PRESENTATION

The results of operations from inception to date are not necessarily indicative of the results to be obtained for other interim periods or for the full fiscal year.

ESTIMATES AND ASSUMPTIONS

The Company prepares its financial statements and related notes in conformity with accounting principles generally accepted in the United States of America ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REAL ESTATE AND DEPRECIATION

Real estate assets are stated at the lower of cost or fair value, as appropriate, less accumulated depreciation.

Costs related to property acquisition and improvements are capitalized. Typical capital items include new roofs, site improvements, various exterior building improvements and major interior renovations. Funding for capital improvements typically is provided by cash set aside at the time the Property was purchased.

Routine replacements and ordinary maintenance and repairs that do not extend the life of the assets are expensed as incurred. Typical expense items include interior painting, landscaping and minor carpet replacements. Funding for repairs and maintenance items typically is provided by cash flows from operating activities.

Depreciation is computed using the straight-line method over the assets' estimated useful lives as follows:

        Category                    Years
        --------                    -----
        Building - Commercial        39
        Building Improvements       15-39
        Furniture and Equipment      5-7

                           FSP Collins Crossing Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

REAL ESTATE AND DEPRECIATION (continued)

The following schedule reconciles the cost of the property as shown in the Offering Memorandum as to the amounts shown on the Company's Balance Sheet:

                  (in thousands)
                  --------------

                  Price per Offering Memorandum         $   45,175
                  Plus: Acquisition fees                       277
                  Plus: Other acquisition costs                205
                  --------------------------------------------------
                    Total Acquisition Costs             $   45,657
                  ==================================================

These costs are reported in the Company's Balance Sheet as follows:

                  Land                                  $    4,022
                  Building                                  34,224
                  Acquired real estate leases                2,267
                  Acquired favorable real estate
                    lease                                    5,144
                  --------------------------------------------------
                    Total reported on Balance Sheet     $   45,657
                  ==================================================

The Company evaluates its assets used in operations by identifying indicators of impairment and by comparing the sum of the estimated undiscounted future cash flows for each asset to the asset's carrying value. When indicators of impairment are present and the sum of the undiscounted future cash flows is less than the carrying value of such asset, an impairment loss is recorded equal to the difference between the asset's current carrying value and its fair value based on discounting its estimated future cash flows. At December 31, 2003, no such indicators of impairment were identified.

ACQUIRED REAL ESTATE LEASES

Acquired real estate leases represents the estimated value of legal and leasing costs related to acquired leases that were included in the purchase price when the Company acquired the Property. Under SFAS No. 141 "Business Combinations" ("SFAS 141"), which was approved by the Financial Accounting Standards Board ("FASB") in June 2001, the Company is required to segregate these costs from its investment in real estate. The Company subsequently amortizes these costs on a straight-line basis over the weighted-average remaining life of the related leases. Amortization expense of $349,000 is included in Depreciation and Amortization in the Company's Statement of Operations for the period ended December 31, 2003.

Acquired real estate lease costs included in the purchase price of the property were $2,267,000 and are being amortized over the period of five years in respect of the leases assumed. Detail of the acquired real estate lease costs as of December 31, 2003:

                  (in thousands)
                  --------------

                  Cost                             $   2,267
                  Accumulated amortization               349
                                                   ---------
                  Book value                       $   1,918
                                                   =========

The estimated annual amortization expense for the five years succeeding December 31, 2003 are as follows:

                  (in thousands)
                  --------------

                  2004                             $    418
                  2005                             $    418
                  2006                             $    418
                  2007                             $    418
                  2008                             $    244

                           FSP Collins Crossing Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

ACQUIRED FAVORABLE REAL ESTATE LEASE

Acquired favorable real estate lease is the estimated benefit the Company receives when the lease payments due under a tenant's lease exceed the market rate of the lease at the date the property was acquired. Under SFAS 141 the Company is required to report this value separately from its investment in real estate. The Company subsequently amortizes this amount on a straight-line basis over the remaining life of the tenant's lease. Amortization of $791,000 is shown as a reduction of rental income in the Company's Statement of Operations for the period ended December 31, 2003.

The acquired favorable real estate leases included in the purchase price of the property was $5,144,000 and is being amortized over the period of five years in respect of the lease assumed. Details of the acquired favorable real estate lease as of December 31, 2003:

                  (in thousands)
                  --------------
                  Cost                             $   5,144
                  Accumulated amortization               791
                                                   ---------
                  Book value                       $   4,353
                                                   =========

The estimated annual amortization expense for the five years succeeding December 31, 2003 are as follows:

                  (in thousands)
                  ----------------
                  2004                             $    950
                  2005                             $    950
                  2005                             $    950
                  2007                             $    950
                  2008                             $    553

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.

CASH-FUNDED RESERVES

The Company has set aside funds in anticipation of future capital needs of the Property. Although these funds typically are used for the payment of real estate assets and deferred leasing commissions, there is no legal restriction on their use and they may be used for any Company purpose.

RESTRICTED CASH

Restricted cash consists of tenant security deposits.

MARKETABLE SECURITIES

The Company accounts for investments in debt securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company typically classifies its debt securities as available-for-sale.

There were no investments in marketable securities at December 31, 2003.

                           FSP Collins Crossing Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

CONCENTRATION OF CREDIT RISKS

Cash, cash equivalents and short-term investments are financial instruments that potentially subject the Company to a concentration of credit risk. The Company maintains its cash balances and short-term investments principally in one bank which the Company believes to be creditworthy. The Company periodically assesses the financial condition of the bank and believes that the risk of loss is minimal. Cash balances held with various financial institutions frequently exceed the insurance limit of $100,000 provided by the Federal Deposit Insurance Corporation.

For the period ended December 31, 2003 rental income was derived from various tenants. As such, future receipts are dependent upon the financial strength of the lessees and their ability to perform under the lease agreements.

The following tenant represents greater than 10% of total revenue:

                  INET                            80%

FINANCIAL INSTRUMENTS

The Company estimates that the carrying value of cash and cash equivalents, cash-funded reserves and restricted cash approximate their fair values based on their short-term maturity and prevailing interest rates.

STEP RENT RECEIVABLE

Certain leases provide for fixed increases over the life of the lease. Rental revenue is recognized on the straight-line basis over the related lease term; however, billings by the Company are based on required minimum rentals in accordance with the lease agreements. Step rent receivable, which is the cumulative revenue recognized in excess of amounts billed by the Company, is $279,000 at December 31, 2003.

TENANT RENTS RECEIVABLE

Tenant rents receivable are reported at the amount the Company expects to collect on balances outstanding at year-end. Management monitors outstanding balances and tenant relationships and concluded that any realization losses would be immaterial.

SYNDICATION FEES

Syndication fees are selling commissions and other costs associated with the initial offering of the Company's preferred shares. Such costs, in the amount of $4,410,000 have been reported as reduction in Stockholders' Equity in the Company's Balance Sheet.

                           FSP Collins Crossing Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

REVENUE RECOGNITION

The Company has retained substantially all of the risks and benefits of ownership of the Company's commercial properties and accounts for its leases as operating leases. Rental income from leases, which may include rent concession (including free rent and tenant improvement allowances) and scheduled increases in rental rates during the lease term, is recognized on a straight-line basis. The Company does not have any percentage rent arrangements with its commercial property tenants. Reimbursable costs are included in rental income in the period earned. A schedule showing the components of rental revenue is shown below.

                                                      Period Ended
                                                      December, 31
                  (in thousands)                          2003
                  ===================================================
                  Income from leases                    $  5,559
                  Straight-line rent adjustment              279
                  Reimbursable expenses                      625

                  Amortization of favorable lease           (791)
                  ---------------------------------------------------

                       Total                            $  5,672
                  ===================================================

INTEREST INCOME

Interest income is recognized when the related services are performed and the earnings process is complete.

INCOME TAXES

The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally is entitled to a tax deduction for dividends paid to its shareholders, thereby effectively subjecting the distributed net income of the Company to taxation at the shareholder level only. The Company must comply with a variety of restrictions to maintain its status as a REIT. These restrictions include the type of income it can earn, the type of assets it can hold, the number of shareholders it can have and the concentration of their ownership, and the amount of the Company's taxable income that must be distributed annually.

NET INCOME PER SHARE

The Company follows Statement of Financial Accounting Standards No. 128 "Earnings per Share", which specifies the computation, presentation and disclosure requirements for the Company's net income per share. Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue shares were convertible into shares. There were no potential dilutive shares outstanding at December 31, 2003. Subsequent to the completion of the offering of preferred shares, the holders of common stock are not entitled to share in any income nor any related distribution.

3. Recent Accounting Standards

In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". This statement was effective January 1, 2003. SFAS No. 146 replaces current accounting literature and requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Company does not anticipate that the adoption of this statement will have a material effect on the Company's financial position, results of operations and cash flows.

                           FSP Collins Crossing Corp.
                          Notes to Financial Statements

4. Income Taxes

The Company files as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended. In order to qualify as a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and to meet certain asset and income tests as well as certain other requirements. The Company will generally not be liable for federal income taxes, provided it satisfies their requirements. Even as a qualified REIT, the Company is subject to certain state and local taxes on its income and property.

At December 31, 2003, the Company's net tax basis of its real estate assets was $41,634,000.

The following schedule reconciles GAAP net income to taxable income subject to dividend requirements:

                                                             Period Ended
                                                              December 31,
        (in thousands)                                            2003
        ==================================================================

        GAAP net loss                                             $  (976)

         Add:  Book depreciation and amortization                   1,080
               Amortization for favorable lease                       791
               Deferred rent                                          481
         Less: Tax depreciation and amortization                     (812)
               Straight-line rents                                   (279)
        -----------------------------------------------------------------
        Taxable income subject to dividend requirement            $   285
        ==================================================================

The following schedule reconciles cash distributions paid to the dividends paid deduction:

                                                       Period Ended
                                                       December 31,
                                                       Per Preferred  Per Common
        (in thousands, except per share data)   Total      Share         Share
        ========================================================================

        Cash distributions paid               $ 2,392    $ 3,637      $ 370,000
           Less: Return of Capital             (2,392)     3,204        326,000
        ------------------------------------------------------------------------
        Dividends paid deduction              $    --    $   433      $  44,000
        ========================================================================

                           FSP Collins Crossing Corp.
                          Notes to Financial Statements

5. Capital Stock

PREFERRED STOCK

Generally, each holder of Shares of Preferred Stock is entitled to receive ratably all distributions, if any, declared by the Board of Directors out of funds legally available. The right to receive distributions shall be non-cumulative, and no right to distributions shall accrue by reason of the fact that no distribution has been declared in any prior year. Each holder of Shares will be entitled to receive, to the extent that funds are available therefore, $100,000 per Share, before any payment to the holder of Common Stock, out of distributions to stockholders upon liquidation, dissolution or the winding up of the Company; the balance of any such funds available for distribution will be distributed among the holders of Shares and the holder of Common Stock, pro rata based on the number of shares held by each; provided, however, that for these purposes, one share of Common Stock will be deemed to equal one-tenth of a share of Preferred Stock.

In addition to certain voting rights provided in the corporate agreements, the holder of Shares, acting by consent of at least 51%, shall have the further right to approve or disapprove a proposed sale of the Property, the merger of the Company with any other entity and amendments to the corporate charter. A vote of the holders of 66.67% of the Shares is required for the issue of any additional shares of capital stock. Holders of Shares have no redemption or conversion rights.

COMMON STOCK

Franklin Street Properties Corp. ("FSP"), is the sole holder of the Company's Common Stock. FSP has the right, as one class together with the holders of Preferred Stock, to vote to elect the directors of the Company and to vote on all matters except those voted by the holders of Shares of Preferred Stock. Subsequent to the completion of the offering of the preferred shares the holders of common shares are not entitled to receive any income, nor shall the Company declare or pay any cash distributions on shares of Common Stock.

6. Related Party Transactions

The Company executed a management agreement with FSP Property Management LLC, an affiliate of FSP, that provides for a management fee equal to 1% of collected revenues and is cancelable with 30 days notice by either party. For the period ended December 31, 2003, fees incurred under the agreement were $62,000.

An acquisition fee of $277,000 and other costs of $206,000 were paid in 2003 to an affiliate of the Common Shareholder. Such fees were included in the cost of the real estate.

Syndication fees of $4,410,000 were paid in 2003 to an affiliate of the Common Shareholder for services related to syndication of the Company's preferred stock.

During 2003, the Company borrowed and repaid in full a note payable to FSP, principal of $45,175,000 with interest equal to the Citizens Bank base rate. Interest paid to FSP was $253,000. The average interest rate during the time the loan was outstanding was 4.44%.

A commitment fee of $3,191,000 was paid to FSP for obtaining the first mortgage loan. Such amount is included in interest expense on the Statement of Operations.

The Company paid a distribution of $373,000 to the common shareholder relating to operating activities of the Company prior to the completion of the offering of preferred shares.

                           FSP Collins Crossing Corp.
                          Notes to Financial Statements

7. Commitments and Contingencies

The Company, as lessor, has minimum future rentals due under non-cancelable operating leases as follows:

                               Year Ending
        (in thousands)         December 31,         Amount
                               ------------       ---------

                                  2004            $  6,701
                                  2005               6,947
                                  2006               6,036
                                  2007               5,811
                                  2008               5,811
                               Thereafter            8,688
                                                  ---------
                                                  $ 39,994
                                                  =========

In addition, the lessees are liable for real estate taxes and certain operating expenses of the Property.

Upon acquiring the commercial rental property in March 2003, the Company was assigned the lease agreements between the seller of the Property and the existing tenants. The original lease periods range from five to ten years with renewal options.

                                  SCHEDULE III

                                COLLINS CROSSING
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                December 31, 2003

                                                                   Initial Cost
                                                       ---------------------------------
                                                                               Costs
                                                                            Capitalized
                                                                Buildings   (Disposals)
                                                              Improvements   Subsequent
                                                                   and           to
Description                          Encumbrances (1)  Land    Equipment    Acquisition
                                     ----------------  ----    ---------    ------------
                                                 (in thousands)
  Collins Crossing, Richardson, TX                4,022    34,224       --

                                                       Historical Costs
                                     --------------------------------------------------------------------------------------


                                            Buildings                              Total Costs,
                                           Improvements                               Net of      Depreciable
                                               and                  Accumulated    Accumulated       Life         Date of
Description                          Land   Equipment    Total (2)  Depreciation  Depreciation       Years      Acquisition
                                     ----   ---------    ---------  ------------  ------------       -----      -----------
                                                                       (in thousands)

  Collins Crossing, Richardson, TX   4,022    34,224     38,246        731            37,515          39           2003

(1)   There are no encumbrances on the above properties.
(2)   The aggregate cost for Federal Income Tax purposes is $41,634.

                                Collins Crossing

The following table summarizes the changes in the Company's real estate investments and accumulated depreciation:

                                                                   December 31,
                                                                 ---------------
      (in thousands)                                                  2003
      ==========================================================================

      Real estate investments, at cost:
        Balance, beginning of period                                 $    --
          Acquisitions                                                38,246
          Improvements                                                    --
          Dispositions                                                    --
      --------------------------------------------------------------------------

        Balance, end of period                                       $38,246
      ==========================================================================

      Accumulated depreciation:
        Balance, beginning of period                                 $    --
          Depreciation                                                   731
          Dispositions                                                    --
      --------------------------------------------------------------------------

        Balance, end of period                                       $   731
      ==========================================================================

                                COLLINS CROSSING

               FOR THE PERIOD JANUARY 1, 2003 TO MARCH 2, 2003 AND

                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                    CONTENTS

                                                                          PAGE

Independent auditors' report                                              F-52

Statements of revenue over certain operating expenses                     F-53

Notes accompanying the statements of revenue over certain
      operating expenses                                                  F-54

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders
FSP Collins Crossing Corp.

We have audited the accompanying statements of revenue over certain operating expenses (the "Statements") of Collins Crossing for the period January 1, 2003 to March 2, 2003 and for the years ended December 31, 2002 and 2001. These Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these Statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statements' presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared to comply with the requirements of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, and exclude certain expenses described in Note 2 and, therefore, are not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, these Statements referred to above present fairly, in all material respects, the revenue over certain operating expenses (as described in Note 2), of Collins Crossing for the period January 1, 2003 to March 2, 2003 and for the years ended December 31, 2002 and 2001, in conformity with the basis of accounting described in Note 2.


/s/ Braver and Company, P.C.
Newton, Massachusetts
February 28, 2004

                                COLLINS CROSSING
              Statements of Revenue Over Certain Operating Expenses
               For the PERIOD JANUARY 1, 2003 TO March 2, 2003 AND
                 FOR THE YEARS ENDED dECEMBER 31, 2002 and 2001

                                                  2003           2002           2001
                                              ----------     ----------     ----------
REVENUE

  Rental income                               $1,347,445     $7,719,461     $7,231,817
                                              ----------     ----------     ----------

CERTAIN OPERATING EXPENSES (Note 2):

  Taxes and insurance                            156,372        906,803      1,080,465
  Management fees                                 24,885        148,990        136,467
  Administrative                                  18,688         64,208         59,948
  Operating and maintenance                      275,996      1,165,129      1,320,489
                                              ----------     ----------     ----------

                                                 475,941      2,285,130      2,597,369
                                              ----------     ----------     ----------

Excess of revenue over certain
operating expenses                            $  871,504     $5,434,331     $4,634,448
                                              ==========     ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                                COLLINS CROSSING
  NOTES ACCOMPANYING THE STATEMENTS OF REVENUE OVER CERTAIN OPERATING EXPENSES

1.    DESCRIPTION OF THE PROPERTY:

      The accompanying statements of revenue over certain operating expenses (the "Statements") include the operations of a commercial building located in Dallas County, Texas (the "Property"). These Statements are the results of operations of the Property under the basis of accounting described in
      Note 2 for the period and years described prior to the acquisition of the Property by FSP Collins Crossing Corp. The Property consists of an eleven-story Class "A" institutional quality suburban office tower containing approximately 298,766 square feet located on approximately 10.0 acres of land. The Property was sold to FSP Collins Crossing Corp. on March 3, 2003.

2.    BASIS OF ACCOUNTING:

      The accompanying Statements have been prepared on the accrual basis of accounting. The Statements have been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for real estate properties acquired or to be acquired. Accordingly, these Statements exclude certain historical expenses not comparable to the operations of the Property after acquisition such as amortization, depreciation, interest, corporate expenses and certain other costs not directly related to future operations of the Property.

3.    REVENUE RECOGNITION:

      Rental revenue includes income from leases, certain reimbursable expenses, and straight-line rent adjustments associated with renting the property.

                                        For the period     Year Ended     Year Ended
                                        January 1, 2003   December 31,   December 31,
                                       to March 2, 2003       2002           2001
                                       ----------------   ------------   ------------

       Income from leases                 $1,219,096      $6,747,319      $6,415,650
       Straight-line rent adjustment          53,506         294,140         252,620
       Reimbursable expenses                  74,843         678,002         563,547
                                          ----------      ----------      ----------

             Total                        $1,347,445      $7,719,461      $7,231,817
                                          ==========      ==========      ==========

      Collins Crossing has retained substantially all of the risks and benefits of the Property and accounts for its leases as operating leases. Rental income from leases, which includes rent concessions (including free rent and tenant improvement allowances) and scheduled increases in rental rates during the lease term, is recognized on a straight-line basis. The Company does not have any percentage rent arrangements with its tenants. Reimbursable costs are included in rental income in the period earned.

USE OF ESTIMATES:

      The preparation of the Statements in conformity with the basis of accounting described in Note 2 requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF RISKS:

      For the period January 1, 2003 to March 2, 2003 and for the years ended December 31, 2002 and 2001, rental income was from three lessees. As such, future receipts are dependent upon the financial strength of these lessees and their ability to perform under the lease agreements.

                                COLLINS CROSSING
  NOTES ACCOMPANYING THE STATEMENTS OF REVENUE OVER CERTAIN OPERATING EXPENSES

LEASES:

      The Company, as lessor, has minimum future rentals due under noncancellable operating leases as follows:

                      Year Ending
                      December 31,         Amount
                     -------------     -------------

                        2003           $  5,604,000
                        2004              6,701,000
                        2005              6,947,000
                        2006              6,036,000
                        2007              5,811,000
                     Thereafter          14,499,000
                                       -------------

                                       $ 45,598,000
                                       =============

      In addition, the lessees are liable for real estate taxes and operating expenses as direct expenses to them.

                       FSP Montague Business Center Corp.
                              Financial Statements
                               September 30, 2004

                                Table of Contents
                                                                            Page
                                                                            ----
Financial Statements

Balance Sheets as of September 30, 2004 and December 31, 2003.............  F-57

Statements of Income for the three and nine months ended
      September 30, 2004 and 2003.........................................  F-58

Statements of Cash Flows for the nine months ended September 30,
      2004 and 2003.......................................................  F-59

Notes to Financial Statements.............................................  F-60

                       FSP Montague Business Center Corp.
                                  Balance Sheet
                                   (unaudited)

                                                                                                September 30,   December 31,
(in thousands,except shares and par value amounts)                                                  2004           2003
============================================================================================================================

Assets:

Real estate investments, at cost:
     Land                                                                                       $     10,500    $     10,500
     Buildings and improvements                                                                       10,499          10,499
----------------------------------------------------------------------------------------------------------------------------
                                                                                                      20,999          20,999

     Less accumulated depreciation                                                                       560             359
----------------------------------------------------------------------------------------------------------------------------

Real estate investments, net                                                                          20,439          20,640

Acquired real estate leases, net of accumulated amortization of $224 and $143                            241             322
Acquired favorable real estate lease, net accumulated amortization of $2,616 and $1,744                2,616           3,488
Cash and cash equivalents                                                                              3,633           3,594
Step rent receivable                                                                                     461             392
Prepaid expenses and other assets                                                                         22              14
----------------------------------------------------------------------------------------------------------------------------

     Total assets                                                                               $     27,412    $     28,450
============================================================================================================================

Liabilities and Stockholders' Equity:

Liabilities:
Accounts payable and accrued expenses                                                           $        465    $        411
Distributions payable                                                                                     --             960
----------------------------------------------------------------------------------------------------------------------------

     Total liabilities                                                                                   465           1,371
----------------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Equity:
     Preferred Stock, $.01 par value, 334 shares
        authorized, issued and outstanding                                                                --              --
     Common Stock, $.01 par value, 1 share
        authorized, issued and outstanding                                                                --              --
     Additional paid-in capital                                                                       30,652          30,652
     Retained deficit and distributions in excess of earnings                                         (3,705)         (3,573)
----------------------------------------------------------------------------------------------------------------------------

     Total Stockholders' Equity                                                                       26,947          27,079
----------------------------------------------------------------------------------------------------------------------------

     Total Liabilities and Stockholders' Equity                                                 $     27,412    $     28,450
============================================================================================================================

                                 See accompanying notes to financial statements.

                       FSP Montague Business Center Corp.
                               Statement of Income

                                                                            For the                       For the
                                                                          Three Months                  Nine Months
                                                                             Ended                         Ended
                                                                         September 30,                 September 30,
                                                                      ---------------------         ---------------------
(in thousands, except shares and per share amounts)                     2004         2003             2004         2003
=========================================================================================================================

Revenues:
     Rental                                                           $  878         $  889         $2,592         $2,737
-------------------------------------------------------------------------------------------------------------------------

Expenses:

     Rental operating expenses                                           143             60            273            235
     Real estate taxes and insurance                                      69             90            210            262
     Depreciation and amortization                                        94             92            282            276
=========================================================================================================================

       Total expenses                                                    306            242            765            773
-------------------------------------------------------------------------------------------------------------------------

Income (loss) before interest income                                     572            647          1,827          1,964

Interest income                                                            5              9             34             28
-------------------------------------------------------------------------------------------------------------------------

Net income before common distributions                                   577            656          1,861          1,992

Distributions paid to common shareholders                                 --             --             --             --
-------------------------------------------------------------------------------------------------------------------------

Net income attributable to preferred shareholders                     $  577         $  656         $1,861         $1,992
=========================================================================================================================

Weighted average number of preferred shares outstanding,
     basic and diluted                                                   334            334            334            334
=========================================================================================================================

Net income per preferred share, basic and diluted                     $1,728         $1,964         $5,572         $5,964
=========================================================================================================================

                                 See accompanying notes to financial statements.

                       FSP Montague Business Center Corp.
                            Statements of Cash Flows
                                   (unaudited)

                                                                                 For the Nine Months Ended
(in thousands)                                                           September 30, 2004     September 30, 2003
==================================================================================================================

Cash flows from operating activities:
     Net Income                                                              $      1,861         $      1,992
     Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                   282                  276
      Amortization of favorable leases                                                872                  872
Changes in operating assets and liabilities:
     Tenant rent receivable                                                            --                   25
     Step rent receivable                                                             (69)                (212)
     Prepaid expenses and other assets                                                 (8)                 (16)
     Accounts payable and accrued expenses                                             54                   65
------------------------------------------------------------------------------------------------------------------

       Net cash provided by (used for) operating activities                         2,992                3,002
------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
     Purchase of real estate assets                                                    --                   --
     Purchase of acquired real estate leases                                           --                   --
------------------------------------------------------------------------------------------------------------------

       Net cash used for investing activities                                          --                   --
------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
     Proceeds from sale of company stock                                               --                   --
     Syndication costs                                                                 --                   --
     Distributions to stockholders                                                 (2,953)              (2,758)
     Proceeds from long-term debt                                                      --                   --
     Principal payments on long-term debt                                              --                   --
------------------------------------------------------------------------------------------------------------------

       Net cash (used for) provided by financing activities                        (2,953)              (2,758)
------------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                              39                  244

Cash and cash equivalents, beginning of period                                      3,594                3,330
------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                                     $      3,633         $      3,574
==================================================================================================================

Supplemental disclosure of cash flow information:
     Disclosure of non-cash financing activities:
        Distributions declared but not paid                                      $         --         $        956

                                 See accompanying notes to financial statements.

                       FSP Montague Business Center Corp.
                          Notes to Financial Statements
                                   (unaudited)

1. Organization and Basis of Presentation

FSP Montague Business Center Corp. (the "Company") was organized on July 22, 2002 as a Corporation under the laws of the State of Delaware to purchase, own and operate two adjacent single-story research and development/office buildings located in San Jose, California (the "Property"). The Property contains approximately 145,951 square feet of space situated on approximately 9.95 acres of land. The company acquired the Property on August 27, 2002.

BASIS OF PRESENTATION

The accompanying interim financial statements are unaudited; however, the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for these interim periods have been included.

Certain prior-year balances have been reclassified in order to conform to the current-year presentation.

These financial statements should be read in conjunction with the Company's financial statements and notes thereto for its fiscal year ended December 31, 2003.

ESTIMATES AND ASSUMPTIONS

The Company prepares its financial statements and related notes in conformity with accounting principles generally accepted in the United States of America ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2. Net Income Per Share

Basic net income per preferred share is computed by dividing net income by the weighted average number of preferred shares outstanding during the period. Diluted net income per preferred share reflects the potential dilution that could occur if securities or other contracts to issue shares were exercised or converted into shares. There were no potential dilutive shares outstanding at September 30, 2004. Subsequent to the completion of the offering of preferred shares, the holders of common stock are not entitled to share in any income nor in any related distribution.

3. Income Taxes

The Company has elected to be taxed as a Real Estate Investment Trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986, as amended. In order to qualify as a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and to meet certain asset and income tests as well as certain other requirements. The Company will generally not be liable for federal income taxes, provided it satisfies these requirements. Even as a qualified REIT, the Company is subject to certain state and local taxes on its income and property

                       FSP Montague Business Center Corp.
                          Notes to Financial Statements
                                   (unaudited)

4. Related Party Transactions

The Company executed a management agreement with FSP Property Management LLC, an affiliate of FSP, that provides for a management fee equal to 1% of collected revenues and is cancelable with 30 days notice by either party. Fees incurred under the agreement were $12,000 and $11,000 for the three months ended September 30, 2004 and 2003, respectively and $34,000 and $34,000 for the nine months ended September 30, 2004 and 2003 respectively.

5. Subsequent Events

On October 1, 2004, the Company declared a distribution of $3,000.00 per share of preferred stock payable to holders of record as of October 1, 2004.

                       FSP Montague Business Center Corp.
                              Financial Statements
                           December 31, 2003 and 2002

                                Table of Contents
                                                                            Page
                                                                            ----
Financial Statements

Independent Auditor's Report.............................................  F-63

Balance Sheets as of December 31, 2003 and 2002..........................  F-64

Statements of Operations for the year ended December 31, 2003 and for the period July 22, 2002 (date of inception) to
      December 31, 2002..................................................  F-65

Statements of Changes in Stockholders' Equity for the year ended
      December 31, 2003 and for the period July 22, 2002 (date of inception) to December 31, 2002....................................  F-66

Statements of Cash Flows for the year ended December 31, 2003 and for the period July 22, 2002 (date of inception) to
      December 31, 2002..................................................  F-67

Notes to the Financial Statements........................................  F-68

                    [LETTERHEAD OF BRAVER AND COMPANY, P.C.]

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
FSP Montague Business Center Corp.

We have audited the accompanying balance sheets of FSP Montague Business Center Corp. as of December 31, 2003, and 2002, and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2003 and for the period from July 22, 2002 (date of inception) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FSP Montague Business Center Corp. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the year ended December 31, 2003 and for the initial period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ Braver and Company, P.C.
Newton, Massachusetts
January 23, 2004

                       FSP Montague Business Center Corp.
                                 Balance Sheets

                                                                                December 31,    December 31,
(in thousands, except shares and par value amounts)                                 2003            2002
=============================================================================================================

Assets:

Real estate investments, at cost:
  Land                                                                          $     10,500    $     10,500
  Buildings and improvements                                                          10,499          10,144
-------------------------------------------------------------------------------------------------------------
                                                                                      20,999          20,644

  Less accumulated depreciation                                                          359              98
-------------------------------------------------------------------------------------------------------------

    Real estate investments, net                                                      20,640          20,546

Acquired real estate lease, net of accumulated amortization of $143 and $36              322             429
Acquired favorable real estate lease, net of accumulated amortization
    of $1,744 and $581                                                                 3,488           4,651
Cash and cash equivalents                                                              1,587             957
Cash-funded reserves                                                                   2,007           2,373
Step rent receivable                                                                     392             130
Prepaid expenses and other assets                                                         14              25
-------------------------------------------------------------------------------------------------------------

    Total assets                                                                $     28,450    $     29,111
=============================================================================================================

Liabilities and Stockholders' Equity:

Liabilities:
Accounts payable and accrued expenses                                           $        411    $         28
Distributions payable                                                                    960             902
-------------------------------------------------------------------------------------------------------------

    Total liabilities                                                                  1,371             930
-------------------------------------------------------------------------------------------------------------

Commitments and Contingencies:

Stockholders' Equity:
  Preferred Stock, $.01 par value, 334 shares
    authorized, issued and outstanding                                                    --              --
  Common Stock, $.01 par value, 1 share
    authorized, issued and outstanding                                                    --              --
Additional paid-in capital                                                            30,652          30,652
  Retained deficit and distributions in excess of earnings                            (3,573)         (2,471)
-------------------------------------------------------------------------------------------------------------

    Total Stockholders' Equity                                                        27,079          28,181
-------------------------------------------------------------------------------------------------------------

    Total Liabilities and Stockholders' Equity                                  $     28,450    $     29,111
=============================================================================================================

                                 See accompanying notes to financial statements.

                       FSP Montague Business Center Corp.
                            Statements of Operations

                                                                                           For the Period
                                                                        For the            July 22, 2002
                                                                       Year Ended      (date of inception) to
(in thousands, except shares and per share amounts)                 December 31, 2003    December 31, 2002
=============================================================================================================

Revenue:
  Rental                                                                 $3,645               $ 1,008
-------------------------------------------------------------------------------------------------------------

    Total revenue                                                         3,645                 1,008
-------------------------------------------------------------------------------------------------------------

Expenses:
  Rental operating expenses                                                 314                   103
  Real estate taxes and insurance                                           339                    83
  Depreciation and amortization                                             368                   134
  Interest                                                                   --                 1,949
-------------------------------------------------------------------------------------------------------------

    Total expenses                                                        1,021                 2,269
-------------------------------------------------------------------------------------------------------------

Net income (loss) before interest income                                  2,624                (1,261)

Interest income                                                              45                    12
-------------------------------------------------------------------------------------------------------------

Net income (loss) before common distributions                             2,669                (1,249)

Distributions paid to common shareholders                                    --                    32
-------------------------------------------------------------------------------------------------------------

Net income (loss) attributable to preferred shareholders                 $2,669               $(1,281)
=============================================================================================================

Weighted average number of preferred shares outstanding,
   basic and diluted                                                        334                   334
=============================================================================================================

Net income (loss) per preferred share, basic and diluted                 $7,991               $(3,835)
=============================================================================================================

                                 See accompanying notes to financial statements.

                       FSP Montague Business Center Corp.
                  Statements of Changes in Stockholders' Equity
                      For the Year ended December 31, 2003
                        and for the Period July 22, 2002
                    (date of inception) to December 31, 2002

                                                                                         Retained Deficit
                                                                           Additional   and Distributions        Total
                                             Preferred      Common          Paid in       in Excess of        Stockholders'
(in thousands, except shares)                  Stock        Stock           Capital          Earnings            Equity
===========================================================================================================================

Private offering of 334 shares, net       $         --    $         --   $     30,652    $         --         $     30,652

Distributions to stockholders                       --              --             --          (1,222)              (1,222)

Net loss                                            --              --             --          (1,249)              (1,249)
---------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2002                          --              --         30,652          (2,471)              28,181

Distributions to stockholders                       --              --             --          (3,771)              (3,771)

Net income                                          --              --             --           2,669                2,669
---------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2003                $         --    $         --   $     30,652    $     (3,573)        $     27,079
===========================================================================================================================

                                 See accompanying notes to financial statements.

                       FSP Montague Business Center Corp.
                            Statements of Cash Flows

                                                                                   For the Period
                                                                    For the         July 22, 2002
                                                                  Year Ended   (date of inception) to
                                                                 December 31,       December 31,
(in thousands)                                                       2003               2002
=====================================================================================================

Cash flows from operating activities:
  Net income (loss)                                                 $ 2,669            $ (1,249)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used for) operating activities:
    Depreciation and amortization                                       368                 134
    Amortization of favorable lease                                   1,164                 581
Changes in operating assets and liabilities:
      Cash-funded reserves                                              366              (2,373)
      Step rent receivables                                            (262)               (130)
      Prepaid expenses and other assets                                  11                 (25)
      Accounts payable and accrued expenses                             383                  28
-----------------------------------------------------------------------------------------------------

        Net cash provided by (used for) operating activities          4,699              (3,034)
-----------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchase of real estate assets                                       (355)            (20,644)
  Purchase of acquired real estate leases                                --                (465)
  Purchase of acquired favorable real estate leases                      --              (5,232)
-----------------------------------------------------------------------------------------------------

        Net cash used for investing activities                         (355)            (26,341)
-----------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from sale of company stock                                    --              33,410
  Syndication costs                                                      --              (2,758)
  Distributions to stockholders                                      (3,714)               (320)
  Proceeds from long-term debt                                           --              26,000
  Principal payments on long-term debt                                   --             (26,000)
-----------------------------------------------------------------------------------------------------

        Net cash (used for) provided by financing activities         (3,714)             30,332
-----------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                               630                 957

Cash and cash equivalents, beginning of period                          957                  --
-----------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                            $ 1,587            $    957
=====================================================================================================

Supplemental disclosure of cash flow information:

  Cash paid for:
    Interest                                                        $    --            $  1,949

  Disclosure of non-cash financing activities:
    Distributions declared but not paid                             $   960            $    902

                                 See accompanying notes to financial statements.

                       FSP Montague Business Center Corp.
                          Notes to Financial Statements

1. Organization

FSP Montague Business Center Corp. (the "Company") was organized on July 22, 2002 as a Corporation under the laws of the State of Delaware to purchase, own and operate two adjacent single-story research and development/office buildings located in San Jose, California (the "Property"). The Property contains approximately 145,951 square feet of space situated on approximately 9.95 acres of land. The Company acquired the Property on August 27, 2002.

2. Summary of Significant Accounting Policies

BASIS OF PRESENTATION

The results of operations from inception to December 31, 2002 are not necessarily indicative of the results to be obtained for other interim periods or for the full fiscal year.

ESTIMATES AND ASSUMPTIONS

The Company prepares its financial statements and related notes in conformity with accounting principles generally accepted in the United States of America ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REAL ESTATE AND DEPRECIATION

Real estate assets are stated at the lower of cost or fair value, as appropriate, less accumulated depreciation.

Costs related to property acquisition and improvements are capitalized. Typical capital items include new roofs, site improvements, various exterior building improvements and major interior renovations. Funding for capital improvements typically is provided by cash set aside at the time the Property was purchased.

Routine replacements and ordinary maintenance and repairs that do not extend the life of the assets are expensed as incurred. Typical expense items include interior painting, landscaping and minor carpet replacements. Funding for repairs and maintenance items typically is provided by cash flows from operating activities.

Depreciation is computed using the straight line method over the assets' estimated useful lives as follows:

        Category                    Years
        --------                    -----
        Building - Commercial         39
        Building Improvements        15-39
        Furniture and equipment       5-7

                       FSP Montague Business Center Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

REAL ESTATE AND DEPRECIATION (continued)

The following schedule reconciles the cost of the Property as shown in the Offering Memorandum as to the amounts shown on the Company's Balance Sheets:

               (in thousands)
               --------------

               Price per Offering Memorandum         $   26,000
               Plus: Acquisition fees                       167
               Plus: Other acquisition costs                174
               --------------------------------------------------
                 Total Acquisition Costs             $   26,341
               ==================================================

These costs are reported in the Company's Balance Sheets as follows:

               Land                                  $   10,500
               Building                                  10,144
               Acquired real estate lease                   465
               Acquired favorable lease                   5,232
               --------------------------------------------------
                 Total reported on Balance
               Sheet                                 $   26,341
               ==================================================

The Company evaluates its assets used in operations by identifying indicators of impairment and by comparing the sum of the estimated undiscounted future cash flows for each asset to the asset's carrying value. When indicators of impairment are present and the sum of the undiscounted future cash flows is less than the carrying value of such asset, an impairment loss is recorded equal to the difference between the asset's current carrying value and its fair value based on discounting its estimated future cash flows. At December 31, 2003 and 2002 no such indicators of impairment were identified.

ACQUIRED REAL ESTATE LEASE

Acquired real estate lease represents the estimated value of legal and leasing costs related to the acquired leases that were included in the purchase price when the Company acquired the Property. Under SFAS No. 141 "Business Combinations" , which was approved by the Financial Accounting Standards Board ("FASB") in June 2001, the Company is required to segregate these costs from its investment in real estate. The Company subsequently amortizes these costs on a straight-line basis over life of the related lease. Amortization expense of approximately $107,000 and $36,000 is included in depreciation and amortization in the Company's Statements of Operations for the periods ended December 31, 2003 and 2002, respectively.

The acquired real estate lease included in the purchase price of the property was $465,000 and is being amortized over a period of five years.

The estimated annual amortization expense for the three years succeeding December 31, 2003 are as follows:

               (in thousands)
               --------------

               2004                             $     107
               2005                             $     107
               2006                             $     107

                       FSP Montague Business Center Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

ACQUIRED FAVORABLE REAL ESTATE LEASE

Acquired favorable real estate lease represents the value related to the leases when the lease payments due under a tenant's lease exceed the market rate of the lease at the date the Property was acquired. Under SFAS 141 the Company is required to capitalize this difference and report it separately from its investment in real estate. The Company subsequently amortizes this amount on a straight-line basis over the remaining life of the tenant's lease. Amortization of $1,164,000 and $581,000 is shown as a reduction of rental income in the Company's Statements of Operations for the periods ended December 31, 2003 and 2002, respectively.

The acquired favorable real estate lease included in the purchase price of the property was $5,232,000 and is being amortized over a period of five years in respect of the lease assumed.

The estimated annual amortization expense for the three years succeeding December 31, 2003 are as follows:

               (in thousands)
               --------------
               2004                             $   1,163
               2005                             $   1,163
               2006                             $   1,162

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.

CASH-FUNDED RESERVES

The Company has set aside funds in anticipation of future capital needs of the Property. These funds typically are used for the payment of real estate assets and deferred leasing commissions; however, there is no legal restriction on their use and they may be used for any Company purpose.

MARKETABLE SECURITIES

The Company accounts for investments in debt securities under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company typically classifies its debt securities as available-for-sale.

There were no investments in marketable securities at December 31, 2003 and 2002.

CONCENTRATION OF CREDIT RISKS

Cash, cash equivalents and short-term investments are financial instruments that potentially subject the Company to a concentration of credit risk. The Company maintains its cash balances and short-term investments principally in one bank which the Company believes to be creditworthy. The Company periodically assesses the financial condition of the bank and believes that the risk of loss is minimal. Cash balances held with various financial institutions frequently exceed the insurance limit of $100,000 provided by the Federal Deposit Insurance Corporation.

For the periods ended December 31, 2003 and 2002, 100% of the rental income was derived from one tenant, Novellus Systems, Inc. As such, future receipts are dependent upon the financial strength of the lessee and its ability to perform under the lease agreement.

FINANCIAL INSTRUMENTS

The Company estimates that the carrying value of cash and cash equivalents and cash-funded reserves approximate their fair values based on their short-term maturity and prevailing interest rates.

                       FSP Montague Business Center Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

STEP RENT RECEIVABLE

Certain leases provide for fixed increases over the life of the lease. Rental revenue is recognized on the straight-line basis over the related lease term; however, billings by the Company are based on required minimum rentals in accordance with the lease agreements. Step rent receivable which is the cumulative revenue recognized in excess of amounts billed by the Company, was $392,000 and $130,000 at December 31, 2003 and 2002, respectively.

SYNDICATION FEES

Syndication fees are selling commissions and other costs associated with the initial offering of the Company's preferred shares. Such costs in the amount of $2,758,000 have been reported as a reduction in Stockholders' Equity in the Company's Balance Sheet.

REVENUE RECOGNITION

The Company has retained substantially all of the risks and benefits of ownership of the Company's commercial property and accounts for its lease as an operating lease. Rental income from the lease, which may include rent concession (including free rent and tenant improvement allowances) and scheduled increases in rental rates during the lease term, is recognized on a straight-line basis. The Company does not have any percentage rent arrangements with its commercial property tenant. Reimbursable costs are included in rental income in the period earned. A schedule showing the components of rental revenue is shown below.

                                               Year Ended     Period Ended
                                              December, 31    December, 31
               (in thousands)                     2003            2002
               ============================================================
               Income from leases              $  3,789        $  1,269
               Straight-line rent adjustment        262             130
               Reimbursable expenses                758             190
               Amortization of acquired
                 favorable real estate lease     (1,164)           (581)
               ------------------------------------------------------------

                    Total                      $  3,645        $  1,008
               ============================================================

INTEREST INCOME

Interest income is recognized when the related services are performed and the earnings process is complete.

INCOME TAXES

The Company has elected to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally is entitled to a tax deduction for dividends paid to its shareholders, thereby effectively subjecting the distributed net income of the Company to taxation at the shareholder level only. The Company must comply with a variety of restrictions to maintain its status as a REIT. These restrictions include the type of income it can earn, the type of assets it can hold, the number of shareholders it can have and the concentration of their ownership, and the amount of the Company's taxable income that must be distributed annually.

NET INCOME PER SHARE

The Company follows Statement of Financial Accounting Standards No. 128 "Earnings per Share", which specifies the computation, presentation and disclosure requirements for the Company's net income per share. Basic net income per preferred share is computed by dividing net income by the weighted average number of preferred shares outstanding during the period. Diluted net income per preferred share reflects the potential dilution that could occur if securities or other contracts to issue shares were convertible into shares. There were no potential dilutive shares outstanding at December 31, 2003 and 2002. Subsequent to the completion of the offering of preferred shares, the holders of common stock are not entitled to share in any income nor in any related distribution.

                       FSP Montague Business Center Corp.
                         Notes to Financial Statements.

3. Recent Accounting Standards

In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". This statement was effective January 1, 2003. SFAS No. 146 replaces current accounting literature and requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The adoption of this statement did not have a material effect on the Company's financial position, results of operations and cash flows.

4. Income Taxes

The Company files as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended. In order to qualify as a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and to meet certain asset and income tests as well as certain other requirements. The Company will generally not be liable for federal income taxes, provided it satisfies these requirements. Even as a qualified REIT, the Company is subject to certain state and local taxes on its income and property.

For the period ended December 31, 2002, the Company incurred a net operating loss for income tax purposes of approximately $810,000 that can be carried forward until it expires in the year 2022.

At December 31, 2003, the Company's net tax basis of its real estate assets was $26,136,000.

The following schedule reconciles net income (loss) to taxable income subject to dividend requirements:

                                                          Year Ended     Period Ended
                                                          December 31,   December 31,
       (in thousands)                                        2003           2002
       ==============================================================================

       GAAP net income (loss)                              $   2,669     $   (1,249)

         Add:  Book depreciation and amortization                368            134
               Amortization of favorable lease                 1,164            581
               Deferred rent                                     379             --
         Less: Tax depreciation and amortization                (399)          (142)
               Straight-line rents                              (262)          (130)
       ------------------------------------------------------------------------------
       Taxable income (loss)(1) subject to a dividend
       requirement                                         $   3,919     $     (806)
       ==============================================================================

            (1) A tax loss is not subject to a dividend requirement.

The following schedule reconciles cash distributions paid to the dividends paid deduction:

                                                       Year Ended                           Year Ended
                                                    December 31, 2003                    December 31, 2002
                                                     Per Preferred  Per Common            Per Preferred   Per Common
(in thousands, except per share data)        Total       Share         Share      Total       Share          Share
---------------------------------------------------------------------------------------------------------------------
Cash distributions paid                     $ 3,714     $11,120      $  --        $ 320     $ 288,000      $ 3,200
   Less: Return of captial                       --          --         --         (320)     (288,000)      (3,200)
---------------------------------------------------------------------------------------------------------------------
Dividends paid deduction                    $ 3,714     $11,120      $  --        $  --     $      --      $    --
=====================================================================================================================

                       FSP Montague Business Center Corp.
                          Notes to Financial Statements

5. Capital Stock

PREFERRED STOCK

Generally, each holder of Shares of Preferred Stock is entitled to receive ratably all distributions, if any, declared by the Board of Directors out of funds legally available. The right to receive distributions shall be non-cumulative, and no right to distributions shall accrue by reason of the fact that no distribution has been declared in any prior year. Each holder of Shares will be entitled to receive, to the extent that funds are available therefore, $100,000 per Share, before any payment to the holder of Common Stock, out of distributions to stockholders upon liquidation, dissolution or the winding up of the Company; the balance of any such funds available for distribution will be distributed among the holders of Shares and the holder of Common Stock, pro rata based on the number of shares held by each; provided, however, that for these purposes, one share of Common Stock will be deemed to equal one-tenth of a share of Preferred Stock.

In addition to certain voting rights provided in the corporate agreements, the holder of Shares, acting by consent of at least 51%, shall have the further right to approve or disapprove a proposed sale of the Property, the merger of the Company with any other entity and amendments to the corporate charter. A vote of the holders of 66.67% of the Shares is required for the issue of any additional shares of capital stock. Holders of Shares have no redemption or conversion rights.

COMMON STOCK

Franklin Street Properties Corp. ("FSP"), is the holder of the Company's Common Stock. FSP has the right, as one class together with the holders of Preferred Stock, to vote to elect the directors of the Company and to vote on all matters except those voted by the holders of Shares of Preferred Stock. Subsequent to the completion of the offering of the preferred shares the holders of common shares are not entitled to share in any earnings nor any related distribution.

6. Related Party Transactions

The Company executed a management agreement with FSP Property Management LLC, an affiliate of FSP, that provides for a management fee equal to 1% of collected revenues and is cancelable with 30 days notice by either party. For the years ended December 31, 2003 and 2002, fees incurred under the agreement were $45,000 and $14,000, respectively.

An acquisition fee of $167,000 and other costs of $104,000 were paid in 2002 to an affiliate of the Common Shareholder. Such fees were included in the cost of the real estate.

Syndication fees of $2,758,000 were paid in 2002 to an affiliate of the Common Shareholder for services related to syndication of the Company's preferred stock.

During 2002, the Company borrowed and repaid in full a note payable to FSP, principal of $26,000,000, with interest equal to the Citizens Bank base rate. Interest paid to FSP was $29,000. The average interest rate during the time the loan was outstanding was 4.75%.

A commitment fee of $1,920,000 was paid to FSP for obtaining the first mortgage loan and is included in interest expense on the Statement of Operations.

The Company paid a distribution of $32,000 to the common shareholder relating to operating activities of the Company prior to the completion of the offering of preferred shares.

                       FSP Montague Business Center Corp.
                          Notes to Financial Statements

7. Commitments and Contingencies

The Company, as lessor, has minimum future rentals due under a non-cancelable operating lease as follows:

                                  Year Ending
               (in thousands)     December 31,       Amount
               --------------     ------------     ----------

                                   2004               $ 3,982
                                   2005                 4,174
                                   2006                 4,390
                                                   ----------
                                                     $ 12,546
                                                   ==========

In addition, the lessee is liable for real estate taxes and certain operating expenses of the Property.

                                  SCHEDULE III

                            MONTAGUE BUSINESS CENTER
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                December 31, 2003

                                                                                Initial Cost
                                                                    ---------------------------------
                                                                                            Costs
                                                                                         Capitalized
                                                                             Buildings   (Disposals)
                                                                           Improvements   Subsequent
                                                                                and           to
Description                                       Encumbrances (1)  Land    Equipment    Acquisition
                                                  ----------------  ----    ---------    ------------
                                                                          (in thousands)
  Montague Business Center, San Jose, CA                           10,500    10,499           --

                                                              Historical Costs
                                             -------------------------------------------------------------------------------------


                                                   Buildings                              Total Costs,
                                                  Improvements                               Net of      Depreciable
                                                      and                  Accumulated    Accumulated       Life         Date of
Description                                 Land   Equipment    Total (2)  Depreciation  Depreciation       Years      Acquisition
                                            ----   ---------    ---------  ------------  ------------       -----      -----------
                                                                                (in thousands)
  Montague Business Center, San Jose, CA    10,500   10,499     20,999        359            20,640          5-39         2002

(1)   There are no encumbrances on the above properties.
(2)   The aggregate cost for Federal Income Tax purposes is $26,136.

                            Montague Business Center

The following table summarizes the changes in the Company's real estate investments and accumulated depreciation:

                                                               December 31,
                                                          ----------------------
      (in thousands)                                       2003           2002
      ==========================================================================

      Real estate investments, at cost:
        Balance, beginning of period                      $20,644        $    --
          Acquisitions                                         --         20,644
          Improvements                                        355             --
          Dispositions                                         --             --
      --------------------------------------------------------------------------

        Balance, end of period                            $20,999        $20,644
      ==========================================================================

      Accumulated depreciation:
        Balance, beginning of period                      $    98        $    --
          Depreciation                                        261             98
          Dispositions                                         --             --
      --------------------------------------------------------------------------

        Balance, end of period                            $   359        $    98
      ==========================================================================

                            MONTAGUE BUSINESS CENTER
                FOR THE PERIOD JANUARY 1, 2002 TO AUGUST 26, 2002
                    AND FOR THE YEAR ENDED DECEMBER 31, 2001

                                    CONTENTS

                                                                            PAGE

Independent auditors' report                                                F-78

Statements of revenue over certain operating expenses                       F-79

Notes accompanying the statements of revenue over certain operating
      expenses                                                              F-80

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders
FSP Montague Business Center Corp.

We have audited the accompanying statements of revenue over certain operating expenses (the "Statements") of Montague Business Center for the period January 1, 2002 to August 26, 2002 and for the year ended December 31, 2001. These Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these Statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statements' presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared to comply with the requirements of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, and exclude certain expenses described in Note 2 and, therefore, are not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, these Statements referred to above present fairly, in all material respects, the revenue over certain operating expenses (as described in Note 2) of Montague Business Center for the period January 1, 2002 to August 26, 2002 and for the year ended December 31, 2001, in conformity with the basis of accounting described in Note 2.


/s/ Braver and Company, P.C.
Newton, Massachusetts
February 28, 2004

                            MONTAGUE BUSINESS CENTER
              Statements of Revenue Over Certain Operating Expenses
                For the PERIOD JANUARY 1, 2002 TO aUGUST 26, 2002
                    and For the year ended december 31, 2001

                                                         2002           2001
                                                     ------------   ------------
REVENUE:

  Rental income                                       $ 2,772,694    $ 3,822,325
                                                     ------------   ------------

CERTAIN OPERATING EXPENSES (Note 2):

  Taxes and insurance                                     117,594        223,859
  Management fees                                          44,055         81,426
  Administrative                                           11,095          4,169
  Operating and maintenance                                60,751        115,926
                                                     ------------   ------------

                                                          233,495        425,380
                                                     ------------   ------------

Excess of revenue over certain operating expenses     $ 2,539,199    $ 3,396,945
                                                     ============   ============

   The accompanying notes are an integral part of these financial statements.

                            MONTAGUE BUSINESS CENTER
  NOTES ACCOMPANYING THE STATEMENTS OF REVENUE OVER CERTAIN OPERATING EXPENSES

1.    DESCRIPTION OF THE PROPERTY:

      The accompanying statements of revenue over certain operating expenses (the "Statements") include the operations of a commercial building located in San Jose, California (the "Property"). These Statements are the results of operations of the Property under the basis of accounting described in
      Note 2 for the period and year described prior to the acquisition of the Property by FSP Montague Business Center Corp. The Property consists of two adjacent single-story Class "A" suburban office buildings containing approximately 145,951 square feet located on approximately 9.95 acres of land. The Property was sold to FSP Montague Business Center Corp. on August 27, 2002.

2.    BASIS OF ACCOUNTING:

      The accompanying statements have been prepared on the accrual basis of accounting. The Statements have been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for real estate properties acquired or to be acquired. Accordingly, these Statements exclude certain historical expenses not comparable to the operations of the Property after acquisition such as amortization, depreciation, interest, corporate expenses and certain other costs not directly related to future operations of the Property.

3.    REVENUE RECOGNITION:

      Rental revenue includes income from leases, certain reimbursable expenses, straight-line rent adjustments and other income associated with renting the property. A summary of rental revenue is shown in the following table:

                                            For the period
                                            January 1, 2002       Year Ended
                                           to August 26, 2002  December 31, 2001
                                           ------------------  -----------------
       Income from leases                      $2,202,756        $2,731,934
       Straight-line rent adjustment              245,307           679,196
       Reimbursable expenses                      317,190           411,195
       Other income                                 7,441                --
                                               -----------       -----------

             Total                             $2,772,694        $3,822,325
                                               ===========       ===========

      Montague Business Center has retained substantially all of the risks and benefits of the Property and accounts for its leases as operating leases. Rental income from leases, which include rent concessions (including free rent and tenant improvement allowances) and scheduled increases in rental rates during the lease term, is recognized on a straight-line basis. The Company does not have any percentage rent arrangements with its tenants. Reimbursable costs are included in rental income in the period earned.

4.    USE OF ESTIMATES:

      The preparation of the Statements in conformity with the basis of accounting described in Note 2 requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                            MONTAGUE BUSINESS CENTER
  NOTES ACCOMPANYING THE STATEMENTS OF REVENUE OVER CERTAIN OPERATING EXPENSES

8.    CONCENTRATIONS OF RISKS:

      For the period January 1, 2002 to August 26, 2002, and for the year ended December 31, 2001, rental income was from various lessees. As such, future receipts are dependent upon the financial strength of the lessees and their ability to perform under the lease agreements.

6.    LEASES:

      The Company, as lessor, has minimum future rentals due under noncancellable operating leases as follows:

                Year Ending
                December 31,                 Amount
                ------------               ------------

                   2002                    $ 1,269,000
                   2003                      3,789,000
                   2004                      3,982,000
                   2005                      4,174,000
                   2006                      4,390,000
                                          -------------

                                          $ 17,604,000
                                          =============

    In addition, the lessees are liable for real estate taxes and operating expenses as direct expenses to them.

                              FSP Royal Ridge Corp.
                              Financial Statements
                               September 30, 2004


                                Table of Contents
                                                                            Page
                                                                            ----
Financial Statements

Balance Sheet as of September 30, 2004 and December 31, 2003............... F-83

Statement of Income for the three and nine months ended September
      30, 2004............................................................. F-84

Statement of Cash Flows for the nine months ended September
      30, 2004 and 2003.................................................... F-85

Notes to Financial Statements.............................................. F-86

                              FSP Royal Ridge Corp.
                                  Balance Sheet
                                   (unaudited)

                                                                                                September 30,    December 31,
(in thousands,except shares and par value amounts)                                                  2004             2003
=============================================================================================================================
Assets:

Real estate investments, at cost:
     Land                                                                                       $      1,649    $      1,649
     Buildings and improvements                                                                       16,224          16,224
----------------------------------------------------------------------------------------------------------------------------
                                                                                                      17,873          17,873

     Less accumulated depreciation                                                                       687             375
----------------------------------------------------------------------------------------------------------------------------

Real estate investments, net                                                                          17,186          17,498

Acquired real estate leases, net of accumulated amortization of $260 and $143                            858             975
Acquired favorable real estate lease, net of accumulated net amortization of $775 and $426             2,558           2,907
Cash and cash equivalents                                                                              2,510           2,251
Restricted cash                                                                                          571             571
Step rent receivable                                                                                   1,040             954
Prepaid expenses and other assets                                                                          9              14
----------------------------------------------------------------------------------------------------------------------------

     Total assets                                                                               $     24,732    $     25,170
=============================================================================================================================

Liabilities and stockholders' equity:

Liabilities:
Accounts payable and accrued expenses                                                           $        475    $        240
Distributions payable                                                                                     --             536
----------------------------------------------------------------------------------------------------------------------------

     Total liabilities                                                                                   475             776
----------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies

Stockholders' equity:
     Preferred stock, $.01 par value, 297.5 shares
        authorized, issued and outstanding                                                                --              --
     Common stock, $.01 par value, 1 share
        authorized, issued and outstanding                                                                --              --
     Additional paid-in capital                                                                       27,277          27,277
     Retained deficit and distributions in excess of earnings                                         (3,020)         (2,883)
----------------------------------------------------------------------------------------------------------------------------

     Total stockholders' equity                                                                       24,257          24,394
----------------------------------------------------------------------------------------------------------------------------

     Total liabilities and stockholders' equity                                                 $     24,732    $     25,170
=============================================================================================================================

                                 See accompanying notes to financial statements.

                              FSP Royal Ridge Corp.
                               Statement of Income
                                   (unaudited)

                                                                      For the                      For the
                                                                    Three Months                 Nine Months
                                                                        Ended                       Ended
                                                                   September 30,                September 30,
                                                               -------------------         -----------------------
(in thousands, except shares and per share amounts)            2004          2003          2004            2003
==================================================================================================================

Revenues:
     Rental                                                  $  769         $  728         $2,286         $ 1,562
-----------------------------------------------------------------------------------------------------------------

Expenses:

     Rental operating expenses                                  290            209            693             488
     Real Estate Taxes and insurance                             81             66            250             214
     Depreciation and amortization                              143            130            429             367
     Interest                                                    --             --             --           1,731
==================================================================================================================

       Total expenses                                           514            405          1,372           2,800
-----------------------------------------------------------------------------------------------------------------

Income (loss) before interest income                            255            323            914          (1,238)

Interest income                                                   9              4             27              16
-----------------------------------------------------------------------------------------------------------------

Net income (loss) before common distributions                   264            327            941          (1,222)

Distributions paid to common shareholders                        --             14             --              14
-----------------------------------------------------------------------------------------------------------------

Net income (loss) attributable to preferred shareholders     $  264         $  313         $  941         $(1,236)
==================================================================================================================

Weighted average number of preferred shares outstanding,
     basic and diluted                                        297.5          297.5          297.5           297.5
==================================================================================================================

Net income per preferred share, basic and diluted            $  887         $1,052         $3,163         $(4,155)
==================================================================================================================

                                 See accompanying notes to financial statements.

                              FSP Royal Ridge Corp.
                            Statements of Cash Flows
                                   (unaudited)

                                                                                   For the Nine Months Ended
(in thousands)                                                              September 30, 2004  September 30, 2003
==================================================================================================================

Cash flows from operating activities:
     Net Income (loss)                                                          $        941       $     (1,222)
     Adjustments to reconcile net income (loss) to net cash provided by
        (used for) operating activities:
     Depreciation and amortization                                                       429                367
     Amortization of favorable lease                                                     349                310
Changes in operating assets and liabilities:
     Restricted cash                                                                      --               (571)
     Tenant rent receivables                                                              --                 (2)
     Step rent receivable                                                                (86)              (932)
     Prepaid expenses and other assets                                                     5                (29)
     Accounts payable and accrued expenses                                               235                469
------------------------------------------------------------------------------------------------------------------

        Net cash provided by (used for) operating activities                           1,873             (1,610)
------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
     Purchase of real estate assets                                                       --            (17,873)
     Purchase of acquired real estate leases                                              --             (1,118)
     Purchase of acquired favorable real estate leases                                    --             (3,333)
------------------------------------------------------------------------------------------------------------------

        Net cash used for investing activities                                            --            (22,324)
------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
     Proceeds from sale of company stock                                                  --             29,760
     Syndication costs                                                                    --             (2,483)
     Distributions to stockholders                                                    (1,614)              (864)
     Proceeds from long-term debt                                                         --             24,250
     Principal payments on long-term debt                                                 --            (24,250)
------------------------------------------------------------------------------------------------------------------

        Net cash (used for) provided by financing activities                          (1,614)            26,413
------------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                                259              2,479

Cash and cash equivalents, beginning of period                                         2,251                 --
------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                                        $      2,510       $      2,479
==================================================================================================================

Supplemental disclosure of cash flow information:

Cash paid for:
     Interest                                                                   $         --       $      1,731

Disclosure of non-cash financing activities:
     Distributions declared but not paid                                        $         --       $        525

                                 See accompanying notes to financial statements.

                              FSP Royal Ridge Corp.
                          Notes to Financial Statements
                                   (unaudited)

1. Organization and Basis of Presentation

FSP Royal Ridge Corp. (the "Company") was organized on December 20, 2002 as a Corporation under the laws of the State of Delaware to purchase, own and operate a six-story Class "A" suburban office building containing approximately 161,366 rental square feet of space located on approximately 13.2 acres of land in Alpharetta, GA (the "Property). The Company acquired the Property on January 30, 2003.

BASIS OF PRESENTATION

The accompanying interim financial statements are unaudited; however, the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for these interim periods have been included.

These financial statements should be read in conjunction with the Company's financial statements and notes thereto for its fiscal year ended December 31, 2003.

ESTIMATES AND ASSUMPTIONS

The Company prepares its financial statements and related notes in conformity with accounting principles generally accepted in the United States of America ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain balances in the 2003 financial statements have been reclassified to conform to the 2004 presentation.

2. Net Income Per Share

Basic net income per preferred share is computed by dividing net income attributed to preferred shareholders by the weighted average number of preferred shares outstanding during the period. Diluted net income per preferred share reflects the potential dilution that could occur if securities or other contracts to issue shares were exercised convertible into shares. There were no potential dilutive shares outstanding at September 30, 2004 and 2003. Subsequent to the completion of the offering of preferred shares, the holders of common stock are not entitled to share in any income nor in any related distribution.

3. Income Taxes

The Company has elected to be taxed as a Real Estate Investment Trust ("REIT") under Sections 856-860 of the Internal Revenue Code of 1986, as amended. In order to qualify as a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and to meet certain asset and income tests as well as certain other requirements. The Company will generally not be liable for federal income taxes, provided it satisfies these requirements. Even as a qualified REIT, the Company is subject to certain state and local taxes on its income and property.

                              FSP Royal Ridge Corp.
                          Notes to Financial Statements
                                   (unaudited)

4. Related Party Transactions

The Company executed a management agreement with FSP Property Management LLC, an affiliate of FSP, that provides for a management fee equal to 1% of collected revenues and is cancelable with 30 days notice by either party. Fees incurred under the agreement were $9,000 and $9,000 for the three months ended September 30, 2004 and 2003, respectively and $26,000 and $9,000 for the nine months ended September 30, 2004 and 2003, respectively.

An acquisition fee of $149,000 and other costs of $111,000 were paid in the nine months ended September 30, 2003 to an affiliate of the common shareholder. Such fees were included in the cost of the real estate.

Syndication fees of $2,380,000 were paid in the nine months ended September 30, 2003 to an affiliate of the common shareholder for services related to syndication of the Company's preferred stock.

During the nine months ended September 30, 2003, the Company borrowed and repaid in full a note payable to FSP, principal of $24,250,000 with interest equal to the Citizens Bank base rate. Interest paid to FSP was $20,000. The average interest rate during the time the loan was outstanding was 4.50%.

A commitment fee of $1,711,000 was paid to FSP during the nine months ended September 30, 2003 for obtaining the first mortgage loan. Such amount is included in interest expense on the Statement of Operations.

The Company paid a distribution of $14,000 during the nine months ended September 30, 2003 to the common shareholder relating to operating activities of the Company prior to the completion of the offering of preferred shares.

5. Subsequent Events

On October 1, 2004 the Company declared a distribution of $1,787.00 per share of preferred stock payable to holders of record as of October 1, 2004.

                              FSP Royal Ridge Corp.
                              Financial Statements
                                December 31, 2003

                                Table of Contents
                                                                            Page
                                                                            ----
Financial Statements

Independent Auditor's Report..............................................  F-89

Balance Sheet as of December 31, 2003.....................................  F-90

Statement of Operations for the year ended December 31, 2003..............  F-91

Statement of Changes in Stockholders' Equity for the year ended
      December 31, 2003...................................................  F-92

Statement of Cash Flows for the year ended December 31, 2003..............  F-93

Notes to the Financial Statements.........................................  F-94

                    [LETTERHEAD OF BRAVER AND COMPANY, P.C.]

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
FSP Royal Ridge Corp.

We have audited the accompanying balance sheet of FSP Royal Ridge Corp. as of December 31, 2003, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FSP Royal Ridge Corp. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Braver and Company, P.C.
Newton, Massachusetts
January 23, 2004

                              FSP Royal Ridge Corp.
                                  Balance Sheet

                                                                                         December 31,
(in thousands, except shares and par value amounts)                                          2003
======================================================================================================

Assets:

Real estate investments, at cost:
  Land                                                                                    $      1,649
  Buildings and improvements                                                                    16,224
------------------------------------------------------------------------------------------------------
                                                                                                17,873

  Less accumulated depreciation                                                                    375
------------------------------------------------------------------------------------------------------

    Real estate investments, net                                                                17,498

Acquired real estate leases, net of accumulated amortization of $143                               975
Acquired favorable real estate leases, net of accumulated amortization of $426                   2,907
Cash and cash equivalents                                                                        1,214
Cash-funded reserves                                                                             1,037
Restricted cash                                                                                    571
Step rent receivable                                                                               954
Prepaid expenses and other assets                                                                   14
------------------------------------------------------------------------------------------------------

    Total assets                                                                          $     25,170
======================================================================================================

Liabilities and stockholders' equity:

Liabilities:
Accounts payable and accrued expenses                                                     $        240
Distributions payable                                                                              536
------------------------------------------------------------------------------------------------------

    Total liabilities                                                                              776
------------------------------------------------------------------------------------------------------

Commitments and contingencies:

Stockholders' equity:
  Preferred stock, $.01 par value, 297.5 shares
    authorized, issued and outstanding                                                              --
  Common stock, $.01 par value, 1 share
    authorized, issued and outstanding                                                              --
  Additional paid-in capital                                                                    27,277
  Retained deficit and distributions in excess of earnings                                      (2,883)
------------------------------------------------------------------------------------------------------

    Total stockholders' equity                                                                  24,394
------------------------------------------------------------------------------------------------------

    Total liabilities and stockholders' equity                                            $     25,170
======================================================================================================

                                 See accompanying notes to financial statements.

                              FSP Royal Ridge Corp.
                             Statement of Operations

                                                                     For the
                                                                   Year Ended
(in thousands, except shares and per share amounts)            December 31, 2003
================================================================================

Revenue:
  Rental                                                        $      2,264
--------------------------------------------------------------------------------

    Total revenue                                                      2,264
--------------------------------------------------------------------------------

Expenses:
  Rental operating expenses                                              746
  Real estate taxes and insurance                                        255
  Depreciation and amortization                                          518
  Interest                                                             1,731
--------------------------------------------------------------------------------

    Total expenses                                                     3,250
--------------------------------------------------------------------------------

Loss before interest income                                             (986)

Interest income                                                           28
--------------------------------------------------------------------------------

Net loss before common distributions                                    (958)

Distributions paid to common stockholder                                  14
--------------------------------------------------------------------------------

Net loss attributable to preferred shareholders                 $       (972)
================================================================================

Weighted average number of preferred shares outstanding,
    basic and diluted                                                  297.5
================================================================================

Net loss per preferred share, basic and diluted                 $     (3,267)
================================================================================

                                 See accompanying notes to financial statements.

                              FSP Royal Ridge Corp.
                  Statement of Changes in Stockholders' Equity
                      For the year ended December 31, 2003

                                                                                           Retained Deficit
                                                                             Additional    and Distributions    Total
                                        Preferred            Common           Paid in        in Excess of    Stockholders'
(in thousands, except shares)             Stock               Stock           Capital          Earnings         Equity
==========================================================================================================================

Private offering of 297.5 shares, net  $         --       $         --       $     27,277  $         --      $     27,277

Distributions to stockholders                    --                 --                 --        (1,925)           (1,925)

Net loss                                         --                 --                 --          (958)             (958)
--------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 2003             $         --       $         --       $     27,277  $     (2,883)     $     24,394
==========================================================================================================================

                                 See accompanying notes to financial statements.

                              FSP Royal Ridge Corp.
                             Statement of Cash Flows

                                                              For the Year Ended
(in thousands)                                                December 31, 2003
================================================================================

Cash flows from operating activities:
  Net loss                                                         $   (958)
  Adjustments to reconcile net loss to net cash
    used for operating activities:
    Depreciation and amortization                                       518
    Amortization of favorable leases                                    426
Changes in operating assets and liabilities:
      Cash-funded reserve                                            (1,037)
      Restricted cash                                                  (571)
      Step rent receivable                                             (954)
      Prepaid expenses and other assets                                 (14)
      Accounts payable and accrued expenses                             240
--------------------------------------------------------------------------------

        Net cash used for operating activities                       (2,350)
--------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchase of real estate assets                                    (17,873)
  Purchase of acquired real estate leases                            (1,118)
  Purchase of acquired favorable real estate leases                  (3,333)
--------------------------------------------------------------------------------

        Net cash used for investing activities                      (22,324)
--------------------------------------------------------------------------------

Cash flows from financing activities:
  Proceeds from sale of company stock                                29,760
  Syndication costs                                                  (2,483)
  Distributions to stockholders                                      (1,389)
  Proceeds from long-term debt                                       24,250
  Principal payments on long-term debt                              (24,250)
--------------------------------------------------------------------------------

        Net cash provided by financing activities                    25,888
--------------------------------------------------------------------------------

Net increase in cash and cash equivalents                             1,214

Cash and cash equivalents, beginning of period                           --
--------------------------------------------------------------------------------

Cash and cash equivalents, end of period                           $  1,214
================================================================================

Supplemental disclosure of cash flow information:

  Cash paid for:
    Interest                                                       $  1,731

  Disclosure of non-cash financing activities:
    Distributions declared but not paid                            $    536

                                 See accompanying notes to financial statements.

                              FSP Royal Ridge Corp.
                          Notes to Financial Statements

1. Organization

FSP Royal Ridge Corp. (the "Company") was organized on December 20, 2002 as a Corporation under the laws of the State of Delaware to purchase, own and operate a six-story Class "A" suburban office building containing approximately 161,366 rental square feet of space located on approximately 13.2 acres of land in Alpharetta, GA (the "Property). The Company acquired the Property on January 30, 2003.

2. Summary of Significant Accounting Policies

BASIS OF PRESENTATION

The results of operations from inception to date are not necessarily indicative of the results to be obtained for other interim periods or for the full fiscal year.

ESTIMATES AND ASSUMPTIONS

The Company prepares its financial statements and related notes in conformity with accounting principles generally accepted in the United States of America ("GAAP"). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REAL ESTATE AND DEPRECIATION

Real estate assets are stated at the lower of cost or fair value, as appropriate, less accumulated depreciation.

Costs related to property acquisition and improvements are capitalized. Typical capital items include new roofs, site improvements, various exterior building improvements and major interior renovations. Funding for capital improvements typically is provided by cash set aside at the time the Property was purchased.

Routine replacements and ordinary maintenance and repairs that do not extend the life of the asset are expensed as incurred. Typical expense items include interior painting, landscaping and minor carpet replacements. Funding for repairs and maintenance items typically is provided by cash flows from operating activities.

Depreciation is computed using the straight-line method over the assets' estimated useful lives as follows:

        Category                    Years
        --------                    -----
        Building - Commercial         39
        Building Improvements        15-39
        Furniture & Equipment         5-7

                              FSP Royal Ridge Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

REAL ESTATE AND DEPRECIATION (continued)

The following schedule reconciles the cost of the Property as shown in the Offering Memorandum as to the amounts shown on the Company's Balance Sheet:

       (in thousands)
       --------------

       Price per Offering Memorandum                   $ 24,250
       Plus: Acquisition fees                               149
       Plus: Other acquisition costs                        111
       Less: Closing credit for tenant improvements      (3,251)
       Less: Closing credit for free rent                (1,270)
       ---------------------------------------------------------
         Total Acquisition Costs                       $ 19,989
       =========================================================

These costs are reported in the Company's Balance Sheet as follows:

       Land                                            $    1,649
       Building                                            13,889
       Acquired real estate leases                          1,118
       Acquired favorable real estate leases                3,333
       -----------------------------------------------------------
         Total reported on Balance Sheet               $   19,989
       ===========================================================

The Company evaluates its assets used in operations by identifying indicators of impairment and by comparing the sum of the estimated undiscounted future cash flows for each asset to the asset's carrying value. When indicators of impairment are present and the sum of the undiscounted future cash flows is less than the carrying value of such asset, an impairment loss is recorded equal to the difference between the asset's current carrying value and its fair value based on discounting its estimated future cash flows. At December 31, 2003, no such indicators of impairment were identified.

ACQUIRED REAL ESTATE LEASES

Acquired real estate leases represent the estimated value of legal and leasing costs related to acquired leases that were included in the purchase price when the Company acquired the property. Under SFAS No. 141 "Business Combinations", which was approved by the Financial Accounting Standards Board ("FASB") in June 2001, the Company is required to segregate these costs from its investment in real estate. The Company subsequently amortizes these costs on a straight-line basis over the remaining life of the related leases. Amortization expense of $143,000 is included in Depreciation and Amortization in the Company's Statement of Operations for the period ended December 31, 2003.

Acquired real estate lease costs included in the purchase price of the Property were $1,118,000 and are being amortized over the weighted-average period of seven years in respect of the leases assumed. Detail of the acquired real estate leases as of December 31, 2003:

               (in thousands)
               --------------
               Cost                             $   1,118
               Accumulated amortization              (143)
                                                ---------
               Book value                       $     975
                                                =========

The estimated annual amortization expense for the five years succeeding December 31, 2003 are as follows:

               (in thousands)
               --------------
               2004                             $     156
               2005                             $     156
               2006                             $     156
               2007                             $     156
               2008                             $     156

                              FSP Royal Ridge Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

ACQUIRED FAVORABLE REAL ESTATE LEASES

Acquired favorable real estate leases represent the value related to the leases when the lease payments due under a tenant's lease exceed the market rate of the lease at the date the Property was acquired. Under SFAS 141 the Company is required to report this value separately from its investment in real estate. The Company subsequently amortizes this amount on a straight-line basis over the remaining life of the tenant's lease. Amortization of $426,000 is shown as a reduction of rental income in the Company's Statement of Operations for the period ended December 31, 2003.

The Acquired favorable real estate leases included in the purchase price of the property was $3,333,000 and is being amortized over a period of seven years with respect of the leases assumed. Details of the acquired favorable real estate leases as of December 31, 2003:

       (in thousands)
       --------------
       Cost                             $   3,333
       Accumulated amortization              (426)
                                        ---------
       Book value                       $   2,907
                                        =========

The estimated annual amortization expense for the five years succeeding December 31, 2003 are as follows:

       2004                             $     465
       2005                             $     465
       2006                             $     465
       2007                             $     465
       2008                             $     465

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.

CASH-FUNDED RESERVES

The Company has set aside funds in anticipation of future capital needs of the Property. These funds typically are used for the payment of real estate assets and deferred leasing commissions; however, there is no legal restriction on their use and they may be used for any Company purpose.

RESTRICTED CASH

Restricted cash represents funds held in escrow for tenant improvements.

MARKETABLE SECURITIES

The Company accounts for investments in debt securities under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company typically classifies its debt securities as available-for-sale.

There were no investments in marketable securities at December 31, 2003.

                              FSP Royal Ridge Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

CONCENTRATION OF CREDIT RISKS

Cash, cash equivalents and short-term investments are financial instruments that potentially subject the Company to a concentration of credit risk. The Company maintains its cash balances and short-term investments principally in one bank which the Company believes to be creditworthy. The Company periodically assesses the financial condition of the bank and believes that the risk of loss is minimal. Cash balances held with various financial institutions frequently exceed the insurance limit of $100,000 provided by the Federal Deposit Insurance Corporation.

For the period ended December 31, 2003 rental income was derived from various tenants. As such, future receipts are dependent upon the financial strength of the lessees and their ability to perform under the lease agreements.

The following tenants represent greater than 10% of total revenue:

       Axis U.S Insurance                                 52%
       Hagemeyer North America, Inc.                      38%

FINANCIAL INSTRUMENTS

The Company estimates that the carrying value of cash and cash equivalents, cash-funded reserves and restricted cash approximate their fair values based on their short-term maturity and prevailing interest rates.

STEP RENT RECEIVABLE

Certain leases provide for fixed increases over the life of the lease. Rental revenue is recognized on the straight-line basis over the related lease term; however, billings by the Company are based on required minimum rentals in accordance with the lease agreements. Step rent receivable, which is the cumulative revenue recognized in excess of amounts billed by the Company, is $ 954,000 at December 31, 2003.

SYNDICATION FEES

Syndication fees are selling commissions and other costs associated with the initial offering of the Company's preferred shares. Such costs, in the amount of $ 2,483,000 have been reported as a reduction in Stockholders' Equity in the Company's Balance Sheet.

REVENUE RECOGNITION

The Company has retained substantially all of the risks and benefits of ownership of the Company's commercial properties and accounts for its leases as operating leases. Rental income from leases, which may include rent concession (including free rent and tenant improvement allowances) and scheduled increases in rental rates during the lease term, is recognized on a straight-line basis. The Company does not have any percentage rent arrangements with its commercial property tenants. Reimbursable costs are included in rental income in the period earned. A schedule showing the components of rental revenue is shown below.

                                         Period Ended
                                         December 31,
       (in thousands)                        2003
       ===============================================
       Income from leases                 $  1,152
       Straight-line rent adjustment           954
       Reimbursable expenses                   584
       Amortization of favorable leases       (426)
       -----------------------------------------------

            Total                         $  2,264
       ===============================================

                              FSP Royal Ridge Corp.
                          Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

INTEREST INCOME

Interest income is recognized when the related services are performed and the earnings process is complete.

INCOME TAXES

The Company has elected to be taxed as a Real Estate Investment Trust ("REIT") under the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally is entitled to a tax deduction for dividends paid to its shareholders, thereby effectively subjecting the distributed net income of the Company to taxation at the shareholder level only. The Company must comply with a variety of restrictions to maintain its status as a REIT. These restrictions include the type of income it can earn, the type of assets it can hold, the number of shareholders it can have and the concentration of their ownership, and the amount of the Company's taxable income that must be distributed annually.

NET INCOME PER SHARE

The Company follows Statement of Financial Accounting Standards No. 128 "Earnings per Share", which specifies the computation, presentation and disclosure requirements for the Company's net income per share. Basic net income per preferred share is computed by dividing net income by the weighted average number of preferred shares outstanding during the period. Diluted net income per preferred share reflects the potential dilution that could occur if securities or other contracts to issue shares were convertible into shares. There were no potential dilutive shares outstanding at December 31, 2003. Subsequent to the completion of the offering of preferred shares, the holders of common stock are not entitled to share in any income nor in any related distribution.

3. Recent Accounting Standards

In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities". This statement was effective January 1, 2003. SFAS No. 146 replaces current accounting literature and requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The adoption of this statement did not have a material effect on the Company's financial position, results of operations and cash flows.

                              FSP Royal Ridge Corp.
                          Notes to Financial Statements

4. Income Taxes

The Company files as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended. In order to qualify as a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and to meet certain asset and income tests as well as certain other requirements. The Company will generally not be liable for federal income taxes, provided it satisfies these requirements. Even as a qualified REIT, the Company is subject to certain state and local taxes on its income and property.

For the period ended December 31, 2003, the Company incurred a net operating loss for income tax purposes of approximately $1,349,000 that can be carried forward until it expires in the year 2023.

At December 31, 2003, the Company's net tax basis of its real estate assets was $21,822,000.

The following schedule reconciles net income (loss) to taxable income subject to dividend requirements:

                                                           Period Ended
                                                           December 31,
       (in thousands)                                          2003
       =================================================================

       Net loss                                             $     (958)

         Add:  Book depreciation and amortization                  518
               Amortization of favorable real estate leases        426
               Deferred rent                                        99
         Less: Tax depreciation and amortization                  (480)
               Straight-line rents                                (954)
       -----------------------------------------------------------------
       Taxable loss(1)                                      $   (1,349)
       =================================================================

      (1) A tax loss is not subject to a dividend requirement.

The following schedule reconciles cash distributions paid to the dividends paid deduction:

                                                      Period Ended
                                                       December 31,
                                                       Per Preferred  Per Common
        (in thousands, except per share data)   Total      Share         Share
        ========================================================================

        Cash distributions paid               $ 1,389    $ 4,623      $ 14,232
           Less: Return of Capital             (1,389)    (4,623)      (14,232)
        ------------------------------------------------------------------------
        Dividends paid deduction              $    --    $    --      $     --
        ========================================================================

                              FSP Royal Ridge Corp.
                          Notes to Financial Statements

5. Capital Stock

PREFERRED STOCK

Generally, each holder of Shares of Preferred Stock is entitled to receive ratably all distributions, if any, declared by the Board of Directors out of funds legally available. The right to receive distributions shall be non-cumulative, and no right to distributions shall accrue by reason of the fact that no distribution has been declared in any prior year. Each holder of Shares will be entitled to receive, to the extent that funds are available therefore, $100,000 per Share, before any payment to the holder of Common Stock, out of distributions to stockholders upon liquidation, dissolution or the winding up of the Company; the balance of any such funds available for distribution will be distributed among the holders of Shares and the holder of Common Stock, pro rata based on the number of shares held by each; provided, however, that for these purposes, one share of Common Stock will be deemed to equal one-tenth of a share of Preferred Stock.

In addition to certain voting rights provided in the corporate agreements, the holder of Shares, acting by consent of at least 51%, shall have the further right to approve or disapprove a proposed sale of the Property, the merger of the Company with any other entity and amendments to the corporate charter. A vote of the holders of 66.67% of the Shares is required for the issue of any additional shares of capital stock. Holders of Shares have no redemption or conversion rights.

COMMON STOCK

Franklin Street Properties Corp. ("FSP"), is the sole holder of the Company's Common Stock. FSP has the right, as one class together with the holders of Preferred Stock, to vote to elect the directors of the Company and to vote on all matters except those voted by the holders of Shares of Preferred Stock. Subsequent to the completion of the offering of the preferred shares the holders of common shares are not entitled to share in any earnings nor any related distributions.

6. Related Party Transactions

The Company executed a management agreement with FSP Property Management LLC, an affiliate of FSP, that provides for a management fee equal to 1% of collected revenues and is cancelable with 30 days notice by either party. For the period ended December 31, 2003, fees incurred under the agreement were $17,605.

An acquisition fee of $149,000 and other costs of $111,000 were paid in 2003 to an affiliate of the Common Shareholder. Such fees were included in the cost of the real estate.

Syndication fees of $2,380,000 were paid in 2003 to an affiliate of the Common Shareholder for services related to syndication of the Company's preferred stock.

During 2003, the Company borrowed and repaid in full a note payable to FSP, principal of $24,250,000, with interest equal to the Citizens Bank base rate. Interest paid to FSP was $20,000. The average interest rate during the time the loan was outstanding was 4.50%.

A commitment fee of $1,711,000 was paid to FSP for obtaining the first mortgage loan. Such amount is included in interest expense on the Statement of Operations.

The Company paid a distribution of $14,000 to the common shareholder relating to operating activities of the Company prior to the completion of the offering of preferred shares.

                              FSP Royal Ridge Corp.
                          Notes to Financial Statements

7. Commitments and Contingencies

The Company, as lessor, has minimum future rentals due under non-cancelable operating leases as follows:

                            Year Ending
       (in thousands)       December 31,            Amount
                            ------------          ---------
                               2004               $  2,198
                               2005                  2,040
                               2006                  2,071
                               2007                  2,123
                               2008                  2,176
                            Thereafter               6,750
                                                  ---------

                                                  $ 17,358
                                                  =========

In addition, the lessees are liable for real estate taxes and certain operating expenses of the Property.

Upon acquiring the commercial rental property in January 2003, the Company was assigned the lease agreements between the seller of the Property and the existing tenants. The original lease periods range from two to ten years with renewal options.

                                  SCHEDULE III

                                   ROYAL RIDGE
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                December 31, 2003

                                                              Initial Cost
                                                  ---------------------------------
                                                                          Costs
                                                                       Capitalized
                                                           Buildings   (Disposals)
                                                         Improvements   Subsequent
                                                              and           to
Description                     Encumbrances (1)  Land    Equipment    Acquisition
                                ----------------  ----    ---------    ------------
                                                        (in thousands)
  Royal Ridge, Alpharetta, GA                     1,649    16,224       --

                                                    Historical Costs
                                  --------------------------------------------------------------------------------------


                                         Buildings                              Total Costs,
                                        Improvements                               Net of      Depreciable
                                            and                  Accumulated    Accumulated       Life         Date of
Description                       Land   Equipment    Total (2)  Depreciation  Depreciation       Years      Acquisition
                                  ----   ---------    ---------  ------------  ------------       -----      -----------
                                                                      (in thousands)
  Royal Ridge, Alpharetta, GA     1,649    16,224     17,873        375            17,498          5-39         2003

(1)   There are no encumbrances on the above properties.
(2)   The aggregate cost for Federal Income Tax purposes is $21,822.

                                   Royal Ridge

The following table summarizes the changes in the Company's real estate investments and accumulated depreciation:

                                                                   December 31,
                                                                 ---------------
      (in thousands)                                                  2003
      ==========================================================================

      Real estate investments, at cost:
        Balance, beginning of period                                 $    --
          Acquisitions                                                17,873
          Improvements                                                    --
          Dispositions                                                    --
      --------------------------------------------------------------------------

        Balance, end of period                                       $17,873
      ==========================================================================

      Accumulated depreciation:
        Balance, beginning of period                                 $    --
          Depreciation                                                   375
          Dispositions                                                    --
      --------------------------------------------------------------------------

        Balance, end of period                                       $   374
      ==========================================================================

                                   ROYAL RIDGE

             FOR THE PERIOD JANUARY 1, 2003 TO JANUARY 29, 2003 AND

                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                    CONTENTS

                                                                         PAGE

Independent auditors' report                                            F-105

Statements of revenue over certain operating expenses                   F-106

Notes accompanying the statements of revenue over certain
     operating expenses                                                 F-107

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders
FSP Royal Ridge Corp.

We have audited the accompanying statements of revenue over certain operating expenses (the "Statements") of Royal Ridge for the period January 1, 2003 to January 29, 2003 and for the year ended December 31, 2002. These Statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these Statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the Statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Statements' presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statements were prepared to comply with the requirements of Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, and exclude certain expenses described in Note 2 and, therefore, are not intended to be a complete presentation of the Property's revenue and expenses.

In our opinion, these Statements referred to above present fairly, in all material respects, the revenue over certain operating expenses (as described in Note 2) of Royal Ridge for the period January 1, 2003 to January 29, 2003 and for the year ended December 31, 2002, in conformity with the basis of accounting described in Note 2.


/s/ Braver and Company, P.C.
Newton, Massachusetts
February 28, 2004

                                   ROYAL RIDGE
              STATEMENTS OF REVENUE OVER CERTAIN OPERATING EXPENSES
             FOR THE PERIOD JANUARY 1, 2003 TO JANUARY 29, 2003 AND
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                                            2003         2002
                                                         ---------    ---------
REVENUE:

  Rental income                                          $   1,195    $   3,084
                                                         ---------    ---------

CERTAIN OPERATING EXPENSES (Note 2):

  Taxes and insurance                                       19,046      184,096
  Management fees                                            2,652       33,212
  Administrative                                             4,736       62,264
  Operating and maintenance                                 87,616      526,358
                                                         ---------    ---------

                                                           114,050      805,930
                                                         ---------    ---------

Excess of certain operating expenses over revenue        $(112,855)   $(802,846)
                                                         =========    =========

   The accompanying notes are an integral part of these financial statements.

                                   ROYAL RIDGE
  NOTES ACCOMPANYING THE STATEMENTS OF REVENUE OVER CERTAIN OPERATING EXPENSES

1.    DESCRIPTION OF THE PROPERTY:

      The accompanying statements of revenue over certain operating expenses (the "Statements") include the operations of a commercial building located in Alpharetta, Georgia (the "Property"). These Statements are the results of operations of the Property under the basis of accounting described in
      Note 2 for the period and year described prior to the acquisition of the Property by FSP Royal Ridge Corp. The Property consists of a six-story Class "A" institutional quality suburban office tower containing approximately 161,366 square feet located on approximately 13.2 acres of land. The Property was sold to FSP Royal Ridge Corp. on January 30, 2003. No financial information is provided for 2001. The property was constructed in 2001 and there were no leases or tenants until 2002.

2.    BASIS OF ACCOUNTING:

      The accompanying Statements have been prepared on the accrual basis of accounting. The Statements have been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission for real estate properties acquired or to be acquired. Accordingly, these Statements exclude certain historical expenses not comparable to the operations of the Property after acquisition such as amortization, depreciation, interest, corporate expenses and certain other costs not directly related to future operations of the Property.

3.    REVENUE RECOGNITION:

      Rental revenue includes income from leases, certain reimbursable expenses, and other income associated with renting the property. A summary of rental revenue is shown in the following table:

                                              For the period       Year Ended
                                            January 1, 2003 to    December 31,
                                             January 29, 2003         2002
                                             ---------------    ---------------

       Reimbursable expenses                 $            --    $         3,084
       Other income                                    1,195                 --
                                             ---------------    ---------------

             Total                           $         1,195    $         3,084
                                             ===============    ===============


      Royal Ridge has retained substantially all of the risks and benefits of the Property and accounts for its leases as operating leases. Rental income from leases, which includes rent concessions (including free rent and tenant improvement allowances) and scheduled increases in rental rates during the lease term, is recognized on a straight-line basis. However, for the year ended December 31, 2002 and for the period January 1, 2003 to January 29, 2003, Royal Ridge did not recognize any rental revenue due to a "free rent" provision in its lease agreements. Had Royal Ridge recognized the rental revenue under a straight-line basis, such revenue would have been written off as uncollectible upon the sale of the Property as described in Note 1. The Company does not have any percentage rent arrangements with its tenants. Reimbursable costs are included in rental income in the period earned.

4.    USE OF ESTIMATES:

      The preparation of the Statements in conformity with the basis of accounting described in Note 2 requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                                   ROYAL RIDGE
  NOTES ACCOMPANYING THE STATEMENTS OF REVENUE OVER CERTAIN OPERATING EXPENSES

5.    CONCENTRATIONS OF RISKS:

      For the period January 1, 2003 to January 29, 2003, and for the year ended December 31, 2002, rental income was received from three lessees. As such, future receipts are dependent upon the financial strength of these lessees and their ability to perform under the lease agreements

6.    LEASES:

      The Company, as lessor, has minimum future rentals due under noncancellable operating leases as follows:

               Year Ending
               December 31,         Amount
               ------------      -------------

                  2003           $  1,153,000
                  2004              2,198,000
                  2005              2,040,000
                  2006              2,071,000
                  2007              2,123,000
               Thereafter           8,926,000
                                 -------------

                                 $ 18,511,000
                                 =============

      In addition, the lessees are liable for real estate taxes and operating expenses as direct expenses to them.

                                                                      Appendix A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        FRANKLIN STREET PROPERTIES CORP.,

                           MONTAGUE ACQUISITION CORP.,

                        ADDISON CIRCLE ACQUISITION CORP.,

                         ROYAL RIDGE ACQUISITION CORP.,

                       COLLINS CROSSING ACQUISITION CORP.,

                       FSP MONTAGUE BUSINESS CENTER CORP.,

                            FSP ADDISON CIRCLE CORP.,

                             FSP ROYAL RIDGE CORP.,

                                       AND

                           FSP COLLINS CROSSING CORP.


                                 August 13, 2004

                        TABLE OF CONTENTS (to be updated)

ARTICLE 1 THE MERGERS..........................................................1
1.1   The Mergers..............................................................1
1.2   The Closing..............................................................2
1.3   Effective Time...........................................................2
1.4   Additional Action........................................................2
1.5   Dissenting Shares........................................................2
1.6   No Further Rights........................................................3
1.7   Withholding Rights.......................................................3

ARTICLE 2 MERGER CONSIDERATION.................................................3
2.1   Cancellation of Target Stock.............................................3
2.2   Merger Consideration.....................................................4

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
          ACQUISITION SUBSIDIARIES.............................................5
3.1   Due Organization; Authority..............................................5
3.2   Authorization; Validity; Effect of Agreement.............................5
3.3   Capitalization...........................................................6
3.4   No Violation.............................................................6
3.5   FSP Investments LLC; Due Organization....................................7
3.6   Financial Statements.....................................................7
3.7   SEC Documents............................................................8
3.8   Litigation...............................................................8
3.9   Taxes....................................................................8
3.10  Full Disclosure..........................................................9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE TARGET REITS...................9
4.1   Due Organization; Authority.............................................10
4.2   Authorization; Validity; Effect of Agreement............................10
4.3   Financial Statements....................................................10
4.4   Contracts and Commitments...............................................11
4.5   No Violation............................................................11
4.6   Litigation..............................................................12
4.7   Title to Assets.........................................................12
4.8   Real Property...........................................................12
4.9   Real Property Leases....................................................14
4.10  Compliance with Laws; Permits; Environmental Matters....................14
4.11  Taxes...................................................................16
4.12  No Existing Discussions.................................................17
4.13  Full Disclosure.........................................................17

ARTICLE 5 COVENANTS AND ADDITIONAL AGREEMENTS.................................17
5.1   Conduct of Business.....................................................17
5.2   Other Actions...........................................................17
5.3   Approval of Target REIT Stockholders....................................17
5.4   Consents and Approvals..................................................18

5.5   No Solicitation.........................................................18

ARTICLE 6 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGERS........21

ARTICLE 7 TERMINATION AND WAIVER..............................................22
7.1   Termination.............................................................22
7.2   Effect of Termination...................................................23
7.3   Extension; Waiver.......................................................23
7.4   No Survival of Representations and Warranties...........................23

ARTICLE 8 MISCELLANEOUS.......................................................24
8.1   Assignment..............................................................24
8.2   Risk of Loss............................................................24
8.3   Fees and Expenses.......................................................24
8.4   Entire Agreement; Modifications; Amendments.............................25
8.5   Notices.................................................................25
8.6   Interpretation..........................................................26
8.7   Captions................................................................26
8.8   Counterparts............................................................26
8.9   Binding Effect..........................................................26
8.10  Attorneys' Fees.........................................................27
8.11  No Waiver; Severability.................................................27
8.12  No Joint and Several Liability..........................................27
8.13  Applicable Law..........................................................27

Exhibit A--List of Properties
Exhibit B--Merger Consideration
Exhibit C--Tax Representations

                          AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 13, 2004 by and among Franklin Street Properties Corp. (the "Company"), a Maryland corporation, the wholly-owned acquisition subsidiaries of the Company, each a Delaware corporation (each an "Acquisition Subsidiary" and, collectively, the "Acquisition Subsidiaries"), listed on the signature pages hereto and the other corporations, each a Delaware corporation (each, a "Target REIT" and, collectively, the "Target REITs"), also listed on the signature pages hereto.

                                    RECITALS

            WHEREAS, the Target REITs are the owners of certain real properties listed on Exhibit A hereto (each such property, including any buildings, structures or other improvements situated thereon, a "Property" and, collectively, the "Properties");

            WHEREAS, the board of directors of the Company (the "Company Board"), boards of directors of each of the Acquisition Subsidiaries (such boards of directors, collectively, the "Acquisition Boards of Directors") and the boards of the directors of each of the Target REITs (such boards of directors, collectively, the "Target Boards of Directors") believe that it is in the best interests of the Company, each of the Acquisition Subsidiaries and each of the Target REITs, respectively, and their respective stockholders, to consummate, and have approved, the business combination transaction provided for herein, pursuant to which each Target REIT will be merged with and into an Acquisition Subsidiary, with the respective Acquisition Subsidiary continuing as the surviving entity (each such transaction, a "Merger" and, collectively, the "Mergers");

            WHEREAS, the Company Board, the Acquisition Boards of Directors and the Target Boards of Directors have agreed to effect the transactions provided for herein upon the terms and subject to the conditions set forth herein;

            WHEREAS, the Company, the Acquisition Subsidiaries and the Target REITs desire to make certain representations, warranties and agreements in connection with the Mergers.

            NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1 THE MERGERS

      1.1 The Mergers. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), each Target REIT will be merged with and into an Acquisition Subsidiary in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL"), and the separate existence of each Target REIT shall thereupon cease. Each Acquisition Subsidiary shall continue as the surviving entity of the Mergers (each a "Surviving Corporation" and collectively, the "Surviving Corporations"). The parties hereby agree that FSP Montague Business Center Corp. will merge with and into Montague Acquisition Corp.; FSP Addison Circle Corp. will merge with and into Addison Circle Acquisition Corp; FSP Royal Ridge Corp. will merge with and into Royal Ridge Acquisition Corp.; and FSP Collins Crossing Corp. will merge with and into Collins Crossing Acquisition Corp.

      1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the "Closing") shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts at 9:00 a.m., local time, on December 30, 2004 or at such other time and date following the day on which the last of the conditions set forth in
Article 6 shall be fulfilled or waived in accordance herewith. The holders of preferred stock in the Target REITs ("Target Stock") are hereinafter referred to as the "Target REIT Stockholders." The holders of common stock of the Company, $0.0001 par value per share ("Common Stock"), are hereinafter referred to as the "Company Stockholders." The date on which the Closing occurs is hereinafter referred to as the "Closing Date." After giving effect to the Mergers, the Company and Acquisition Subsidiaries are hereinafter referred to as the "Combined Company."

      1.3 Effective Time. If all of the conditions to a particular Merger set forth in Article 6 shall have been fulfilled or waived in accordance herewith with respect to the Company and the applicable Target REIT and this Agreement shall not have been terminated as provided in Article 7 or Section 8.2(b), the parties hereto shall promptly cause to be properly executed, verified and delivered for filing on the Closing Date a certificate of merger satisfying the requirements of the DGCL for such Merger (a "Certificate of Merger"). A Merger shall become effective upon the acceptance for record of its Certificate of Merger by the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time upon which the parties hereto shall have agreed and designated in such filing in accordance with applicable law as the effective time of the Mergers (the "Effective Time").

      1.4 Additional Action. The Surviving Corporations may, at any time from and after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the respective Target REIT or the respective Acquisition Subsidiary, in order to consummate and give effect to the transactions contemplated by this Agreement.

      1.5 Dissenting Shares.

            (a) For purposes of this Agreement, "dissenting shares" means Target Stock held as of the Effective Time by a Target REIT Stockholder who has not voted such Target Stock in favor of the adoption of this Agreement and the Merger with respect to such Target REIT and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.

Dissenting shares shall not be converted into or represent the right to receive the Merger Consideration (as defined below) unless the Target REIT Stockholder holding such dissenting shares shall have forfeited his or her right to appraisal under the DGCL or properly withdrawn his or her demand for appraisal. If such Target REIT Stockholder has so forfeited or withdrawn his or her right to appraisal of dissenting shares, then (i) as of the occurrence of such event, such holder's dissenting shares shall cease to be dissenting shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such Target Stock pursuant to Section 2.2 hereof, and (ii) promptly following the occurrence of such event, the Company or the Surviving Corporation shall deliver to such Target REIT Stockholder shares of Common Stock and any cash in lieu of fractional shares of Target Stock, if applicable, to which such holder is entitled pursuant to Section 2.2 hereof.

            (b) Each Target REIT shall give the Company (i) prompt notice of any written demands for appraisal of any Target Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the respective Target REIT and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. No Target REIT shall, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal of Target Stock or offer to settle or settle any such demands.

      1.6 No Further Rights. From and after the Effective Time, no Target Stock shall be deemed to be outstanding, and holders of certificates formerly representing Target Stock shall cease to have any rights with respect thereto except as provided herein or by law.

      1.7 Withholding Rights. Notwithstanding any provision of this Agreement, each of the Company and any Acquisition Subsidiary shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement, as applicable, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payments under the Code or any other applicable provision of law and to collect Forms W-8 or W-9, as applicable, or similar information from the Target REIT Stockholders and any other recipients of payments hereunder. To the extent the amounts are so withheld by either the Company or any Acquisition Subsidiary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Target REIT shares in respect of which such deduction and withholding was made by the Company or the Acquisition Subsidiary.

ARTICLE 2 MERGER CONSIDERATION

      2.1 Cancellation of Target Stock. As a result of the Mergers and without any action on the part of the Target REIT Stockholders, all Target Stock in each Target REIT with respect to which a Merger has become effective shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each Target REIT Stockholder shall thereafter cease to have any rights with respect to such Target Stock (other than with respect to any dissenting shares).

      2.2 Merger Consideration.

            (a) At the Effective Time, by virtue of the Mergers and without any further action by the Company, any Acquisition Subsidiary or any Target REIT, each Target REIT Stockholder in each Target REIT with respect to which a Merger has become effective shall receive for each share (or fraction thereof) of Target Stock of such Target REIT that such Target REIT Stockholder holds of record, that number of shares of Common Stock in the Combined Company set forth on Exhibit B attached hereto opposite the name of the applicable Target REIT (the "Merger Consideration"). At the Effective Time, by virtue of the Mergers and without any further action by any party, each share of common stock, $.0001 par value per share, of each Target REIT held by the Company shall be cancelled and shall cease to exist and no stock of the Company or other consideration shall be delivered in exchange therefor, and the Company hereby waives any right that it may have under the certificate of incorporation of each Target REIT or otherwise to receive any consideration in the Mergers in respect of such shares of Target REIT common stock.

            (b) No certificate or scrip representing fractional shares of Common Stock shall be issued upon the surrender of Target Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Company. Notwithstanding any other provision of this Agreement, each holder of shares of Target Stock converted pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Common Stock (after taking into account all Target Stock certificates registered in the name of or delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Common Stock multiplied by $17.70, such amount to be rounded up to the nearest whole cent.

            (c) The Company shall issue certificates representing shares of Common Stock upon the surrender of Target Stock as soon as practicable after the Effective Time.

            (d) The directors and officers of each Acquisition Subsidiary immediately prior to the Effective Time shall be the initial directors and officers of the respective Surviving Corporations, each to hold office in accordance with the Certificate of Incorporation and Bylaws of such Surviving Corporation. The certificate of incorporation and by-laws of each Acquisition Subsidiary immediately prior to the Effective Time shall be the initial certificate of incorporation and by-laws of the respective Surviving Corporation, except that the name of each Surviving Corporation shall be amended to be the name of the respective Target REIT immediately prior to the Effective Time.

            (e) The Merger Consideration, including any cash in lieu of fractional shares, shall be adjusted to reflect any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to Common Stock or Target Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE ACQUISITION SUBSIDIARIES

            Each of the Company and the Acquisition Subsidiaries, jointly and severally, represents and warrants to the Target REITs that the statements contained in this Article 3 are true and correct, except as set forth in the disclosure schedule delivered at or prior to the execution hereof to each of the Target REITs (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and letter paragraphs contained in this Article 3, and the disclosures in any paragraph of the Company Disclosure Schedule shall also be deemed to qualify all other paragraphs in this Article 3.

      3.1 Due Organization; Authority.

            (a) Each of the Company and the Acquisition Subsidiaries is a corporation duly organized and validly existing under the laws of the state of its incorporation. The Company (i) has the authority to conduct its business as currently conducted and to own and operate the properties that it now owns and operates, and (ii) is duly licensed or qualified to do business in, and is in good standing under the laws of, all jurisdictions in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, assets, prospects, results of operations or financial condition of the Company (a "Company Material Adverse Effect").

            (b) Each of the Company and the Acquisition Subsidiaries has provided each Target REIT with a true and complete copy of its articles or certificate of incorporation and bylaws, each as amended to date.

            (c) Each Acquisition Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities or operations and owns no assets.

      3.2 Authorization; Validity; Effect of Agreement. Each of the Company and the Acquisition Subsidiaries has all requisite power, authority and legal right to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the Acquisition Subsidiaries and the consummation by the Company and the Acquisition Subsidiaries of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and the Acquisition Subsidiaries, respectively, and this Agreement is a legal, valid and binding obligation of the Company and the Acquisition Subsidiaries, enforceable against them in accordance with its terms.

      3.3 Capitalization. The authorized capital stock of the Company consists of 180,000,000 shares of Common Stock of which approximately 49,629,762 shares are issued and outstanding as of the date hereof and 20,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares are issued and outstanding as of the date hereof. Immediately following the consummation of the Mergers, approximately 60,524,756 shares of Common Stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. The rights and privileges of each class of the Company's capital stock are as set forth in the Company's certificate of incorporation, as amended to date. All shares of the Company's Common Stock issuable pursuant to this Agreement, when issued on the terms and conditions set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or the Company's certificate of incorporation or by-laws.

      3.4 No Violation.

            (a) Neither the execution and delivery by the Company or the Acquisition Subsidiaries of this Agreement, nor the consummation by the Company or the Acquisition Subsidiaries of the transactions contemplated hereby and compliance by the Company or the Acquisition Subsidiary with the provisions hereof, will: (i) conflict with or violate any provision of the articles or certificates of incorporation or bylaws, each as amended to date of the Company or the Acquisition Subsidiaries; (ii) require on the part of the Company or the Acquisition Subsidiaries or any Subsidiary (as defined below) of the Company any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except (x) the filing of a registration statement on Form S-4 with the Securities and Exchange Commission (the "SEC"), (y) the filing of the Certificates of Merger in accordance with the DGCL or (z) where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not reasonably be expected to have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound or to which any of their assets is subject, except for (A) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (B) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iv) result in the imposition of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) upon any property or assets of the Company or any Subsidiary of the Company; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, the Acquisition

Subsidiaries or any Subsidiary of the Company or any of their properties or assets. For purposes of this Agreement, "Subsidiary" shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company holds stock or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such entity.

            (b) Except as expressly contemplated by this Agreement, no other action is required to be taken by the Company or the Acquisition Subsidiaries to permit the execution, delivery and performance of (i) this Agreement, (ii) all other documents and certificates expressly contemplated hereby, and (iii) the transactions contemplated hereby, and no consent or approval of any third party or governmental authority is or was required or appropriate in connection with the execution of this Agreement, or to consummate the transactions expressly contemplated hereunder, except such as have been obtained or will be obtained prior to the Closing.

      3.5 FSP Investments LLC; Due Organization. FSP Investments LLC ("FSP Investments"), a wholly-owned subsidiary of the Company, is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Massachusetts. FSP Investments is duly registered with the SEC as a broker/dealer pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

      3.6 Financial Statements.

            (a) The Company has previously delivered or made available to each of the Target REITs the following financial statements (collectively, the "Company Financial Statements"): (i) consolidated statements of income for the twelve months ended December 31, 2003 (audited), (ii) consolidated statements of cash flows for the twelve months ended December 31, 2003 (audited), (iii) consolidated balance sheet as of December 31, 2003 (audited), (iv) consolidated statements of income for the six months ended June 30, 2004 (unaudited), (v) consolidated statements of cash flows for the six months ended June 30, 2004 (unaudited) and (vi) the consolidated balance sheet as of June 30, 2004 (unaudited) (the "Company Balance Sheet"). The Company Financial Statements have been prepared in accordance with generally accepted auditing principles ("GAAP"), applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position and results of operations of the Company as of their respective dates and for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

            (b) The Company has no liability of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted, except liabilities (i) stated or adequately reserved against on the Company Balance Sheet or the notes thereto, (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the Company Balance Sheet, (iii) incurred after the date of the Company Balance Sheet in the ordinary course of business consistent with the terms of this Agreement or (iv) which would not reasonably be expected to have a Company Material Adverse Effect.

      3.7 SEC Documents. The Company has filed or will file all SEC Documents (as defined below) on a timely basis. All of the SEC Documents (other than preliminary materials), as of their respective filing dates, complied or will comply in all material respects with all applicable requirements of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended and, in each case, the rules and regulations promulgated thereunder applicable to such SEC Documents. None of the SEC Documents, at the time of filing contained or will contain any untrue statements of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later SEC Documents filed and publicly available. As used herein, "SEC Documents" shall mean all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC on or after January 1, 2003 and prior to the Closing Date. No Subsidiary is subject to the reporting requirements of Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

      3.8 Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Company is a party or by which it is bound or, to the knowledge of the Company, to which any of its directors, officers, employees or agents, in such capacity, is a party or, to the knowledge of the Company, by which any of them is bound, and (ii) no actions, suits, investigations or proceedings pending against the Company, or, to the knowledge of the Company, against any of its directors, officers, employees or agents, in such capacity, or, to the knowledge of the Company, threatened against the Company or any of its directors, officers, employees or agents, in such capacity, at law or in equity, or before or by any federal, state or local commission, board, bureau, agency or instrumentality that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 3.8 and Section 3.9 below, any reference to the "Company" shall be deemed to include the Subsidiaries.

      3.9 Taxes.

            (a) The Company has paid, caused to be paid or accrued all federal, state, local, foreign and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipt taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, property taxes and environmental taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), required to be paid or accrued by it through the date hereof;

            (b) The Company has timely filed or requested an extension of the time to file all federal, state, local and foreign Tax returns required to be filed by it through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

            (c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

            (d) For all periods from its inception, the Company has qualified to be treated as a "real estate investment trust" (a "REIT") within the meaning of Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"). For the periods described in the preceding sentence, the Company has met all requirements necessary to be treated as a REIT for purposes of the income Tax provisions of those states in which the Company is subject to income Tax and which provide for the taxation of a REIT in a manner similar to the treatment of REITs under Sections 856-860 of the Code.

            (e) Neither the Internal Revenue Service (the "IRS") nor any other governmental authority is now asserting by written notice to the Company or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes. There is no dispute or claim concerning any Tax liability of the Company either claimed or raised in writing by the IRS. There is no dispute or claim of a material nature concerning any Tax liability of the Company either claimed or raised in writing by any governmental authority other than the IRS, or, to the knowledge of the Company, which may be claimed or raised by any federal or state governmental authority. No written claim has ever been made by a Taxing authority in a jurisdiction where the Company does not file reports and returns asserting that the Company is or may be subject to Taxation by that jurisdiction.

      3.10 Full Disclosure. The representations of the Company contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein not misleading, and none of the information supplied or to be supplied by the Company for inclusion in the Consent Solicitation/Prospectus to be distributed to Target REIT Stockholders, pursuant to Section 5.3 hereof (the "Consent Solicitation/Prospectus") contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Date any event relating to the Company should occur that is required to be described in an amendment of or supplement to the Consent Solicitation/Prospectus, the Company shall, together with the Target REITS, prepare, file and disseminate such amendment or supplement. To the Company's knowledge, all of the representations and warranties of each of the Target REITs set forth in this Agreement are true and correct as of the date hereof.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE TARGET REITS

            Each of the Target REITs individually represents and warrants to the Company that the statements contained in this Article 4 are true and correct as to itself, except as set forth in the disclosure schedules delivered at or prior to the execution hereof by each of the Target REITs to the Company (each, a "Target REIT Disclosure Schedule" and, collectively, the "Target REITs Disclosure Schedules"). Each Target REIT Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and letter paragraphs contained in this Article 4, and the disclosures in any paragraph of any Target REIT Disclosure Schedule shall also be deemed to qualify all other paragraphs in this
Article 4 with respect to that Target REIT. In the event that at the time of the execution of this Agreement the Company has knowledge that any of the representations or warranties of any Target REIT contained herein are not true and correct, such Target REIT shall not be deemed to be in breach of this Agreement in respect thereof, including without limitation for purposes of Sections 6(f) and 7.1(c) below.

      4.1 Due Organization; Authority.

            (a) The Target REIT is a corporation duly organized and validly existing under the laws of the State of Delaware. The Target REIT (i) has the authority to conduct its business as currently conducted and to own and operate the properties that it now owns and operates, and (ii) is duly licensed or qualified to do business in, and is in good standing under the laws of, all jurisdictions in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, assets, prospects, results of operations or financial condition of the Target REIT (a "Target REIT Material Adverse Effect").

            (b) The Target REIT has provided the Company and each other Target REIT with a true and complete copy of its certificate of incorporation and bylaws, each as amended to date.

      4.2 Authorization; Validity; Effect of Agreement.

            (a) The Target REIT has all requisite power, authority and legal right to enter into this Agreement and to consummate the Mergers. The execution and delivery of this Agreement by the Target REIT and, subject to the approval of this Agreement by its Target REIT Stockholders, the consummation by the Target REIT of its Merger have been duly authorized by all necessary corporate action on the part of the Target REIT, and this Agreement is a legal, valid and binding obligation of the Target REIT, enforceable against the Target REIT in accordance with its terms.

      4.3 Financial Statements.

            (a) The Target REIT has previously delivered or made available to the Company the following financial statements (collectively, the "Target REIT Financial Statements"): (i) statement of income from date of inception through December 31, 2003 (audited); (ii) statement of cash flows from date of inception through December 31, 2003 (audited), (iii) a statement of income for the six months ended June 30, 2004 (unaudited), (iv) a statement of cash flows for the six months ended June 30, 2004 and (v) a balance sheet as of June 30, 2004 (unaudited) (the "Target REIT Balance Sheet"). The Target REIT Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the financial position and results of operations of the Target REIT as of their respective dates and for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

            (b) The Target REIT has no liability of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted, except liabilities (i) stated or adequately reserved against on the Target REIT Balance Sheet or the notes thereto, (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the Target REIT Balance Sheet, (iii) incurred after the date of the Target REIT Balance Sheet in the ordinary course of business consistent with the terms of this Agreement or (iv) which would not reasonably be expected to have a Target REIT Material Adverse Effect.

      4.4 Contracts and Commitments. The Target REIT has delivered or made available to the Company a correct and complete copy of each contract to which the Target REIT is a party that is material to the Target REIT (each a "Target REIT Material Contract"). Each Target REIT Material Contract is in full force and effect and neither the Target REIT nor, to the knowledge of the Target REIT, the other party thereto is in breach or default thereunder, other than breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Target REIT Material Adverse Effect.

      4.5 No Violation.

            (a) Neither the execution and delivery by the Target REIT of this Agreement, nor the consummation by the Target REIT of its Merger and compliance by the Target REIT with the provisions hereof, will: (i) conflict with or violate any provision of its certificate of incorporation or bylaws; (ii) require on the part of the Target REIT any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except (x) the filing of the Certificates of Merger or (y) where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not reasonably be expected to have a Target REIT Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Target REIT is a party or by which the Target REIT is bound or to which any of its assets is subject, except for (A) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Target REIT Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (B) any notice, consent or waiver the absence of which would not have a Target REIT Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby; (iv) result in the imposition of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) upon any property or assets of the Target REIT; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Target REIT or any of its properties or assets.

            (b) Except as expressly contemplated by this Agreement, no other action is required to be taken by the Target REIT to permit the execution, delivery and performance of (i) this Agreement, (ii) all other documents and certificates expressly contemplated hereby, and (iii) the Mergers, and no consent or approval of any third party or governmental authority is or was required or appropriate in connection with the execution of this Agreement, or to consummate the transactions expressly contemplated hereunder, except such as have been obtained or will be obtained prior to the Closing.

      4.6 Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Target REIT is a party or by which it is bound or, to the knowledge of the Target REIT, to which any of its directors, officers, employees or agents, in such capacity, is a party or, to the knowledge of the Target REIT, by which any of them is bound, and (ii) no actions, suits, investigations or proceedings pending against the Target REIT, or, to the knowledge of the Target REIT, against any of its directors, officers, employees or agents, in such capacity, or, to the knowledge of the Target REIT, threatened against the Target REIT or any of its directors, officers, employees or agents, in such capacity, at law or in equity, or before or by any federal, state or local commission, board, bureau, agency or instrumentality that would, individually or in the aggregate, reasonably be expected to have a Target REIT Material Adverse Effect.

      4.7 Title to Assets. The Target REIT has good and marketable title to the assets reflected in the most recent Target REIT Balance Sheet and will hold good and marketable title to such assets, and any assets acquired by the Target REIT prior to the Effective Time, except for assets disposed of in the ordinary course of business (which assets do not include its Property) and except as the failure of the Target REIT to have such good and marketable title is not, in the aggregate, material to the Target REIT. The assets reflected on the Target REIT Balance Sheet include its Property. Except as otherwise disclosed in the Target REIT Balance Sheet or related notes accompanying it, all the assets referred to in the first sentence of this Section 4.7 are owned free and clear of any and all material adverse claims, security interests, charges or other encumbrances or restrictions of every nature, except liens for current taxes not yet due and payable or landlords' liens as provided for in the relevant leases, or by applicable law.

      4.8 Real Property.

            With respect to each parcel of Property owned by the Target REIT:

            (a) the Target REIT has good and clear record and marketable title to such parcel, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not impair the uses, occupancy or value of such parcel for its existing use as an office building or warehouse/distribution center, as the case may be (the "Intended Uses");

            (b) there are no (i) pending or, to the knowledge of the Target REIT, threatened condemnation proceedings relating to such parcel, (ii) pending or, to the knowledge of the Target REIT, threatened litigation or administrative actions relating to such parcel, or (iii) other matters affecting adversely the Intended Uses or, occupancy or value thereof;

            (c) the legal description for such parcel contained in the deed thereof describes such parcel fully and adequately; the buildings and improvements for the Intended Uses is permitted under applicable zoning and land use laws, and such buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of setback requirements applicable to them, zoning laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and such parcel is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

            (d) there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties (other than the Target REIT and those tenants under leases described in Section 4.9) the right of use or occupancy of any portion of such parcel, except for leases, subleases, licenses or agreements which do not impair the Intended Uses;

            (e) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein;

            (f) all facilities located on such parcel are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the Intended Uses and in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel;

            (g) such parcel abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel;

            (h) the Target REIT has received no notice of any, and, to the knowledge of the Target REIT, there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the parcels;

            (i) the improvements constructed on the parcels are in good condition and proper order, free of material roof leaks, untreated material insect infestation, and material construction defects, and all mechanical and utility systems servicing such improvements are in good condition and proper working order, free of material defects; and

            (j) each parcel is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies or facilities as to which a permanent, irrevocable appurtenant easement exists benefiting such parcel granting the use of such facilities) located on any other property (i) to fulfill any zoning, building code or other municipal or governmental requirement, (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or
(iii) to fulfill the requirements of any lease. No building or other improvement not included in the parcels relies on any part of the parcels to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities except with respect to utility or storm water facilities pursuant to recorded easement agreements or declarations of common easements the use of which do not impair the Intended Uses. Each of the parcels is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

      4.9 Real Property Leases. The Target REIT has delivered or made available to the Company complete and accurate copies of the leases and subleases (as amended to date) of its Property. With respect to each such lease and sublease:

            (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

            (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time;

            (c) neither the Target REIT nor, to the knowledge of the Target REIT, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Target REIT, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Target REIT or, to the knowledge of the Target REIT, any other party under such lease or sublease;

            (d) the Target REIT has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or sublease-hold that have not been discharged; and

            (e) the Target REIT is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Target REIT of the property subject thereto.

      4.10 Compliance with Laws; Permits; Environmental Matters.

            (a) The Target REIT has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that do not and will not, individually or in the aggregate, have a Target REIT Material Adverse Effect. There is no pending or, to the knowledge of the Target REIT, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), relating to any Environmental Law involving the Target REIT, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that will not, individually or in the aggregate, have a Target REIT Material Adverse Effect. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

            (b) There have been no releases in violation of Environmental Laws of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Target REIT. With respect to any such releases of Materials of Environmental Concern, the Target REIT has given all required notices to Governmental Entities (copies of which have been provided to the Company). The Target REIT is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Target REIT that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Target REIT. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

            (c) A complete and accurate copy of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Target REIT (whether conducted by or on behalf of the Target REIT or a third party, and whether done at the initiative of the Target REIT or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Target REIT has possession of or access to has been provided or made available to the Company.

            (d) The Target REIT is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Target REIT.

      4.11 Taxes.

            (a) The Target REIT has paid, caused to be paid or accrued all federal, state, local, foreign and other Taxes, required to be paid or accrued by it through the date hereof;

            (b) The Target REIT has timely filed or requested an extension of the time to file all federal, state, local and foreign Tax returns required to be filed by it through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

            (c) The Target REIT has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party;

            (d) For all periods since its inception, the Target REIT has qualified to be treated as a REIT within the meaning of Sections 856-860 of the Code. For the periods described in the preceding sentence, the Target REIT has met all requirements necessary to be treated as a REIT for purposes of the income Tax provisions of those states in which the Target REIT is subject to income Tax and which provide for the taxation of a REIT in a manner similar to the treatment of REITs under Sections 856-860 of the Code.

            (e) Neither the IRS nor any other governmental authority is now asserting by written notice to the Target REIT or, to the knowledge of the Target REIT, threatening to assert against the Target REIT any deficiency or claim for additional Taxes. There is no dispute or claim concerning any Tax liability of the Target REIT either claimed or raised in writing by the IRS. There is no dispute or claim of a material nature concerning any Tax liability of the Target REIT either claimed or raised in writing by any governmental authority other than the IRS, or, to the knowledge of the Target REIT, which may be claimed or raised by any federal or state governmental authority. No written claim has ever been made by a Taxing authority in a jurisdiction where the Target REIT does not file reports and returns asserting that the Target REIT is or may be subject to Taxation by that jurisdiction.

            (f) Each of the representations set forth in Exhibit C is true, accurate and complete.

      4.12 No Existing Discussions. As of the date of this Agreement, no Target REIT is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.5(b).

      4.13 Full Disclosure. The representations of the Target REIT contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein not misleading, and none of the information supplied or to be supplied by the Target REIT for inclusion in the Consent Solicitation/Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Date any event relating to the Target REIT should occur that is required to be described in an amendment of or supplement to the Consent Solicitation/Prospectus, the Target REIT promptly shall inform the Company and assist in the preparation, filing, dissemination of such amendment or supplement.

ARTICLE 5 COVENANTS AND ADDITIONAL AGREEMENTS

      5.1 Conduct of Business. Prior to the Effective Time, or the earlier termination of this Agreement, the Company and each Target REIT shall (i) carry on its business in the ordinary course in substantially the same manner as previously conducted, (ii) use its reasonable efforts to preserve intact its present business organization and goodwill, (iii) maintain permits, licenses and authorizations, (iv) preserve its relationships with third parties and (v) take all actions necessary to continue to qualify as a REIT, including, without limitations, the payment of dividends.

      5.2 Other Actions. Neither the Company, any Acquisition Subsidiary nor any Target REIT shall take or omit to take any action that would result in any of the representations and warranties of the Company, such Acquisition Subsidiary or such Target REIT, respectively, made in or pursuant to this Agreement becoming untrue or incomplete, in any of the covenants and agreements of the Company, such Acquisition Subsidiary or such Target REIT, respectively, being breached, or in any of the conditions to the Closing not being satisfied; provided, however, that nothing in this Agreement shall be construed to prohibit or restrict the ability of the Company or any Target REIT to declare and/or pay, consistent with past practice and custom, to the Company Stockholders or the Target REIT Stockholders, as the case may be, dividends in respect of operations (collectively, the "Dividends") through the Closing Date, each in accordance with the terms of the distributing entity's organizational documents, each as amended to date; provided, further, that upon the Effective Date, the Company shall assume the obligation to pay any dividend declared but not paid by a Target REIT prior to the Effective Date.

      5.3 Approval of Target REIT Stockholders. Promptly following the execution of this Agreement, the Company, together with the Target REITs, shall prepare and the Company shall file a Consent Solicitation/Prospectus with the SEC, and the Target REITs shall as promptly as practicable following the effectiveness of the Company's registration statement on Form S-4 distribute the Consent Solicitation/Prospectus to the Target REIT Stockholders, asking the Target REIT Stockholders to vote upon the adoption of this Agreement and the Mergers. Except as permitted by Section 5.5 below, (a) the Consent Solicitation/Prospectus shall contain the recommendation of the Target Boards of Directors that the Target REIT Stockholders approve the adoption of this Agreement and the Mergers and (b) each of the Target REITs, subject to and in accordance with applicable law, shall use its respective reasonable best efforts to obtain such approval described in this Section 5.3, including without limitation, by timely mailing the Consent Solicitation/Prospectus to the Target REIT Stockholders of its respective corporation. . The Company agrees (i) to vote or cause to be voted any shares of Target REIT capital stock owned by the Company, including without limitation any shares of Target REIT capital stock owned by a Subsidiary of the Company, in favor of Mergers and the adoption of this Agreement and the Mergers and (ii) to not transfer or cause or allow to be transferred any such shares from the date hereof until following the earlier of the Effective Time or the termination of this Agreement.

      5.4 Consents and Approvals. The Company and the Target REITs shall each use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary consents, waivers, approvals, authorizations and orders and to make all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

      5.5 No Solicitation.

            (a) Except as set forth in this Section 5.5, no Target REIT shall, nor shall any of them authorize or permit any of their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") to, directly or indirectly:

                  (i) solicit, initiate, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation (A) approving any transaction under
Section 203 of the DGCL that would require such approval in the absence of Article TENTH of such Target REIT's charter, (B) approving any person becoming an "interested stockholder" under Section 203 of the DGCL that would require such approval in the absence of Article TENTH of such Target REIT's charter and
(C) amending or granting any waiver or release under any standstill or similar agreement with respect to any Target Stock; or

                  (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to the adoption of this Agreement by the respective Target REIT Stockholders (the "Specified Time"), the Target REITs may, to the extent necessary to act in a manner consistent with the respective fiduciary obligations of the Target Board of Directors, as determined in good faith by such respective Target Board of Directors, after consultation with outside counsel, in response to a Superior Proposal that did not result from a breach by the respective Target REIT of this Section 5.5, and subject to compliance with Section 5.5(c), (x) furnish information with respect to such Target REIT to the person making such Superior Proposal and its Representatives pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any Superior Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.5(a) by any Representative of any Target REIT, whether or not such person is purporting to act on behalf of a Target REIT or otherwise, shall be deemed to be a breach of this Section 5.5(a) by the respective Target REIT.

            (b) No Target REIT Board of Directors nor any committee thereof shall:

                  (i) except as set forth in this Section 5.5, withdraw or modify, or publicly (or in a manner designed to become public) propose to withdraw or modify, in a manner adverse to the Company or any other Target REIT, its approval or recommendation with respect to the adoption of this Agreement and approval of the Mergers contemplated hereby;

                  (ii) cause or permit its Target REIT to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.5(a) entered into in the circumstances referred to in Section 5.5(a)); or

                  (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, a Target REIT Board of Directors may, in response to a Superior Proposal that did not result from a breach by such Target REIT of this Section 5.5, withdraw or modify its recommendation with respect to the adoption of this Agreement and approval of the Mergers contemplated hereby if such Target REIT Board of Directors determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the fifth business day following receipt by the Company of written notice advising it that such Target Board of Directors desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Nothing in this Section 5.5 shall be deemed to (A) permit any Target REIT to take any action described in clauses (ii) or (iii) of the first sentence of this Section 5.5(b), (B) affect any obligation of the Company or the Target REITs under this Agreement or (C) limit a Target REITs' respective obligation to solicit consents from its Target REIT Stockholders, regardless of whether such Target REIT Board of Directors has withdrawn or modified its recommendation.

            (c) Each Target REIT shall immediately advise the Company and the other Target REITs orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. No Target REIT shall provide any information to or participate in discussions or negotiations with the person or entity making any Superior Proposal until five business days after such Target REIT has first notified the Company and the other Target REITs of such Acquisition Proposal as required by the preceding sentence. The Target REIT receiving an Acquisition Proposal shall (i) keep the Company and the other Target REITs fully informed, on a reasonably current basis, of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry, (ii) provide to the Company and the other Target REITs as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Target REIT receiving an Acquisition Proposal from any third party in connection with any Acquisition Proposal or sent or provided by such Target REIT to any third party in connection with any Superior Proposal, and
(iii) if the Company shall make a counterproposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Target REIT receiving a Superior Proposal shall furnish a copy of such information to the Company and the other Target REITs.

            (d) Each Target REIT shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. Each Target REIT shall use commercially reasonable efforts to have all copies of all nonpublic information it and its Representatives have distributed on or prior to the date of this Agreement to other potential purchasers returned to such Target REIT as soon as possible.

            (e) For purposes of this Agreement:

                  "Acquisition Proposal" means, with respect to any Target REIT,
(i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving such Target REIT, (ii) any proposal for the issuance by such Target REIT of over 10% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or consolidated total assets of such Target REIT, in each case other than the Mergers contemplated by this Agreement.

                  "Superior Proposal" means, with respect to any Target REIT, any unsolicited, bona fide written proposal made by a third party to acquire substantially all of the equity securities or assets of such Target REIT, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which such Target REIT's Board of Directors determines in its good faith judgment to be more favorable from a financial point of view to the stockholders of such Target REIT than the transactions contemplated by this Agreement (after taking into account the written opinion with respect thereto of a nationally recognized independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either the Company or such the Target REIT to amend the terms of this Agreement) and (ii) that in the good faith judgment of the Target REIT Board of Directors is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

ARTICLE 6 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGERS.

            The respective obligations of the parties hereto to consummate the Mergers pursuant to the terms of this Agreement are subject to satisfaction of the following conditions precedent on or prior to the Closing Date. In the event that one or more of these conditions are not satisfied on or prior to the Closing Date, the party or parties whose obligations hereunder are subject to the satisfaction of such condition or conditions may either elect to terminate this Agreement or waive the satisfaction of such condition. The conditions are:

            (a) this Agreement and the Mergers shall have been approved by the holders of a majority of the shares of Target Stock of each Target REIT other than a Target REIT with respect to which this Agreement has been terminated in accordance with Section 8.2(b);

            (b) all necessary consents, waivers, approvals, authorizations or orders required to be obtained and the making of all filings required to be made by any of the parties for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated thereby shall have been obtained or made, as the case may be, on or prior to (and remaining in effect at) the Closing Date;

            (c) FSP Corp. and each of the Target REITs shall have received, on or prior to the Closing Date, an opinion from Wilmer Cutler Pickering Hale and Dorr LLP to the effect that each Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and confirming that, to the extent the matters discussed under the heading "Material United States Federal Income Tax Considerations" in the Consent Solicitation/Prospectus constitute matters of law, they are accurate in all material respects (it being agreed that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be satisfied if another nationally recognized law firm renders such opinion, and that the Company and the Target REITs shall use their respective reasonable best efforts to obtain the opinion required by this subsection). Each of the Company and each Target REIT agrees to provide customary representations to Wilmer Cutler Pickering Hale and Dorr LLP (or such other law firm) in connection with the issuance of such opinion;

            (d) either the President and Chief Executive Officer or the Vice President and Chief Operating Officer of the Company shall have delivered to each of the Target REITs a certificate on behalf of the Company, dated as of the Closing Date, to the effect that there have been no material adverse changes in the financial condition of the Company between the date of the most recent Company Financial Statements and the Closing Date, and the President of each of the Target REITs shall have delivered to the Company a certificate on behalf of each Target REIT, each dated as of the Closing Date, to the effect that there have been no material adverse changes in the financial condition of such Target REIT between the date of the most recent Target REIT Financial Statements for such Target REIT and the Closing Date;

            (e) there shall have been no statute, rule, order or regulation enacted or issued by the United States or any State thereof, or by a court, that prohibits the consummation of the Mergers; and

            (f) the representations set forth in Section 3 and Section 4 hereof are true and complete in all material respects; provided, however, that the party whose representation was not true and correct shall have no right to not consummate the Closing as a result thereof.

      The conditions described in clause (b) above, may be waived by either the Company or the Target REITs, as the case may be, in whole or in part if, in the opinion of either the Company or the Target REITs, as the case may be, such waiver does not materially affect the terms of the transaction, which waiver shall not be unreasonably withheld.

ARTICLE 7 TERMINATION AND WAIVER

      7.1 Termination. This Agreement may be terminated, and the Mergers may be abandoned, at any time before the Closing Date, notwithstanding approval of the Mergers by the Target REIT Stockholders:

            (a) by the mutual written consent of the parties;

            (b) by the Company or any Target REIT if the Mergers have not been consummated by March 30, 2005 (which date may be extended by mutual agreement of the parties);

            (c) by the Company or any Target REIT if the conditions to the Mergers set forth in Article 6 of this Agreement are not satisfied or waived on the Closing Date; provided, however, that in the event of the failure of the conditions set forth in clause (g) of Article 6, the party whose representation was not true and correct shall have no right to terminate this Agreement as a result thereof;

            (d) by the Company or any Target REIT, in the instance where the Target REIT has received a Superior Proposal and the respective Target REIT Board of Directors has withdrawn or modified its approval or recommendation with respect to the adoption of this Agreement and approval of the Mergers contemplated hereby, if at a meeting of Target REIT Stockholders (including any adjournment or postponement thereof) or pursuant to a written consent in lieu of a meeting, as contemplated by Section 5.3 above, the requisite vote of such stockholders to adopt this Agreement and approve the Mergers contemplated hereby shall not have been obtained within 75 days of mailing of the Consent Solicitation/Prospectus.

      If a casualty occurs with respect to the Property owned by a particular Target REIT, the Company Board has the right to terminate the Agreement with respect to such Target REIT and to consummate the Mergers with the remaining Target REITs as provided in Section 8.2(b) hereof. In addition, the Company Board has the right to terminate this Agreement with respect to a Target REIT if
(i) after the receipt by any Target REIT of an Acquisition Proposal, if the Company requests that such Target REIT Board of Directors reconfirm its recommendation of this Agreement or the Merger with the respective Target REIT and such Target REIT Board of Directors fails to do so within five business days after its receipt of the Company's request or (ii) such Target REIT Board of Directors (or any committee thereof) shall have approved or recommended to its Target REIT Stockholders an Acquisition Proposal.

      7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall become void and there shall be no liability or obligation on the part of any party hereto or its respective affiliates, partners, directors or officers, except (i) with respect to payment of expenses as described in Section 8.3 and (ii) to the extent that such termination results from the willful breach of a party hereto of any of its representations, warranties, covenants or agreements made in or pursuant to this Agreement.

      7.3 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or made in connection herewith, and (iii) waive compliance with any of the agreements of the other parties hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      7.4 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Closing Date.

ARTICLE 8 MISCELLANEOUS

      8.1 Assignment. The Company may not assign its rights or obligations under this Agreement without the consent of the applicable Target REIT. None of the Target REITs may assign their rights or obligations under this Agreement.

      8.2 Risk of Loss.

            (a) Risk of loss or damage to the assets owned by each Target REIT (the "Assets") by condemnation, eminent domain or similar proceedings (or deed in lieu thereof), or by fire or any other casualty, from the date hereof through the Closing Date, will be on the Target REIT owning such Assets, and thereafter will be on the Combined Company.

            (b) In the event of loss or damage to the Assets that occurs prior to the Closing Date, the applicable Target REIT shall use its commercially reasonable efforts to effect a timely cure of such loss or damage prior to the Closing Date. If the Target REIT is unable to effect such a timely cure, the Target REIT shall so notify the Company, and thereafter, if such loss or damage results in a Target REIT Material Adverse Effect, the Company and such Target REIT shall use good faith efforts to amend this Agreement (without the need to obtain the consent of any other Target REIT) to (A) reflect a decrease in the amount of Merger Consideration to be issued with respect to the Target Stock of such Target REIT based on such loss or damage and (B) extend the term of this Agreement as reasonably necessary taking into account all financial, regulatory, legal and other aspects of such amendment to this Agreement, including, but not limited to, the need to resolicit the stockholders of such Target REIT with respect to participation in the Mergers with the Merger Consideration adjusted to reflect such loss or damage and consummate the Merger with such Target REIT as soon as practicable thereafter; provided, however, that in the event the Company and such Target REIT, after a good faith effort, cannot agree on a decrease in the amount of Merger Consideration to be issued with respect to the Target Stock of such Target REIT based on such loss or damage within a reasonable period of time following notice of such loss or damage, the Company shall have the unilateral right to amend this Agreement to terminate this agreement with respect to such Target REIT and consummate the Mergers with the other Target REITS.

      8.3 Fees and Expenses. The costs associated with each independent third-party appraisal of the fair market value of each Target REIT's real estate ("Appraisal") obtained by the respective Target Boards of Directors shall be paid by the Target REIT owning the real estate that is the subject of the Appraisal. The costs associated with investment banking advice and each fairness opinion of each Target REIT (the "Fairness Opinions") obtained by the respective Target Boards of Directors shall be paid by the Target REIT receiving such advice and Fairness Opinion. The fees and expenses of each Target REIT's legal counsel shall be paid by the respective Target REIT. All other expenses related to the Mergers and the transactions contemplated hereby, including, without limitation, consulting, legal, accounting and administrative expenses, shall be paid by the Company.

      8.4 Entire Agreement; Modifications; Amendments.

            (a) This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Except as expressly otherwise provided herein, neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

            (b) Subject to applicable law, this Agreement may be amended by the Company and the Target REITs at any time prior to the filing of the Certificates of Merger with the Secretary of State of the State of Delaware; provided, however, that after approval by Target REIT Stockholders as provided in Section 6 above, without further approval of the Target REIT Stockholders of such Target REIT, no amendment may be made that alters or changes (i) the amount or kind of Merger Consideration which the Target REIT Stockholders in such Target REIT shall be entitled to receive, (ii) the certificate of incorporation or bylaws of such Target REIT or (iii) the terms and conditions of this Agreement, if such alteration or change would have a material adverse effect on such Target REIT Stockholders.

      8.5 Notices. All notices, demands or other writings in this Agreement provided to be given or made or sent, or which may be given or made or sent, by either party hereto to the other may be given personally or may be delivered by depositing the same in the U.S. mail, certified, return receipt requested, postage prepaid or by delivering the same to an air courier service, postage prepaid, properly addressed and sent to the address of such party as set forth below, or such other address as either party may from time to time designate by written notice to the other. Notice given by mail shall be considered effective upon the expiration of five business days after deposit. Notice given in any other manner shall be effective only if and when received by the addressee.

     If to the Company:

              Franklin Street Properties Corp.
              401 Edgewater Place, Suite 200
              Wakefield, Massachusetts 01880
              Attention: George J. Carter
              President and Chief Executive Officer
              Fax: (800) 950-6288
     with a copy to:

              Wilmer Cutler Pickering Hale and Dorr LLP
              60 State Street
              Boston, Massachusetts 02109
              Attention: Kenneth A. Hoxsie, Esq.
              Fax: (617) 526-5000

     If to a Target REIT:

              c/o Franklin Street Properties Corp.
              401 Edgewater Place, Suite 200
              Wakefield, Massachusetts 01880
              Attention: William W. Gribbell and R. Scott
              MacPhee, Members of the Special Committee of the Board of Directors
              Fax: (800) 950-6288

     with a copy to:

              Gehrke, Gish & Umana LLP
              Two Faneuil Hall Marketplace
              South Market Building, 4th Floor
              Boston, Massachusetts 02109
              Attention: William S. Gehrke, Esq.
              Fax: (617) 507-8177

      8.6 Interpretation. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words of a singular number shall be held to include the plural and vice versa, unless the context requires otherwise.

      8.7 Captions. The captions used in this Agreement are for convenience only and shall not be deemed to construe or to limit the meaning of the language of this Agreement.

      8.8 Counterparts. This Agreement may be executed in any number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall collectively constitute one agreement, but in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

      8.9 Binding Effect. Subject to the restrictions on assignment contained in
Section 8.1 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

      8.10 Attorneys' Fees. Subject to the requirements of Section 8.12 hereof, should any party hereto employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for the breach hereof, the nonprevailing party or parties in any action pursued in courts of competent jurisdiction (the finality of which action is not legally contested) agrees to pay to the prevailing party or parties all reasonable costs, damages and expenses, including attorneys' fees, expended or incurred in connection therewith; provided, however, that if more than one item is disputed and the final decision is against each party as to one or more of the disputed items, then such costs, expenses and attorneys' fees shall be apportioned in accordance with the monetary values of the items decided against each party.

      8.11 No Waiver; Severability. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, and shall in no way affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. If any provision of this Agreement, or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties as contained herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

      8.12 No Joint and Several Liability. If one of the Target REITs defaults under, or is in breach of, any of its representations, warranties or covenants contained in this Agreement, such Target REIT shall be accountable to the Company and shall be liable for the damages caused by such default or breach to the extent provided in Section 7.2 hereof. Each Target REIT hereunder has undertaken obligations and made representations, warranties, disclosures and covenants herein and in and pursuant to the exhibits hereto solely with respect to itself and the Property owned by it. Nothing contained herein, however, is intended to make any of the Target REITs jointly and severally liable for the default or breach by any of the other Target REITs, and with respect to any such default and breach such shall be solely the obligation and responsibility of the Target REIT responsible for the default or breach, and no Target REIT shall be liable to any other Target REIT hereunder.

      8.13 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                  [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed by each of the parties as of the date first set forth above.

                                COMPANY:

                                FRANKLIN STREET PROPERTIES CORP.

                                By: /s/ George J. Carter
                                    ------------------------
                                    Name: George J. Carter
                                    Title: President and Chief Executive Officer


                                ACQUISITION SUBSIDIARIES:


                                MONTAGUE ACQUISITON CORP.


                                By: /s/ George J. Carter
                                    ------------------------
                                    Name: George J. Carter
                                    Title: President


                                ADDISON CIRCLE ACQUISITION CORP.

                                By: /s/ George J. Carter
                                    ------------------------
                                    Name: George J. Carter
                                    Title: President


                                ROYAL RIDGE ACQUISITION CORP.

                                By: /s/ George J. Carter
                                    ------------------------
                                    Name: George J. Carter
                                    Title: President


                                COLLINS CROSSING ACQUISITION CORP.

                                By: /s/ George J. Carter
                                    ------------------------
                                    Name: George J. Carter
                                    Title: President

                                TARGET REITS:

                                FSP MONTAGUE BUSINESS CENTER CORP.

                                By: /s/ George J. Carter
                                    -------------------------
                                    Name: George J. Carter
                                    Title: President


                                FSP ADDISON CIRCLE CORP.

                                By: /s/ George J. Carter
                                    -------------------------
                                    Name: George J. Carter
                                    Title: President


                                FSP ROYAL RIDGE CORP.

                                By: /s/ George J. Carter
                                    -------------------------
                                    Name: George J. Carter
                                    Title: President


                                FSP COLLINS CROSSING CORP.

                                By: /s/ George J. Carter
                                    -------------------------
                                    Name: George J. Carter
                                    Title: President

                                    Exhibit A

Name and Address                       Property
----------------                       --------

FSP MONTAGUE BUSINESS CENTER CORP.     Office/R&D Building in San Jose, CA
2730-2760 Junction Ave
404-410 East Plumeria Drive
San Jose, CA 95134

FSP ADDISON CIRCLE CORP.               Office Building in Addison, TX
15601 N. Dallas Parkway
Dallas, Tx 75001

FSP ROYAL RIDGE CORP.                  Office Building in Alpharetta, GA
11690 Great Oaks Way
Alpharetta, Ga. 30022

FSP COLLINS CROSSING CORP.             Office Building in Richardson, TX
1500 & 1600 Greenville Ave
Richardson, Tx 75080

                                    Exhibit B

                                        Shares of Common Stock for
Name                                    each Share of Target Stock
----                                    --------------------------

FSP MONTAGUE BUSINESS CENTER CORP.                    5,649.72
FSP ADDISON CIRCLE CORP.                              5,948.67
FSP ROYAL RIDGE CORP.                                 6,055.79
FSP COLLINS CROSSING CORP.                            6,167.63

                                    Exhibit C

Each Target REIT hereby makes the representations set forth below, which such Target REIT understands will be relied upon by Wilmer Cutler Pickering Hale and Dorr LLP in rendering a legal opinion with respect to the discussion set forth under "Material United States Federal Income Tax Considerations" in the Consent Solicitation/Prospectus. Notwithstanding anything to the contrary that may be expressed or implied herein, each Target REIT makes no representations regarding any matter for any periods commencing on or after the Effective Time (as defined in the Agreement). Each Target REIT has made or has caused to be made such investigations as are necessary to certify the accuracy of the information set forth herein. To the extent the representations and statements in this letter involve matters of law, each Target REIT acknowledges that Gehrke, Gish & Umana LLP and Wilmer Cutler Pickering Hale and Dorr LLP has reviewed such matters with it.

1. The Target REIT has operated in accordance with (a) the Certificate of Incorporation of the Target REIT, as amended through the date hereof (the "Certificate of Incorporation"), (b) the By-Laws of the Target REIT as amended through the date hereof, (c) the applicable state law under which the Target REIT is organized, and (d) the representations in this Exhibit.

2. The Target REIT is not a bank (within the meaning of Section 581 of the Internal Revenue Code of 1986, as amended (the "Code")), financial institution (described in Section 591 of the Code), small business investment company operating under the Small Business Act of 1958, business development corporation (within the meaning of Section 582(c)(2)(B) of the Code) or insurance company (subject to Subchapter L of Subtitle A, Chapter 1 of the Code).

3. The Target REIT's taxable year for federal income tax purposes is the calendar year. The Target REIT made the election specified in Section 856(c) of the Code to be a real estate investment trust ("REIT") under the Code, effective for its first taxable year. The Target REIT's election to be taxed as a REIT has not been revoked or terminated.

4. For each taxable year after its first taxable year, (A) the beneficial ownership of the Target REIT has been held by 100 or more persons for at least 335 days for a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months), and (B) at no time during the last half of such taxable year has more than 50% in value of the Target REIT's outstanding stock been owned, directly or indirectly (taking into account the constructive ownership rules applicable under Section 542 of the Code as modified by Section 856(h) of the Code) by or for five or fewer individuals. Compliance with the 100 person test set forth in (A) above shall be determined in accordance with the Investment Company Act of 1940 by disregarding the ownership of shares by any person who (i) acquired such shares as a gift or bequest pursuant to a legal separation or divorce; (ii) is the estate of any person making such transfer to the estate; or (iii) is a company established exclusively for the benefit of (or wholly owned by) either the person making such transfer or a person described in (i) or (ii).

5. The Target REIT at all times has been managed by one or more trustees or directors, and the beneficial ownership in the Target REIT has been evidenced by transferable shares.

6. With the exception of the restrictions imposed on the transfers of the Target REIT capital stock under the Certificate of Incorporation, there are no restrictions on the transfer of the Target REIT's capital stock, other than restrictions imposed by applicable securities law.

7. At least 75% of the gross income of the Target REIT for each of its taxable years consisted of amounts from the following sources:

            (A) Rents from real property.

                  (i) Rents from real property shall include the following:

                        (a) Rents from interests in real property;

                        (b) Rent attributable to personal property leased under, or in connection with, a lease of real property, but only if the rent attributable to such personal property for the taxable year does not exceed 15% of the total rent received for the real and personal property under the lease (determined by the ratio of the average of the "adjusted bases" of the personal property subject to the lease at the beginning and end of the year to the average of the total "adjusted bases" of all property subject to the lease at the beginning and end of the year); and

                        (c) Charges for services customarily furnished or rendered in connection with the rental of real property, whether or not separately stated.

                  (ii) Rents from real property shall exclude the following:

                        (a) Amounts received or accrued for, or in connection with, the use of real property (or deemed to be for use of real property under Code Section 856(d)), the determination of which depends in whole or in part on the income or profits derived by any person from such property (except such amounts as may be based on a fixed percentage or percentages of receipts or sales if such rental provisions conform with normal business practice and are not used as a means to allow the Target REIT to receive rents that depend in whole or in part on the income or profits derived by any person from the property);

                        (b) Amounts received or accrued from any person in which the Target REIT owns (A) in the case of a corporation, 10% or more of the combined voting power of all classes of stock entitled to vote (and for taxable years beginning after December 31, 2000, 10% or more of the total value of shares of all classes of stock), or (B) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity. For purposes of this paragraph, ownership will be determined by taking into account the attribution rules of Code Section 318 (as modified by Code Section 856(d)(5));

                        (c) Any "impermissible tenant service income." For this purpose, "impermissible tenant service income" generally shall include all income received from a tenant if the Target REIT (directly or indirectly) provides services to the tenant that (i) are not customarily rendered in connection with the rental of space for occupancy only and (ii) are rendered primarily for the convenience of the tenant; provided, however, that if the greater of (X) the income derived from all such services to the tenant or (Y) 150% of the cost of providing such services to the tenant is less than 1% of the income received by the Target REIT with respect to the property in which the tenant leased space, only such greater amount shall be treated as impermissible tenant service income; and provided further, however, that no income from the tenant shall be treated as impermissible tenant service income if the impermissible services are performed by an "independent contractor" within the meaning of Section 856(d)(3) of the Code from whom the Target REIT derives no income.

            (B) Interest received or accrued that is attributable to obligations held by the Target REIT that are secured by mortgages on real property or on interests in real property;

            (C) Gain realized upon the sale of real property (other than assets or portions thereof considered to be stock in trade, included in inventory or held for sale to customers in the ordinary course of a trade or business ("Dealer Property"));

            (D) Dividends and gain from the sale or other disposition of transferable interests in other real estate investment trusts other than interests that were Dealer Property;

            (E) Abatements and refunds of real property taxes;

            (F) Income and gain derived from "foreclosure property" (as defined in Section 856(e) of the Code);

            (G) Amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any other person) received or accrued as consideration for entering into agreements (X) to make loans secured by mortgages on real property or on interests in real property or
      (Y) to purchase or lease real property;

            (H) Gain from the sale or other disposition of real estate assets that are Dealer Properties but which dispositions are excluded from "prohibited transactions" as a result of Section 857(b)(6) (exempting certain sales of real estate assets if held for at least four years); and

            (I) "Qualified temporary investment income" as defined in Section 856(c)(5)(D) of the Code.

8. At least 95% of the gross income of the Target REIT for each of its taxable years consisted of amounts from the following sources:

            (A) Income specified in Sections 7(A) through (I) hereof;

            (B) Dividends;

            (C) Interest; and

            (D) Gain from the sale or other disposition of stock and securities other than Dealer Property.

9. The Target REIT was incorporated in a taxable year beginning after August 5, 1997.

10. During each of the Target REIT's taxable years, at least 75% of the total value of the assets of the Target REIT has consisted of the following types of assets:

            (A) Land;

            (B) Buildings, including wiring, plumbing systems, elevators, escalators, and other structural components thereof, but not including any personal property associated with such real property (such as furnishings, appliances, draperies, equipment, machinery, etc.);

            (C) Loans (including accrued interest thereon) directly secured by a mortgage on real property of the type described in paragraphs (A) or (B) above;

            (D) Cash and cash items, including cash on hand, time and demand deposits with financial institutions, and receivables arising in the ordinary course of the Target REIT's operations (other than those purchased from another person) but excluding bankers' acceptances, repurchase agreements, and other similar instruments;

            (E) Securities (including accrued interest thereon) issued or guaranteed by the United States or by a person controlled or supervised by and acting as an instrumentality of the United States, pursuant to any authority granted by Congress, or any certificates of deposit for any of the foregoing; and

            (F) Equity interests in corporations which have made qualifying elections to be taxed as real estate investment trusts under Sections 856 through 860 of the Code and continue to satisfy the requirements for such treatment.

11. The Target REIT has not owned and will not own securities in any issuer (other than a REIT or a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code) that either (A) represent in excess of 10% of the (i) voting power of the outstanding securities, or (ii) value of the outstanding securities, of such issuer or (B) have an aggregate value in excess of 5% of the value of the total assets of the Target REIT.

12. For each of its taxable years, the Target REIT distributed to its shareholders at such times and in such manner as required by Code Sections 858, 561 and 563 at least 90% of its ordinary REIT taxable income (as defined in Section 857(b) of the Code, excluding any net capital gain) for such taxable year.

13. The Target REIT does not have and has not had at the close of any taxable year any undistributed "C corporation" earnings and profits.

14. The Target REIT has not made any distributions to its shareholders with respect to its capital stock unless such distribution was pro-rata, with no preference to any stock of a particular class as compared with other stock of the same class, and it has not made any distributions that gave a preference to one class of stock as compared with another class except to the extent that the former is entitled (without reference to waivers of their rights by shareholders) to such preference.

15. Except as set forth on Schedule 1 attached hereto, the Target REIT has never owned any interest in any subsidiary, corporation, partnership, limited liability company or other entity.

16. To the best of the Target REIT's knowledge, as a result of the Merger the Company will not directly or indirectly own 10% or more of any tenant from which the Target REIT collects rent.

17. To the best of the Target REIT's knowledge, as a result of the Merger the Company will not own (i) more than 10% of the voting power of the outstanding securities of any issuer, or (ii) more than 10% of the value of the outstanding securities of any issuer.

18. To the best of the Target REIT's knowledge, any person who performs services for tenants on behalf of the Target REIT and who is an "independent contractor" within the meaning of Section 856(d)(3) of the Code with respect to the Target REIT will be an "independent contractor" with respect to the Company following the Merger.

19. Attached hereto as Schedule 2 is a list of all of the shareholders of the Target REIT.

20. Attached hereto as Schedule 3 is a list of all securities held by the Target REIT.

21. The Target REIT is not involved in, nor is it aware of, any proceeding, dispute, audit or other undertaking, the outcome of which could cause any of the foregoing representations to be incorrect in whole or in part, either retroactively or prospectively.

                                                                      Appendix B
                                GLOSSARY OF TERMS

      Certain terms used in this Consent Solicitation/Prospectus have the following meanings unless the context otherwise requires:

      "Addison Circle" - FSP Addison Circle Corp., a real estate investment trust and Delaware corporation.

      "A.G. Edwards" - A. G. Edwards & Sons, Inc., the financial advisor to the special committees, the target REITs and the target boards.

      "AMEX" - The American Stock Exchange.

      "appraisals" - the appraisals by third-party independent appraisers of the real estate owned by each target REIT.

      "appraisers" - BRE-Valuation and Advisory Services, Bryan E. Humphries and Associates and Cushman & Wakefield of California, Inc.

      "acquisition subsidiaries" - Montague Acquisition Corp., Addison Circle Acquisition Corp., Royal Ridge Acquisition Corp. and Collins Crossing Acquisition Corp., each a Delaware corporation.

      "closing date" - the closing date of the mergers.

      "Collins Crossing" - FSP Collins Crossing Corp., a real estate investment trust and Delaware corporation.

      "combined company" - FSP Corp., its subsidiaries and the acquisition subsidiaries, after giving effect to the consummation of the mergers.

      "Commission" - the Securities and Exchange Commission.

      "effective date" - the effective date of the mergers, which is expected to be on or about April 30, 2005 or as soon as practicable after the conditions to the mergers are satisfied.

      "equity securities" - FSP common stock and preferred stock.

      "Exchange Act" - Securities Exchange Act of 1934, as amended.

      "exchange ratio" - the number of shares of FSP common stock issuable in exchange for each share of target stock.

      "FASB" - the Financial Accounting Standards Board.

      "FSP board" - the Board of Directors of FSP Corp.

      "FSP common stock" - the common stock of FSP Corp., $0.0001 par value per share.

      "FSP Corp." - Franklin Street Properties Corp., a Maryland corporation.

      "FSP Corp.'s properties" - the real properties owned by FSP Corp., directly and through its wholly owned subsidiaries.

      "FSP Holdings" - FSP Holdings LLC, a Delaware limited liability company.

      "FSP Investments" - FSP Investments LLC, a Massachusetts limited liability company.

      "FSP Property Management" - FSP Property Management LLC, a Massachusetts limited liability company.

      "GAAP" - generally accepted accounting principles.

      "merger agreement" - the Agreement and Plan of Merger, dated August 13, 2004, among FSP Corp., the acquisition subsidiaries and the target REITs.

      "merger consideration" - the approximately 10,894,994 shares of FSP common stock to be issued in connection with the mergers.

      "mergers" - the acquisition, by merger, of each target REIT by the related wholly-owned acquisition subsidiary of FSP Corp.

      "Montague" - FSP Montague Business Center Corp., a real estate investment trust and Delaware corporation.

      "record date" - August 13, 2004

      "Royal Ridge" - FSP Royal Ridge Corp., a real estate investment trust and Delaware corporation.

      "Securities Act" - Securities Act of 1933, as amended.

      "SFAS" - Statement of Financial Accounting Standards.

      "special committees" - committees of each target board consisting of Messrs. MacPhee and Gribbell, the only members of the target boards who were not also members of the FSP board, which were established by each target board to, among other things, evaluate and negotiate a potential acquisition by FSP Corp. and recommend that the board of each target REIT accept or reject the FSP Corp. acquisition.

      "sponsored entities" - investment vehicles organized by FSP Investments, which are typically syndicated through private placements exempt from registration under the Securities Act.

      "sponsored partnerships" - sponsored entities organized as limited partnerships.

      "sponsored REITs" - sponsored entities organized as corporations intended to qualify for federal income tax purposes as real estate investment trusts, including the target REITs.

      "target boards" - the boards of directors of the Target REITs, collectively.

      "target REITs" - four real estate investment trusts, consisting of Montague, Addison Circle, Royal Ridge and Collins Crossing.

      "target REIT stockholders" - the holders of the target stock.

      "target stock"- preferred stock of the target REITs.

                                                                    Appendix C-1

                                                  August 11, 2004

Board of Directors
FSP Montague Business Center Corp.
401 Edgewater Place
Suite 200
Wakefield, MA 01880

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the preferred stockholders (the "Target Stockholders") of FSP Montague Business Center Corp. (the "Target REIT") of the aggregate consideration the Target Stockholders are to receive from Franklin Street Properties Corp. ("FSP") in exchange for FSP's acquisition of the Target REIT (the "Transaction"). We understand that, pursuant to a Merger Agreement (the "Agreement") to be entered into by and among Franklin Street Properties Corp., Addison Circle Acquisition Corp., Collins Crossing Acquisition Corp., Montague Acquisition Corp., Royal Ridge Acquisition Corp., FSP Addison Circle Corp., FSP Collins Crossing Corp., FSP Montague Business Center Corp. and FSP Royal Ridge Corp., the Transaction will be effected by the merger of Target REIT into a subsidiary of FSP, as a result of which the outstanding shares of preferred stock of the Target REIT held by Target Stockholders will be converted into the right to receive 1,886,791 shares of common stock of FSP and $3,799.30 in cash (the "Consideration").

A.G. Edwards & Sons, Inc. ("A.G. Edwards"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. Additionally, from time to time, A.G. Edwards has provided services to FSP, including valuation and investment banking services. A.G. Edwards may in the future provide valuation, investment banking and financial advisory services to FSP and its affiliates for which we would expect to receive compensation. A.G. Edwards is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of business, A.G. Edwards and its affiliates may actively trade the securities of FSP for their own account or for the accounts of their customers and, accordingly, may at any time hold long or short positions of such securities. However, A.G. Edwards is not aware of any present or contemplated relationship between A.G. Edwards and FSP or any of FSP's affiliates, directors, officers or stockholders or between A.G. Edwards and the Target REIT, its affiliates, directors, officers or stockholders, that in our opinion would affect our ability to render a fair and independent opinion in this matter.


                                     C-1-1

Board of Directors
August 11, 2004
Page 2


A.G. Edwards acted as a financial advisor to the Special Committee of the Board of Directors of the Target REIT (the "Special Committee") with respect to the Transaction and has or will receive a fee from the Target REIT for its services, including the delivery of this fairness opinion, pursuant to the terms of its engagement letter with Target REIT dated July 22, 2004. The Target REIT has agreed to indemnify A.G. Edwards for certain liabilities that may arise out of the rendering of this opinion and any related activities as financial advisor to the Target REIT and members of the Target REIT Board of Directors.

In connection with this opinion, A.G. Edwards has reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

      i.) a review of the draft of the Agreement, dated August 9, 2004 and discussions about the Agreement with the Target REIT's management and Gehrke, Gish & Umana LLP ("Gehrke, Gish & Umana"), legal counsel to the Target REIT and the Target REIT's Board of Directors;

      ii.) discussions with the Target REIT's and FSP's managements regarding the past and current business operations, financial condition and future prospects of the Target REITs and FSP, including the impact of the Transaction (if any), as well as information relating to the industries in which the Target REITs and FSP operate;

      iii.) a review of certain audited and unaudited historical and interim financial and operating statements and certain financial analyses and forecasts for FSP prepared by FSP's management and reviewed with the Special Committee, the views of FSP's management regarding the past, current and future business operations of FSP, the historical results thereof and the financial condition and future prospects related to FSP, including the impact of the Transaction (if any);

      iv.) an appraisal of the property of the Target REIT dated July 14, 2004 prepared by a professional real estate valuation firm, which you have advised us has real estate valuation expertise in the local market for such property, which appraisal included, among other things, analyses that valued the Target REIT's business prospects based on a study of the current marketplace and business fundamentals (the "Appraisal") and our discussions with such professional real estate valuation firm;

      v.) a review of certain other data, materials and reports pertaining to FSP provided to us in our due diligence process;

      vi.) a review of certain audited historical financial statements for the Target REIT prepared by the Target REIT's management;

      vii.) a general review of the current market environment as well as information relating to the industries and the segments in which the Target REIT and FSP operate;


                                     C-1-2

Board of Directors
August 11, 2004
Page 3


      viii.) a review of market data for equity securities of public companies in the same or similar lines of business as those of FSP;

      ix.) a review of the financial terms of certain acquisitions that A.G. Edwards deems relevant for analytical purposes;

      x.) a review of the implied valuation range of FSP's business based on the discounted present values of its projected cash flows both including and excluding expected synergies (as estimated by the FSP's management);

      xi.) conversations with the Special Committee, selected members of the Target REIT's management and attorneys from Gehrke, Gish & Umana regarding the nature and development of the terms of the Transaction;

      xii.) discussions with FSP's management regarding the expected financing structure of the Transaction and FSP's target capital structure; and

      xiii.) a review of such other information, financial studies, analyses, investigations and financial, economic and market criteria that A.G. Edwards considers necessary or advisable.

In preparing its opinion, A.G. Edwards has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available, furnished to, or otherwise discussed with A.G. Edwards including financial statements and financial projections, as provided by the management and/or representatives of FSP and the Target REIT. With respect to financial information, financial projections and other information provided to or otherwise discussed with A.G. Edwards, A.G. Edwards has assumed and was advised by the management of the FSP and the Target REIT, that such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of FSP and the Target REIT, as to the historical financial performance and the expected future financial performance of FSP and the Target REIT, respectively, on a stand-alone basis and after giving effect to the Transaction. A.G. Edwards was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of such information, nor does it express any opinion with respect thereto. A.G. Edwards has relied upon the assurances of the management of FSP and the Target REIT that they are not aware of any facts that would make such information materially inaccurate or misleading. A.G. Edwards performed no audit of assets or liabilities and no appraisal of assets or liabilities of FSP or the Target REIT, and has assumed the accuracy and completeness of the Appraisal. A.G. Edwards also did not independently attempt to assess or value any of the intangible assets of FSP or the Target REIT (including goodwill) nor did it make any independent assumptions with respect to the application of intangible assets in the Transaction. A.G. Edwards is not expressing any opinion as to what the value of FSP common stock will be when issued to Target Stockholders pursuant to the


                                     C-1-3

Board of Directors
August 11, 2004
Page 4


Transaction or the prices at which shares of FSP common stock will trade at any time. A.G. Edwards has assumed that no legal or regulatory changes that occur after the date hereof will have a material impact on the respective operations, financial condition or future prospects of FSP or the Target REIT.

With your permission, A.G. Edwards has not attempted to value the Target REIT and, instead, has assumed that the value of the Target REIT is equal to the sum of the value of the Target REIT's property, as reflected in the Appraisal, plus the Target REIT's cash reserves. We have made this assumption and not made an independent valuation of the Target REIT because the value of an entity with one asset consisting of real property at a single location, such as the Target REIT, is not determined by standard financial models used to value businesses in general but, instead, determined by the value of the property owned by the entity. The value of that property is, in turn, determined by local real estate, economic and governmental factors such as commercial lease rates in the area of the property, the values of nearby commercial properties, economic prosperity in the area and applicable zoning laws, all of which are more appropriately assessed by a professional real estate appraiser who is an expert in assessing these local factors.

In performing its analyses, A.G. Edwards made numerous assumptions with respect to the real estate industry and general business and economic conditions that are beyond the control of those managing and operating FSP or the Target REIT. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

For the purposes of rendering its opinion, A.G. Edwards has assumed in all respects material to its analyses that the representations and warranties of each party to be contained in the Agreement will be true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without any modification or waiver thereof. A.G. Edwards has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated Transaction. Additionally, A.G. Edwards assumed that the Transaction will be accounted for in acordance with U.S. Generally Accepted Accounting Principles.

A.G. Edwards was not engaged to and did not review, nor is it expressing any opinion with respect to, any alternative transaction or strategic alternatives that may be available to the Target REITs or the Target Stockholders. A.G. Edwards is not expressing any opinion as to what the value of the Target REIT's preferred stock has been or will be. A.G. Edwards' opinion also does not address the merits of the underlying decision by FSP or the Target REITs to engage in the Transaction. Further, A.G. Edwards was not engaged to, and did not, independently assess the tax and accounting implications to the Target REIT or the Target Stockholders, and A.G. Edwards relied on management's assessment thereof. A.G. Edwards understands that with respect to all legal matters


                                     C-1-4

Board of Directors
August 11, 2004
Page 5


pertaining to the Target REIT and its Board of Directors and their review of the Agreement, you have been advised by legal counsel.

A.G. Edwards' opinion is necessarily based on economic, market, financial and other conditions and circumstances as in effect on, and the information made available to it, as of the date hereof. A.G. Edwards' opinion as expressed herein, in any event, is limited to the fairness, from a financial point of view, as of the date hereof, to the Target Stockholders, of the Consideration they are to receive from FSP pursuant to the Agreement. It should be understood that subsequent developments may affect A.G. Edwards' opinion, and A.G. Edwards does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so.

It is understood that this letter is solely for the confidential use of the Target REIT's Board of Directors and does not constitute a recommendation as to how any director should vote with respect to the Transaction, and such opinion does not represent a recommendation as to how any Target Stockholder should vote with respect to the Transaction. This opinion may not be reproduced, summarized, described, characterized, excerpted from, referred to or given to any other person for any purpose without A.G. Edwards' prior written consent.

Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is A.G. Edwards' opinion that, as of the date hereof, the Consideration to be received by the Target Stockholders from FSP pursuant to the Agreement is fair, from a financial point of view, to the Target Stockholders.

                                 Very truly yours,
                                 A.G. EDWARDS & SONS, INC.


                                 By: /s/Brian N. Hansen
                                     -------------------
                                     Brian N. Hansen
                                     Director-Investment Banking


                                     C-1-5

                                                                    Appendix C-2

                                                August 11, 2004

Board of Directors
FSP Addison Circle Corp.
401 Edgewater Place
Suite 200
Wakefield, MA 01880

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the preferred stockholders (the "Target Stockholders") of FSP Addison Circle Corp. (the "Target REIT") of the aggregate consideration the Target Stockholders are to receive from Franklin Street Properties Corp. ("FSP") in exchange for FSP's acquisition of the Target REIT (the "Transaction"). We understand that, pursuant to a Merger Agreement (the "Agreement") to be entered into by and among Franklin Street Properties Corp., Addison Circle Acquisition Corp., Collins Crossing Acquisition Corp., Montague Acquisition Corp., Royal Ridge Acquisition Corp., FSP Addison Circle Corp., FSP Collins Crossing Corp., FSP Montague Business Center Corp. and FSP Royal Ridge Corp., the Transaction will be effected by the merger of Target REIT into a subsidiary of FSP, as a result of which the outstanding shares of preferred stock of the Target REIT held by Target Stockholders will be converted into the right to receive 3,783,206 shares of common stock of FSP and $2,667.80 in cash (the "Consideration").

A.G. Edwards & Sons, Inc. ("A.G. Edwards"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. Additionally, from time to time, A.G. Edwards has provided services to FSP, including valuation and investment banking services. A.G. Edwards may in the future provide valuation, investment banking and financial advisory services to FSP and its affiliates for which we would expect to receive compensation. A.G. Edwards is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of business, A.G. Edwards and its affiliates may actively trade the securities of FSP for their own account or for the accounts of their customers and, accordingly, may at any time hold long or short positions of such securities. However, A.G. Edwards is not aware of any present or contemplated relationship between A.G. Edwards and FSP or any of FSP's affiliates, directors, officers or stockholders or between A.G. Edwards and the Target REIT, its affiliates, directors, officers or stockholders, that in our opinion would affect our ability to render a fair and independent opinion in this matter.


                                     C-2-1

Board of Directors
August 11, 2004
Page 2


A.G. Edwards acted as a financial advisor to the Special Committee of the Board of Directors of the Target REIT (the "Special Committee") with respect to the Transaction and has or will receive a fee from the Target REIT for its services, including the delivery of this fairness opinion, pursuant to the terms of its engagement letter with Target REIT dated July 22, 2004. The Target REIT has agreed to indemnify A.G. Edwards for certain liabilities that may arise out of the rendering of this opinion and any related activities as financial advisor to the Target REIT and members of the Target REIT Board of Directors.

In connection with this opinion, A.G. Edwards has reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

      i.) a review of the draft of the Agreement, dated August 9, 2004 and discussions about the Agreement with the Target REIT's management and Gehrke, Gish & Umana LLP ("Gehrke, Gish & Umana"), legal counsel to the Target REIT and the Target REIT's Board of Directors;

      ii.) discussions with the Target REIT's and FSP's managements regarding the past and current business operations, financial condition and future prospects of the Target REITs and FSP, including the impact of the Transaction (if any), as well as information relating to the industries in which the Target REITs and FSP operate;

      iii.) a review of certain audited and unaudited historical and interim financial and operating statements and certain financial analyses and forecasts for FSP prepared by FSP's management and reviewed with the Special Committee, the views of FSP's management regarding the past, current and future business operations of FSP, the historical results thereof and the financial condition and future prospects related to FSP, including the impact of the Transaction (if any);

      iv.) an appraisal of the property of the Target REIT dated July 23, 2004 prepared by a professional real estate valuation firm, which you have advised us has real estate valuation expertise in the local market for such property, which appraisal included, among other things, analyses that valued the Target REIT's business prospects based on a study of the current marketplace and business fundamentals (the "Appraisal") and our discussions with such professional real estate valuation firm;

      v.) a review of certain other data, materials and reports pertaining to FSP provided to us in our due diligence process;

      vi.) a review of certain audited historical financial statements for the Target REIT prepared by the Target REIT's management;

      vii.) a general review of the current market environment as well as information relating to the industries and the segments in which the Target REIT and FSP operate;


                                     C-2-2

Board of Directors
August 11, 2004
Page 3


      viii.) a review of market data for equity securities of public companies in the same or similar lines of business as those of FSP;

      ix.) a review of the financial terms of certain acquisitions that A.G. Edwards deems relevant for analytical purposes;

      x.) a review of the implied valuation range of FSP's business based on the discounted present values of its projected cash flows both including and excluding expected synergies (as estimated by the FSP's management);

      xi.) conversations with the Special Committee, selected members of the Target REIT's management and attorneys from Gehrke, Gish & Umana regarding the nature and development of the terms of the Transaction;

      xii.) discussions with FSP's management regarding the expected financing structure of the Transaction and FSP's target capital structure; and

      xiii.) a review of such other information, financial studies, analyses, investigations and financial, economic and market criteria that A.G. Edwards considers necessary or advisable.

In preparing its opinion, A.G. Edwards has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available, furnished to, or otherwise discussed with A.G. Edwards including financial statements and financial projections, as provided by the management and/or representatives of FSP and the Target REIT. With respect to financial information, financial projections and other information provided to or otherwise discussed with A.G. Edwards, A.G. Edwards has assumed and was advised by the management of the FSP and the Target REIT, that such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of FSP and the Target REIT, as to the historical financial performance and the expected future financial performance of FSP and the Target REIT, respectively, on a stand-alone basis and after giving effect to the Transaction. A.G. Edwards was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of such information, nor does it express any opinion with respect thereto. A.G. Edwards has relied upon the assurances of the management of FSP and the Target REIT that they are not aware of any facts that would make such information materially inaccurate or misleading. A.G. Edwards performed no audit of assets or liabilities and no appraisal of assets or liabilities of FSP or the Target REIT, and has assumed the accuracy and completeness of the Appraisal. A.G. Edwards also did not independently attempt to assess or value any of the intangible assets of FSP or the Target REIT (including goodwill) nor did it make any independent assumptions with respect to the application of intangible assets in the Transaction. A.G. Edwards is not expressing any opinion as to what the value of FSP common stock will be when issued to Target Stockholders pursuant to the


                                     C-2-3

Board of Directors
August 11, 2004
Page 4


Transaction or the prices at which shares of FSP common stock will trade at any time. A.G. Edwards has assumed that no legal or regulatory changes that occur after the date hereof will have a material impact on the respective operations, financial condition or future prospects of FSP or the Target REIT.

With your permission, A.G. Edwards has not attempted to value the Target REIT and, instead, has assumed that the value of the Target REIT is equal to the sum of the value of the Target REIT's property, as reflected in the Appraisal, plus the Target REIT's cash reserves. We have made this assumption and not made an independent valuation of the Target REIT because the value of an entity with one asset consisting of real property at a single location, such as the Target REIT, is not determined by standard financial models used to value businesses in general but, instead, determined by the value of the property owned by the entity. The value of that property is, in turn, determined by local real estate, economic and governmental factors such as commercial lease rates in the area of the property, the values of nearby commercial properties, economic prosperity in the area and applicable zoning laws, all of which are more appropriately assessed by a professional real estate appraiser who is an expert in assessing these local factors.

In performing its analyses, A.G. Edwards made numerous assumptions with respect to the real estate industry and general business and economic conditions that are beyond the control of those managing and operating FSP or the Target REIT. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

For the purposes of rendering its opinion, A.G. Edwards has assumed in all respects material to its analyses that the representations and warranties of each party to be contained in the Agreement will be true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without any modification or waiver thereof. A.G. Edwards has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated Transaction. Additionally, A.G. Edwards assumed that the Transaction will be accounted for in acordance with U.S. Generally Accepted Accounting Principles.

A.G. Edwards was not engaged to and did not review, nor is it expressing any opinion with respect to, any alternative transaction or strategic alternatives that may be available to the Target REITs or the Target Stockholders. A.G. Edwards is not expressing any opinion as to what the value of the Target REIT's preferred stock has been or will be. A.G. Edwards' opinion also does not address the merits of the underlying decision by FSP or the Target REITs to engage in the Transaction. Further, A.G. Edwards was not engaged to, and did not, independently assess the tax and accounting implications to the Target REIT or the Target Stockholders, and A.G. Edwards relied on management's assessment thereof. A.G. Edwards understands that with respect to all legal matters


                                     C-2-4

Board of Directors
August 11, 2004
Page 5


pertaining to the Target REIT and its Board of Directors and their review of the Agreement, you have been advised by legal counsel.

A.G. Edwards' opinion is necessarily based on economic, market, financial and other conditions and circumstances as in effect on, and the information made available to it, as of the date hereof. A.G. Edwards' opinion as expressed herein, in any event, is limited to the fairness, from a financial point of view, as of the date hereof, to the Target Stockholders, of the Consideration they are to receive from FSP pursuant to the Agreement. It should be understood that subsequent developments may affect A.G. Edwards' opinion, and A.G. Edwards does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so.

It is understood that this letter is solely for the confidential use of the Target REIT's Board of Directors and does not constitute a recommendation as to how any director should vote with respect to the Transaction, and such opinion does not represent a recommendation as to how any Target Stockholder should vote with respect to the Transaction. This opinion may not be reproduced, summarized, described, characterized, excerpted from, referred to or given to any other person for any purpose without A.G. Edwards' prior written consent.

Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is A.G. Edwards' opinion that, as of the date hereof, the Consideration to be received by the Target Stockholders from FSP pursuant to the Agreement is fair, from a financial point of view, to the Target Stockholders.


                                 Very truly yours,
                                 A.G. EDWARDS & SONS, INC.


                                 By: /s/Brian N. Hansen
                                     ------------------
                                     Brian N. Hansen
                                     Director-Investment Banking


                                     C-2-5

                                                                    Appendix C-3

                                                    August 11, 2004

Board of Directors
FSP Royal Ridge Corp.
401 Edgewater Place
Suite 200
Wakefield, MA 01880

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the preferred stockholders (the "Target Stockholders") of FSP Royal Ridge Corp. (the "Target REIT") of the aggregate consideration the Target Stockholders are to receive from Franklin Street Properties Corp. ("FSP") in exchange for FSP's acquisition of the Target REIT (the "Transaction"). We understand that, pursuant to a Merger Agreement (the "Agreement") to be entered into by and among Franklin Street Properties Corp., Addison Circle Acquisition Corp., Collins Crossing Acquisition Corp., Montague Business Center Corp., Royal Ridge Acquisition Corp., FSP Addison Circle Corp., FSP Collins Crossing Corp., FSP Montague Acquisition Corp. and FSP Royal Ridge Corp., the Transaction will be effected by the merger of Target REIT into a subsidiary of FSP, as a result of which the outstanding shares of preferred stock of the Target REIT held by Target Stockholders will be converted into the right to receive 1,801,389 shares of common stock of FSP and $3,707.70 in cash (the "Consideration").

A.G. Edwards & Sons, Inc. ("A.G. Edwards"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. Additionally, from time to time, A.G. Edwards has provided services to FSP, including valuation and investment banking services. A.G. Edwards may in the future provide valuation, investment banking and financial advisory services to FSP and its affiliates for which we would expect to receive compensation. A.G. Edwards is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of business, A.G. Edwards and its affiliates may actively trade the securities of FSP for their own account or for the accounts of their customers and, accordingly, may at any time hold long or short positions of such securities. However, A.G. Edwards is not aware of any present or contemplated relationship between A.G. Edwards and FSP or any of FSP's affiliates, directors, officers or stockholders or between A.G. Edwards and the Target REIT, its affiliates, directors, officers or stockholders, that in our opinion would affect our ability to render a fair and independent opinion in this matter.


                                     C-3-1

Board of Directors
August 11, 2004
Page 2


A.G. Edwards acted as a financial advisor to the Special Committee of the Board of Directors of the Target REIT (the "Special Committee") with respect to the Transaction and has or will receive a fee from the Target REIT for its services, including the delivery of this fairness opinion, pursuant to the terms of its engagement letter with Target REIT dated July 22, 2004. The Target REIT has agreed to indemnify A.G. Edwards for certain liabilities that may arise out of the rendering of this opinion and any related activities as financial advisor to the Target REIT and members of the Target REIT Board of Directors.

In connection with this opinion, A.G. Edwards has reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

      i.) a review of the draft of the Agreement, dated August 9, 2004 and discussions about the Agreement with the Target REIT's management and Gehrke, Gish & Umana LLP ("Gehrke, Gish & Umana"), legal counsel to the Target REIT and the Target REIT's Board of Directors;

      ii.) discussions with the Target REIT's and FSP's managements regarding the past and current business operations, financial condition and future prospects of the Target REITs and FSP, including the impact of the Transaction (if any), as well as information relating to the industries in which the Target REITs and FSP operate;

      iii.) a review of certain audited and unaudited historical and interim financial and operating statements and certain financial analyses and forecasts for FSP prepared by FSP's management and reviewed with the Special Committee, the views of FSP's management regarding the past, current and future business operations of FSP, the historical results thereof and the financial condition and future prospects related to FSP, including the impact of the Transaction (if any);

      iv.) an appraisal of the property of the Target REIT dated July 13, 2004 prepared by a professional real estate valuation firm, which you have advised us has real estate valuation expertise in the local market for such property, which appraisal included, among other things, analyses that valued the Target REIT's business prospects based on a study of the current marketplace and business fundamentals (the "Appraisal") and our discussions with such professional real estate valuation firm;

      v.) a review of certain other data, materials and reports pertaining to FSP provided to us in our due diligence process;

      vi.) a review of certain audited historical financial statements for the Target REIT prepared by the Target REIT's management;

      vii.) a general review of the current market environment as well as information relating to the industries and the segments in which the Target REIT and FSP operate;


                                     C-3-2

Board of Directors
August 11, 2004
Page 3


      viii.) a review of market data for equity securities of public companies in the same or similar lines of business as those of FSP;

      ix.) a review of the financial terms of certain acquisitions that A.G. Edwards deems relevant for analytical purposes;

      x.) a review of the implied valuation range of FSP's business based on the discounted present values of its projected cash flows both including and excluding expected synergies (as estimated by the FSP's management);

      xi.) conversations with the Special Committee, selected members of the Target REIT's management and attorneys from Gehrke, Gish & Umana regarding the nature and development of the terms of the Transaction;

      xii.) discussions with FSP's management regarding the expected financing structure of the Transaction and FSP's target capital structure; and

      xiii.) a review of such other information, financial studies, analyses, investigations and financial, economic and market criteria that A.G. Edwards considers necessary or advisable.

In preparing its opinion, A.G. Edwards has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available, furnished to, or otherwise discussed with A.G. Edwards including financial statements and financial projections, as provided by the management and/or representatives of FSP and the Target REIT. With respect to financial information, financial projections and other information provided to or otherwise discussed with A.G. Edwards, A.G. Edwards has assumed and was advised by the management of the FSP and the Target REIT, that such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of FSP and the Target REIT, as to the historical financial performance and the expected future financial performance of FSP and the Target REIT, respectively, on a stand-alone basis and after giving effect to the Transaction. A.G. Edwards was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of such information, nor does it express any opinion with respect thereto. A.G. Edwards has relied upon the assurances of the management of FSP and the Target REIT that they are not aware of any facts that would make such information materially inaccurate or misleading. A.G. Edwards performed no audit of assets or liabilities and no appraisal of assets or liabilities of FSP or the Target REIT, and has assumed the accuracy and completeness of the Appraisal. A.G. Edwards also did not independently attempt to assess or value any of the intangible assets of FSP or the Target REIT (including goodwill) nor did it make any independent assumptions with respect to the application of intangible assets in the Transaction. A.G. Edwards is not expressing any opinion as to what the value of FSP common stock will be when issued to Target Stockholders pursuant to the


                                     C-3-3

Board of Directors
August 11, 2004
Page 4


Transaction or the prices at which shares of FSP common stock will trade at any time. A.G. Edwards has assumed that no legal or regulatory changes that occur after the date hereof will have a material impact on the respective operations, financial condition or future prospects of FSP or the Target REIT.

With your permission, A.G. Edwards has not attempted to value the Target REIT and, instead, has assumed that the value of the Target REIT is equal to the sum of the value of the Target REIT's property, as reflected in the Appraisal, plus the Target REIT's cash reserves. We have made this assumption and not made an independent valuation of the Target REIT because the value of an entity with one asset consisting of real property at a single location, such as the Target REIT, is not determined by standard financial models used to value businesses in general but, instead, determined by the value of the property owned by the entity. The value of that property is, in turn, determined by local real estate, economic and governmental factors such as commercial lease rates in the area of the property, the values of nearby commercial properties, economic prosperity in the area and applicable zoning laws, all of which are more appropriately assessed by a professional real estate appraiser who is an expert in assessing these local factors.

In performing its analyses, A.G. Edwards made numerous assumptions with respect to the real estate industry and general business and economic conditions that are beyond the control of those managing and operating FSP or the Target REIT. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

For the purposes of rendering its opinion, A.G. Edwards has assumed in all respects material to its analyses that the representations and warranties of each party to be contained in the Agreement will be true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without any modification or waiver thereof. A.G. Edwards has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated Transaction. Additionally, A.G. Edwards assumed that the Transaction will be accounted for in acordance with U.S. Generally Accepted Accounting Principles.

A.G. Edwards was not engaged to and did not review, nor is it expressing any opinion with respect to, any alternative transaction or strategic alternatives that may be available to the Target REITs or the Target Stockholders. A.G. Edwards is not expressing any opinion as to what the value of the Target REIT's preferred stock has been or will be. A.G. Edwards' opinion also does not address the merits of the underlying decision by FSP or the Target REITs to engage in the Transaction. Further, A.G. Edwards was not engaged to, and did not, independently assess the tax and accounting implications to the Target REIT or the Target Stockholders, and A.G. Edwards relied on management's assessment thereof. A.G. Edwards understands that with respect to all legal matters


                                     C-3-4

Board of Directors
August 11, 2004
Page 5


pertaining to the Target REIT and its Board of Directors and their review of the Agreement, you have been advised by legal counsel.

A.G. Edwards' opinion is necessarily based on economic, market, financial and other conditions and circumstances as in effect on, and the information made available to it, as of the date hereof. A.G. Edwards' opinion as expressed herein, in any event, is limited to the fairness, from a financial point of view, as of the date hereof, to the Target Stockholders, of the Consideration they are to receive from FSP pursuant to the Agreement. It should be understood that subsequent developments may affect A.G. Edwards' opinion, and A.G. Edwards does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so.

It is understood that this letter is solely for the confidential use of the Target REIT's Board of Directors and does not constitute a recommendation as to how any director should vote with respect to the Transaction, and such opinion does not represent a recommendation as to how any Target Stockholder should vote with respect to the Transaction. This opinion may not be reproduced, summarized, described, characterized, excerpted from, referred to or given to any other person for any purpose without A.G. Edwards' prior written consent.

Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is A.G. Edwards' opinion that, as of the date hereof, the Consideration to be received by the Target Stockholders from FSP pursuant to the Agreement is fair, from a financial point of view, to the Target Stockholders.

                                 Very truly yours,
                                 A.G. EDWARDS & SONS, INC.


                                 By: /s/Brian N. Hansen
                                     ----------------------
                                     Brian N. Hansen
                                     Director-Investment Banking


                                     C-3-5

                                                                    Appendix C-4

                                                  August 11, 2004

Board of Directors
FSP Collins Crossing Corp.
401 Edgewater Place
Suite 200
Wakefield, MA 01880

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the preferred stockholders (the "Target Stockholders") of FSP Collins Crossing Corp. (the "Target REIT") of the aggregate consideration the Target Stockholders are to receive from Franklin Street Properties Corp. ("FSP") in exchange for FSP's acquisition of the Target REIT (the "Transaction"). We understand that, pursuant to a Merger Agreement (the "Agreement") to be entered into by and among Franklin Street Properties Corp., Addison Circle Acquisition Corp., Collins Crossing Acquisition Corp., Montague Business Center Corp., Royal Ridge Acquisition Corp., FSP Addison Circle Corp., FSP Collins Crossing Corp., FSP Montague Acquisition Corp. and FSP Royal Ridge Corp., the Transaction will be effected by the merger of Target REIT into a subsidiary of FSP, as a result of which the outstanding shares of preferred stock of the Target REIT held by Target Stockholders will be converted into the right to receive 3,422,704 shares of common stock of FSP and $5,895.20 in cash (the "Consideration").

A.G. Edwards & Sons, Inc. ("A.G. Edwards"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. Additionally, from time to time, A.G. Edwards has provided services to FSP, including valuation and investment banking services. A.G. Edwards may in the future provide valuation, investment banking and financial advisory services to FSP and its affiliates for which we would expect to receive compensation. A.G. Edwards is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of business, A.G. Edwards and its affiliates may actively trade the securities of FSP for their own account or for the accounts of their customers and, accordingly, may at any time hold long or short positions of such securities. However, A.G. Edwards is not aware of any present or contemplated relationship between A.G. Edwards and FSP or any of FSP's affiliates, directors, officers or stockholders or between A.G. Edwards and the Target REIT, its affiliates, directors, officers or stockholders, that in our opinion would affect our ability to render a fair and independent opinion in this matter.


                                     C-4-1

Board of Directors
August 11, 2004
Page 2


A.G. Edwards acted as a financial advisor to the Special Committee of the Board of Directors of the Target REIT (the "Special Committee") with respect to the Transaction and has or will receive a fee from the Target REIT for its services, including the delivery of this fairness opinion, pursuant to the terms of its engagement letter with Target REIT dated July 22, 2004. The Target REIT has agreed to indemnify A.G. Edwards for certain liabilities that may arise out of the rendering of this opinion and any related activities as financial advisor to the Target REIT and members of the Target REIT Board of Directors.

In connection with this opinion, A.G. Edwards has reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

      i.) a review of the draft of the Agreement, dated August 9, 2004 and discussions about the Agreement with the Target REIT's management and Gehrke, Gish & Umana LLP ("Gehrke, Gish & Umana"), legal counsel to the Target REIT and the Target REIT's Board of Directors;

      ii.) discussions with the Target REIT's and FSP's managements regarding the past and current business operations, financial condition and future prospects of the Target REITs and FSP, including the impact of the Transaction (if any), as well as information relating to the industries in which the Target REITs and FSP operate;

      iii.) a review of certain audited and unaudited historical and interim financial and operating statements and certain financial analyses and forecasts for FSP prepared by FSP's management and reviewed with the Special Committee, the views of FSP's management regarding the past, current and future business operations of FSP, the historical results thereof and the financial condition and future prospects related to FSP, including the impact of the Transaction (if any);

      iv.) an appraisal of the property of the Target REIT dated July 23, 2004 prepared by a professional real estate valuation firm, which you have advised us has real estate valuation expertise in the local market for such property, which appraisal included, among other things, analyses that valued the Target REIT's business prospects based on a study of the current marketplace and business fundamentals (the "Appraisal") and our discussions with such professional real estate valuation firm;

      v.) a review of certain other data, materials and reports pertaining to FSP provided to us in our due diligence process;

      vi.) a review of certain audited historical financial statements for the Target REIT prepared by the Target REIT's management;

      vii.) a general review of the current market environment as well as information relating to the industries and the segments in which the Target REIT and FSP operate;


                                     C-4-2

Board of Directors
August 11, 2004
Page 3


      viii.) a review of market data for equity securities of public companies in the same or similar lines of business as those of FSP;

      ix.) a review of the financial terms of certain acquisitions that A.G. Edwards deems relevant for analytical purposes;

      x.) a review of the implied valuation range of FSP's business based on the discounted present values of its projected cash flows both including and excluding expected synergies (as estimated by the FSP's management);

      xi.) conversations with the Special Committee, selected members of the Target REIT's management and attorneys from Gehrke, Gish & Umana regarding the nature and development of the terms of the Transaction;

      xii.) discussions with FSP's management regarding the expected financing structure of the Transaction and FSP's target capital structure; and

      xiii.) a review of such other information, financial studies, analyses, investigations and financial, economic and market criteria that A.G. Edwards considers necessary or advisable.

In preparing its opinion, A.G. Edwards has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available, furnished to, or otherwise discussed with A.G. Edwards including financial statements and financial projections, as provided by the management and/or representatives of FSP and the Target REIT. With respect to financial information, financial projections and other information provided to or otherwise discussed with A.G. Edwards, A.G. Edwards has assumed and was advised by the management of the FSP and the Target REIT, that such financial information, projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of FSP and the Target REIT, as to the historical financial performance and the expected future financial performance of FSP and the Target REIT, respectively, on a stand-alone basis and after giving effect to the Transaction. A.G. Edwards was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of such information, nor does it express any opinion with respect thereto. A.G. Edwards has relied upon the assurances of the management of FSP and the Target REIT that they are not aware of any facts that would make such information materially inaccurate or misleading. A.G. Edwards performed no audit of assets or liabilities and no appraisal of assets or liabilities of FSP or the Target REIT, and has assumed the accuracy and completeness of the Appraisal. A.G. Edwards also did not independently attempt to assess or value any of the intangible assets of FSP or the Target REIT (including goodwill) nor did it make any independent assumptions with respect to the application of intangible assets in the Transaction. A.G. Edwards is not expressing any opinion as to what the value of FSP common stock will be when issued to Target Stockholders pursuant to the


                                     C-4-3

Board of Directors
August 11, 2004
Page 4


Transaction or the prices at which shares of FSP common stock will trade at any time. A.G. Edwards has assumed that no legal or regulatory changes that occur after the date hereof will have a material impact on the respective operations, financial condition or future prospects of FSP or the Target REIT.

With your permission, A.G. Edwards has not attempted to value the Target REIT and, instead, has assumed that the value of the Target REIT is equal to the sum of the value of the Target REIT's property, as reflected in the Appraisal, plus the Target REIT's cash reserves. We have made this assumption and not made an independent valuation of the Target REIT because the value of an entity with one asset consisting of real property at a single location, such as the Target REIT, is not determined by standard financial models used to value businesses in general but, instead, determined by the value of the property owned by the entity. The value of that property is, in turn, determined by local real estate, economic and governmental factors such as commercial lease rates in the area of the property, the values of nearby commercial properties, economic prosperity in the area and applicable zoning laws, all of which are more appropriately assessed by a professional real estate appraiser who is an expert in assessing these local factors.

In performing its analyses, A.G. Edwards made numerous assumptions with respect to the real estate industry and general business and economic conditions that are beyond the control of those managing and operating FSP or the Target REIT. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

For the purposes of rendering its opinion, A.G. Edwards has assumed in all respects material to its analyses that the representations and warranties of each party to be contained in the Agreement will be true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without any modification or waiver thereof. A.G. Edwards has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated Transaction. Additionally, A.G. Edwards assumed that the Transaction will be accounted for in acordance with U.S. Generally Accepted Accounting Principles.

A.G. Edwards was not engaged to and did not review, nor is it expressing any opinion with respect to, any alternative transaction or strategic alternatives that may be available to the Target REITs or the Target Stockholders. A.G. Edwards is not expressing any opinion as to what the value of the Target REIT's preferred stock has been or will be. A.G. Edwards' opinion also does not address the merits of the underlying decision by FSP or the Target REITs to engage in the Transaction. Further, A.G. Edwards was not engaged to, and did not, independently assess the tax and accounting implications to the Target REIT or the Target Stockholders, and A.G. Edwards relied on management's assessment thereof. A.G. Edwards understands that with respect to all legal matters


                                     C-4-4

Board of Directors
August 11, 2004
Page 5


pertaining to the Target REIT and its Board of Directors and their review of the Agreement, you have been advised by legal counsel.

A.G. Edwards' opinion is necessarily based on economic, market, financial and other conditions and circumstances as in effect on, and the information made available to it, as of the date hereof. A.G. Edwards' opinion as expressed herein, in any event, is limited to the fairness, from a financial point of view, as of the date hereof, to the Target Stockholders, of the Consideration they are to receive from FSP pursuant to the Agreement. It should be understood that subsequent developments may affect A.G. Edwards' opinion, and A.G. Edwards does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so.

It is understood that this letter is solely for the confidential use of the Target REIT's Board of Directors and does not constitute a recommendation as to how any director should vote with respect to the Transaction, and such opinion does not represent a recommendation as to how any Target Stockholder should vote with respect to the Transaction. This opinion may not be reproduced, summarized, described, characterized, excerpted from, referred to or given to any other person for any purpose without A.G. Edwards' prior written consent.

Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is A.G. Edwards' opinion that, as of the date hereof, the Consideration to be received by the Target Stockholders from FSP pursuant to the Agreement is fair, from a financial point of view, to the Target Stockholders.

                                 Very truly yours,
                                 A.G. EDWARDS & SONS, INC.


                                 By: /s/Brian N. Hansen
                                     -------------------
                                     Brian N. Hansen
                                     Director-Investment Banking


                                     C-4-5

                                                                      Appendix D

               Section 262 of the Delaware General Corporation Law

ss.262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant toss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss.
      264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and
                  c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or
            (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
      (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      Appendix E


                        FRANKLIN STREET PROPERTIES CORP.
                            ARTICLES OF INCORPORATION


                                   ARTICLE I
                                  INCORPORATOR

      The undersigned, Kenneth A. Hoxsie, whose address is c/o Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland.

                                   ARTICLE II
                                      NAME

      The name of the corporation (hereinafter, the "Corporation") is


                        FRANKLIN STREET PROPERTIES CORP.

                                  ARTICLE III
                                    PURPOSES

      The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are:

      (1) To engage in business as a real estate investment trust, qualifying as such under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code" and any references herein to provisions of the Code shall include the successors to such provisions) and to perform any and all activities and functions in connection therewith or related thereto.

      (2) To engage in and perform any other activities or functions which may awfully be performed by a business corporation organized under the General Laws of the State of Maryland.

      The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

                                   ARTICLE IV
                          PRINCIPAL OFFICE IN MARYLAND

      The present address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The Corporation may have such other offices or places of business within or without the State of Maryland as the Board of Directors of the Corporation may determine.

                                    ARTICLE V
                                 RESIDENT AGENT

      The name and address of the resident agent of the Corporation is The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21201. Said resident agent is a Maryland corporation.

                                   ARTICLE VI
                             SHARES OF CAPITAL STOCK

Section 1. Authorized Shares of Capital Stock

            (a) Authorized Shares. The total number of shares of capital stock of all classes that the Corporation has authority to issue is 200,000,000 shares, consisting of

                  (i) 20,000,000 shares of Preferred Stock, par value $.0001 per share (the "Preferred Shares"), which may be issued in one or more classes as described in Section 3 of this Article VI; and

                  (ii) 80,000,000 shares of Common Stock, par value $.0001 per share (the "Common Shares").

      Each class of the Preferred Shares and the Common Shares shall each constitute a separate class of capital stock of the Corporation.

            (b) Terminology and Aggregate Par Value. The Common Shares and the Preferred Shares are collectively referred to herein as the "Equity Shares." The aggregate par value of all of the Corporation's authorized shares having par value is $20,000.

            (c) Increase or Decrease in Authorized Shares. The Board of Directors of the Corporation may amend these Articles of Incorporation, without any vote or consent of the stockholders, to increase or decrease the aggregate number of Equity Shares or the number of Equity Shares of any class that the Corporation has authority to issue.

Section 2. REIT-Related Restrictions and Limitations on the Equity Shares.

            (a) Definitions. As used in this Article VI, the following terms shall have the indicated meanings:

                  "Acquire" shall mean the acquisition of Beneficial Ownership or Constructive Ownership of Equity Shares by any means, including without limitation a Transfer or the exercise of or right to exercise any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a

Beneficial Owner or Constructive Owner, as defined below. The term "Acquisition" shall have the correlative meaning.

                  "Beneficial Ownership" shall mean ownership of Equity Shares y a Person who is or would be treated as an owner of such Equity Shares under
Section 542(a)(2) of the Code either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have the correlative meanings.

                  "Board" shall mean the Board of Directors of the Corporation.

                  "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Boston, Massachusetts are authorized or required by law, regulation or executive order to close.

                  "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 2(e)(vi) of this Article VI.

                  "Constructive Ownership" shall mean ownership of Equity Shares or any other interest in an entity by a Person who is or would be treated as an owner thereof either actually or constructively through the application of
Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructively Own," "Constructively Owned" and "Constructive Owner" shall have the correlative meanings.

                  "Market Price" shall mean the last reported sales price of the Common Shares or Preferred Shares, as the case may be, on the trading day immediately preceding the relevant date as reported on the principal exchange or quotation system over or through which the Common Shares or Preferred Shares, as the case may be, may be traded, or if not then traded over or through any exchange or quotation system, then the fair market value of the Common Shares or Preferred Shares, as the case may be, on the relevant date as determined in good faith by the Board.

                  "Merger Date" shall mean the effective date of the merger of Franklin Street Partners Limited Partnership with and into the Corporation.

                  "Ownership Limit" shall mean 9.8% of the number of shares or value (whichever is more restrictive) of the outstanding Equity Shares. The number and value of Equity Shares of the Corporation shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

                  "Person" shall mean an individual, corporation, partnership, limited liability company, association, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

                  "Purported Beneficial Owner" shall mean, with respect to any Acquisition or Transfer, the Person who would Beneficially Own or Constructively

Own Equity Shares but for the limitations set forth in Section 2(b)(i) of this
Article VI applicable to such Acquisition or Transfer. The Purported Beneficial Owner and the Purported Record Owner may be the same Person.

                  "Purported Record Owner" shall mean, with respect to any Acquisition or Transfer, the Person who would have been the record holder of the Equity Shares if such Acquisition or Transfer had not violated the provisions of
Section 2(b)(i) of this Article VI. The Purported Beneficial Owner and the Purported Record Owner may be the same Person.

                  "Restriction Termination Date" shall mean the effective date, as specified in a resolution of the Board, that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that the restrictions and limitations on Beneficial Ownership, Constructive Ownership or Transfer of Equity Shares set forth in this Section 2 are no longer required in order for the Corporation to qualify as a REIT. If no such effective date is specified in such resolution, the Restriction Termination Date shall be the date on which such resolution is adopted by the Board.

                  "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of, or any other event that would cause a Person to Acquire Equity Shares or the right to vote or receive dividends on Equity Shares, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Shares or the right to vote or receive dividends on Equity Shares, or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares, in each case whether voluntary or involuntary, whether of record or Beneficially Owned or Constructively Owned, and whether by operation of law or otherwise. A Transfer also includes any transfer of interests in other entities, any change in the capital structure of the Corporation and any change in the relationship between two or more Persons, that results in a change in Beneficial Ownership or Constructive Ownership of Equity Shares, whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

                  "Trust" shall mean the trust created pursuant to Section 2(e)(i) of this Article VI.

                  "Trustee" shall mean the Person that is appointed by the Corporation pursuant to Section 2(e)(i) of this Article VI to serve as trustee of the Trust, and any successor thereto.

            (b) Ownership Limitation and Transfer Restrictions with Respect to Equity Shares.

                  (i) Merger Date and prior to the Restriction Termination Date:

                        (A) no Person shall Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit;

                        (B) no Person shall Acquire or Transfer Equity Shares to the extent that such Acquisition or Transfer, if effective, would result in the outstanding Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution); and

                        (C) no Person shall Acquire or Beneficially Own or constructively Own Equity Shares to the extent such Acquisition, Beneficial Ownership or Constructive Ownership, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or would otherwise result in the Corporation failing to quality as a REIT (including without limitation Constructive Ownership that would result in the Corporation owning, actually or constructively, an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, but not including beneficial ownership of Equity Shares by fewer than 100 Persons, which shall be governed by Section 2(b)(i)(B) above).

                  (ii) If, after the Merger Date and prior to the Restriction Termination Date:

                        (A) any Transfer or Acquisition (other than an event described in Section 2(b)(ii)(B) of this Article VI) (whether or not such Transfer or Acquisition is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Sections 2(b)(i)(A) or 2(b)(i)(C) of this Article VI, then (1) that number of Equity Shares being Transferred or Acquired that otherwise would cause such Person to violate Sections 2(b)(i)(A) or 2(b)(i)(C) of this Article VI (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 2(e)(i) of this
Article VI, effective as of the close of business on the Business Day prior to the date of such Transfer or Acquisition, and the Purported Beneficial Owner and Purported Record Owner of such Equity Shares shall acquire no rights in such Equity Shares, or (2) if the transfer to the Trust described in clause (1) of this sentence would not be effective for any reason to prevent such Person from Beneficially Owning or Constructively Owning Equity Shares in violation of Sections 2(b)(i)(A) or 2(b)(i)(C) of this Article VI, then the Acquisition or Transfer of that number of Equity Shares that otherwise would cause such Person to violate Sections 2(b)(i)(A) or 2(b)(i)(C) of this Article VI (rounded up to the nearest whole share) shall be void ab initio and the Purported Beneficial Owner and Purported Record Owner shall acquire no rights in such Equity Shares. The transfer of Equity Shares to the Trust pursuant to clause (1) of the preceding sentence shall occur automatically and without further action of the Corporation, the Trustee or any other Person; or

                        (B) any Transfer or Acquisition (whether or not such Transfer or Acquisition is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person beneficially owning Equity Shares in violation of Section 2(b)(i)(B) of this
Article VI, then such Transfer or Acquisition shall be void ab initio, and the Purported Beneficial Owner and the Purported Record Owner of the Equity Shares purportedly subject to such Acquisition or Transfer shall acquire no rights in such Equity Shares.

            (c) The Corporation's Right to Redeem Shares. Except with respect to Equity Shares whose transfer to a Trust has been effected in accordance with
Section 2(b)(ii)(A) of this Article VI (which Equity Shares shall be subject to
Section 2(e) of this Article VI following such transfer), the Corporation shall have the right, but not the obligation, to redeem any Equity Shares that are Acquired or Transferred, or are attempted to be Acquired or Transferred, in violation of Section 2(b) of this Article VI, at a price per share equal to the lesser of (i) the Market Price per share of the class of Equity Shares that created such violation or attempted violation on the date of such violation or attempted violation (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price per share of the class of Equity Shares to which such Equity Shares relate on the date the Corporation, or its designee, gives notice of such redemption. The Corporation shall have the right to redeem any Equity Shares described in this Section 2(c) for a period of 90 days after the later of (i) the date of the Acquisition or Transfer or attempted Acquisition or Transfer and (ii) the date the Board determines in good faith that an Acquisition or Transfer or attempted Acquisition or Transfer has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 2(d) of this Article VI.

            (d) Notice Requirements and General Authority of the Board of Directors to Implement REIT-Related Restrictions and Limitations.

                  (i) Notice Requirements. After the Merger Date and prior to theRestriction Termination Date:

                        (A) Any Person who Acquires or Transfers, or attempts or intends to Acquire or Transfer, Equity Shares in violation of Section 2(b)(i) of this Article VI, and any Person who is a Purported Record Owner or a Purported Beneficial Owner of Equity Shares, shall immediately give written notice or, in the event of a proposed, intended or attempted Acquisition or Transfer or other event that would give rise to Beneficial Ownership or Constructive Ownership in violation of Section 2(b)(i) of this Article VI, give at least 15 days' prior written notice to the Corporation of such event, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Acquisition or Transfer on the Corporation's status as a REIT;

                        (B) Every Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall, on demand, provide the Corporation in writing the information regarding their ownership of such Equity Shares that the Corporation may be required to obtain pursuant to regulations (as in effect from time to time) issued by the United States Department of the Treasury under the Code. Each Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information that the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT, including compliance with the Ownership Limit; and

                        (C) Each Person who is a Beneficial Owner or
Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive

Owner shall, on demand, provide the Corporation in writing such information that the Corporation may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency, or to determine any such compliance.

                  (ii) Board Authority to Prevent Violation of Section 2(b)(i). If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 2(b)(i) of this Article VI or that a Person intends to Acquire, has attempted to Acquire or may Acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 2(b)(i) of this Article VI (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Acquisition, Transfer or other event, including, but not limited to, causing the Corporation to redeem Equity Shares, refusing to give effect to such Acquisition, Transfer or other event on the books of the Corporation, or instituting proceedings to enjoin such Acquisition, Transfer or other event; provided, however, that any Transfers or attempted Transfers (or, in the case of an event other than a Transfer, Beneficial Ownership or Constructive Ownership) in violation of Section 2(b)(i) of this Article VI shall automatically result in the transfer to the Trust described above where the conditions to such transfer have been satisfied, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above in Sections 2(b)(ii)(A) and 2(b)(ii)(B) irrespective of any action (or nonaction) by the Board or a committee thereof.

                  (iii) Each certificate for Equity Shares shall bear substantially the following legends:

                  "The Corporation is authorized to issue capital stock of more than one class, consisting of Common Shares and one or more classes of Preferred Shares. The Board of Directors is authorized to determine the preferences, limitations and relative rights of any class of Preferred Shares before the issuance of any such Preferred Shares, or any class thereof. The Corporation will furnish, without charge, to any shareholder making a written request therefor, a written statement of the designations, relative rights, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption applicable to each class of shares. Requests for such written statement may be directed to the Secretary of the Corporation at the principal office of the Corporation."

                  "The shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a "real estate investment trust" (a "REIT") under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code"). Subject to certain further restrictions, and except as expressly provided in the Corporation's Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation's Common Shares or Preferred Shares in excess of 9.8% in value or number of shares (whichever is more restrictive) of the outstanding Common Shares or Preferred Shares, respectively, of the Corporation, (ii) no Person may Transfer or Acquire Equity Shares if such Transfer or Acquisition would result in the Corporation being owned by fewer than 100 Persons and (iii) no Person may Beneficially Own or Constructively Own Equity Shares that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially or Constructively Own Equity Shares which causes or will cause a Person to Beneficially Own or Constructively Own Equity Shares in violation of the above restrictions must immediately notify the Corporation. If some or all of the restrictions on transfer or ownership set forth in clauses (i) or
      (iii) are violated by a purported Transfer of the Equity Shares represented hereby, the Equity Shares represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem Equity Shares represented hereby if a purported Transfer violates the restrictions described above. Furthermore, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially or Constructively Own Equity Shares in violation of the restrictions described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such Equity Shares. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished, without charge, to each holder of Equity Shares who directs a request to the Secretary of the Corporation at the principal office of the Corporation."

                  (iv) Absent a decision to the contrary by the Board (which the Board may make in its sole and absolute discretion), the Equity Shares to be affected by the remedies set forth in Sections 2(b)(ii) and 2(c) shall be as follows: (1) if a Purported Beneficial Owner would have (but for the remedies set forth in Sections 2(b)(ii) or 2(c), as applicable) Beneficially Owned or Constructively Owned Equity Shares in violation of Section 2(b)(i) as a result of an Acquisition of Equity Shares by such Purported Beneficial Owner, such remedies (as applicable) shall apply first to the Equity Shares that, but for such remedies, would have caused such violation and would have been directly owned by such Purported Beneficial Owner, second to Equity Shares that, but for such remedies, would have caused such violation but which would not have been directly owned by such Purported Beneficial Owner, pro rata among the Persons who actually attempted to Acquire such Equity Shares based upon the relative value of what would have been the Purported Beneficial Owner's Beneficial Ownership or Constructive Ownership interest in the Equity Shares such Person attempted to acquire, third to other Equity Shares that are directly owned by such Purported Beneficial Owner, and fourth to other Equity Shares that are actually owned by such other Persons whose ownership of shares is attributed to the Purported Beneficial Owner, pro rata among such Persons based upon the relative value of the Purported Beneficial Owner's Beneficial Ownership or Constructive Ownership interest in the Equity Shares so owned; and (2) if a Purported Beneficial Owner would be in violation of Section 2(b)(i) as a result of an event other than an Acquisition of Equity Shares by such Purported Beneficial Owner, the remedies set forth in Sections 2(b)(ii) and 2(c) (as applicable) shall apply first to Equity Shares that are directly owned by such Purported Beneficial Owner and second to Equity Shares that are Beneficially or Constructively Owned (but not directly owned) by such Person, pro rata among the Persons who actually own such Equity Shares based upon the relative value of the Purported Beneficial Owner's Beneficial Ownership or Constructive Ownership interest in the Equity Shares so owned.

                  (v) Subject to subparagraph f(iii) below, nothing contained in this Article VI shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preserving the Corporation's status as a RETT.

            (e) Transfers of Equity Shares in Trust

                  (i) Ownership in Trust. Upon any purported Transfer or Acquisition described in Section 2(b)(ii) of this Article VI that causes Equity Shares to be transferred to a Trust, such Equity Shares shall be deemed to have been transferred to the Trustee in his or her capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Acquisition that results in a transfer to the Trust pursuant to Section 2(b)(ii) of this Article VI. The Trustee shall be appointed by the Corporation, and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Owner or any Purported Record Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 2(e)(vi) of this Article VI. The Corporation shall notify the Trustee of a transfer of Equity Shares to the Trust as soon as practicable following discovery by the Corporation of such transfer.

                  (ii) Status of Equity Shares Held by the Trustee. Equity Shares held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. The Purported Beneficial Owner and Purported Record Owner shall have no rights in the Equity Shares held by the Trustee. The Purported Beneficial Owner and Purported Record Owner shall not benefit economically from ownership of any Equity Shares held in trust by the Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Equity Shares held in the Trust. The Purported Record Owner and the Purported Beneficial Owner shall surrender to the Trustee any and all certificates representing Equity Shares that have been transferred to the Trust, duly endorsed for transfer to the Trustee.

                  (iii) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends with respect to Equity Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution with respect to such Equity Shares paid to a Purported Beneficial Owner or Purported Record Owner prior to the discovery by the Corporation that the Equity Shares have been transferred to the Trustee shall be deemed to be held by the recipient thereof as agent for the Trustee, and shall be paid to the Trustee upon demand, and any dividend or distribution declared after the date of transfer to the Trustee but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Owner and Purported Beneficial Owner shall have no voting rights with respect to Equity Shares held in the Trust and, subject to Maryland law, effective as of the date the Equity Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (1) to rescind as void any vote cast by a Purported Record Owner or Purported Beneficial Owner with respect to such Equity Shares prior to the discovery by the Corporation that the Equity Shares have been transferred to the Trustee and
(2) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that Equity Shares have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

                  (iv) Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that Equity Shares have been transferred to the Trust, the Trustee of the Trust shall use best efforts to sell the Equity Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Equity Shares will not violate the ownership limitations set forth in Section 2(b)(i) of this Article VI. Upon such sale, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Owner and to the Charitable Beneficiary as provided in this Section 2(e)(iv). The Purported Record Owner shall receive the lesser of (1) the price paid by the Purported Record Owner for the Equity Shares or, if the Purported Record Owner did not give value for the Equity Shares (through a gift, devise or other transaction), the Market Price of the Equity Shares on the day of the event causing the Equity Shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the Equity Shares held in the Trust (net of any commissions and other expenses of sale). Any net sales proceeds in excess of the amount payable to the Purported Record Owner shall be immediately paid to the Charitable Beneficiary, together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that Equity Shares have been transferred to the Trustee, such Equity Shares are sold by a Purported Record Owner then (X) such Equity Shares shall be deemed to have been sold on behalf of the Trust, (Y) the proceeds of such sale shall be deemed to be held by such Purported Record Owner or Purported Beneficial Owner as a agent for the Trustee and (Z) to the extent that the Purported Record Owner received an amount for such Equity Shares that exceeds the amount that such Purported Record Owner was entitled to receive pursuant to this Section 2(e)(iv), such excess shall be paid to the Trustee upon demand.

                  (v) Purchase Right in Stock Transferred to the Trustee. Equity Shares transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of
(1) the price paid by the Purported Record Owner for the Equity Shares in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such Equity Shares, the Market Price of such Equity Shares on the day of the event which resulted in the transfer of such Equity Shares to the Trust) and (2) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the Equity Shares held in the Trust pursuant to Section 2(e)(iv) of this Article
VI. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Owner (minus any dividend or distribution paid to the Purported Record Owner that the Purported Record Owner was obligated to pay to the Trustee but has not paid to the Trustee at the time of the distribution of the proceeds) and any dividends or other distributions held by the Trustee with respect to such Equity Shares, together with any amounts described in the preceding parenthetical of this sentence, to the Charitable Beneficiary.

                  (vi) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary(ies) of the interest in the Trust such that (1) the Equity Shares held in the Trust would not violate the restrictions set forth in Section 2(b)(i) of this Article VI in the hands of such Charitable Beneficiary and (2) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

            (f) Exemptions.

                  (i) The Board, in its sole and absolute discretion, may exempt a Person from the limit set forth in Section 2(b)(i)(A) (but not from Sections 2(b)(i)(B) or (C)) of this Article VI, if the Board obtains such representations and undertakings from such Person and any other Person as the Board may deem appropriate; and such Person agrees in writing that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 2(b) of this Article VI) will result in the application of the remedies set forth in Sections 2(b)(ii) and 2(c) of this Article VI, to the extent necessary to prevent or cure such violation or action, to the Equity Shares Beneficially or Constructively Owned by such Person.

                  (ii) Nothing in Section 2(f)(i) of this Article VI shall be deemed to require the Board to consider a request for exemption from the restrictions in Section 2(b)(i)(A) of this Article VI. Prior to granting any exemption pursuant to Section 2(f)(i) of this Article VI, the Board may require a ruling from the Internal Revenue Service, an opinion of counsel, or both, in any case in form and substance satisfactory to the Board in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption. If a member of the Board requests that the Board grant an exemption pursuant to Section 2(f)(i) of this Article VI with respect to such member or to any other Person if such Board member would be considered to be the Beneficial or Constructive Owner of Equity Shares owned by such Person, such member of the Board shall not participate in the decision of the Board as to whether to grant such exemption.

                  (iii) Nothing in this Article VI shall preclude the settlement of a transaction entered into through the facilities of any stock exchange on which Equity Shares are listed for trading. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Article VI, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

                  (iv) Section 2(b)(i)(A) of this Article VI shall not apply to the Acquisition of Equity Shares or rights, options or warrants for, or securities convertible into, Equity Shares by an underwriter in a public offering, provided that such underwriter makes a timely distribution of such Equity Shares or rights, options or warrants for, or securities convertible into, Equity Shares.

Section 3. Preferred Shares.

            (a) Authority to Designate and Fix Rights and Restrictions of Preferred Shares. The Board of Directors may authorize the issuance from time to time of the Preferred Shares in one or more separately designated classes (hereinafter a "class"). Prior to issuance of any shares of a class of Preferred Shares, by resolution the Board of Directors shall

                  (i) designate such class in order to distinguish it from all other then outstanding classes of Preferred Shares;

                  (ii) set the number of Preferred Shares to be included in such class; and

                  (iii) subject to the provisions of Sections 2 and 5 of this
Article VI, and to the express limitations, if any, of any other classes of which shares are outstanding at the time, set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of the redemption of the shares of such class, provided that all shares of any class shall be alike in every particular, except that shares of such class issued at different times may accumulate dividends from different dates.

            (b) Amendment of Terms. Subject to the provisions of Sections 2 and 5 of this Article VI and to the express limitations, if any, of any class of Preferred Shares of which shares are outstanding at the time, by resolution the Board of Directors may (i) increase or decrease (but not below the number of Preferred Shares of such class then outstanding) the number of Preferred Shares of any class; and (ii) alter the designation of, or classify or reclassify, any unissued Preferred Shares of any class from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of such class.

Section 4. Common Shares.

      Subject to the provisions of Sections 2 and 5 of this Article VI, the Common Shares shall have the following preferences, rights, powers, restrictions, limitations and qualifications and such others as may be afforded by law:

            (a) Voting Rights. Except as may otherwise by required by law, and subject to action, if any, by the Board of Directors, pursuant to Section 3 of this Article VI, granting to the holders of one or more classes of Preferred Shares exclusive voting powers with respect to specified matters, each holder of Common Shares shall have one vote in respect of each Common Share held of record on all matters to be voted upon by the stockholders.

            (b) Dividend Rights. After provision(s) with respect to preferential dividends on any then outstanding classes of Preferred Shares, if any, fixed by the Board of Directors pursuant to Section 3 of this Article VI, shall have been satisfied, and after satisfaction of any other requirements, if any, including with respect to redemption rights and preferences, in any such classes of Preferred Shares, then and thereafter the holders of Common Shares shall be entitled to receive, ratably in proportion to the number of Common Shares held by them, such dividends as may be declared from time to time by the Board of

Directors out of funds legally available therefor. All distributions paid with respect to the Common Shares shall be paid pro rata, with no preference to any Common Share as compared with other Common Shares.

            (c) Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, fixed pursuant to Section 3 of this
Article VI, to be distributed to the holders of any then outstanding Preferred Shares, and subject to the right, if any, of the holders of any outstanding Preferred Shares to participate further in any liquidating distributions, all of the assets of the Corporation, if any, remaining, of whatever kind available for distribution to stockholders after the foregoing distributions have been made shall be distributed to the holders of the Common Shares, ratably in proportion to the number of Common Shares held by them.

            (d) Purchase of Interests of Common Shares.

                  (i) The Corporation shall use its best efforts to redeem Common Shares on an annual basis from holders of Common Shares desiring to have such Common Shares redeemed upon the terms and conditions set forth below.

                  (ii) A holder of Common Shares wishing to have some or all of his or her Common Shares redeemed by the Corporation must mail or deliver a written request to the Corporation indicating his or her desire to have such Common Shares redeemed for cash. Any such request must be received by the Corporation on or before July 1 immediately preceding the January 1 date on which the redemption is to be effective. The Corporation shall send the purchase price for any Common Shares redeemed to the holder thereof no later than two Business Days following such effective date. Any such request to have Common Shares redeemed shall constitute an offer by the holder thereof to sell such Common Shares and shall be irrevocable. If the Corporation does not have sufficient funds to purchase all of the Common Shares so offered or is otherwise prohibited from purchasing all of the Common Shares so offered, the Corporation will redeem Common Shares in the order in which effective offers are received from offerors to the extent that the Corporation has funds available therefor and is not prohibited from redeeming Common Shares.

                  (iii) The purchase price for any Common Shares redeemed by the Corporation will equal 90% of the Fair Market Value of the Common Shares. "Fair Market Value" of a Common Share shall mean the fair market value as determined by the Board of Directors in its sole and absolute discretion, after consultation with an adviser selected by the Board of Directors. Any redemption of Common Shares by the Corporation shall be effective as of January 1 of the year following the year in which the corresponding offer was timely made pursuant to Section 3(d)(ii). Any holder whose Common Shares are to be redeemed shall execute and deliver such transfer and other documents and instruments as the Corporation may reasonably request. Any Common Shares redeemed by the Corporation shall be cancelled and shall be held in the treasury of the Corporation.

                  (iv) In fulfilling the Corporation's obligation to use best efforts to redeem Common Shares for which offers have been timely made pursuant to Section 3(d)(ii), the Board of Directors shall be authorized to take such steps as it deems appropriate, in its sole discretion, including without limitation the disposition of assets of the Corporation and incurring indebtedness on behalf of the Corporation.

                  (v) Notwithstanding anything herein to the contrary, no Common Shares shall be redeemed by the Corporation pursuant to this Section 3(d) if:

                        (A) The Corporation is insolvent or such redemption would render the Corporation insolvent;

                        (B) Such redemption would impair the capital or operations of the Corporation;

                        (C) Such redemption would contravene any provision of federal or state securities laws;

                        (D) Such redemption would result in the Corporation's failing to qualify as a REIT; or

                        (E) The Board of Directors determines such redemption would otherwise not be in the best interests of the Corporation.

                  (vi) If the Corporation is unable to redeem some or all of the Common Shares offered for redemption, the Corporation shall use its best efforts to arrange for a purchase of such Common Shares by a third party or parties, each of whom shall be an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and shall have a pre-existing relationship with the Corporation (an "Accredited Investor"); provided, however, that no such purchase shall be effected if it would not be permitted under the terms of Section 3(d)(v). In addition, the Corporation shall have the right to satisfy its obligations under Section 3(d)(i) by arranging for the purchase of Common Shares by any such Accredited Investor or Investors for the price set forth in Section 3(d)(iii).

                  (vii) Any request for redemption of Common Shares by a holder thereof pursuant to Section 3(d)(ii) shall be binding on such holder's successors, heirs and assigns.

                  (viii) The Corporation shall not be obligated to effect any redemptions pursuant to this Section 3(d) during any period that the Common Shares are listed for trading on a national securities exchange or the NASDAQ National Market System.

Section 5. General Provisions.

            (a) Interpretation and Ambiguities. In addition to the other powers set forth in this Article VI, the Board shall have the power to interpret and to construe the provisions of this Article VI, and in the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Section 1, the Board shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it, and any such interpretation, construction and determination shall be final and binding on all interested parties, including the stockholders.

            (b) Severability. If any provision of this Article VI or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                                   ARTICLE VII
                               BOARD OF DIRECTORS

      The business and affairs of the Corporation shall be managed by a Board of Directors which may exercise all of the powers of the Corporation except those conferred on, or reserved to, the stockholders by law.

Section 1. Authorized Number and Initial Directors.

      The number of directors of the Corporation initially shall be six (6), which number may be increased or decreased pursuant to the By-Laws of the Corporation but in no event shall be less than the minimum number required by the General Laws of the State of Maryland. Each director shall hold office until the next annual meeting of the stockholders of the Corporation and until his or her successor shall have been elected and qualified or until his or her earlier death, resignation, retirement or removal. The names and the respective Classes (as defined in Section 2 below) of the directors who will serve until the first annual meeting of stockholders of the Corporation and until their successors are elected and qualified are as follows:

      Janet P. Notopoulos     Class I
      R. Scott MacPhee        Class I
      Barbara J. Corinha      Class II
      William W. Gribbell     Class II
      George J. Carter        Class III
      Richard R. Norris       Class III

Section 2. Classified Board.

      The directors of the Corporation shall be and are hereby divided into three Classes, designated "Class I," "Class II" and "Class III," respectively. The number of directors in each Class shall be as nearly equal in number as possible. Each director shall be elected by the stockholders and shall serve for a term ending on the date of the third Annual Meeting of Stockholders following the Annual Meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the Annual Meeting held in 2004; each initial director in Class II shall serve for a term ending on the date of the Annual Meeting held in 2003; and each initial director in Class III shall serve for a term ending on the date of the Annual Meeting held in 2002.

Section 3. Effect of Increases and Decreases in the Authorized Number of Directors.

      In the event of any increase or decrease in the authorized number of directors:

            (a) Each director then serving shall nevertheless continue as a director of the Class of which such director is a member until the expiration of such director's term or such director's prior death, retirement, resignation or removal; and

            (b) The newly created or eliminated directorships resulting from any increase or decrease shall be apportioned by the Board of Directors among the three Classes so as to keep the number of directors in each Class as nearly equal as possible.

Section 4. Removal of Directors.

      A director may be removed from office only for cause based on a material breach of his duties or obligations to the Corporation, and then only by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast in the election of directors.

Section 5. Filling Vacancies.

      Should a vacancy on the Board of Directors occur or be created (whether arising through death, retirement, resignation or removal) other than through an increase in the number of authorized directors, such vacancy shall be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board of Directors. A vacancy on the Board of Directors resulting from an increase in the number of directors shall be filled by the affirmative vote of a majority of the entire Board of Directors. A director so elected to fill a vacancy shall serve for the remainder of the term of the Class to which such director was elected.

                                  ARTICLE VIII
            PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN
                      POWERS OF THE CORPORATION AND OF THE
                           SHAREHOLDERS AND DIRECTORS

      The following provisions are hereby adopted for the purposes of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

Section 1. Powers of Board of Directors.

      The Board of Directors shall have the power from time to time and in its sole discretion (a) to determine in accordance with sound accounting practice what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; (b) to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; (c) to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purposes as it shall determine and to abolish or redesignate any such reserve or any part thereof; (d) to borrow or raise money upon any terms for any corporate purposes; (e) to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and (f) to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation shall be open to the inspection of stockholders, except as otherwise provided by statute or by the By-Laws of the Corporation, and, except as so provided, no stockholder shall have the right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

Section 2. Limitation of Liability.

      The liability of the directors and officers of the Corporation to the Corporation or its stockholders for money damages shall be limited to the fullest extent permitted under the General Laws of the State of Maryland now or hereafter in force, including, but not limited to, Section 5-349 of the Courts and Judicial Proceedings Article of the Annotated Code of Maryland, or any successor provision of law of similar import, and the directors and officers of the Corporation shall have no liability whatsoever to the Corporation or its stockholders for money damages except to the extent which such liability cannot be limited or restricted under the General Laws of the State of Maryland now or hereafter in force. Neither the amendment nor repeal of the foregoing sentence of this Section 2 of Article VIII nor the adoption nor amendment of any other provision of the Charter or By-Laws of the Corporation inconsistent with the foregoing sentence shall apply to or affect in any manner the applicability of the foregoing sentence with respect to any act or omission of any director or officer occurring prior to any such amendment, repeal or adoption.

Section 3. Indemnification.

            (A) Actions, Suits and Proceedings. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, whether or not by or in the right of the Corporation, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, unless (I) (a) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and (b)(i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty or (II) the Indemnitee actually received an improper personal benefit in money, property or services or (III) with respect to any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful; provided, however, that if the action, suit or proceeding was one by or in the right of the Corporation, no indemnification shall be made in respect of any such action, suit or proceeding in which the Indemnitee shall have been adjudged liable to the Corporation. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the person did not meet the requisite standard of conduct set forth in this Subsection A. The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment creates a rebuttable presumption that the Indemnitee did not meet the requisite standard of conduct. Notwithstanding the foregoing, the Corporation shall not indemnify an Indemnitee in respect of any action, suit or proceeding charging improper personal benefit to the Indemnitee, whether or not involving action in the Indemnitee's official capacity, in which the Indemnitee was adjudged to be liable on the basis that personal benefit was improperly received. Notwithstanding anything to the contrary in this Section, except as set forth in Subsection F below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Section, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

            (B) Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Section, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Subsection A of this Section, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by, or the entry of an order of probation prior to judgment with respect to, the Indemnitee, (iv) an adjudication that the Indemnitee acted in bad faith or that his action was the result of active and deliberate dishonesty, an adjudication that the Indemnitee received an improper personal benefit in money, property or services, and (vi) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

            (C) Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Subsection C. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Section 3. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause
(ii) above.

            (D) Advance of Expenses. Subject to the provisions of Subsection E below, in the event that the Corporation does not assume the defense pursuant to Subsection C of this Section of any action, suit, proceeding or investigation of which the Corporation receives notice under this Section, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of (i) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and (ii) an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Section. Such undertaking need not be secured and shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

            (E) Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Subsections A, B or D of this Section, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Subsections A or D the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Subsection A. Such determination shall be made in each instance by (a) a majority vote of a quorum of the Board of Directors of the Corporation, consisting of directors, not, at the time, parties to the proceeding ("disinterested directors"), or, if such a quorum cannot be obtained, then by a majority vote of a committee of the directors, consisting solely of two or more disinterested directors, who are duly designated to act in the matter by a majority vote of the full Board of Directors, in which the directors who are parties may participate, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) special legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) selected by a majority vote of a quorum of the directors consisting of disinterested directors, or by a majority vote of a committee consisting of two or more disinterested directors, who are duly designated to act in the matter by a majority vote of the full Board of Directors, in which the directors who are parties may participate, or, if the requisite quorum of the full Board of Directors cannot be obtained therefor and the committee cannot be established, by a majority vote of the full Board of Directors, in which directors who are parties may participate, or (d) a court of competent jurisdiction.

            (F) Remedies. The right to indemnification or advances as granted by this Section shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Subsection E. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Section shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Subsection E that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

            (G) Subsequent Amendment. No amendment, termination or repeal of this Section or of the relevant provisions of the General Corporation Law of Maryland or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

            (H) Other Rights. The indemnification and advancement of expenses provided by this Section shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Section shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Section. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Section.

            (I) Partial Indemnification. If an Indemnitee is entitled under any provision of this Section to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appealtherefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

            (J) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or any such person who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Maryland.

            (K) Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Section with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

            (L) Savings Clause. If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Section that shall not have been invalidated and to the fullest extent permitted by applicable law.

            (M) Definitions. Terms used herein and defined in Section 2-418(a) of the General Corporation Law of Maryland shall have the respective meanings assigned to such terms in such Section 2-418(a).

            (N) Subsequent Legislation. If the General Corporation Law of Maryland is amended after adoption of this Section to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Maryland, as so amended.

Section 4. Board Authorization of Share Issuance.

      The Board of Directors of the Corporation shall have the power in its sole discretion and without limitation, to authorize the issuance at any time and from time to time of shares of stock of the Corporation, with or without par value, of any class now or hereafter authorized and of securities convertible into or exchangeable for shares of the stock of the Corporation, with or without par value, of any class now or hereafter authorized, for such consideration (irrespective of the value or amount of such consideration) and in such manner and by such means as said Board of Directors may deem advisable.

Section 5. Classification or Reclassification of Shares.

      The Board of Directors shall have the power in its sole discretion and without limitation to classify or reclassify, by articles supplementary, any unissued shares of stock, whether now or hereafter authorized, by setting, altering or eliminating in any one or more respects, from time to time before the issuance of such shares, any feature of such shares, including but not limited to the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, and limitations as to dividends and any restrictions on, such shares.

Section 6. Voting Requirements.

      Notwithstanding any provision of law to the contrary, except as provided in Article IX, the affirmative vote of the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote on any proposed amendment of the Charter of the Corporation shall be sufficient, valid and effective, after due authorization, approval and advice by the Board of Directors, to approve and authorize such amendment. Notwithstanding any provision of the law to the contrary, the affirmative vote of the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote on any transaction for which approval of the stockholders is required by
Section 3-105 of the General Corporation Law of Maryland, or any successor provision of law of similar import, in addition to any vote of the holders of Preferred Shares required by the terms of then outstanding Preferred Shares, shall be sufficient to give the approval required by Section 3-105 or such successor provision.

Section 7. REIT Qualification.

      The Board of Directors shall use its reasonable best efforts to cause the Corporation and its shareholders to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT, provided, however, that if the Board of Directors determines in its discretion that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

      The enumeration and definition of particular powers of the Board of Directors included in this Article VIII shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

                                   ARTICLE IX
                                   AMENDMENTS

            (a) Right to Amend Articles. Subject to the provisions hereof, the Corporation reserves the right at any time, and from time to time, to amend, alter, repeal, or rescind any provision contained herein, including but not limited to the provisions setting forth the contract and other rights of the issued and outstanding stock of the Corporation of any class, in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Maryland at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all contract or other rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors, officers, employees or any other persons whomsoever by and pursuant to these Articles of Incorporation, in its present form or as hereafter amended, are granted subject to this reservation.

            (b) Certain Amendments Requiring Special Shareholder Vote. Any provision of law, these Articles of Incorporation, including, without limitation, Article VIII, Section 7, or the By-Laws of the Corporation to the contrary notwithstanding:

                  (i) no term or provision of these Articles of Incorporation may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Corporation not to qualify as a REIT under the Code unless the Board of Directors shall have determined in accordance with Section 8 of Article VIII that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT;

                  (ii) Article VII, Section 2 (classification of directors) and
Section 5 (removal of directors); Article VII, Section 2 (limitation of liability of officers and directors) and Section 3 (indemnification of officers and directors); and this Article IX shall not be amended or repealed nor shall any provision be adopted which is inconsistent with any of the foregoing; and

                  (iii) no provisions imposing cumulative voting in the election of directors may be added to these Articles of Incorporation; unless in each such case, in addition to any vote of the holders of Preferred Shares required by the terms of then outstanding Preferred Shares, such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote on the matter.

      IN WITNESS WHEREOF, I have signed these Articles of Incorporation, acknowledging the same to be my act on this 4th day of October, 2001.


                              /s/ Kenneth A. Hoxsie